As filed with the Securities and Exchange Commission on June 20, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rogers Cable Inc.

(Exact name of Registrant as specified in its charter)

Ontario, Canada	4841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

333 Bloor Street East

Toronto, Ontario M4W 1G9
Canada
(416) 935-6666
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue
13th Floor
New York, NY 10011
(212) 894-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John T. Gaffney, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019-7475	John W. McIninch, Esq. Torys LLP Suite 3000, Maritime Life Tower 79 Wellington Street West Box 270 Toronto-Dominion Centre Toronto, Ontario M5K 1N2 Canada

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Unit(1)	Price(1)	Registration Fee(2)

6.250% Senior (Secured) Second Priority Notes due 2013	US$350,000,000	100%	US$350,000,000	US$28,315

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated pursuant to Rule 457.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 20, 2003

PRELIMINARY PROSPECTUS

Rogers Cable Inc.

Offer to Exchange

all outstanding 6.25% Senior (Secured) Second Priority Notes due 2013

(US$350,000,000 aggregate principal amount)

for

6.25% Senior (Secured) Second Priority Notes due 2013

(US$350,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933

        The exchange offer will expire at 5:00 p.m., New York City time, on                , unless extended.

      We do not intend to list the new notes on any national securities exchange, and no established trading market for the new notes is anticipated.

       See the section entitled “Risk Factors” beginning on page 14 for a discussion of factors that you should consider before tendering your old notes in the exchange offer.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     .

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission (SEC) a registration statement on Form F-4 under the Securities Act of 1933 (the Securities Act) relating to the exchange offer that incorporates important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. The information is available from us without charge to holders of the securities as specified below. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or matter involved.

      We are required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934. We intend to “incorporate by reference” any future filings made with the SEC, including filings under sections 13(a), 13(e), 14 or 15(d) of the Exchange Act, until the termination of the exchange offer. This means that we intend to disclose important information to you by referring you to those reports. Information that we file with the SEC after the date of this prospectus will automatically supersede the information in this prospectus and any earlier filed incorporated information.

      You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

i

      You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Rogers Cable Inc. c/o Director, Investor Relations Rogers Communications Inc. 333 Bloor Street East, 10th Floor Toronto, Ontario, Canada M4W 1G9 Telephone: (416) 935-3550

      To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time on                          . The exchange offer can be extended by us in our sole discretion. See the section entitled “Exchange Offer” for more detailed information.

      You should rely only on the information contained in, and incorporated by reference to, this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

      Rogers™, Rogers Video™ and Rogers VIP Program™ are trademarks of Rogers Communications Inc., used under license by Rogers Cable Inc. The Shopping Channel™ is a trademark of Rogers Broadcasting Limited. This prospectus also makes reference to trademarks of other companies.

ENFORCEABILITY OF CIVIL LIABILITIES

      We are a Canadian corporation. A majority of our directors, controlling persons and officers, as well as the experts named herein, are residents of Canada and all or a substantial portion of their assets and all or a substantial portion of our assets are located outside the United States. We have agreed, in accordance with the terms of the indenture under which the old, unregistered notes were issued, to accept service of process in any suit, action or proceeding with respect to the indenture or the notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of the notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal securities laws. We have been advised by Torys LLP, our Canadian counsel, that there is doubt as to the enforceability in Canada against us or against our directors, officers and experts, who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal securities laws.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial performance and condition.

      When used in this prospectus, the words “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on our current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to economic, business, technological, competitive and regulatory factors. More detailed information about these and other factors is included in this prospectus under the section entitled “Risk Factors”. We are under no obligation to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

PRESENTATION OF FINANCIAL INFORMATION

      Our consolidated financial statements included in this prospectus have been prepared in accordance with the accounting principles generally accepted in Canada (Canadian GAAP). For a discussion of the principal differences between Canadian GAAP and the accounting principles generally accepted in the United States (U.S. GAAP), see Note 23 to our audited consolidated financial statements. We state our financial statements in Canadian dollars. In this prospectus, references to Canadian dollars, Cdn$ or $ are to the currency of Canada and references to U.S. dollars or US$ are to the currency of the United States.

EXCHANGE RATE DATA

      The following table sets forth, for the periods indicated, the average, high, low and end of period noon buying rates in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. Such rates are set forth as U.S. dollars per Cdn$1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. On June 19, 2003, the inverse of the noon buying rate was Cdn$1.00 equals US$0.7403.

Year Ended	Average(l)	High	Low	Period End

December 31, 2002	0.6368	0.6619	0.6200	0.6329
December 31, 2001	0.6444	0.6697	0.6241	0.6279
December 31, 2000	0.6725	0.6969	0.6410	0.6669
December 31, 1999	0.6744	0.6925	0.6535	0.6925
December 31, 1998	0.6723	0.7105	0.6341	0.6504

Three Months Ended	Average(2)	High	Low	Period End

March 31, 2003	0.6626	0.6822	0.6349	0.6805
March 31, 2002	0.6271	0.6342	0.6200	0.6266

Month Ended	Average(2)	High	Low	Period End

May 31, 2003	0.7226	0.7437	0.7032	0.7293
April 30, 2003	0.6858	0.6975	0.6737	0.6975
March 31, 2003	0.6775	0.6822	0.6709	0.6805
February 28, 2003	0.6613	0.6720	0.6530	0.6720
January 31, 2003	0.6487	0.6570	0.6349	0.6542
December 31, 2002	0.6413	0.6461	0.6329	0.6329
November 30, 2002	0.6364	0.6440	0.6288	0.6387

(1)	The average of the exchange rates on the last day of each month during the applicable year.

(2)	The average of the exchange rates for all days during the applicable period.

SUMMARY

      The following information summarizes more detailed information included elsewhere in this prospectus and the financial statements included in this prospectus. We encourage you to read this entire prospectus, including the financial statements and the notes thereto, carefully. Unless otherwise indicated, references in this prospectus to “we”, “us” and “our” refer to Rogers Cable Inc. together with its subsidiaries.

Our Company

      We are Canada’s largest cable television company, serving approximately 2.3 million basic cable subscribers at March 31, 2003, representing approximately 30% of basic cable subscribers in Canada. We also provide digital cable services to approximately 434,600 subscribers and broadband Internet (Internet) service to approximately 689,700 subscribers at March 31, 2003. We have highly clustered and technologically advanced broadband networks in Ontario, New Brunswick and Newfoundland. Our Ontario cable systems, which comprise approximately 90% of our basic cable subscribers, are concentrated in three principal clusters in Ontario: (1) in and around the greater Toronto area, Canada’s largest metropolitan center; (2) Ottawa, the capital city of Canada; and (3) the Guelph to London corridor in southern Ontario. Our New Brunswick and Newfoundland cable systems in Atlantic Canada comprise the balance of our subscribers.

      Through our technologically advanced broadband networks, we offer a diverse range of services, including analog and digital cable television services and residential and commercial Internet services. At March 31, 2003, 99% of the homes passed in our service areas had digital cable available and 94% of the homes passed were two-way capable. We also offer videocassette, Digital Video Disc (DVD) and video game sales and rentals through Rogers Video, Canada’s second largest chain of video stores. There were 270 Rogers Video stores at March 31, 2003, many of which provide subscribers with the ability to pay their cable television, Internet or Rogers Wireless Communications Inc. bills, to pick up and return cable TV and Internet equipment and to purchase wireless handsets, services and accessories.

Business Strategy

      Our goal is to maximize our revenue, operating profit and return on invested capital by leveraging our technologically advanced cable network to meet the information, entertainment and communications needs of our subscribers, from basic cable television to advanced cable services, including digital cable, Internet access, pay-per-view (PPV) services, video-on-demand (VOD), high-definition television (HDTV), interactive television (Interactive TV) and enhanced television (enhanced TV). Our strategies to achieve this objective include:

•	clustering cable systems in and around metropolitan areas;

•	offering a wide selection of products and services;

•	maintaining technologically advanced cable networks;

•	continuing to focus on increased quality and reliability of service;

•	leveraging our relationships within the Rogers group of companies to identify opportunities for bundled product or service offerings; and

•	continuing to develop brand awareness and to promote the Rogers brand as a symbol of a diversified communications company.

      Our priorities in implementing our business strategy are to increase revenues and operating profit through profitable subscriber growth, retain our existing subscribers, improve cost control and operating efficiencies and optimize network performance.

Organizational Structure

      We are a wholly owned subsidiary of Rogers Communications Inc. (RCI) and a member of the Rogers group of companies, which includes, in addition to us, our parent company RCI and our sister companies Rogers Wireless Communications Inc. (RWCI or Wireless) and Rogers Media Inc. (Rogers Media).

      For financing purposes, our company and our subsidiaries are divided into (1) a “restricted group”, consisting of Rogers Cable Inc., Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cablesystems Georgian Bay Limited and Rogers Cable Atlantic Inc., and (2) an “unrestricted group”. The operations of the entities in the restricted group encompass all of our operating assets. The shares and assets of the companies in the unrestricted group have not been pledged as security for our obligations under our bank credit facility, our existing senior secured second priority securities or the notes. For more information, see the section entitled “Description of Collateral for Notes”. The companies in the unrestricted group had an aggregate net book value of $0.7 million at March 31, 2003, and had operating loss before depreciation and amortization of $34,000 and $8,000 for the year ended December 31, 2002 and the three-month period ended March 31, 2003, respectively.

      We have been informed by RCI that, as part of its focus on deleveraging, it is considering the redemption of certain of its outstanding indebtedness. To assist in any such redemption, RCI has directed us to distribute to it $72 million in 2003 as a return of capital. This distribution to RCI is currently permitted under all agreements governing our outstanding indebtedness, including the restrictive covenants contained in the indenture governing the notes. There can be no assurance as to the timing of such distribution. Although its plans may change, we have been advised that RCI does not have any current plans for similar additional distributions.

Exchange Offer

      On June 19, 2003, we completed a private offering of the old notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus as part of the exchange offer and agreed to use our commercially reasonable efforts to complete the exchange offer within 210 days after the date of original issuance of the old notes. You are entitled to exchange in the exchange offer your old notes for new notes, the terms of which are identical in all material respects to the terms of the old notes, except that the new notes will have been registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the old notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates.

The Exchange Offer	With this exchange offer, we are offering to exchange an aggregate principal amount of up to US$350.0 million of the new notes for a like principal amount of the old notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on , unless we, in our sole discretion, extend it. See the section entitled “Exchange Offer — Expiration of the Exchange Offer; Extensions; Amendments”.

Exchange Date	We will exchange the old notes on the first business day following the expiration date. See the section entitled “Exchange Offer — Terms of the Exchange Offer”.

Procedures for Tendering Old Securities	For information on procedures for tendering old notes and the actions required to make a formal offering of your old notes, see the section entitled “Exchange Offer — Procedures for Tendering”.

Taxation	The exchange of the old notes for the new notes in the exchange offer will not result in any income, gain or loss to holders who participate in the exchange offer or to us for U.S. federal income tax purposes. See the section entitled “Income Tax Consequences”.

Resale	Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that a holder who exchanges the old notes for the new securities in the exchange offer and satisfies certain other conditions generally may offer for resale, sell and otherwise transfer the new notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of section 10 of the Securities Act.

Any holder of the old notes using the exchange offer to participate in a distribution of the new notes cannot rely on the no-action letters referred to above. See the section entitled “Exchange Offer — Purpose and Effect of the Exchange Offer”.

Remaining Old Notes	If you do not tender your old notes in the exchange offer or if we do not accept your old notes for exchange as described under the section entitled “Exchange Offer — Terms of the Exchange Offer” you will continue to hold these old notes, and they will continue to bear legends restricting their transfer.

Exchange Agent	JPMorgan Chase Bank will act as exchange agent for the exchange offer. See the section entitled “Exchange Offer — Exchange Agent” for the exchange agent’s address and telephone number.

Use of Proceeds	We will receive no proceeds from the exchange offer. See the section entitled “Use of Proceeds”.

The Exchange Notes

      Other than the obligation to conduct an exchange offer, the new notes will have the same financial terms and covenants as the old notes, which are summarized as follows:

Issuer	Rogers Cable Inc., a corporation organized under the laws of the Province of Ontario.

Securities Offered	US$350.0 million aggregate principal amount of 6.25% senior (secured) second priority notes due 2013.

Maturity Dates	The notes will mature on June 15, 2013.

Interest Rate and Payment Dates	We will pay interest on the notes at the rate of 6.25% per year on June 15 and December 15 of each year, beginning on December 15, 2003.

Ranking and Collateral	The notes initially will be senior secured obligations of Rogers Cable Inc. and will rank equally with all of our other existing and future senior secured debt. At March 31, 2003, we had $2,266.4 million of senior secured debt outstanding. On a pro forma basis, after giving effect to the offering and the application of the net proceeds from the issuance of the old notes as described under the section entitled “Use of Proceeds”, this amount would have been $2,539.8 million.

The notes initially will be secured by a bond to be issued by us under a deed of trust. This bond will be secured by liens on substantially all of our assets, including the stock of our restricted subsidiaries. Our obligations under this bond are guaranteed by our restricted subsidiaries and each of our restricted subsidiaries has pledged substantially all its assets to secure its respective guarantee. We have in the past issued other bonds under the deed of trust to secure our other senior secured debt, including debt under our bank credit facility.

The bond we will issue as security for our obligations under the notes offered in this prospectus will rank equally with the other bonds we have previously issued and which remain outstanding. All bonds issued under the deed of trust are equally and ratably secured. However, pursuant to the terms of an inter-creditor agreement, the terms of the indenture governing our existing senior secured second priority securities and the indentures governing the securities, the proceeds of any enforcement of the security under the deed of trust will be applied first to repay our obligations under the tranche A credit facility of our bank credit facility and any other debt that ranks equally under the deed of trust with outstanding debt under the tranche A credit facility. We refer to this debt as “tranche A type debt”. All additional proceeds will be applied pro rata to repay all remaining senior secured debt, including the notes. At March 31, 2003, on a pro forma basis, after giving effect to the offering and the application of the net proceeds of the issuance of the old notes as described under the section entitled “Use of Proceeds”, we would have had no amounts outstanding under the tranche A credit facility of our bank credit facility and $2,539.8 million of senior secured debt outstanding. Under the indenture governing the notes, we may in the future create tranche A type debt, provided that the aggregate amount committed under the tranche A credit facility plus the aggregate amount of all outstanding or committed tranche A type debt may not exceed $600.0 million. See the section entitled “Description of Collateral for Notes”.

In the event that we have no other committed or outstanding debt that is secured by the collateral securing the notes and the notes have an investment grade rating from two of the following three rating agencies — Standard & Poor’s Ratings Service, Moody’s Investors Service and Fitch IBCA — we may at our option permanently release the collateral for the notes. If we release the collateral, the notes will be senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured debt. See the section entitled “Description of Notes — Security”.

Sinking Fund	None.

Optional Redemption	The notes may be redeemed at our option in whole or in part at any time and from time to time on not fewer than 30 nor more than 60 days’ prior notice, at a redemption price equal to the greater of (a) the discounted present value of the remaining scheduled payments of principal and interest on the notes to be redeemed (determined in accordance with the indenture governing the notes) and (b) 100% of the principal amount of the notes to be redeemed. In addition, accrued and unpaid interest, if any, will be paid to the date fixed for redemption. See the section entitled “Description of Notes — Optional Redemption”.

We may also redeem the notes as a whole but not in part at any time at 100% of the principal amount of the notes plus accrued interest to the date of redemption in the event of changes affecting Canadian withholding taxes that would require us to pay “additional amounts” to holders of the notes. See the sections entitled “Description of Notes — Redemption Upon Changes in Withholding Taxes” and “— Additional Amounts”.

Restrictive Covenants	The notes currently have an investment grade rating from Standard & Poor’s. The notes do not have an investment grade rating from Moody’s and have not been assigned a rating by Fitch IBCA, and therefore are subject to the restrictive covenants contained in the indenture governing the notes, which limit our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional debt;

• pay dividends or make other restricted payments;

• make asset sales;

• enter into transactions with affiliates;

• make investments;

• create liens; and

• merge, amalgamate or consolidate with, or sell substantially all of our assets to, any other person.

If the notes subsequently obtain an investment grade rating by two of the following three rating agencies — Standard & Poor’s, Moody’s and Fitch IBCA — then, for so long as the notes maintain an investment grade rating by two of the foregoing three rating agencies, the notes will be subject only to the restrictive covenants contained in the indenture governing the notes which limit our ability and the ability of our restricted subsidiaries to:

• create liens; and

• merge, amalgamate, or consolidate with, or sell substantially all of our assets to, any other person.

For more detailed information on covenants contained in the indenture, see the sections entitled “Description of Notes — Certain Covenants as Senior Secured Second Priority Notes” and “— Certain Covenants as Senior Unsecured Notes”.

Change in Control	If we experience a change in control and there is a decline in the credit rating of the notes, we will be required to make an offer to purchase all of the notes at a price equal to 101% of the principal amount of the notes plus accrued interest to the date of purchase. See the section entitled “Description of Notes — Change in Control”.

Additional Amounts	Any payments made by us with respect to the notes will be made without withholding or deduction for Canadian taxes unless required by law. If we are required by law to withhold or deduct for Canadian taxes with respect to a payment to the holders of notes, we will pay the additional amount necessary so that the net amount received by the holders of notes after the withholding is not less than the amount that they would have received in the absence of the withholding. See the section entitled “Description of Notes — Additional Amounts”.

Exchange Offer; Registration Rights	We agreed to exchange the old notes no later than 210 days after the date of the issuance of the old notes for a new issue of substantially identical debt securities registered under the Securities Act as evidence of the same underlying obligations. This exchange offer is in satisfaction of that agreement.

If we are unable to fulfill our obligations to effect the exchange or register the notes or if certain other conditions are not satisfied, we will be obligated to pay special interest on the notes. See the section entitled “Exchange Offer; Registration Rights”.

Risk Factors

      See the section entitled “Risk Factors”, which begins on page 14, for a discussion of certain factors that should be considered by prospective investors in evaluating an investment in the notes.

      We were incorporated as Rogers Cablesystems Limited under the Business Corporations Act (Ontario) on February 23, 1990. Effective December 31, 1999, we changed our name to Rogers Cable Inc.

      Our executive offices are located at 333 Bloor Street East, Toronto, Ontario, Canada M4W 1G9. Our telephone number is (416) 935-6666.

Selected Operating Data

      The table below sets forth selected summary operating data for the periods indicated:

	At December 31,
						At March 31,
	1998	1999	2000	2001	2002	2003

Cable Television Operations(1)
Homes in licensed areas(2)	2,789,800	2,822,900	2,871,000	3,053,400	3,115,700	3,147,500
Homes passed(2)	2,778,700	2,811,600	2,859,600	3,041,200	3,103,200	3,134,900
Basic cable subscribers	2,237,200	2,236,200	2,219,400	2,286,400	2,270,400	2,269,700
Basic penetration(3)	80.5%	79.5%	77.6%	75.2%	73.2%	72.4%
Tier subscribers(4)	1,973,700	1,942,400	1,901,500	1,925,700	1,858,500	1,857,100
Tier penetration(4)	88.2%	86.9%	85.7%	84.2%	81.9%	81.8%
Digital cable subscribers(5)	—	45,200	172,100	272,100	401,500	434,600
Digital penetration(5)	—	2.0%	7.8%	11.9%	17.7%	19.1%
Set-top terminals(5)
Digital	—	53,600	201,100	314,100	456,200	493,500
Analog	213,100	161,600	69,100	35,000	21,500	19,700

Total set-top terminals	213,100	215,200	270,200	349,100	477,700	513,200

Rogers VIP members(6)	24,800	388,600	359,400	497,500	593,000	610,700
Rogers VIP penetration(6)	1.1%	17.4%	16.2%	21.8%	26.1%	26.9%
Average monthly revenue per basic subscriber	$32	$34	$36	$38	$40	$42
Internet Subscribers
Residential	54,200	185,700	308,100	473,400	622,400	669,900
Commercial	—	—	4,200	5,400	17,000	19,800

Total Internet subscribers	54,200	185,700	312,300	478,800	639,400	689,700

Internet penetration(7)	2.4%	8.3%	14.1%	20.9%	28.2%	30.4%
Video Stores
Number of stores	212	227	241	260	272	270

(1)	During 2000, we entered into an agreement with Shaw Communications Inc. (Shaw) to exchange certain cable television and Internet assets effective November 1, 2000. We exchanged our cable television and Internet assets in British Columbia, with approximately 623,000 basic cable subscribers, for Shaw’s cable television and Internet assets in southern Ontario and New Brunswick, with approximately 601,000 basic cable subscribers. In February 2001, we acquired Cable Atlantic Inc., which has since been renamed Rogers Cable Atlantic Inc. and which has cable television systems serving approximately 75,000 basic cable subscribers in Newfoundland. In November 2001, we sold our U.S. cable system, comprising Rogers American Cablesystems, Inc. and its operating subsidiary Rogers Cablesystems of Alaska, Inc., which had approximately 7,400 basic cable subscribers.

(2)	Homes in licensed areas and homes passed are based on our estimates.

(3)	Basic penetration represents the number of basic cable subscribers divided by the number of homes passed, as at each period end.

(4)	Our analog tier service is comprised of a choice of three extended tier analog service options offered to basic cable subscribers. Tier penetration represents the number of tier subscribers divided by the number of basic cable subscribers, as at each period end.

(5)	Our digital cable service was initially launched in June 1999, with a significantly expanded digital service offering launched in September 2001 which we offered as a free preview until January 2002. Digital penetration represents the number of digital cable subscribers divided by the number of basic cable subscribers, as at each period end. With the introduction of digital cable service, we have encouraged and promoted a significant migration of premium subscribers from analog to digital.

(6)	The Rogers VIP Program was initially launched in late 1998. Rogers VIP penetration represents the number of Rogers VIP Program members divided by the number of basic cable subscribers, as at each period end.

(7)	Internet penetration represents the number of Internet subscribers divided by the number of basic cable subscribers, as at each period end.

Summary Consolidated Financial Data

      Our summary consolidated financial data in the tables below for each of the five years ended December 31, 2002 have been derived from our audited consolidated financial statements. Our summary consolidated financial data in the tables below for each of the three month periods ended March 31, 2002 and 2003 are derived from our unaudited consolidated financial statements for such periods which, in the opinion of management, include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. All information contained in the following tables should be read in conjunction with our consolidated financial statements, the notes related to those financial statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

      Our consolidated financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see Note 23 to our audited consolidated financial statements.

						Three Months Ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

	(in thousands)
AMOUNTS UNDER CANADIAN GAAP
Statement of Income Data(1)
Revenue(2)
Core cable services	$874,575	$924,571	$980,346	$1,043,069	$1,095,736	$267,941	$283,889
Internet services	—	46,165	111,476	166,528	242,635	51,414	75,342
Video stores operations	156,214	181,020	203,583	228,301	262,995	61,907	69,570
Inter-company eliminations	(3,752)	(3,237)	(4,244)	(4,869)	(4,965)	(789)	(794)

Total revenue	$1,027,037	$1,148,519	$1,291,161	$1,433,029	$1,596,401	$380,473	$428,007

Operating income before interest, income taxes, depreciation, amortization, and other items(2)(4)
Cable services	$382,649	$398,684	$443,286	$498,267	$541,947	$127,689	$153,344
Video stores operations(3)	16,038	12,521	14,496	18,538	21,533	3,625	3,944
Management fees	(20,725)	(23,156)	(25,949)	(28,781)	(31,745)	(7,588)	(8,560)

Operating income before interest, income taxes, depreciation, amortization, and other items(4)	377,962	388,049	431,833	488,024	531,735	123,726	148,728
Workforce reduction(5)	—	—	—	—	5,850	—	—
Cable system integration and At Home termination(5)	—	—	10,612	60,436	—	—	—
Depreciation and amortization(6)	242,516	273,721	343,082	433,829	484,224	117,573	119,346

Operating income (loss)	135,446	114,328	78,139	(6,241)	41,661	6,153	29,382
Interest expense(7)	300,547	292,993	192,025	174,626	213,332	43,403	58,536
Dividend income from affiliated company(8)	(68,612)	(35,543)	(39,380)	(32,228)	(5,447)	(1,243)	(1,436)
Foreign exchange loss (gain)	62,237	(25,284)	3,460	1,452	3,090	593	(16,991)
Other expense (income), net(9)	(131,245)	(37,327)	(30,099)	(8,700)	35,903	1,813	(618)

Loss before income taxes	(27,481)	(80,511)	(47,867)	(141,391)	(205,217)	(38,413)	(10,109)
Income tax expense (reduction)	(40,234)	(74,081)	(32,497)	5,314	(146,387)	2,370	2,379

Net income (loss) for the period(6)	$12,753	$(6,430)	$(15,370)	$(146,705)	$(58,830)	$(40,783)	$(12,488)

Deficiency of earnings available to cover fixed charges(10)	$27,481	$80,511	$47,867	$141,391	$205,217	$38,413	$10,109
Pro forma deficiency of earnings available to cover fixed charges(10)					211,607		11,959

						Three Months Ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

	(dollars in thousands)
Balance Sheet Data (at period end)
Property, plant and equipment, net	$1,526,433	$1,685,090	$1,978,223	$2,373,625	$2,556,847	$2,398,331	$2,539,134
Goodwill and other intangible assets(11)	776,946	756,163	741,857	928,005	927,485	927,875	927,355
Total assets(6)	2,962,948	3,127,765	3,557,044	3,661,722	3,806,778	3,683,778	3,778,005
Senior debt(12)	1,757,432	1,156,518	1,455,446	1,452,175	2,181,649	2,146,123	2,266,448
Inter-company subordinated debt(13)	363,000	550,000	—	485,600	204,500	—	150,000
Subordinated debt	191,313	163,831	164,264	164,968	171,406	164,975	164,383

Total debt (excluding inter-company deeply subordinated debt)(12)	2,311,745	1,870,349	1,619,710	2,102,743	2,557,555	2,311,098	2,580,831
Inter-company deeply subordinated debt(14)	609,703	—	—	—	—	—	—
Shareholders’ equity (deficiency)(6)	(344,117)	902,259	1,470,206	1,090,916	902,041	1,048,890	888,117
Financial Ratios and Other Data(3)(4)
Total debt to operating income before interest, income taxes, depreciation, amortization, and other items(12)(15)	6.12	4.82	3.75	4.31	4.81	4.67	4.34
Senior debt to operating income before interest, income taxes, depreciation, amortization, and other items(12)(15)	4.65	2.98	3.37	2.98	4.10	4.34	3.81
Operating income before interest, income taxes, depreciation, amortization, and other items to total interest expense(16)	1.59	1.62	2.25	2.79	2.49	2.85	2.54
Property, plant and equipment expenditures (excluding video rental purchases)	$310,278	$412,606	$650,349	$749,747	$650,871	$134,272	$98,270

	Year Ended December 31,

	1998	1999	2000	2001	2002

	(in thousands)
AMOUNTS UNDER U.S. GAAP
Statement of Income Data
Revenue	$1,027,037	$1,148,519	$1,291,161	$1,433,029	$1,596,401

Operating income (loss)	$120,889	$87,525	$76,655	$(11,485)	$47,509
Interest expense	300,547	292,993	188,201	172,297	206,616
Other expense (income), net(9)	(137,620)	(98,154)	(106,293)	(77,646)	(8,108)

Loss before income taxes and cumulative effect of changes in accounting principles	(42,038)	(107,314)	(5,253)	(106,136)	(150,999)
Income tax reduction	(33,908)	(63,130)	(22,411)	(34,901)	(146,387)

Income (loss) before cumulative effect of changes in accounting principles	(8,130)	(44,184)	17,158	(71,235)	(4,612)
Cumulative effect of change in accounting principles for derivative financial instruments	—	—	—	(34,551)	—

Net income (loss) for the year	$(8,130)	$(44,184)	$17,158	$(105,786)	$(4,612)

Deficiency of earnings available to cover fixed charges(10)	$42,038	$107,314	$9,077	$107,967	$156,266
Pro forma deficiency of earnings available to cover fixed charges(10)					162,656

	Year Ended December 31,

	1998	1999	2000	2001	2002

	(in thousands)
Balance Sheet Data (at period end)
Property, plant and equipment, net	$1,519,784	$1,676,813	$1,976,721	$2,413,094	$2,599,481
Goodwill and other intangible assets(11)	885,999	860,093	882,483	1,059,452	1,058,932
Total assets	3,060,283	3,198,297	3,676,516	3,812,712	4,012,171
Senior debt(12)	1,757,432	1,156,518	1,455,446	1,452,175	2,181,649
Inter-company subordinated debt(13)	363,000	550,000	—	485,600	204,500
Subordinated debt	191,313	163,831	164,264	164,968	171,406

Total debt (excluding inter-company deeply subordinated debt)(12)	2,311,745	1,870,349	1,619,710	2,102,743	2,557,555
Inter-company deeply subordinated debt(14)	609,703	—	—	—	—
Shareholders’ equity (deficiency)	(265,960)	942,662	1,549,463	1,241,906	1,107,434

(1)	During 2000, we entered into an agreement with Shaw to exchange certain cable television and Internet assets effective November 1, 2000. We exchanged our cable television and Internet assets in British Columbia, with approximately 623,000 basic cable subscribers, for Shaw’s cable television and Internet assets in southern Ontario and New Brunswick, with approximately 601,000 basic cable subscribers. In February 2001, we acquired Cable Atlantic Inc., which has since been renamed Rogers Cable Atlantic Inc. and which has cable television systems serving approximately 75,000 basic cable subscribers in Newfoundland. In November 2001, we sold our U.S. cable system, comprising Rogers American Cablesystems, Inc. and its operating subsidiary Rogers Cablesystems of Alaska, Inc., which had approximately 7,400 basic cable subscribers.

(2)	Core cable services includes analog and digital cable services. Analog cable service consists of basic cable service plus extended basic (or tier) service, installation fees and access fees for use of channel capacity by third and related parties. Digital cable service consists of digital channel service, including premium and specialty service, PPV and VOD service, interactive television service and set-top terminal rental. Internet services includes residential and commercial Internet access service and modem rental plus installation fees. Cable services combines core cable and Internet for the purposes of defining our operating segments. Video stores operations, our other operating segment, includes the sale and rental of videocassettes, DVDs, video games and confectionery. In addition, video stores earn commissions acting as an agent to sell other Rogers services such as Internet, digital cable and wireless.

(3)	Cost of sales and services for video stores operations includes depreciation related to video rental assets acquired.

(4)	We believe that operating income before interest, income taxes, depreciation, amortization and other items, which we refer to as “operating profit”, is a standard measure that is commonly reported and widely used by analysts, investors and other interested parties in the cable industry. Further, operating profit is one basis by which we evaluate our performance and the performance of our operating segments, being cable services and video stores operations. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies in our industry. These indicators may not be similar to other measures utilized by other companies and should not be considered as a substitute or alternative for net income or cash flow in accordance with Canadian or U.S. GAAP or other measures of performance under Canadian or U.S. GAAP.

(5)	During the years ended December 31, 2000 and 2001, we recorded cable system integration costs of $10,612,000 and $16,462,000, respectively, pertaining to the integration of the Ontario and New Brunswick cable television and Internet assets acquired effective November 1, 2000 in the exchange of cable television and Internet assets with Shaw. The cable system integration costs recorded in 2001 also include integration costs related to the Newfoundland cable systems acquired in the Cable Atlantic acquisition completed in February 2001. During the year ended December 31, 2001, we incurred incremental operating expenses of $43,974,000 pertaining to the termination of our relationship with At Home

Corporation (At Home) and the transition of our Internet subscribers to our own regional network. During the year ended December 31, 2002, we reduced our workforce by 187 employees primarily in the technical service, network operations and engineering departments of our cable services segment, incurring $5,850,000 in costs primarily related to severance and other employee termination benefits. For additional details, see Notes 13 and 14 to our audited consolidated financial statements.

(6)	Effective January 1, 2002, the accounting standards relating to foreign currency were amended to eliminate the requirement under Canadian GAAP to defer and amortize unrealized translation gains and losses on long-term foreign currency denominated monetary items, including long-term debt denominated in U.S. dollars. Further, the adoption of this amendment required retroactive restatement of prior periods. As a result, upon adoption of this amendment effective January 1, 2002, net income for the year ended December 31, 1998 was decreased by $50,565,000, and the loss for the years ended December 31, 1999, 2000 and 2001 was decreased by $98,959,000, $4,327,000 and $11,611,000, respectively.

(7)	Consolidated interest expense for each of the five years ended December 31, 2002 and the three month periods ended March 31, 2002 and 2003 is comprised as follows:

						Three Months Ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

	(in thousands of dollars)
Interest expense on inter-company deeply subordinated debt	$62,326	$53,558	$—	$—	$—	$—	$—
Interest expense on inter-company subordinated debt	17,589	55,895	33,901	12,036	4,687	3,409	2,110
Third party interest expense	220,632	183,540	158,124	162,590	208,645	39,994	56,426

Consolidated interest expense	$300,547	$292,993	$192,025	$174,626	$213,332	$43,403	$58,536

(8)	Dividend income from affiliated company refers to dividends earned on investments in the preferred shares of an affiliated company and are offset by a corresponding amount of interest expense and/or dividends paid to an affiliated company. The investments in these preferred shares relate to back to back preferred share transactions that have the effect of transferring tax losses to our subsidiaries. For more information, see Note 6 to our audited consolidated financial statements.

(9)	Other expense (income) under Canadian and U.S. GAAP in the years ended December 31, 1998, 1999 and 2002 includes losses incurred on the repayment of long-term debt, and the writedown of investments in the years ended December 31, 2001 and 2002.

(10)	For the purposes of calculating the deficiency of earnings available to cover fixed charges, (i) earnings or deficiencies consist of loss before income taxes plus fixed charges during the period and (ii) fixed charges consist of interest expense (before deducting capitalized interest) on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). After giving effect to the issuance of the old notes and the application of the net proceeds thereof, we would have had a pro forma deficiency of earnings available to cover fixed charges under Canadian GAAP as indicated for the year ended December 31, 2002 and for the three months ended March 31, 2003 and under U.S. GAAP as indicated for the year ended December 31, 2002. The pro forma deficiency of earnings available to cover fixed charges under Canadian GAAP as indicated for the year ended December 31, 2002 and for the three months ended March 31, 2003 and under U.S. GAAP for the year ended December 31, 2002 includes an estimate by us of the foreign exchange rate.

(11)	Effective January 1, 2002, we adopted the new accounting standards under Canadian and U.S. GAAP relating to goodwill and intangible assets with indefinite useful lives which are no longer amortized. For a more complete discussion, see Note 2(d), “Significant Accounting Policies — Business Combinations, Goodwill and Other Intangible Assets”, to our audited consolidated financial statements.

(12)	Senior debt includes secured long term debt and operating bank loans but does not include subordinated debt, inter-company subordinated debt or inter-company deeply subordinated debt. Total debt includes the senior debt described above together with inter-company subordinated debt and subordinated debt but does not include inter-company deeply subordinated debt. Inter-company deeply subordinated debt (all of which was owed to RCI) has been excluded from total debt because, under the terms of our various credit facilities, all payments on such debt are restricted payments treated in the same manner as dividends on our common shares. For a more complete discussion, see the section entitled “Description of Other Indebtedness — Inter-Company Debt”.

(13)	In 1999, we issued net $890,358,000 of additional inter-company subordinated debt to RCI and amended $100,000,000 of inter-company subordinated debt owing to RCI into $100,000,000 of inter-company deeply subordinated debt owing to RCI. We then converted $603,358,000 of outstanding inter-company subordinated debt owing to RCI into Class B Common Shares which were issued by us to RCI. As a result of all of the above, a total of $550,000,000 of inter-company subordinated debt owing to RCI was outstanding at December 31, 1999. During 2000, we issued net $82,100,000 of additional inter-company subordinated debt owing to RCI and converted the total outstanding $632,100,000 of inter-company subordinated debt owing to RCI into Class B Common Shares issued by us to RCI. During 2001, we issued net $485,600,000 of additional inter-company subordinated debt owing to RCI, all of which was repaid in 2002. We subsequently issued net $204,500,000 of additional inter-company subordinated debt owing to RCI in 2002. During the three months ended March 31, 2003, we made a net repayment to RCI of $54,500,000 of inter-company subordinated debt, so that the ending balance at March 31, 2003 was $150,000,000. For a more complete discussion, see the section entitled “Description of Other Indebtedness — Inter-Company Debt” and Note 11 to our audited consolidated financial statements.

(14)	In 1998, we issued an additional $62,348,000 of inter-company deeply subordinated debt to RCI in consideration for the payment of accrued interest owing on account of inter-company deeply subordinated debt. In 1999, we amended $100,000,000 of inter-company subordinated debt owing to RCI into $100,000,000 of inter-company deeply subordinated debt owing to RCI. Also, during 1999, we issued an additional $23,558,000 of inter-company deeply subordinated debt owing to RCI in consideration for the payment of accrued interest owing on account of inter-company deeply subordinated debt. Finally, during 1999, the aggregate outstanding $733,261,000 of inter-company deeply subordinated debt owing to RCI was converted into Class B Common Shares which we issued to RCI. For a more complete discussion, see the section entitled “Description of Other Indebtedness — Inter-Company Debt”.

(15)	For purposes of calculating these financial ratios at March 31, 2002 and 2003, operating income before depreciation, amortization and other items has been annualized for the three months ended March 31, 2002 and 2003.

(16)	For purposes of this ratio, interest expense excludes interest expense on inter-company deeply subordinated debt. See footnote 12 above.

RISK FACTORS

      You should carefully consider the following factors and the other information in this prospectus, including the information incorporated by reference, before deciding to purchase the notes.

Risks Related to Our Business

We may Fail to Achieve Expected Revenue Growth from New and Advanced Cable Products and Services

      It is expected that a substantial portion of future growth will be achieved from new and advanced cable products and services. Accordingly, we have invested significant capital resources in the development of a technologically advanced cable network in order to support a wide variety of advanced cable products and services, and have invested significant resources in the development of new services to be provided over the network. However, consumers may not provide sufficient demand for the enhanced cable products and services that are offered. In addition, any initiatives to increase prices for our services may result in increased churn of our subscribers and a reduction in the total number of subscribers. Alternatively, we may fail to anticipate demand for certain products and services, or may not be able to offer or market these new products and services successfully to subscribers. Our failure to retain existing subscribers while increasing pricing or attract subscribers to new products and services, or failure to keep pace with changing consumer preferences for cable products and services, could slow revenue growth and have a material adverse effect on our business and financial condition.

We Face Substantial Competition

      Technological, regulatory and public policy trends have resulted in a more competitive environment for cable television service providers, Internet Service Providers (ISPs) and video sales and rental services in Canada. We face competition from entities utilizing other communications technologies and may face competition from other technologies being developed or to be developed in the future. The ability to attract and retain customers is also highly dependent on the quality and reliability of service provided, as well as execution of business processes in relation to services provided by competitors. Competitors of cable include direct-to-home, or DTH, satellite providers, and other distributors of multi-channel television signals to homes for a fee, including “grey market” satellite service providers, which are U.S. direct broadcast satellite, or DBS, providers whose signals are not sold but can be acquired in Canada, microwave multi-point distribution system, or MMDS, operators, satellite master antennae television systems, or SMATVs, and over-air television broadcasters. Other competitors of the cable television business are providers of “black market”, pirate systems to Canadian customers that enable customers to take, without paying a fee, programming services from U.S. and Canadian satellite providers by defeating the operation of the systems preventing unauthorized access. Competitors of the Internet business include other ISPs offering competing residential and commercial Internet access services. Competitors of the videocassette, DVD and video games sales and rental business include other video rental and retail outlets, as well as alternative entertainment media, such as theatres, sporting events, PPV services and broadcasting services, as well as competition from emerging VOD services introduced by cable television providers.

Our Business is Subject to Various Governmental Regulations

      A significant percentage of our business activities are regulated by the Canadian Radio-television and Telecommunications Commission (CRTC) under the Telecommunications Act (Canada), the Radiocommunication Act (Canada) and the Broadcasting Act (Canada), and accordingly our results of operations are affected by changes in regulations and decisions by the CRTC. Such regulation relates to, among other things, licensing, competition, the specific cable television programming services that we must distribute, as well as percentages of foreign ownership and control of cable television licenses. In addition, our CRTC licenses must be renewed from time to time and cannot be transferred without regulatory approval. Our cable television systems are also required to obtain certain authorizations and to meet certain technical standards established by the Canadian Federal Department of Industry Canada, pursuant to its authority under the Telecommunications Act and the Radiocommunication Act. Changes in regulation by Industry

Canada could adversely affect our results. For a more complete discussion of the regulatory environment affecting our business, see the section entitled “Business — Governmental Regulation”.

Forecasting Property, Plant and Equipment Expenditures may Become More Difficult, Which may Increase the Volatility of Our Operating Results

      An increasing component of our property, plant and equipment (PP&E) expenditures will be to support a series of more advanced services. These services include our Internet, digital television, VOD and other enhanced services that require advanced subscriber equipment. A substantial component of the PP&E required to support these services will be demand driven. As a result, forecasting our PP&E expenditure levels will likely become less precise, which may increase the volatility of our operating results from period to period.

Failure by Programming Suppliers to Continue Their Operations may Reduce Our Revenue

      There are over 70 digital specialty channels currently available in Canada. We believe that subscriber selection of these digital specialty service channels, whether individually, in pre-set theme packs or in customer-designed channel packages, will provide a consistent and growing stream of new revenue. In addition, the ability to attract subscribers to digital cable service is enhanced by the expanded variety of programming choices that are currently available. If a number of programmers that supply digital specialty channels face financial or operational difficulty sufficient to cause them to cease their operations, and the number of digital specialty channels decreases significantly, it may have a significant negative impact on our revenue.

We are Required to Provide Access to Our Cable Systems to Third Party Internet Providers, Which may Result in Increased Competition

      We are required by the CRTC to provide access to our cable systems to third party ISPs at mandated wholesale rates. The CRTC has approved cost-based rates for third party Internet access service and is currently considering proposed rates for third party interconnection and other outstanding terms and conditions of the service. As a result of the requirement that we provide access to third party ISPs, we may experience increased competition for high-speed Internet retail subscribers. In addition, these third party providers would utilize network capacity that we could otherwise use for our own subscribers. We are in the process of providing access to our network to a third party that signed the prescribed form of agreement with us in late 2002.

Failure to Obtain Access to Support Structures and Municipal Rights of Way Could Increase Our Costs and Adversely Affect Our Business

      We require access to support structures and municipal rights of way in order to deploy facilities. Where access to municipal rights of way cannot be secured, we apply to the CRTC to obtain a right of access under the Telecommunications Act. However, in a recent decision, the Supreme Court of Canada has determined that the CRTC does not have the jurisdiction to establish the terms and conditions of access to the poles of hydroelectric companies. As a result of this decision, the costs of obtaining access to support structures of hydroelectric companies could be substantially increased. A number of municipalities have also appealed a decision of the CRTC asserting jurisdiction over the terms and conditions of access to municipal rights of way by telecommunications carriers and broadcast distribution undertakings such as us. The Federal Court of Canada has denied this appeal. The municipalities have now sought leave to appeal to the Supreme Court of Canada. If leave is granted and the appeal is successful, the costs of deploying facilities in urban areas could also be significantly increased.

Our Substantial Leverage may have Adverse Consequences

      Our substantial debt may have important consequences. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations;

•	require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, which will reduce funds available for other business purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility to general adverse economic and industry conditions;

•	place us at a competitive disadvantage compared to some of our competitors that have less financial leverage; and

•	limit our ability to obtain additional financing required to fund working capital and PP&E expenditures and for other general corporate purposes.

      Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow and future financings may not be available to provide sufficient net proceeds to meet these obligations or to successfully execute our business strategies.

We may Experience Adverse Effects due to Exchange Rate and Interest Rate Fluctuations

      Nearly all of our business is transacted in Canadian dollars. Accordingly, we are exposed to foreign exchange rate risk on our U.S. dollar denominated debt. The exchange rate between Canadian dollars and U.S. dollars, although historically less volatile than those of certain other foreign currencies, has varied significantly over the last five years. See “Exchange Rate Data”. Foreign exchange and interest rate fluctuations may materially adversely affect our financial performance or results of operations. For a more complete discussion on the impact of exchange rate and interest rate fluctuations, see the section entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Interest Rate and Foreign Exchange Management”.

We are Controlled by RCI, Which may Lead to a Conflict of Interest

      We are a wholly-owned subsidiary of RCI as a result of its direct and indirect ownership of all of our capital stock. Accordingly, RCI can, subject to applicable law:

•	elect all of our directors;

•	cause individuals who are employees of or control RCI to be appointed as officers and directors of our company; and

•	otherwise control the outcome of virtually all matters required to be submitted to our shareholders.

      RCI, as our controlling shareholder, and the directors, officers and employees of RCI and its other subsidiaries who are our directors and officers, are in positions involving the possibility of conflicts of interest with respect to various transactions concerning us. There can be no assurance that any such conflict will be resolved in our favor. In addition, actions taken by RCI and the financial condition of RCI, both matters over which we have no control, may affect us and the market for the notes.

Risks Related to the Notes

The Collateral for the Notes may be Released in the Future if a Number of Conditions are Met

      The notes initially will be secured by a trust bond issued under a deed of trust and pledged to the trustee under the indenture. However, in the event that we have no other outstanding debt that is secured by the collateral securing the notes and the notes have an investment grade rating from two of the following three rating agencies — Standard & Poor’s, Moody’s and Fitch IBCA — we may at our option permanently release the collateral for the notes. If we release the collateral, the notes will be senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured debt. For further discussion, see the section entitled “Description of Notes — Security”.

The Nature of the Collateral for the Notes may Limit the Amount that can be Realized by Secured Debt Holders in the Event of a Default

      The value of a substantial portion of our assets is derived from the employment of the assets in a cable television and services business. In addition, these assets are highly specialized and, taken individually, can be expected to have limited marketability. In the event of a realization of the collateral securing the trust bond and other bonds issued under the deed of trust, creditors would likely seek to sell our business as a going concern in order to maximize the proceeds realized. Our value as a going concern, however, will depend on a number of factors, including the ability to obtain the prior approval of the CRTC for the sale of our cable systems. It is uncertain whether we or our creditors would be able to obtain regulatory approval for the transfer of our cable systems. The CRTC restrictions on foreign ownership of cable television licenses may also have the effect of limiting the number of potential purchasers of our business.

      The effect of these regulatory restrictions may be a delay in realization under the deed of trust and, by effectively limiting the number of potential purchasers of our business, to reduce the price obtained in the event of a realization. As a result, these restrictions might materially reduce the recovery by our secured creditors, including the holders of the notes.

There is no Public Market for the Notes

      The new notes will be new securities for which there currently is no market. Although the initial purchasers of the old notes have informed us that they currently intend to make a market in the old notes and, if issued in connection with this exchange offer, the new notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the old notes and, if issued in connection with this exchange offer, the new notes. We do not intend to apply for listing of the old notes or, if issued in connection with this exchange offer, the new notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

If You do not Exchange Your Old Notes, They may be Difficult to Resell.

      It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, absent registration under or exemption from the Securities Act, your transfer of old notes will continue to be restricted by the resale limitations of Rule 144 and applicable state securities laws. We do not intend to register the old notes under the Securities Act.

      Unless you are an affiliate of us within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the new notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      The exchange offer will give holders of old notes the opportunity to exchange the old notes, which were issued on June 19, 2003, for new notes that have been registered under the Securities Act. The terms of the new notes will be identical in all material respects to the terms of the old notes except that the new notes will have been registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the old notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

Resale of New Notes

      We believe that new notes issued in connection with the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder of new notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of section 10 of the Securities Act if:

•	the holder is not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the new notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of the new notes.

      Any holder who exchanges old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resale transactions.

      This prospectus may be used for an offer to resell, resale or other retransfer of new notes. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section entitled “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000. The new notes will be delivered on the earliest practicable date following the exchange date.

      The form and terms of the new notes will be identical to the form and terms of the old notes except that the new notes will have been registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the old notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates, and the new notes will not bear legends restricting their transfer.

      The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, the old notes and the new notes will be treated as a single series of debt securities under the indenture. For a description of the indenture, see the section entitled “Description of Notes”.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

      As of the date of this prospectus, US$350.0 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes and the new notes.

      We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the new notes from us and delivering the new notes to their holders. The exchange agent will make the exchange promptly on the date of acceptance for exchange of the old notes. This exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the subsection entitled “— Conditions”.

      Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the subsection entitled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

Expiration of the Exchange Offer; Extensions; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time, on                          . The exchange offer can be extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

      In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing of any extension. We will notify the registered holders of old notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions

      Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which would reasonably be expected to impair our ability to proceed with the exchange offer;

•	there has been adopted or enacted any law, statute, rule or regulation which would reasonably be expected to impair our ability to proceed with the exchange offer;

•	there has been declared by U.S. federal, New York state or Canadian federal authorities a banking moratorium which would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	trading generally in the U.S. or Canadian over-the-counter market has been suspended by order of the SEC, any securities commission or securities regulatory authority in Canada or any other governmental authority and such suspension would reasonably be expected to impair our ability to proceed with the exchange offer.

      We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under the subsections entitled “— Purpose and Effect of the Exchange Offer”, “— Procedures for Tendering” and “Plan of Distribution”; and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement, we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment by means of a prospectus supplement.

      These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

      We will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

      Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

      In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal;

•	the exchange agent must receive, before expiration of the exchange offer, a properly transmitted agent’s message and a timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the subsection entitled “— Exchange Agent” before expiration of the exchange offer. To receive confirmation of a valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the subsection entitled “— Exchange Agent”.

      The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the old notes held by the holder, that tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

      The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

      If the letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

      A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Rule 17Ad-15 under the Exchange Act describes eligible guarantor institutions as banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

      If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against the participant.

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation that old notes have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

      Holders should receive a copy of the letter of transmittal with this prospectus. A holder may obtain additional copies of the letter of transmittal from the exchange agent’s offices listed under the subsection entitled “— Exchange Agent”. By signing the letter of transmittal, each tendering holder of old notes will represent to us that, among other things:

•	any new notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the new notes;

•	if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those new notes (see the section entitled “Plan of Distribution”); and

•	the holder is not an “affiliate” as defined in Rule 405 of the Securities Act, of us or if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-entry Transfer

      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry transfer of their old notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program before expiration of the exchange offer may tender if:

•	the tender is made through an eligible guarantor institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder and the registered number(s) and the principal amount of old notes tendered;

•	stating that the tender is being made by guaranteed delivery; and

•	guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the subsection entitled “— Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and

•	where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

      If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the applicable DTC procedures.

      We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, those old notes will be credited to an account maintained with DTC for old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under the subsection entitled “— Procedures for Tendering” above at any time on or before expiration of the exchange offer.

      A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the subsection entitled “— Exchange Agent”.

Exchange Agent

      JPMorgan Chase Bank has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:

JPMorgan Chase Bank
ITS Bond Events
2001 Bryan Street, 9th Floor
Dallas, TX 75201
Attention: Frank Ivins

By Facsimile Transmission:

(214) 468-6494
Attention: Frank Ivins

For Information or Confirmation by Telephone:

(212) 468-6464

      Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

      We will pay the expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees; and

•	printing and mailing costs.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

      If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

      We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire old notes in open-market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

      We estimate that our net proceeds from the offering of the old notes were approximately US$345.4 million (Cdn$507.5 million based on the March 31, 2003 exchange rate of US$1.00 = Cdn$1.4693) after deduction of expenses and commissions. We intend to use US$78.5 million of the net proceeds from the offering of the old notes to redeem the US$74.8 million principal amount of our senior (secured) second priority debentures due 2007, together with US$3.7 million in associated premium. We intend to use the balance of the net proceeds from the offering of the old notes to repay existing indebtedness, comprising bank debt and inter-company subordinated debt owing to RCI, and for general corporate purposes. Pending these uses, we invested the net proceeds from the offering of the old notes in short-term, interest-bearing investment grade securities, including bank deposits.

CAPITALIZATION

      The following table sets forth our consolidated capitalization as of March 31, 2003 on an actual basis and on an adjusted basis to give effect to the sale of the old notes and the application of the net proceeds received from the sale of the old notes, as described under the section entitled “Use of Proceeds”. This table should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2002 and our unaudited consolidated financial statements for the three months ended March 31, 2003, in each case, together with the notes thereto.

	March 31, 2003(1)

	Actual	Adjustments	As Adjusted

	(in thousands)
Cash and short term deposits/(bank advances)	$(20,759)	$111,137	$90,378

Long term and inter-company debt
Senior debt
Bank Credit Facility(2)	$131,000	$(131,000)	$—
Notes	—	514,255	514,255
Senior Secured Notes due 2005	411,896	—	411,896
Senior (Secured) Notes due 2007	450,000	—	450,000
Senior Secured Debentures due 2007(3)	109,915	(109,915)	—
Senior (Secured) Notes due 2012	547,430	—	547,430
Senior Secured Debentures due 2014	300,000	—	300,000
Senior (Secured) Debentures due 2032	312,700	—	312,700
Obligations under capital leases	3,507	—	3,507

Total long term senior debt	2,266,448	273,340	2,539,788
Subordinated debt
Subordinated Guaranteed Debentures due 2015	164,383	—	164,383
Inter-Company Subordinated Debt owing to RCI	150,000	(150,000)	—

Total long term and inter-company debt	2,580,831	123,340	2,704,171

Shareholders’ equity
Issued(4)
100,000,000 Class A Common Shares	229,014	—	229,014
118,166,003 Class B Common Shares	2,294,808	—	2,294,808
100,000 First Preferred Shares(5)	100,000	—	100,000
306,904 Fourth Preferred Shares	1	—	1
151,800 Seventh Preferred Shares	162,643	—	162,643

Total capital stock	2,786,466	—	2,786,466
Contributed surplus	9,987	—	9,987
Deficit(6)	(1,908,336)	(6,400)	(1,914,736)

Total shareholders’ equity	888,117	(6,400)	881,717

Total capitalization	$3,468,948	$116,940	$3,585,888

(1)	For the purposes of the capitalization table, all U.S. dollar amounts have been translated into Canadian dollars based on the noon rate of exchange as reported by the Bank of Canada on March 31, 2003 of US$1.00 = Cdn$1.4693, except that we have entered into cross-currency interest rate exchange agreements to fix the exchange rate with respect to US$883.4 million of long-term debt at an average exchange rate of US$1.00 = Cdn$1.5066, as of March 31, 2003.

(2)	Our bank credit facility provides for total commitments of up to $1,075.0 million on a secured basis, subject to compliance with, among other things, certain financial covenants. At March 31, 2003, on an as adjusted basis under our most restrictive financial covenants, we could have incurred $1,275.1 million of additional debt, $1,075.0 million of which could have been borrowed under our bank credit facility. See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”. See Note 10 to our audited consolidated financial statements and the section entitled “Description of Other Indebtedness” for a description of our long term debt.

(3)	In May 2003, we issued a notice of redemption to redeem on June 26, 2003 all of the US$74.8 million aggregate principal amount of 10% Senior Secured Second Priority Debentures due 2007 at a redemption price of 105.00% of the principal amount, together with accrued interest to the redemption date.

(4)	The preferred shares are non-voting and are redeemable at a price of $1,000 per share. The First Preferred Shares, which rank in priority to all other preferred shares and common shares, bear cumulative dividends at The Toronto-Dominion Bank prime lending rate plus 1 1/4% per annum. The Seventh Preferred Shares, which rank subordinate to all other preferred shares and in priority to the common shares, bear non-cumulative dividends at the rate of 9.8% per annum. The Class A and Class B Common Shares are each entitled to two votes per share, rank subordinate to all preferred shares and rank equally with each other. The Class B Common Shares include provisions which specifically qualify them as “excluded securities” for the purposes of some of the restrictive covenants contained in our bank credit facility and the indentures governing our existing senior secured second priority securities and our existing senior subordinated guaranteed debentures. For additional information regarding our share capital, see Note 12 to our audited consolidated financial statements.

(5)	The 100,000 First Preferred Shares are held by an affiliated company which is a wholly-owned subsidiary of RCI. These shares have been issued pursuant to back to back preferred share transactions which have the economic effect of transferring tax losses from us to Rogers Cable Atlantic. See Note 6 to our audited consolidated financial statements for a discussion of our back to back preferred share transactions.

(6)	As adjusted at March 31, 2003 to give effect to the redemption noted above in footnote (3) and the corresponding write-off of the premium and deferred financing costs, aggregating approximately $6.4 million.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following data should be read in conjunction with our consolidated financial statements, the notes related to those financial statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The selected data for and as of the end of each of the five years ended December 31, 2002 is derived from our audited consolidated financial statements which have been audited by KPMG LLP, Chartered Accountants, whose report on the audited consolidated financial statements for the years ended December 31, 2000, 2001 and 2002 is included in this prospectus. The selected data for and as of the end of each of the three month periods ended March 31, 2002 and 2003 are derived from our unaudited consolidated financial statements for such periods which, in the opinion of management, include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year.

      Our consolidated financial statements have been prepared in accordance with Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see Note 23 to our audited consolidated financial statements.

						Three Months Ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

	(in thousands)
AMOUNTS UNDER CANADIAN GAAP
Statement of Income Data(1)
Revenue(2)
Core cable services	$874,575	$924,571	$980,346	$1,043,069	$1,095,736	$267,941	$283,889
Internet services	—	46,165	111,476	166,528	242,635	51,414	75,342
Video stores operations	156,214	181,020	203,583	228,301	262,995	61,907	69,570
Inter-company eliminations	(3,752)	(3,237)	(4,244)	(4,869)	(4,965)	(789)	(794)

Total revenue	1,027,037	1,148,519	1,291,161	1,433,029	1,596,401	380,473	428,007

Cost of sales and services(2)
Cable services	238,882	290,032	326,777	354,089	372,916	91,592	99,527
Video stores operations(3)	62,881	81,766	92,781	99,962	121,335	28,014	33,176

Total cost of sales and services	301,763	371,798	419,558	454,051	494,251	119,606	132,703

Operating, general and administrative expenses (excluding management fees)(2)
Cable services	253,044	282,020	321,759	357,241	423,508	100,074	106,360
Video stores operations	77,295	86,733	96,306	109,801	120,127	30,268	32,450
Inter-company eliminations	(3,752)	(3,237)	(4,244)	(4,869)	(4,965)	(789)	(794)

Total operating, general and administrative expenses	326,587	365,516	413,821	462,173	538,670	129,553	138,016

Operating income before interest, income taxes, depreciation, amortization, and other items(2)(4)
Cable services	382,649	398,684	443,286	498,267	541,947	127,689	153,344
Video stores operations	16,038	12,521	14,496	18,538	21,533	3,625	3,944
Management fees	(20,725)	(23,156)	(25,949)	(28,781)	(31,745)	(7,588)	(8,560)

						Three Months Ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

	(dollars in thousands)
Operating income before income taxes, depreciation, amortization, and other items(4)	377,962	388,049	431,833	488,024	531,735	123,726	148,728
Workforce reduction(5)	—	—	—	—	5,850	—	—
Cable system integration and At Home termination(5)	—	—	10,612	60,436	—	—	—
Depreciation and amortization(6)	242,516	273,721	343,082	433,829	484,224	117,573	119,346

Operating income (loss)	135,446	114,328	78,139	(6,241)	41,661	6,153	29,382
Interest expense(7)	300,547	292,993	192,025	174,626	213,332	43,403	58,536
Dividend income from affiliated company(8)	(68,612)	(35,543)	(39,380)	(32,228)	(5,447)	(1,243)	(1,436)
Foreign exchange loss (gain)	62,237	(25,284)	3,460	1,452	3,090	593	(16,991)
Other expense (income), net(9)	(131,245)	(37,327)	(30,099)	(8,700)	35,903	1,813	(618)

Loss before income taxes	(27,481)	(80,511)	(47,867)	(141,391)	(205,217)	(38,413)	(10,109)
Income tax expense (reduction)	(40,234)	(74,081)	(32,497)	5,314	(146,387)	2,370	2,379

Net income (loss) for the period(6)	$12,753	$(6,430)	$(15,370)	$(146,705)	$(58,830)	$(40,783)	$(12,488)

Deficiency of earnings available to cover fixed charges(10)	$27,481	$80,511	$47,867	$141,391	$205,217	$38,413	$10,109
Pro forma deficiency of earnings available to cover fixed charges(10)					211,607		11,959
Balance Sheet Data (at period end)
Property, plant and equipment, net	$1,526,433	$1,685,090	$1,978,223	$2,373,625	$2,556,847	$2,398,331	$2,539,134
Goodwill and other intangible assets(11)	776,946	756,163	741,857	928,005	927,485	927,875	927,355
Total assets(6)	2,962,948	3,127,765	3,557,044	3,661,722	3,806,778	3,683,778	3,778,005
Senior debt(12)	1,757,432	1,156,518	1,455,446	1,452,175	2,181,649	2,146,123	2,266,448
Inter-company subordinated debt(13)	363,000	550,000	—	485,600	204,500	—	150,000
Subordinated debt	191,313	163,831	164,264	164,968	171,406	164,975	164,383

Total debt (excluding inter-company deeply subordinated debt)(12)	2,311,745	1,870,349	1,619,710	2,102,743	2,557,555	2,311,098	2,580,831
Inter-company deeply subordinated debt(14)	609,703	—	—	—	—	—	—
Shareholders’ equity (deficiency)(6)	(344,117)	902,259	1,470,206	1,090,916	902,041	1,048,890	888,117
Financial Ratios and Other Data(3)(4)
Total debt to operating income before interest, income taxes, depreciation, amortization, and other items(12)(15)	6.12	4.82	3.75	4.31	4.81	4.67	4.34
Senior debt to operating income before interest, income taxes, depreciation, amortization, and other items(12)(15)	4.65	2.98	3.37	2.98	4.10	4.34	3.81

						Three Months Ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

	(dollars in thousands)
Operating income before interest, income taxes, depreciation, amortization, and other items to total interest expense(16)	1.59	1.62	2.25	2.79	2.49	2.85	2.54
Property, plant and equipment expenditures (excluding video rental purchases)	$310,278	$412,606	$650,349	$749,747	$650,871	$134,272	$98,270

	Year Ended December 31,

	1998	1999	2000	2001	2002

	(in thousands)
AMOUNTS UNDER U.S. GAAP
Statement of Income Data
Revenue	$1,027,037	$1,148,519	$1,291,161	$1,433,029	$1,596,401

Operating income (loss)	$120,889	$87,525	$76,655	$(11,485)	$47,509
Interest expense	300,547	292,993	188,201	172,297	206,616
Other expense (income), net(9)	(137,620)	(98,154)	(106,293)	(77,646)	(8,108)

Loss before income taxes and cumulative effect of changes in accounting principles	(42,038)	(107,314)	(5,253)	(106,136)	(150,999)
Income tax reduction	(33,908)	(63,130)	(22,411)	(34,901)	(146,387)

Income (loss) before cumulative effect of changes in accounting principles	(8,130)	(44,184)	17,158	(71,235)	(4,612)
Cumulative effect of change in accounting principles for derivative financial instruments	—	—	—	(34,551)	—

Net income (loss) for the year	$(8,130)	$(44,184)	$17,158	$(105,786)	$(4,612)

Deficiency of earnings available to cover fixed charges(10)	$42,038	$107,314	$9,077	$107,967	$156,266
Pro forma deficiency of earnings available to cover fixed charges(10)					162,656
Balance Sheet Data (at period end)
Property, plant and equipment, net	$1,519,784	$1,676,813	$1,976,721	$2,413,094	$2,599,481
Goodwill and other intangible assets(11)	885,999	860,093	882,483	1,059,452	1,058,932
Total assets	3,060,283	3,198,297	3,676,516	3,812,712	4,012,171
Senior debt(12)	1,757,432	1,156,518	1,455,446	1,452,175	2,181,649
Inter-company subordinated debt(13)	363,000	550,000	—	485,600	204,500
Subordinated debt	191,313	163,831	164,264	164,968	171,406

Total debt (excluding inter-company deeply subordinated debt)(12)	2,311,745	1,870,349	1,619,710	2,102,743	2,557,555
Inter-company deeply subordinated debt(14)	609,703	—	—	—	—
Shareholders’ equity (deficiency)	(265,960)	942,662	1,549,463	1,241,906	1,107,434

(1)	During 2000, we entered into an agreement with Shaw to exchange certain cable television and Internet assets effective November 1, 2000. We exchanged our cable television and Internet assets in British Columbia, with approximately 623,000 basic cable subscribers, for Shaw’s cable television and Internet assets in southern Ontario and New Brunswick, with approximately 601,000 basic cable subscribers. In February 2001, we acquired Cable Atlantic Inc., which has since been renamed Rogers Cable Atlantic Inc., and which has cable television systems serving approximately 75,000 basic cable subscribers in Newfoundland. In November 2001, we sold our U.S. cable systems comprising Rogers American Cablesystems, Inc. and its operating subsidiary Rogers Cablesystems of Alaska, Inc., which had approximately 7,400 basic cable subscribers.

(2)	Core cable services includes analog and digital cable services. Analog cable service consists of basic cable service plus extended basic (or tier) service, installation fees and access fees for use of channel capacity by third and related parties. Digital cable service consists of digital channel service, including premium and specialty service, PPV and VOD service, interactive television service and set-top terminal rental. Internet services includes residential and commercial Internet access service and modem rental plus installation fees. Cable services combines core cable and Internet for the purposes of defining our operating segments. Video stores operations, our other operating segment, includes the sale and rental of videocassettes, DVDs, video games and confectionery. In addition, video stores earn commissions acting as an agent to sell other Rogers services such as Internet, digital cable and wireless.

(3)	Cost of sales and services for video stores operations includes depreciation related to video rental assets acquired.

(4)	We believe that operating income before interest, income taxes, depreciation, amortization and other items, which we refer to as “operating profit”, is a standard measure that is commonly reported and widely used by analysts, investors and other interested parties in the cable industry. Further, operating profit is one basis by which we evaluate our performance and the performance of our operating segments, being cable services and video stores operations. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies in our industry. These indicators may not be similar to other measures utilized by other companies and should not be considered as a substitute or alternative for net income or cash flow in accordance with Canadian or U.S. GAAP or other measures of performance under Canadian or U.S. GAAP.

(5)	During the years ended December 31, 2000 and 2001, we recorded cable system integration costs of $10,612,000 and $16,462,000, respectively, pertaining to the integration of the Ontario and New Brunswick cable television and Internet assets acquired effective November 2000 in the exchange of cable television and Internet assets with Shaw. The cable system integration costs recorded in 2001 also include integration costs related to the Newfoundland cable systems acquired in the Cable Atlantic acquisition completed in February 2001. During the year ended December 31, 2001, we incurred incremental operating expenses of $43,974,000 pertaining to the termination of our relationship with At Home and the transition of our Internet subscribers to our own regional network. During the year ended December 31, 2002, we reduced our workforce by 187 employees primarily in the technical service, network operations and engineering departments of our cable services segment, incurring $5,850,000 in costs primarily related to severance and other employee termination benefits. For additional details, see Notes 13 and 14 to our audited consolidated financial statements.

(6)	Effective January 1, 2002, the accounting standards relating to foreign currency were amended to eliminate the requirement under Canadian GAAP to defer and amortize unrealized translation gains and losses on long-term foreign currency denominated monetary items, including long-term debt denominated in U.S. dollars. Further, the adoption of this amendment required retroactive restatement of prior periods. As a result, upon adoption of this amendment effective January 1, 2002, net income for the year ended December 31, 1998 was decreased by $50,565,000, and the loss for the years ended December 31, 1999, 2000 and 2001 was decreased by $98,959,000, $4,327,000 and $11,611,000, respectively.

(7)	Consolidated interest expense for each of the five years ended December 31, 2002 and the three month periods ended March 31, 2002 and 2003 is comprised as follows:

						Three Months Ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

			(in thousands)
Interest expense on inter-company deeply subordinated debt	$62,326	$53,558	$—	$—	$—	$—	$—
Interest expense on inter-company subordinated debt	17,589	55,895	33,901	12,036	4,687	3,409	2,110
Third party interest expense	220,632	183,540	158,124	162,590	208,645	39,994	56,426

Consolidated interest expense	$300,547	$292,993	$192,025	$174,626	$213,332	$43,403	$58,536

(8)	Dividend income from affiliated company refers to dividends earned on investments in the preferred shares of an affiliated company and are offset by a corresponding amount of interest expense and/or dividends paid to an affiliated company. The investments in these preferred shares relate to back to back preferred share transactions that have the effect of transferring tax losses to our subsidiaries. For more information, see Note 6 to our audited consolidated financial statements.

(9)	Other expense (income) under Canadian and U.S. GAAP in the years ended December 31, 1998, 1999 and 2002 includes losses incurred on the early repayment of long-term debt, and the writedown of investments in the years ended December 31, 2001 and 2002.

(10)	For the purposes of calculating the deficiency of earnings available to cover fixed charges, (i) earnings or deficiencies consist of loss before income taxes plus fixed charges during the period and (ii) fixed charges consist of interest expense (before deducting capitalized interest) on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). After giving effect to the issuance of the old notes and the application of the net proceeds thereof, we would have had a pro forma deficiency of earnings available to cover fixed charges under Canadian GAAP as indicated for the year ended December 31, 2002 and for the three months ended March 31, 2003 and under U.S. GAAP as indicated for the year ended December 31, 2002. The pro forma deficiency of earnings available to cover fixed charges under Canadian GAAP as indicated for the year ended December 31, 2002 and for the three months ended March 31, 2003 and under U.S. GAAP for the year ended December 31, 2002 includes an estimate by us of the foreign exchange rate.

(11)	Effective January 1, 2002, we adopted new accounting standards under Canadian and U.S. GAAP relating to goodwill and intangible assets with indefinite useful lives which are no longer amortized. For a more complete discussion, see Note 2(d), “Significant Accounting Policies — Business Combinations, Goodwill and Other Intangible Assets”, to our audited consolidated financial statements.

(12)	Senior debt includes secured long term debt and operating bank loans but does not include subordinated debt, inter-company subordinated debt or inter-company deeply subordinated debt. Total debt includes the senior debt described above together with inter-company subordinated debt and subordinated debt but does not include inter-company deeply subordinated debt. Inter-company deeply subordinated debt (all of which was owed to RCI) has been excluded from total debt because, under the terms of our various credit facilities, all payments on such debt are restricted payments treated in the same manner as dividends on our common shares. For a more complete discussion, see the section entitled “Description of Other Indebtedness — Inter-Company Debt”.

(13)	In 1999, we issued an additional net $890,358,000 of additional inter-company subordinated debt to RCI and amended $100,000,000 of inter-company subordinated debt owing to RCI into $100,000,000 of inter-company deeply subordinated debt owing to RCI. We then converted $603,358,000 of outstanding inter-company subordinated debt owing to RCI into Class B Common Shares which were issued by us to RCI. As a result of all of the above, a total of $550,000,000 of inter-company subordinated debt owing to RCI was outstanding at December 31, 1999. During 2000, we issued net $82,100,000 of additional inter-company subordinated debt owing to RCI and converted the total outstanding $632,100,000 of inter-company subordinated debt owing to RCI into Class B Common Shares issued by us to RCI. During 2001, we issued net $485,600,000 of additional inter-company subordinated debt owing to RCI, all of which was repaid in 2002. We subsequently issued net $204,500,000 of additional inter-company subordinated debt owing to RCI in 2002. During the three months ended March 31, 2003, we made a net repayment to RCI of $54,500,000 of inter-company subordinated debt, so that the ending balance at March 31, 2003 was $150,000,000. For a more complete discussion, see the section entitled “Description of Other Indebtedness — Inter-Company Debt” and Note 11 to our audited consolidated financial statements.

(14)	In 1998, $62,348,000 of inter-company deeply subordinated debt was issued to RCI in consideration for the payment of accrued interest owing on account of inter-company deeply subordinated debt. In 1999, we amended $100,000,000 of inter-company subordinated debt owing to RCI into $100,000,000 of inter-company deeply subordinated debt owing to RCI. Also, during 1999, we issued an additional $23,558,000 of inter-company deeply subordinated debt owing to RCI in consideration for the payment of accrued interest owing on account of inter-company deeply subordinated debt. Finally, during 1999, the aggregate outstanding $733,261,000 of inter-company deeply subordinated debt owing to RCI was converted into Class B Common Shares which we issued to RCI. For a more complete discussion, see the section entitled “Description of Other Indebtedness — Inter-Company Debt”.

(15)	For purposes of calculating these financial ratios at March 31, 2002 and 2003, operating income before depreciation, amortization and other items has been annualized for the three months ended March 31, 2002 and 2003.

(16)	For purposes of this ratio, interest expense excludes interest expense on inter-company deeply subordinated debt. See footnote 12 above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and our unaudited consolidated financial statements and the notes related to those financial statements, which are included in this prospectus. The following discussion and analysis contains forward-looking statements regarding our future performance. All forward looking information is inherently uncertain and actual results may differ materially from the assumptions, estimates or expectations reflected or contained in the forward-looking statements. See the section entitled “Forward-Looking Statements”.

Overview

      Revenues are earned from the cable services and video stores operations segments and can be separated further into the following three services: (1) core cable, (2) Internet and (3) video stores, with core cable and Internet revenue being earned in the cable services segment. Core cable revenues include revenues derived from analog and digital cable services. Analog cable service revenue consists of basic cable service fees plus extended basic (or tier) service fees, installation fees and access fees for use of channel capacity by third parties. Digital cable service revenue consists of digital channel service fees, including premium and specialty service fees, VOD and PPV service fees, interactive television service fees, set-top terminal rental fees and installation fees. Internet service revenue includes residential and commercial Internet service and modem rental fees plus installation fees. Video stores revenue includes the sale and rental of videocassettes, DVDs and video games, as well as the sale of confectionery. Video stores also earn commissions acting as an agent to sell other Rogers services such as Internet service, digital cable and wireless products and services.

     Segmented Reporting of Cable Results

      With the migration from At Home to our own infrastructure, Internet service has essentially become another service that leverages our cable infrastructure and which, for the most part, shares the same physical infrastructure and sales, marketing and support resources as other core cable offerings. This, combined with our expanded bundling of cable television and Internet services, has increasingly led to allocations of bundled revenues and network and operating costs between our core cable and Internet operations and a change in the way in which core cable and Internet services are evaluated and reported. As a result, commencing January 1, 2003, reporting of the core cable and Internet segments has been combined into one segment, being cable services. We will continue to provide separate statistical information on our Internet subscribers as we do for the digital cable subscriber subset of our core cable operations. In addition we are continuing to report Internet revenues separate from those of core cable.

      Operating expenses consist of (1) cost of programming services, (2) costs for connectivity and service related to our Internet service offering, (3) costs of video store merchandise and depreciation related to the acquisition of rental offerings, (4) sales and marketing expenses, (5) technical service expenses, (6) customer care expenses, (7) community television expenses and (8) general and administrative expenses. Cost of programming includes the monthly contracted payments for the acquisition of programming paid directly to the broadcaster as well as to copyright collectives and the Canadian Television Fund. Internet cost of sales includes primarily interconnectivity and usage charges and the cost of our e-mail and web hosting platform. See the sections entitled “Business — Governmental Regulation — Copyright” and “— Financial Contributions for the Creation and Production of Canadian Programming”. Prior to October 2001, we made royalty payments to At Home based on a formula relating to a percentage of its revenues and/or its subscriber balances. In exchange for these royalty payments, At Home provided our Internet subscribers with content and access to the Internet, including e-mail service. Video stores operations costs of sales include the depreciation of the cost of videocassettes, games and DVDs as well as the direct cost of goods sold on non-rental merchandise. Sales and marketing expenses include sales and retention related advertising and customer communications as well as other acquisition costs such as sales support and commissions. Technical service includes the costs of operating and maintaining the cable network as well as certain customer service activity ranging from installations to repair. Customer care costs include the costs associated with the order-taking and billing inquiries of subscribers. Community television costs are a regulatory requirement and consist of the costs to operate a series of local community-based television stations, which traditionally have filled a unique and localized customer-oriented niche. See the section entitled “Business — Governmental Regulation — Financial Contributions for the Creation and Production of Canadian Programming”.

      In addition, we are party to management services agreements with RCI under which RCI provides to us support services related to executive, administrative, financial, strategic planning and various additional services. These services relate to, among other things, tax advice, Canadian regulatory advice, financial advice (including the preparation of business plans and financial projections and the evaluation of PP&E expenditure proposals), treasury advice and services (relating to, among other things, dealings with financial institutions, investments, hedging of interest rates and foreign exchange exposure), service on our Board of Directors and on committees of our Board of Directors, advice and assistance in relationships with employee groups, internal audits, purchasing assistance and various legal matters. We have agreed to pay RCI a fee under the management services agreement equal to 2% of our actual consolidated gross revenue for each fiscal quarter. We have also agreed to reimburse RCI for all out-of-pocket expenses incurred in respect of additional services not specifically covered by the management services agreement provided to us.

Property, Plant and Equipment

      The nature of the cable television business is such that the construction, rebuild and expansion of a cable system is highly capital intensive. Under the National Cable Television Association’s (NCTA) definitions, property, plant and equipment (PP&E) expenditures fall into the following five categories (1) Customers Premise Equipment (CPE), which includes the equipment and the associated installation costs; (2) Scaleable Infrastructure, which includes non-CPE costs to meet business growth and to provide service enhancements: (3) Line Extensions, which includes network costs to enter new service areas; (4) Upgrade/Rebuild, which includes the costs to modify or replace existing coaxial and fibre networks; and (5) Support Capital which includes the costs associated with the replacement or enhancement of non-network assets.

Results of Operations

     General

      The following table sets forth for the periods indicated selected financial data expressed as a percentage of total revenue:

				Three Months
	Year Ended			Ended
	December 31,			March 31,

	2000	2001	2002	2002	2003

Revenue
Core cable services	76%	73%	69%	70%	66%
Internet services	9	12	15	14	18
Video stores operations	15	15	16	16	16

Total	100%	100%	100%	100%	100%

Operating expenses, including management fees	67%	66%	67%	67%	65%

Consolidated operating profit	33%	34%	33%	33%	35%

     Operating Profit

      We refer to operating income before interest, income taxes, depreciation, amortization and other items as “operating profit”. Operating profit is one basis by which we evaluate our performance and the performance of our operating segments, being cable services and video stores operations. Operating profit is shown below for each of our two operating segments — cable services and video stores operations — and does not include a deduction for management fees paid by us to RCI. Operating profit on a consolidated basis is shown below by including a deduction for management fees paid by us to RCI. We refer to this as “consolidated operating profit”. The following table sets forth our operating profit for each operating segment and consolidated operating profit for the periods indicated and reconciles operating profit to operating income and to loss.

				Three Months Ended
	Year Ended December 31,			March 31,

	2000	2001	2002	2002	2003

	(in thousands of dollars)
Operating profit:
Cable services	$443,286	$498,267	$541,947	$127,689	$153,344
Video stores operations	14,496	18,538	21,533	3,625	3,944

	457,782	516,805	563,480	131,314	157,288
Management fees	(25,949)	(28,781)	(31,745)	(7,588)	(8,560)

	431,833	488,024	531,735	123,726	148,728
Workforce reduction	—	—	5,850	—	—
Cable system integration and At Home termination	10,612	60,436	—	—	—
Depreciation and amortization	343,082	433,829	484,224	117,573	119,346

Operating income (loss)	78,139	(6,241)	41,661	6,153	29,382
Interest expense	192,025	174,626	213,332	43,403	58,536
Dividend income from affiliated company	(39,380)	(32,228)	(5,447)	(1,243)	(1,436)
Foreign exchange loss (gain)	3,460	1,452	3,090	593	(16,991)
Other expense (income), net	(30,099)	(8,700)	35,903	1,813	(618)

Loss before income taxes	(47,867)	(141,391)	(205,217)	(38,413)	(10,109)
Income tax expense (reduction)	(32,497)	5,314	(146,387)	2,370	2,379

Loss for the period	$(15,370)	$(146,705)	$(58,830)	$(40,783)	$(12,488)

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002

     Operating Developments

      The major financial trends and operational changes that occurred during the first three months of 2003 and affected our operating and financial performance in the first three months of 2003 included the following:

•	Quarterly revenue increased 12.5% year-over-year driven by a 6.0% increase from core cable services, a 46.5% increase from Internet and a 12.3% increase from video stores. This increase, partially offset by expense growth of 8.8%, drove year-over-year quarterly operating profit up by 20.2%. See the reconciliation of operating profit to net income in the subsection of this Management’s Discussion and Analysis entitled “Results of Operations — Operating Profit”.

•	Basic cable subscribers decreased by approximately 700 in the quarter compared to a decrease of 18,500 in the first quarter last year. Basic subscribers totaled 2,269,700, or 72.4% penetration of homes passed at March 31, 2003.

•	Our bundled offers combining digital cable and Internet have further contributed throughout the first quarter to the Internet and digital subscriber increases. Subscribers to our suite of bundled offers now total in excess of 107,000.

•	Internet subscriber growth was strong, with approximately 50,300 net subscribers added in the quarter. Year-over-year, Internet subscriber levels have increased by 37.9% to reach approximately 689,700 at March 31, 2003.

•	Digital cable subscribers (households) increased by 33,100 compared to a loss of 12,600 subscribers in the first quarter of 2002. Digital cable set-top terminals deployed increased by 37,300 as many households chose to have digital cable on multiple televisions in their home.

•	We progressed closer to completion of the network rebuild increasing to 94% of our homes passed being two-way addressable, 99% of subscribers being digital capable, with at least 95% of our plant capable of transmitting 550 MHz of bandwidth or greater and 77% at 750/850 MHz.

     Revenue

      Total Consolidated Revenue. Total consolidated revenue increased $47.5 million, or 12.5%, to $428.0 million in the first quarter of 2003 from $380.5 million in the first quarter of 2002.

      Core Cable Revenue. Core cable revenue in the first three months of 2003, which accounted for 66.3% of total consolidated revenues, totaled $284.0 million, a $16.0 million, or 6.0%, increase from the first three months of 2002. The increase was attributable to rate increases introduced in the latter half of 2002 combined with the impact of increased penetration of digital subscribers.

      Internet Revenue. For the first three months of 2003, Internet revenue was $75.3 million, up $23.9 million, or 46.5%, from the same period in 2002. The increase was due to the 37.9% increase in the subscriber base versus the same period the prior year combined with price increases put in place during 2002 and the first quarter of 2003.

      Video Stores Revenue. In the first three months of 2003, video stores revenue of $69.5 million was $7.6 million, or 12.3%, higher than the first three months of 2002. The growth was due to the increase of 10 new video stores (270 versus 260) and a 9.8% increase in same store revenues related to an increase in the number of customer visits. Same stores are stores that were open for the full quarter in both 2003 and 2002.

     Operating Expenses

      During the first three months of 2003, consolidated operating expenses, which includes cost of sales and services, increased by $22.5 million, or 8.8%, over the first three months of 2002. Cable services operating expenses grew by $14.2 million, or 7.4%, primarily reflecting increased costs associated with increased programming offerings as well as increases in customer support, network access and certain overhead costs and increased sales and marketing costs related to digital cable, Internet and bundled offerings. Offsetting these increases are customer service costs, which remained flat year over year as our customer focused initiatives, improved network stability and lower churn levels have resulted in lower activity levels per customer.

      Video stores operations expense increased by $7.3 million, or 12.5%, primarily due to the addition of 10 new stores since the end of the first quarter of 2002.

     Operating Profit

      Consolidated operating profit for the three months ended March 31, 2003, was $148.7 million, an increase of $25.0 million or 20.2%, from $123.7 million in the first quarter of 2002. See the subsection of this Management’s Discussion and Analysis entitled “Results of Operations — Operating Profit” for a reconciliation of operating profit to loss. Further details of the significant reconciling items are set out in the following four paragraphs.

          Depreciation and Amortization. Depreciation and amortization for the first three months of 2003 increased to $119.3 million, an increase of $1.7 million, or 1.4%, over the first three months of 2002. The increase in depreciation and amortization expense is directly attributable to the increased PP&E asset levels primarily related to spending on rebuild activities and customer premise equipment over the past several years.

          Interest Expense. Interest expense increased to $58.5 million, an increase of $15.1 million from the first three months of 2002. The increase is attributable to increased levels of debt, including amounts owing to RCI and to a higher portion of debt being at fixed rates (versus lower floating rates) in the most recent quarter. Long term debt has increased from $2.311 billion at March 31, 2002 to $2.580 billion at March 31, 2003. The increased level of debt is directly related to the financing of PP&E expenditures.

          Foreign Exchange Loss (Gain). Commencing January 1, 2002, we adopted the amendments to the CICA Handbook Section 1650 on Foreign Currency Translation. As a result, foreign currency translation gains and losses are recorded as a period gain or loss. In the first quarter of 2003, the Canadian dollar strengthened against the U.S. dollar, which was the primary contributor to the $17.0 million foreign exchange gain recorded.

          Income Tax Expense (Reduction). During the first three months of 2003, we recognized current tax expense of $2.4 million related to Canada’s Large Corporations Tax expense.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

Operating Developments

      The major financial trends and operational changes that occurred during 2002 and affected our operating and financial performance in 2002 included the following:

•	an increase of over 160,000 net new Internet subscribers in 2002, representing a 33.5% increase in the total Internet subscriber base;

•	an increase of more than 129,000 net new digital cable television households, an increase of 47.6% from the opening position for 2002;

•	applied for and received basic rate deregulation in all systems that were formerly basic cable rate regulated leaving no systems rate regulated;

•	successfully completed the transition of the Internet customer base from the At Home network to company-owned network and platforms;

•	progressed closer to completion of the network rebuild increasing to 94% of our homes passed being two-way addressable, 98% of subscribers being digital capable, with at least 95% of our plant capable of transmitting 550 MHz of bandwidth or greater and 75% at 750/850 MHz;

•	the commercial launch of VOD covering an area of 530,000 homes passed in Central Toronto, complete with an initial library of over 400 titles;

•	launched a suite of bundled offers combining analog cable, digital cable and Internet, which contributed to faster growth and lower churn of Internet and digital cable products;

•	added 12 new Rogers Video Stores, raising the total number of Video Stores to 272;

•	reduced our workforce by 187 employees and incurred $5.9 million in costs, primarily related to severance, associated with this reduction;

•	successful issuance of $450 million notes offering in Canada and two U.S. notes offerings totaling US$550 million (approximately $860.1 million), as well as the establishment of an amended and restated $1,075 million bank credit facility providing additional liquidity. Proceeds of these financings, together with $141.4 million from terminations of certain interest rate and cross-currency exchange agreements, were used to repurchase US$280.2 million in U.S. dollar-denominated debt, prepay our $300 million Floating Rate Note, and repay outstanding bank debt and for general corporate purposes.

Revenue

      Total Consolidated Revenue. For 2002, consolidated revenue was $1,596.4 million, which represented growth of $163.4 million, or 11.4%, over $1,433.0 million in 2001.

      Core Cable Revenue. Core cable revenue, which accounted for 68.6% of total revenues in 2002, totaled $1,095.7 million, a $52.7 million, or 5.1%, increase over 2001. Analog service increased year-over-year by $20.6 million due partially to (1) an average rate increase of $2.88 per subscriber to approximately 600,000 subscribers effective August 1, 2002, (2) an average rate increase of $1.78 per subscriber to approximately 260,000 subscribers effective in October 2002 and (3) increases in tier pricing, offset by (4) a $4.4 million year-over-year reduction in revenue due to the sale of our Alaska cable systems to General Communication, Inc. in November 2001 and (5) the impact from the year-over-year loss of approximately 16,000 basic cable subscribers. The remaining $36.5 million increase is primarily attributable to increased revenues related to digital services and rental of equipment.

      Internet Revenue. Internet revenue for 2002 grew by $76.1 million, or 45.7%, from the same period in 2001, reflecting the significant increase in the number of subscribers. Average revenue per Internet subscriber per month for 2002 was $37.13, an increase from $36.20 for 2001, reflecting price increases implemented during the year on the core Internet product offering and sales of the higher priced business Internet offering, partially offset by customer additions to our lower priced ‘Lite’ Internet product introduced during 2002. Year-over-year, the Internet subscriber base has grown by 160,600, or 33.5%, resulting in 28.2% penetration of Internet households as a percentage of basic subscribers and 20.6% penetration as a percentage of homes passed.

      Video Stores Revenue. Video stores revenue grew by $34.7 million, or 15.2%, to $263.0 million for 2002 due to the opening of 12 stores and to a 4.9% increase in same store revenues. Same stores are stores that were open for a full year in both 2002 and 2001.

Operating Expenses

      In 2002, consolidated operating expenses, which includes cost of sales and services, increased by $119.5 million, or 12.6%, over 2001, with $796.3 million related to the cable services segment and $241.5 million related to video stores operations expenses less $26.8 million related to inter-company transactions and management fees. Costs for cable services increased year-over-year due to (1) programming costs associated with the increased sales of digital programming; (2) sales and marketing costs related to these new digital programming offerings and product bundles introduced during the year and the costs associated with acquiring new Internet subscribers; and (3) increased customer service and network access costs. During the year, operating expenses included approximately $1.6 million associated with the partial subsidy on the sale to customers of approximately 19,300 digital set-top terminals. Digital terminals were not offered for sale in previous years.

      Video stores operations expenses in 2002 contributed to the remainder of the overall increase in expenses, and primarily reflect the initial and ongoing expenses associated with the opening of 12 new stores during the year.

Operating Profit

      For 2002, consolidated operating profit grew by $43.7 million or 9.0% over 2001, from $488.0 million to $531.7 million. Cable services operating profit increased by $43.7 million, or 8.8%, as the impact of higher revenues from price increases and increased digital and Internet penetration exceeded the increasing costs of supporting subscribers and the loss of basic and tier subscribers over the year. Video stores operations increased by $3.0 million, or 16.2%, as revenue growth outpaced cost growth due primarily to related operating efficiencies and improved margins on the sale of products. See the reconciliation of operating profit to loss in the subsection of this Management’s Discussion and Analysis entitled “Results of Operations — Operating Profit”. Further details of the significant reconciling items are set out in the following six paragraphs.

      Workforce Reduction Costs. During the fourth quarter of 2002, we reduced our workforce by 187 employees in the technical service, network operations and engineering departments and incurred $5.9 million in costs, primarily related to severance and other termination benefits, associated with this reduction. Of this amount, $4.0 million had not been paid at December 31, 2002. In addition to these employee separations, we eliminated approximately 62 contract positions.

      Depreciation and Amortization. Depreciation and amortization in 2002 was $484.2 million, an increase of $50.4 million, or 11.6%, from $433.8 million in the prior year. Increased depreciation and amortization expense was primarily due to increased PP&E levels.

      Interest Expense. Interest expense on long-term debt increased from $174.6 million in 2001 to $213.3 million in 2002. The 22.2% increase was attributable to the increase in long-term debt in 2002 compared to the previous year and in addition, a greater portion of long-term debt was at fixed interest rates in 2002.

      Foreign Exchange (Gain) Loss. Commencing January 1, 2002, we adopted the amended standards (CICA Handbook Section 1650) with respect to accounting for exchange gains or losses on translating long-term debt. Under this standard, long-term debt-denominated in U.S. dollars is translated into Canadian dollars at the period end rate of exchange or at the hedge rate of exchange when cross-currency exchange agreements are in effect. Exchange gains or losses on translating this long-term debt are recognized immediately on the statement of income, whereas previously, these gains or losses were deferred and amortized over the life of the long-term debt to which they related. As a result of this change, the 2001 results were restated as detailed in Note 2(e) to our audited consolidated financial statements.

      Other Expense (Income). Other expense of $35.9 million in 2002 primarily consisted of the following two items.

      (i) Loss on Repayment of Long-Term Debt. During 2002, we repurchased or redeemed approximately US$280.2 million principal amount of U.S. dollar-denominated long-term debt and incurred a net loss on these transactions of $20.9 million as described in Note 10 to our audited consolidated financial statements.

      (ii) Writedown of Investments, Net of Gains or Losses on the Sale of Investments. During the year, we reviewed the carrying value of all investments and determined a writedown in the amount of $11.1 million was required.

      Income Taxes. Income tax expense is calculated under Canadian GAAP as outlined in Note 15 to our audited consolidated financial statements. The reduction is primarily attributable to the impact of an inter-company transaction with a wholly owned subsidiary of RCI, resulting in the utilization of $413.8 million of income tax loss carryforwards. For accounting purposes, a valuation allowance previously recorded against certain of those loss carryforwards in the amount of $124.6 million was no longer required as we met the “more likely than not” criterion of realizing the benefit of these future income tax assets. As required by GAAP, the valuation allowances for certain of these loss carryforwards was eliminated and recorded as a reduction of income tax expense.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

Operating Developments

      The major financial trends and operational changes that occurred during 2001 and affected our operating and financial performance in 2001 included the following:

•	the February 2001 acquisition by RCI, and its subsequent transfer to us, of all of the outstanding shares of Cable Atlantic Inc., which has since been renamed Rogers Cable Atlantic Inc. and which serves approximately 75,000 basic cable subscribers in Newfoundland;

•	a net increase of over 166,000 Internet subscribers in 2001, representing a 53.3% increase in our total Internet subscriber base;

•	a net increase of approximately 100,000 digital cable households in 2001, representing an increase of 58.1% from the opening position for 2001;

•	the launch of over 60 new digital only specialty channels in September 2001;

•	the launch in the fourth quarter of up to eight HDTV channels, and being the first multiple system operator (MSO) to launch enhanced TV in Canada;

•	the acceleration and substantial completion of the transition of our Internet customers from the At Home network to our new network and platforms; and

•	the addition of 19 net new Rogers Video stores, raising the total number of Rogers Video stores to 260 at year end.

     Revenue

      Total Consolidated Revenue. Total consolidated revenue increased $141.8 million, or 11.0%, to $1,433.0 million in 2001, from $1,291.2 million in 2000.

      Core Cable Revenue. Core cable revenue in 2001, which accounted for 72.8% of total consolidated revenues, totaled $1,043.0 million, a $62.7 million, or 6.4%, increase over 2000. The acquisition of Cable Atlantic accounted for $30.5 million of this increase. Analog basic cable and tier service accounted for $13.1 million of the increase, due partially to average rate increases of $0.10 per month on basic cable service and $0.95 per month on tier services that took effect throughout 2001. The remaining $19.1 million increase is primarily attributable to increased revenues related to digital services and rental of equipment.

      Internet Revenue. In 2001, Internet revenue was $166.5 million, up $55.0 million, or 49.4%, from 2000. This was due to the significant increase in the number of subscribers, including the subscribers we acquired with our acquisition of Cable Atlantic which accounted for $5.9 million of the increase.

      Video Stores Revenue. In 2001, video stores revenue of $228.3 million was $24.7 million, or 12.1%, higher than 2000. Growth was attributable to revenue from same stores, which are those opened for a full year in both 2001 and 2000, increasing by 4.0% in 2001, as well as revenue generated by our 19 net new stores.

     Operating Expenses

      During 2001, consolidated operating expenses, which includes cost of sales and services, increased by $85.7 million, or 10.0%, over 2000. Cable services expenses increased by $62.8 million, or 9.7%, including $22.0 million in expenses relating to Cable Atlantic. The remainder of the increase in cable services expenses was largely related to digital and Internet subscriber growth and other increased costs, such as programming fees.

      Video stores operations expenses increased by $20.7 million, or 10.9%, due to the addition of 19 net new stores as well higher expenses associated with videocassette, DVD and video game acquisition costs.

     Operating Profit

      Consolidated operating profit was $488.0 million in 2001, an increase of $56.2 million, or 13.0%, from $431.8 million in 2000. Cable services increased by $55.0 million, or 12.4%, as the impact of higher revenues from rate increases and increased digital and Internet penetration exceeded the increasing costs of supporting subscribers, with $14.5 million of this increase being generated by the acquisition of Cable Atlantic. Video stores operations increased by $4.0 million, or 27.6%, as revenue growth outpaced cost growth due to efficiencies implemented in staffing and lower costs of sales. See the reconciliation of operating profit to loss in the subsection of this Management’s Discussion and Analysis entitled “Results of Operations — Operating Profit”. Further details of the significant reconciling items are set out in the following five paragraphs.

      Cable System Integration and At Home Termination Costs. Integration costs of $16.5 million were incurred in 2001. These costs relate to incremental costs associated with the integration of the former Shaw systems and Cable Atlantic. These costs included converting acquired subscribers on to our billing systems, communicating with acquired subscribers about the impact of the transactions and the training of acquired staff to our policies and procedures. During 2001, we accelerated plans to develop our own Internet network as an alternative to the network provided by At Home and to transition all of our Internet subscribers to our own network. As a result, during 2001 we incurred incremental operating expenses of $44.0 million, which were primarily comprised of a US$15.0 million payment under a transitional agreement and identifiable incremental customer service and customer communication expenses.

      Depreciation and Amortization. Depreciation and amortization increased to $433.8 million in 2001, an increase of $90.7 million, or 26.5%, over 2000. The increase is in part due to the increase in our network PP&E expenditures, as well as the increased weighting of subscriber equipment as a percentage of total PP&E expenditures, such as modems and digital set-top terminals, in our PP&E expenditures, since subscriber equipment has shorter depreciation terms than network capital.

      Interest Expense. Interest expense declined from $192.0 million in 2000 to $174.6 million in 2001. This decrease was directly related to the decline in interest on amounts paid to RCI, which declined to $12.0 million in 2001 from $33.9 million in 2000. The reduction in interest to RCI relates to the fact that in 2000, we converted $632.1 million of notes payable to RCI into 33,198,529 Class B Common Shares. See Note 12(a)(iii) to our audited consolidated financial statements.

      Other Expense (Income). In 2001, other income consisted of a writedown of an investment of $26.0 million, offset by (i) gain on the sale of Cable Alaska of $17.8 million and (ii) gain on the sale of an investment in a publicly traded company of $16.2 million. In 2000, other income consisted primarily of a gain on the sale of an investment in a publicly traded company. For further details of these transactions, see Notes 3 and 6 to our audited consolidated financial statements.

      Income Tax Expense (Reduction). In 2001, we recorded a valuation allowance against the tax benefit of our losses, and there were changes in the enacted tax rates, the aggregate effect of which was to increase our income tax expense by approximately $37.8 million when compared to our income tax reduction for the prior period. See Note 15 to our audited consolidated financial statements.

Property, Plant and Equipment Expenditures

      The nature of the cable television business is such that the construction, rebuild and expansion of a cable system is highly capital intensive.

      The PP&E expenditures of Rogers Cable broken down by the NCTA’s broadly defined categories are as follows:

	Years Ended		Three Months
	December 31,		Ended March 31,

	2001	2002	2002	2003

	(in millions of dollars)
Customer Premise Equipment	$230.7	$225.5	$44.8	$36.3
Scalable Infrastructure	223.4	94.7	21.7	8.2
Line Extensions	51.3	59.4	12.2	11.7
Upgrade/ Rebuild	131.1	179.7	38.7	28.4
Support Capital	96.5	83.6	16.0	11.7

Total Cable (excluding Video Stores)	$733.0	$642.9	133.4	96.3
Video Stores	16.7	8.0	0.9	2.0

Total Rogers Cable	$749.7	$650.9	$134.3	$98.3

      For the first three months of 2003, PP&E expenditures totaled $98.3 million, a decrease of $36.0 million, or 26.8%, from the first quarter of 2002. This decrease is attributable to reductions in CPE, Scaleable Infrastructure and Upgrade/Rebuild for fiscal 2003.

      For fiscal 2002, PP&E expenditures decreased $98.8 million, or 13.2%, from 2001 to total $650.9 million. The largest factors driving the decline were the non-recurring costs in 2001 related to the construction of our own Internet network and platforms associated with the transition from At Home, partially offset by higher spending in 2002 on cable network rebuild projects.

Liquidity and Capital Resources

      Cash flow from operating activities before changes in working capital for the first quarter of 2003 increased by $17.3 million to $107.5 million from $90.2 million in the first quarter of 2002, reflecting the increased level of operating income. Taking into account the changes in working capital, cash flow from operating activities for the quarter increased by $83.6 million to $48.2 million, from a deficiency of $35.4 million in the previous period. Details of the changes in non-cash working capital for the first quarter of 2003 and 2002 are detailed in Note 9 of our consolidated financial statements. The primary driver of the year over year change in non-cash working capital items was the reduced level of accounts payable and accrued liabilities reflecting payments to suppliers combined with reduced capital spending in the first quarter of 2003 as compared to 2002, representing a use of cash of $66.4 million.

      In aggregate, other net sources of funds during the first quarter of 2003 totaled approximately $94.2 million. The sources of these funds were (1) $94.0 million proceeds received from advances under the bank credit facility and (2) proceeds of $0.2 million related to the sale of digital set-top terminals.

      The net funds used during the first quarter of 2003 totaled approximately $166.8 million, and were comprised of (1) the net repayment of $54.5 million of inter-company advances owing to RCI, (2) the purchase of $98.3 million of PP&E, (3) additions to video inventory of $12.6 million and (4) the payment of $1.4 million in back-to-back dividends.

      As a result of the above, our cash flow deficiency in the first quarter was $24.5 million, which, together with the opening cash on hand of $3.7 million, resulted in a closing cash deficiency of $20.8 million.

      Our available liquidity at March 31, 2003, was $944.0 million, represented by availability under our committed bank facility.

      Our loss for the fiscal year ended December 31, 2002 was $58.8 million compared to a loss of $146.7 million in 2001. This $87.9 million decrease in our loss was caused by several factors, the most significant of which was a non-cash reduction in future tax expense in 2002 of $152.9 million, as compared to 2001.

      Cash generated from operations before changes in working capital, which is calculated by adding back all non-cash items such as depreciation and amortization to the loss for the year, increased to $361.4 million in 2002 from $313.6 million in 2001. The $47.8 million increase is mainly the result of a $43.7 million increase in operating profit.

      Taking into account the changes in working capital for the 2002 fiscal year, cash generated from operations decreased by $45.8 million to $306.3 million, compared to $352.1 million in the previous year.

      In aggregate, other sources of funds totaled approximately $1,546.1 million. The sources of these funds were: (1) $450.0 million Senior Secured Notes issued in February 2002; (2) two U.S. note offerings totaling US$550.0 million ($860.1 million) issued in April 2002; (3) $37.0 million in net drawdowns under our bank credit facility; (4) $141.4 million in proceeds received upon the termination of certain cross-currency interest rate exchange agreements; and (5) $57.6 million from the issuance of Class B Common stock to RCI as compensation for the utilization of our tax losses. In aggregate, our total sources of funds during 2002 totaled $1,852.4 million.

      The funds used totaled approximately $1,840.3 million comprised of: (1) funding of net fixed asset additions of $646.7 million together with $59.3 million of additions to videocassettes and DVD inventory; (2) the repurchase or redemption of US$280.2 million aggregate principal amount of U.S. dollar-denominated long-term debt for $438.8 million and $21.8 million of premiums; (3) the prepayment of the $300 million Senior Secured Floating Rate Notes; (4) the net repayment of $281.1 million of inter-company advances from Rogers Communications Inc.; (5) the payment of a total of $63.0 million of dividends which was comprised of a $57.6 million dividend on our Class A Common shares and a $5.4 million dividend on our First Preferred shares; (6) $29.4 million of deferred charges; and (7) a $0.2 million reduction in capital leases.

      As a result of the above, $12.1 million of cash was generated during 2002. Taking into account the $8.4 million cash deficiency at the beginning of the year, cash on hand at 2002 year end was $3.7 million.

      Our new amended and restated bank credit facility is comprised of two tranches: (1) the $600 million Tranche A that matures on January 2, 2009; and (2) the $475 million Tranche B that reduces by 25% annually on each of January 2, 2006, 2007, 2008 and 2009. The Tranche B Credit Facility will mature as described above unless previously terminated on March 14, 2005 if our 10% senior secured second priority notes due 2005 are not repaid by refinancing or otherwise on or prior to October 14, 2004, or on November 30, 2007 if our 10% senior secured second priority debentures due 2007 are not repaid, by refinancing or otherwise, on or prior to June 30, 2007.

      On February 5, 2002, we issued $450 million 7.60% senior secured second priority notes due February 6, 2007. On April 30, 2002, we issued US$350 million 7.875% senior secured second priority notes due May 1, 2012 and US$200 million 8.75% senior secured second priority debentures due May 1, 2032.

      Certain interest rate and cross-currency exchange agreements were terminated during the year in the aggregate notional amount of US$411.0 million, which resulted in cash proceeds of $141.4 million.

      We used a portion of the funds received from the three debt issues discussed above, together with the proceeds from the termination of certain interest rate and cross-currency exchange agreements discussed above to prepay our $300 million senior secured floating rate note and to repurchase, and in some cases redeem, certain of our U.S. dollar-denominated debt in the aggregate principal amount of US$280.2 million. The remainder of the funds was used to fund PP&E expenditures and for general corporate purposes.

      Our required repayments on all long-term debt in the next five years totals $984.5 million, of which $412.8 million is for the repayment of our 10% senior secured notes due 2005 and $568.2 million is for the repayment of our 7.60% senior second priority notes due 2007 and 10% senior secured second priority debentures due 2007.

      We expect to continue to incur significant PP&E expenditures. In 2003, we expect PP&E expenditures to be between $500 million to $525 million. While we expect operating income to increase in 2003, we expect a net cash shortfall in 2003. We believe that we will have sufficient capital resources to satisfy our cash funding requirements in 2003 taking into account cash from operations and amounts available to be borrowed under our amended and restated bank credit facility.

      Of all of our debt instruments, the terms of the bank credit facility generally impose the most restrictive limitations on our operations and activities governed by these agreements. The most significant of these restrictions are debt incurrence and maintenance tests based upon certain ratios of debt to operating profit. We are currently in compliance with all of the covenants under our respective debt instruments and expect to remain in compliance with all of these covenants. Based on our most restrictive covenants at March 31, 2003, we could have borrowed approximately $1,537.5 million of additional long-term debt, of which $944.0 million could have been borrowed under our bank credit facility.

Contractual Obligations and Commitments

Contractual Obligations

      Our material obligations under firm contractual arrangements, including commitments for future payments under long-term debt arrangements, capital lease obligations and operating lease arrangements are summarized below as at December 31, 2002 and are fully disclosed in Notes 10 and 19 of our audited consolidated financial statements.

	Payments Due by Period

		Less than 1			After 5
	Total	Year	1 - 3 Years	4 - 5 Years	Years

	(in thousands of dollars)
Long-term debt	$2,349,492	$—	$412,789	$568,167	$1,368,536
Capital lease obligations	3,563	2,854	52	657	—
Operating leases	343,608	70,822	182,379	89,482	925

Total contractual cash obligations	$2,696,663	$73,676	$595,220	$658,306	$1,369,461

      We also have various contractual obligations in connection with related party transactions. See the section entitled “Certain Transactions and Relationships” and Note 17 to our audited consolidated financial statements.

     Other Commercial Commitments

      Our single most significant purchasing commitment is the total annual cost of acquiring programming. The cost of programming includes the monthly contracted payment for the licensing of programming paid directly to the programming suppliers as well as to the copyright collectives and the Canadian programming production funds. Canadian broadcasting distribution regulations govern the types of services we offer and, in some cases, the rates which we are required to pay programming suppliers. Payments to programming service providers are generally calculated on a “per subscriber” basis and are payable pursuant to negotiated contracts which may range in length from three to eight years. Based on our approximately 2.3 million basic cable subscribers as of March 31, 2003, we estimate that our total payment obligation to programming suppliers in 2003 will be approximately $372.0 million, including amounts payable to the copyright collectives and the Canadian programming production funds.

      The most significant purchasing commitment relating to Rogers Video is for the acquisition of videocassettes, DVDs and video games. We estimate that Rogers Video will spend approximately $60 million in 2003 on the acquisition of videocassettes, DVDs and video games (as well as non-rental merchandise) for rental and/or sale in Rogers Video stores. In addition, we expect to pay a further amount of approximately $34 million in 2003 to movie studios as part of our revenue-sharing arrangements with those studios.

Interest Rate and Foreign Exchange Management

      We use derivative financial instruments to manage our risks from fluctuations in foreign exchange and interest rates. These instruments include interest rate and cross-currency exchange agreements and, from time-to-time, foreign exchange option agreements and foreign exchange forward contracts.

      All such agreements are used for risk management purposes only and are designated as a hedge of specific debt instruments. In order to minimize the risk of counterparty default under these agreements, we assess the creditworthiness of these counterparties. At December 31, 2002, all of our counterparties in these agreements were financial institutions with a Standard & Poor’s rating (or other equivalent) ranging from A+ to AA-.

      The incurrence of U.S. dollar-denominated debt has caused substantial foreign exchange exposure as our operating cash flow is almost exclusively denominated in Canadian dollars. We have established a target of hedging at least 50% of our foreign exchange exposure through the use of instruments outlined above.

      At December 31, 2002, we had U.S. dollar-denominated long-term debt of US$1,030.0 million (2001 — US$760.2 million). At December 31, 2002, US$883.4 million (2001 — US$744.5 million) or 85.8% (2001 — 97.9%) is hedged with cross-currency interest rate exchange agreements at an average exchange rate of Cdn$1.5066 (2001 — $1.3275) to US$1.00. The US$138.9 million increase in U.S. dollar-denominated long-term debt hedged with respect to exchange rates is a result of (i) the termination of US$411.0 million notional amount of cross-currency interest rate exchange agreements; and (ii) entering into an aggregate of US$550 million notional amount of new cross-currency interest rate exchange agreements in order to hedge fluctuations in the exchange rate of our two new U.S. dollar-denominated debt issuances completed in April 2002. The increase in the average exchange rate in 2002 to $1.5066 from $1.3275 in 2001 was due to the new US$550 million notional amount of interest rate and cross-currency agreements entered into in 2002 having higher exchange rates than the exchange rates in the aggregate US$411.0 million notional amount of such agreements that were terminated during the year.

      At March 31, 2003, the amount of U.S. dollar-denominated long-term debt and the amount and particulars of the cross-currency interest rate exchange agreements were unchanged from December 31, 2002.

      The cross-currency interest rate exchange agreements have the effect of converting the interest rate on US$883.4 million of long-term debt from an average U.S. dollar fixed interest rate of 8.875% per annum to a weighted average Canadian dollar fixed interest rate of 9.735% per annum on $1,331.0 million.

      Total long-term debt at fixed interest rates at December 31, 2002 was $2,346.1 million (2001 — $829.7 million) or 99.7% (2001 — 51.3%) of total long-term debt. Our effective weighted average interest rate on all long-term debt as at December 31, 2002, including the effect of the interest rate and cross-currency exchange agreements, was 9.39% per annum (2001 — 8.36%).

      Total long-term debt at fixed interest rates at March 31, 2003 was $2,329.8 million or 95.8% of total long-term debt. Our effective average interest rate on all long-term debt as at March 31, 2003, including the effect of the interest rate and cross-currency exchange agreements, was 9.21% per annum.

      We will continue to monitor our hedged position with respect to interest rate and foreign exchange fluctuations and, depending upon market conditions and other factors, may supplement our hedged position with respect to foreign exchange fluctuations and/or interest rates in the future by entering into cross-currency interest rate exchange agreements and/or by using other hedging instruments.

      The following table summarizes, as at December 31, 2002 and March 31, 2003, the effect of changes in the foreign exchange rate on the unhedged portion of our U.S. dollar-denominated debt and the resulting change in the principal carrying amount of debt and interest expense based on a full year impact.

	Change in Debt	Change in Interest
Change in Cdn$ versus US$(1)	Principal Amounts	Expense(2)

	($ millions)	($ millions)
1 cent	$1.5	$0.2
3 cents	4.4	0.5
5 cents	7.3	0.8
10 cents	14.7	1.5

(1)	Canadian equivalent of unhedged U.S. dollar-denominated debt if U.S. dollar costs an additional Canadian cent.

(2)	Assumes no income tax effect.

Critical Accounting Policies And Estimates

General

      Management’s Discussion and Analysis of Financial Condition and Results of Operations is made with reference to our consolidated financial statements and the related notes, which have been prepared in accordance with Canadian GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements and the reported amount of revenues and expenses during the period. For example, we make significant estimates in determining the recognition of revenue, the allowance for doubtful accounts, useful lives and recoverability of assets and impairment of intangible assets. These estimates are based on our historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

      We have identified the policies below as critical to our business operations and an understanding of results of our operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this section. For a detailed discussion on the application of these and other accounting policies, which are reviewed by our Audit Committee, see Note 2 to our audited consolidated financial statements.

Revenue Recognition

      We, through our identified segments, earn revenues that can be categorized into two types, the majority of which are recurring in nature on a monthly basis from ongoing relationships with our subscribers:

i) Monthly subscriber fees in connection with cable and Internet services and equipment are recorded as revenue on a pro-rata basis over the month.

ii) Revenues from the sale of PPV services, VOD services, video rentals and other transactional sales of products are recorded as revenue as the services or products are provided.

Allowance for Doubtful Accounts

      A substantial portion of our revenues are earned from individual subscribers. The allowance for doubtful accounts, as disclosed on the balance sheet of the consolidated financial statements, is calculated on a formula basis taking into account factors such as the number of days the subscriber is past due and the status of a subscriber’s account with respect to whether or not they are continuing to receive service.

As a result of the allowance for doubtful accounts being formula-based, fluctuations in the aging of subscriber accounts will directly impact the reported amount of bad-debt expense. For example, events or circumstances that result in a deterioration in the aging of subscriber accounts will in turn increase the reported amount of bad debt expense. As circumstances are corrected and subscriber accounts are adjusted and brought current, the reported amount of bad debt expense will decline.

Subscriber Acquisition Costs

      We operate within highly competitive industries and generally incur substantial costs to attract new subscribers. All sales and marketing expenditures, such as commissions and equipment subsidies, related to subscriber acquisitions are expensed on activation of the subscriber.

      A large percentage of the subscriber acquisition costs, such as equipment subsidies and commissions are variable in nature and directly related to the acquisition of a subscriber. Accordingly, in periods in which we experience substantial subscriber growth, expenses for that period will be higher.

Costs of Subscriber Retention

      In keeping with the practice of expensing costs related to the acquisition of new subscribers, costs related to subscriber retention are expensed in the period incurred. Increased retention activities will in turn increase expense.

Capitalization of Costs

      We are engaged in the activity of building and deploying network assets and incur internal costs related to these activities. During construction or deployment of new assets, direct costs plus a portion of applicable overhead costs are capitalized.

Property, Plant and Equipment

      PP&E expenditures are recorded at purchase cost and include capitalized internal costs related to the construction and deployment of new assets. We review the recoverability of PP&E expenditures for impairment whenever events or changes in circumstances occur, or at least annually. Recoverability is measured by a comparison of the carrying amount of a group of assets to future undiscounted net cash flows expected to be generated by that group of assets.

Canadian and United States Accounting Policy Differences

      We prepare our financial statements in accordance with Canadian GAAP. U.S. GAAP differs in certain respects from Canadian GAAP. The areas of material differences and their impact on our financial statements are described in Note 23 to our audited consolidated financial statements. The significant differences include: (1) accounting for certain development and pre-operating costs, (2) the accounting for gains on sale and exchange of certain cable television systems, (3) the accounting for the acquisition of Cable Atlantic Inc. and (4) the accounting for cross-currency interest rate exchange agreements.

      Under Canadian GAAP, we defer the incremental costs relating to the development and pre-operating phases of new businesses and amortize these costs on a straight-line basis over periods up to five years. Under U.S. GAAP, these costs are expensed as incurred. As a result, under U.S. GAAP, our loss for the years ended December 31, 2000, 2001 and 2002 was increased (decreased) by $0.9 million, ($0.7) million and ($9.4) million, respectively.

      Under Canadian GAAP, the cash proceeds on the non-monetary exchange of cable assets in 2000 were recorded as a reduction in the carrying value of PP&E. Under U.S. GAAP, a portion of the cash proceeds received must be recognized as a gain in the consolidated statement of income. Under U.S. GAAP, this gain amounted to $40.3 million, before income taxes.

      In addition, under Canadian GAAP, the after-tax gain arising on the sale of certain of our cable television systems in prior years was recorded as a reduction of the carrying value of goodwill acquired in a contemporaneous acquisition of certain cable television systems. Under U.S. GAAP, we included the gain on sale of the cable television systems in income, net of related deferred income taxes.

      As a result of the accounting for gains on sale and exchange of certain cable television systems under U.S. GAAP, our loss under U.S. GAAP for the years ended December 31, 2000, 2001 and 2002 was increased by $3.6 million, $7.6 million and $4.0 million, respectively.

      U.S. GAAP requires that shares issued in connection with a purchase business combination be valued based on the market price at the announcement date of the acquisition. Canadian GAAP required that shares issued in connection with a purchase business combination be valued based on the market price at the consummation date of the acquisition. Accordingly, the cost of acquisition of Cable Atlantic Inc. under U.S. GAAP was increased by $35.4 million resulting in an increase in goodwill of this amount and a corresponding increase in the value of the seventh preferred shares we issued as partial consideration for the acquisition.

      Under U.S. GAAP as of January 1, 2001, the change in the fair values of our cross-currency interest rate exchange agreements must be recorded as an adjustment to net income. Accordingly, our loss under U.S. GAAP for the years ended December 31, 2001 and 2002 has been decreased by $38.2 million and $41.7 million, respectively. Further, our loss under U.S. GAAP for the year ended December 31, 2001 was increased by the related cumulative transition adjustment of $34.6 million.

Recent Accounting Developments

      Recent Canadian accounting pronouncements are described in note 2(p) to our audited consolidated financial statements. Note 23(o) to our audited consolidated financial statements describes recently issued U.S. accounting pronouncements that were not effective for the year ended December 31, 2002 but would have been effective for the three-month period ended March 31, 2003 had we prepared our unaudited interim consolidated financial statements under U.S. GAAP. We are evaluating the impact of adopting the standards and have not yet quantified the effect.

BUSINESS

General

      We are Canada’s largest cable television company, serving approximately 2.3 million basic cable subscribers at March 31, 2003, representing approximately 30% of basic cable subscribers in Canada. We also provide digital cable services to 434,600 subscribers and Internet service to approximately 689,700 subscribers at March 31, 2003. We have highly clustered and technologically advanced broadband networks in Ontario, New Brunswick and Newfoundland. Our Ontario cable systems, which comprise approximately 90% of our basic cable subscribers, are concentrated in three principal clusters in Ontario: (1) in and around the greater Toronto area, Canada’s largest metropolitan center; (2) Ottawa, the capital city of Canada; and (3) the Guelph to London corridor in southern Ontario. Our New Brunswick and Newfoundland cable systems in Atlantic Canada comprise the balance of our subscribers.

      Through our technologically advanced broadband networks, we offer a diverse range of services, including analog and digital cable television services and residential and commercial Internet services. We also offer videocassette, DVD and video game sales and rentals through Rogers Video, Canada’s second largest chain of video stores. There were 270 Rogers Video stores at March 31, 2003, many of which provide subscribers with the ability to pay their cable television, Internet or Wireless bills, to pick up and return cable TV and Internet equipment and to purchase wireless handsets, services and accessories.

      Our cable systems in Ontario and New Brunswick, with a few exceptions, are interconnected to regional headends by inter-city fibre optic rings. The fibre interconnections allow the Ontario and New Brunswick cable systems to function as two large cable systems. Our remaining subscribers in Newfoundland and rural New Brunswick are served by local headends. Our regional headends in Toronto, Ontario and Moncton, New Brunswick provide the source for most television signals used in the cable systems. At March 31, 2003, 99% of the homes passed in our service areas had digital cable available and 94% of the homes passed were two-way capable. Approximately 95% of our cable network has a capacity of 550 MHz or greater and approximately 77% of our network is built out to 750/860 MHz at March 31, 2003.

      Our analog cable service consists of basic and tiered analog cable television service, typically comprising 31 channels of basic service and a choice of three additional tiers comprised of up to 30 additional channels. Our digital cable service allows subscribers to augment their analog services with a wide selection of digital programming services, selecting from digital programming services individually, in pre-set theme packages or in customer selected packages. In addition, digital cable service provides subscribers with a platform to select our advanced cable services, such as interactive television, enhanced television, time-shifting and HDTV, all of which are currently available, as well as VOD which we launched in August 2002 in Central Toronto, covering an area of 530,000 homes passed. We currently have a library of over 500 titles. Our digital cable service also provides additional features, including a detailed interactive programming guide, interactive PPV ordering, parental control features and 40 channels of digital CD quality music. At March 31, 2003, we had 434,600 digital cable subscribers, representing a penetration rate of 19.1% of our basic cable subscribers.

Overview of Canadian Cable Television Industry

      Cable television service has been available in Canada for approximately 50 years, with the country’s first cable systems established in Vancouver (British Columbia), London (Ontario) and Montreal

(Quebec). The following table summarizes the growth of the Canadian cable television industry over the last five years:

	As of September,

	1998	1999	2000	2001	2002

Television households (millions)	11.6	11.4	11.6	11.6	11.8
Total homes passed by cable (millions)	10.3	10.4	10.5	10.6	11.2
Total homes passed by cable as a percentage of television households	88.8%	91.2%	90.5%	91.4%	94.9%
Total basic cable subscribers (millions)	8.3	8.4	8.3	8.2	7.9
Basic cable subscribers as a percentage of total homes passed by cable	80.6%	80.8%	79.0%	77.4%	70.5%

Source: Canadian Cable Television Association.

      The Canadian cable television industry is regulated at the federal level, primarily by the CRTC. Canadian cable companies operate under licenses issued by the CRTC. See the section entitled “Business — Governmental Regulation”.

      There were approximately 1,984 licensed cable television systems in Canada serving approximately 7.9 million cable television subscribers as of September, 2002. Almost 500 of these licensed cable television systems are owned and operated by the four largest Canadian cable companies serving approximately 6.7 million basic cable subscribers as of September, 2002, representing approximately 85% of the total Canadian cable subscribers. The following table provides a summary of the four largest Canadian cable television companies and the provinces in which each company provides service:

	Basic Cable
	Subscribers	% of
Company	(millions)	Total	Provinces Served

Rogers Cable	2.3	29.1%	Ontario (greater Toronto, Ottawa and the Guelph to London corridor), New Brunswick and Newfoundland
Shaw Cablesystems	2.1	26.6%	British Columbia (greater Vancouver), Alberta (Calgary and Edmonton), Saskatchewan, Manitoba (Winnipeg) and Ontario (Thunder Bay and Sault Ste. Marie)
Vidéotron Ltée	1.5	19.0%	Quebec
Cogeco Cable	0.8	10.1%	Ontario (Hamilton and surrounding area) and Quebec

Source: Canadian Cable Television Association.

Business Strategy

      Our goal is to maximize our revenue, operating profit and return on invested capital by leveraging our technologically advanced cable network to meet the information, entertainment and communications needs of our subscribers, from basic cable television to advanced cable services, including digital cable, Internet access, PPV services, VOD, HDTV, Interactive TV and enhanced TV. Our strategies to achieve this objective include:

Geographically Concentrating and Clustering Cable Systems

      Clustering allows us to maximize operating efficiencies through centralized billing and the sharing of general management, customer service, marketing and technical support. In addition, clustering of cable systems in major metropolitan areas improves the economics that allow us to develop and launch new services, such as digital cable and Internet services, and spread the capital and operating costs associated with such services over a large subscriber base. Accordingly, clustering allows us to more rapidly and effectively deploy new products and services, enhancing our ability to increase both subscribers and revenues. Finally, concentrating our cable systems in a geographic area is designed to result in a higher quality and more reliable cable system.

      We actively pursue the acquisition and development of cable television systems in communities that are within close proximity to our existing systems in order to increase our revenues and maximize economies of scale and operating efficiencies. We believe that the most cost effective and reliable method of providing our subscribers with both the highest quality entertainment services and the earliest availability of new services is to cluster and interconnect our cable television systems.

      As a part of this clustering strategy, during 2000, we entered into an agreement with Shaw to exchange certain cable television and Internet assets effective November 1, 2000. We exchanged our cable television and Internet assets in Vancouver and the surrounding region of southwestern British Columbia, with approximately 623,000 basic cable subscribers, for Shaw’s cable television and Internet assets in southern Ontario and New Brunswick, with approximately 601,000 basic cable subscribers. As a result, all of our cable systems are now located in eastern Canada, with approximately 90% of our basic cable subscribers clustered in Ontario.

Offering a Wide Selection of Products and Services

      We believe that offering a wide variety of products and services enables us to preserve our existing subscriber base, increase revenue generated from each subscriber, increase subscriber satisfaction and reduce subscriber deactivations. The clustering and interconnection of our cable systems and the maintenance of our technologically advanced cable network allow us to accelerate the introduction of new and advanced cable services, such as digital cable service and Internet service. Our ability to offer digital cable service allows us to offer a more extensive array of products and services than those available from basic analog cable service. Digital cable technology allows us to offer increased channels, expanded PPV service, premium, specialty and ethnic channels, timeshifting, HDTV, digital music channels, enhanced TV and Interactive TV. We intend to continue to develop products and services that extend from our digital cable platform, such as VOD, which we launched in August 2002 in Central Toronto, covering an area of 530,000 homes passed. We currently have a library of over 500 titles. In addition, we provide our subscribers with greater choice and flexibility by offering our digital specialty channels individually, in pre-set theme packages or in customer-selected packages of 5, 10, 15, 20 or 30 channels.

Maintaining a Technologically Advanced Cable Network

      We believe that we are a leader in the deployment of cable network technology in North America, making substantial investments in the installation of fibre optic cable and the interconnection of our cable systems in order to have the capacity necessary to offer our subscribers a wide array of cable products and services. We are currently in the process of upgrading our cable network to 750/860 megahertz, with approximately 77% of our network upgraded as at March 31, 2003. We expect to rebuild most of the balance of our network by the end of 2003. We believe that our network capacity will be sufficient to support multiple cable modem systems and data traffic from interactive digital set-top terminals for at least the next five years. We also believe that our network architecture provides us with significant advantages, including more bandwidth for advanced products and services, improved picture quality, increased reliability and reduced maintenance.

Increasing Quality of Service

      We continue to focus on ways to increase the quality of service that we provide to our subscribers, by improving technical service, enhancing customer support, increasing product quality and providing service with greater reliability. For example, we are focusing on methods to improve the quality of our cable installation procedures in order to minimize maintenance costs and service interruptions. We are also taking steps to improve our existing customer service capabilities through efforts to reduce call wait times and expand customer service functions through our existing distribution network and our website. We believe that quality control measures not only reduce subscriber deactivations, but lower our overall costs by eliminating expenses attributable to corrective action such as installation repair. In addition, we intend to improve operating efficiencies through direct cost reductions, wherever possible.

Leveraging our Relationships within the Rogers Group of Companies

      We work with the Rogers group of companies to identify areas where we can combine products, services and resources to reduce subscriber deactivations, improve operating efficiencies and maximize revenue. For example, we have leveraged our relationship with the Rogers group of companies to provide bundled product and service offerings to our subscribers at attractive prices through the Rogers VIP Program. The Rogers VIP Program is a partnered discount program offered to our subscribers who take the full suite of basic and tier products along with extra outlets. Rogers VIP Program members are currently entitled to discounts on analog and digital cable service, Internet service, Rogers Video rentals, Wireless services, Rogers Media products and The Shopping Channel purchases, as well as discounts on products of third party promotion partners, such as RadioShack Canada. At March 31, 2003, there were 610,700 Rogers VIP Program members, and the Rogers VIP Program has been a key factor in the continued growth of tier three cable service penetration levels and, more importantly, our retention rates among existing subscribers.

      We are also working with Wireless to provide common customer support for our subscribers. We and Wireless have common call centers for subscribers of Wireless and Rogers Cable service. Common call centers enable us to offer our common subscribers a single point of contact, and facilitate our efforts to conduct cross-promotional campaigns to a larger target base. In addition, in conjunction with Wireless, we offer our common subscribers the option of receiving a common bill both for wireless telecommunications, cable television and Internet services. We believe that common billing provides subscribers with a level of convenience that increases customer satisfaction rates and, as a result, further reduces deactivations.

Continuing to Develop Brand Awareness

      We have taken significant steps to promote the “Rogers” brand as a symbol of a diversified communications company that delivers products and services ranging from cable television and Internet services to wireless services and magazine publications. We believe that a strong brand representing a diversified portfolio of products and services will allow us to take advantage of the benefits afforded by our association with the Rogers group of companies. For example, we are able to take advantage of cross-selling opportunities to bundle products and services. We believe that our ability to promote a wide array of products and services provides us with a distinct advantage over many of our competitors, promotes consumer loyalty and offers a channel to increase the revenue generated by each subscriber. In addition, we believe that consumers that have a positive experience with a particular Rogers product are more likely to translate that experience into a preference for additional Rogers products and services, including cable service.

      Since we believe that these opportunities are bolstered by a strong Rogers brand, we have taken a number of steps to promote brand awareness. We utilize our Rogers Video stores as a vehicle to promote to consumers a wide variety of Rogers products and services, including cable and wireless services. We actively promote a unified Rogers website (www.rogers.com) where consumers are able to access information regarding all of the Rogers products and services, order products and services, pay cable and wireless bills and sign-up for electronic bill presentment. We also engage in a variety of community service activities, including charity sponsorships, providing local community access channels and employee volunteer programs, all under the banner of our Rogers brand. We believe that these measures have bolstered the recognition of the Rogers brand and, accordingly, have allowed us to more effectively promote our cable products and services.

Network

      Our cable systems in Ontario and New Brunswick, with few exceptions, are interconnected to regional head-ends by inter-city fibre optic rings. The fibre interconnections allow our multiple Ontario and New Brunswick cable systems to function as two large cable systems. Our remaining subscribers in Newfoundland and rural New Brunswick are served by local headends. Our regional headends in Toronto, Ontario and Moncton, New Brunswick provide the source for most television signals used in the cable systems.

      Our dominant technology architecture is based on a three-tiered structure of primary hubs, optical nodes and coaxial cable distribution. The primary hubs, located in each region that we serve, are connected together by inter-city fibre optic systems carrying television, Internet, network control and monitoring, and administrative traffic. The fibre optic systems are constructed as rings that allow signals to flow in and out of each primary hub through two paths, providing protection from a fibre cut. The high-capacity optical fibre networks deliver high performance and reliability, and have substantial reserves for future growth in the form of dark fibre and unused optical wavelengths. Each primary hub serves on average approximately 100,000 subscribers.

      Optical fibre joins the primary hub to the optical nodes in the cable distribution plant. Final distribution to subscriber homes from optical nodes uses coaxial cable with two-way amplifiers to support interactive television and Internet service. Co-axial cable capacity has been increased repeatedly by introducing more advanced amplifier technologies. Co-axial cable remains the most cost-effective and widely deployed means of carrying two-way television and Internet services to residential subscribers.

      Groups of approximately 600 or fewer cable customer homes are served from each optical node in a cable architecture commonly referred to as fibre to the feeder (FTTF). The FTTF plant provides bandwidth up to 750 MHz or 860 MHz, which includes 37 MHz of bandwidth used for “upstream” transmission from the subscribers’ premises to the primary hub. The upstream bandwidth is projected to be sufficient to support multiple cable modem systems and data traffic from interactive digital set-top terminals for at least the next five years. When necessary, additional upstream capacity can be provided by reducing the number of homes served by each optical node. Fibre cable has been placed to permit a reduction of the node size from 600 to 300 homes by installing additional optical transceiver modules.

      Approximately 77% of our cable plant has been upgraded to 750/860 MHz FTTF architecture as at March 31, 2003. Through our scheduled network upgrade program, most of the balance will be rebuilt to FTTF by the end of 2003. Some smaller communities and rural areas continue to use more traditional two-way cable architectures with 2,000 subscribers per node and 600 MHz bandwidth. Overall, 94% of our total cable plant was two-way addressable at March 31, 2003, with approximately 95% of our plant capable of transmitting 550 MHz of bandwidth or greater.

      We believe that the 750/860 MHz FTTF architecture provides us with significant advantages including more bandwidth for television and data services, improved picture quality, enhanced two-way capability, increased reliability and reduced maintenance. In addition, our clustered network of cable systems served by regional head-ends facilitates more rapid introduction of new services to subscribers with a lower capital cost.

Products and Services

      We offer a broad range of products and services, which we customarily classify into three operating revenue sources: (1) core cable services; (2) Internet services; and (3) video stores operations. Core cable services consists of analog and digital cable services. Revenue from core cable services accounted for 68.6% of our consolidated revenues for the year ended December 31, 2002. Internet services consists of providing e-mail and Internet access to residential and commercial subscribers through our cable network, and generated 15.2% of our consolidated revenues for the year ended December 31, 2002. Our video stores operations segment consists of our 270 Rogers Video stores which offer videocassette, DVD and video game sales and rentals, and Wireless products and services. Revenues from our Rogers Video operations generated 16.2% of our consolidated revenues for the year ended December 31, 2002.

Core Cable Services

      Analog Cable Service. Our analog cable service provides subscribers with basic analog cable programming and the option to expand their basic cable service with tiers of additional programming in analog format.

•	Basic Cable Service — All of our cable television subscribers, including our digital cable subscribers, subscribe to basic cable service for access to traditional programming. Basic cable service can be accessed through a normal cable-ready television set without the need for an additional set-top terminal. Basic cable service typically consists of approximately 31 channels comprised of Canadian services, including affiliates of the major Canadian networks, United States networks (ABC, NBC, CBS, PBS and Fox), a community access channel, a television home shopping channel (The Shopping Channel, operated by Rogers Media), Canadian specialty programming services (such as CBC Newsworld, CTV NewsNet and YTV) and a non-programming service channel. The subscriber pays a monthly fee for service; these rates were recently deregulated by the CRTC. See the section entitled “Business — Governmental Regulation”.

•	Tier Service — We also offer our basic cable subscribers an extended tier cable service which, in most areas, provides subscribers with a choice of three tiers of additional specialty channels, which in most areas are comprised from ten United States specialty services (including CNN, TBS, A&E, CNN Headline News and The Golf Channel) and 20 Canadian specialty services (including Showcase, Bravo!, Life Network and The Comedy Network). Tier subscribers pay a monthly fee that reflects the rate for basic cable service, plus a fee for additional services offered with the selected tier. See the section entitled “Business — Governmental Regulation”.

      Digital Cable Service. Digital cable is based on digital compression technology, which enables us to substantially increase the number of channels our cable systems can carry. Digital compression technology converts up to 12 analog signals into a digital format and compresses these signals into the bandwidth normally occupied by one analog signal. All digital cable subscribers rent or, in some cases, purchase a digital set-top terminal that allows them to access our various digital cable offerings. The digital set-top terminal features a detailed interactive program guide that allows subscribers to navigate between channels, identify the current program, identify additional programming on any channel, obtain a synopsis of current and future programs and use a parental control option to block certain programming. The digital set-top terminal also allows subscribers to access 40 channels of digital CD quality music in a number of different musical genres. At March 31, 2003, we had deployed 493,500 digital set-top terminals to 434,600 digital cable service subscribers.

      Digital cable service provides subscribers with greater programming diversity, better picture quality of digital channels, improved reliability and enhanced service features. The expanded capacity afforded by digital cable allows subscribers to augment their analog services with a greater number of channels and programming choices through our specialty, multicultural, premium and PPV service selections. In addition, digital cable service provides subscribers with a platform to select our advanced cable services, such as interactive television, enhanced television, timeshifting and HDTV, all of which are currently available, as well as VOD, which we launched in Central Toronto, covering an area of approximately 530,000 homes. We currently have a library of over 500 titles. The following describes our digital cable service offerings:

•	Specialty Service Channels — Digital cable subscribers are able to select from more than 60 specialty channels that are not available on analog cable, such as Animal Planet, BBC Canada, The Biography Channel, Game Show Network, MSNBC and Tech TV. Our selection of specialty channels includes news, sports, movies, family and other special interest programming. Subscribers can select from our selection of specialty channels by ordering pre-set theme packages of channels, such as sports, movies or family packs. Alternatively, subscribers may select specialty channels on an individual basis, or create their own package of 5, 10, 15, 20 or 30 specialty channels.

•	Time-shifting — Through time-shifting, we broadcast certain programming selections from up to four different time zones, providing digital cable subscribers with more opportunities to view programs on time-shifted offerings. For example, programming on a broadcast network with a scheduled start time is delivered from a variety of time zones, so that subscribers can select from a number of scheduled times to view a particular program. We introduced 20 channels of time-shifted programming service to our digital cable subscribers in January 2002.

•	Multicultural Services — We also offer our digital cable subscribers a number of foreign language programming choices, including programming in Cantonese, Mandarin, Greek, Portuguese and Arabic. We are currently the leading provider of foreign language programming in Canada, offering more foreign language channel offerings than any other Canadian television provider. Our subscribers select from our multicultural service offerings on an individual basis.

•	Premium Service — Digital cable subscribers can also select from our two premium service offerings. Our digital premium service provides subscribers with two movie services which have been multiplexed into seven channels, together with four superstations, including WGN (Chicago), KTLA (Los Angeles), WPIX (New York) and WSBK (Boston). Subscribers may also select Playboy TV as a premium service. Subscribers pay an additional monthly fee for premium service channels.

•	Pay-Per-View — PPV allows subscribers to select and pay for individual movies, sports and other entertainment events, including concerts and boxing. Digital cable subscribers can order pay-per-view programming directly through the set-top terminal with their remote control. We offer our digital cable subscribers up to 48 PPV channels, which typically consist of 12 PPV offerings, each with four different start times. We also offer three sports PPV packages, which allow subscribers to pay a fixed fee for extensive sports coverage for a particular season. We offer a National Football League season package through the NFL Sunday Ticket package on an exclusive basis in our licensed areas, and offer a National Hockey League season package through the NHL Center Ice package, and offer a Major League Baseball season package through the MLB Extra Innings package. We also offer a package that combines all three sports offerings.

•	High-Definition Television — HDTV provides television service with approximately five times the resolution of current analog television broadcasting and with digital sound quality. Accordingly, HDTV provides subscribers with enhanced picture quality and audio presentation. HDTV is available to those subscribers living in certain of our network areas, with an HDTV ready television set and an HDTV set-top terminal. We currently offer up to ten channels of HDTV.

•	Video-on-Demand — VOD service enables digital cable subscribers to rent from a library of movies, documentaries and other programming through their digital set-top box. Our digital cable subscribers are able to rent their VOD selections for a period of 24 hours, which they are then able to watch at their convenience with full stop, rewind, fast forward, pause and replay functionality during that period. Our initial deployment began on a test basis in Central Toronto. In August 2002, we launched our VOD service in Central Toronto, covering an area of 530,000 homes passed, and by the end of 2003, we plan to have our VOD service available to approximately 90% of our customers in the greater Toronto area. We expect subscribers will pay for VOD service primarily on a per-selection basis, although we may also offer some VOD programming on a category basis, such as children’s programming, sports and music, for a single subscription fee for a set period of time.

•	Enhanced Television — We are able to provide enhanced television programming using technology developed by Wink Communications, Inc. The Wink technology embeds interactive features, such as additional information and statistics about a television program or the option to order an advertised product, into programming and advertisements. A subscriber with a digital set-top terminal is able to see an icon flash on the screen when enhanced TV features are available with respect to a program or advertisement. By pressing the select button on a standard remote control, a viewer is able to access additional information regarding the program, including, for example, information on prior episodes or the program’s characters. A viewer watching an advertisement is able to access additional information regarding the advertised product and may also be able to utilize the two-way transmission features to order a product. Enhanced TV services are provided free of charge to the subscriber. We earn a fee based on the greater of a percentage of revenue earned or a guaranteed minimum based on digital households.

•	Interactive Television — In addition to our cable modem-based Internet access, we also provide our digital cable subscribers with Internet access over the television through our Interactive TV service. Interactive TV offers low-cost Internet access to subscribers, is user-friendly, appeals to first-time Internet users and does not require the use of a personal computer, an existing or additional telephone line or any additional equipment. Users of Interactive TV are able to use the Internet and e-mail through their television utilizing either the standard digital cable remote control or a wireless keyboard that operates through the digital set-top terminal.

      Set-Top Terminals. We offer digital equipment on a rental and sales basis. The digital set-top terminals that are deployed allow subscribers to receive digital specialty, multicultural, premium and PPV channels, as well as VOD and interactive services.

Internet Services

      The use of computers, on-line services and the Internet has increased significantly over the last few years. We believe that the market for Internet service and the revenue opportunities of Internet-related services will continue to grow. We are taking advantage of these opportunities by providing Internet access and work-at-home services to residential and commercial subscribers through our Internet access services.

      Residential Internet Service. We provide our Internet service to our residential subscribers via cable modems attached to personal computers. By utilizing our hybrid fibre coaxial cable network, we are able to deliver access to the Internet at speeds significantly faster than traditional dial-up modems, capitalizing on the substantial capacity of our network.

      In March 2002, we commenced marketing our Internet service under the Rogers Hi-Speed Internet brand. In mid-March 2002, we introduced the Lite Internet service option which is targeted at Internet users currently using a dial-up connection. Although not as fast as our Rogers Hi-Speed Internet service, this new service option is priced competitively and offers the advantages of a cable modem connection (including higher download and upload speeds and elimination of the need to tie up the telephone line or the expense for a second telephone line or Internet call display services). Our new Internet service option currently provides subscribers one @rogers.com email address at a price of $29.95 per month, including the cable modem rental. In comparison, our Rogers Hi-Speed Internet service currently provides up to seven @rogers.com email addresses and web page hosting services at a price of $44.95 per month. At March 31, 2003, we had approximately 88,100 subscribers to our Lite service option.

      Usage Based Billing. In late 2003, we plan to introduce usage based billing to both our residential and commercial Internet customers. It is a tool designed to measure Internet usage and will allow us to bill customers for any usage above a prescribed limit.

      Commercial Internet Service. We currently offer telecommunications products and services to small and medium business enterprises, primarily businesses with under 50 employees, under the “Rogers Business Solutions” brand. We provide these businesses with varying levels of Internet service, domain name hosting, web hosting and e-mail service. In addition, in response to the increased number of employees who work from home and access commercial databases from their home computer, we offer a “telecommuter” product that allows single users to access corporate databases through our cable network.

      Incredible Rogers Bundles. In May 2002, we launched “Incredible Rogers Bundles” offering customers the ability to combine their Internet, digital, and analog services on one bill at a competitive price. As of March 31, 2003, in excess of 107,000 customers have subscribed to a bundled package of their choice.

Video Stores

      We own and operate Rogers Video, Canada’s second largest chain of video stores, providing videocassette, DVD and video game sales and rentals. There were 270 Rogers Video stores at March 31, 2003, with many stores located in our licensed cable television system areas in order to take advantage of the brand awareness generated by our Rogers cable service.

      Rogers Video enables us to provide customer and promotional support for our cable and Wireless products and services. For example, our video stores also function as retail outlets for Wireless. In addition, many Rogers Video stores also function as retail outlets for our cable systems, providing our subscribers with an alternative location to pay bills and, in some cases, to subscribe for additional products and services. Many of our retail outlets are able to provide customers with demonstrations of our services, such as interactive television, HDTV and Internet. In addition, many of our Rogers Video stores are integrated which provide subscribers with the ability to pay their cable television, Internet or Wireless bill on-line and in real-time and which feature a full complement of products and services by the Rogers group of companies.

Marketing

Marketing Strategy

      Our marketing strategy is focused on (1) maintaining our subscriber base and (2) leveraging our relationship with existing subscribers by offering them additional products and services. In order to maintain subscribers, we focus on designing product and service offerings that are priced and promoted specifically to meet the demands of our market segments. In order to increase revenues, we focus on promotional techniques to (a) upgrade and expand the product and service offerings selected by our subscribers, such as encouraging subscribers to upgrade from basic to digital service, encouraging basic subscribers to subscribe to tier service and encouraging digital cable subscribers to use PPV and VOD services, and (b) offer bundles of products and services, such as encouraging our cable subscribers to subscribe to Internet service.

      We conduct marketing activities through our customer service call centers. Our call center operators are trained to offer and promote additional services to our existing subscribers when they call to discuss matters relating to their existing service. In addition, we currently share call centers with Wireless, and a significant number of our customer service representatives are trained to handle both Wireless and Rogers Cable subscribers and offer our services to Wireless subscribers when they make customer service calls. We find that we have been able to successfully leverage our relationship with customers of other Rogers companies, such as Rogers AT&T Wireless, to successfully market our products and services.

      We have taken a number of steps to enhance consumer recognition of the Rogers brand, and have developed marketing strategies to leverage our brand name. For example, many of our Rogers Video stores are capable of introducing consumers to our new digital cable products and services by offering in-store demonstrations of services, such as interactive television, HDTV and Internet service, and are able to provide a number of customer service functions such as bill payment. In addition, through our Rogers VIP Program, we provide bundled product and service offerings across the Rogers group of companies to our subscribers at a discount. Finally, our Internet site for the Rogers group of companies offers a forum for consumers to obtain information about our products and services, and to subscribe for cable service.

Marketing Initiatives

      Our marketing efforts are tailored to each of the following market segments, with promotional activities that are designed to most effectively generate sales from the different segments.

      Basic Cable Service. Given the high penetration of basic cable service in our network area, our marketing efforts with respect to basic cable service concentrate on door-to-door sales, telemarketing and direct mail services to promote the value and convenience of our basic cable service. In addition, we are able to promote our basic cable service through our call centers to Wireless subscribers and through the Internet site for the Rogers group of companies.

      Tier Service. We primarily promote our tier service through campaigns directed at existing basic cable service subscribers. Our primary promotion for tier service involves the Rogers VIP Program. Through this program, basic cable service subscribers who also subscribe for all three tiers of additional programming receive discounts on analog and digital cable service, Internet service, Rogers Video rentals, Wireless services, Rogers Media products and The Shopping Channel purchases, as well as discounts on products of third party promotion partners, such as RadioShack Canada. As of March 31, 2003, there were 610,700 Rogers VIP Program members, and the Rogers VIP Program has been a key factor in the continued growth of tier three cable service penetration levels.

      Digital Cable Service. We primarily compete for digital cable subscribers with satellite service providers. Our promotional campaigns for digital cable service focus on the wide variety and number of news, sports, movie, family and other specialty channels available through digital cable, which are competitive with the number offered by satellite providers. We also promote our digital cable service, which includes our specialty, multicultural and premium channels, by offering digital cable subscribers a variety of service packages. For example, digital cable subscribers can select from our digital programming services individually, in pre-set theme packages, which include a series of program offerings based on certain sports or movie genre themes, or in customer-selected packages of 5, 10, 15, 20 or 30 channels. We also promote an ultimate value package which offers a wide selection of specialty programming choices, as well as a number of pre-set theme packages, at an attractive price.

      In order to promote our digital service, as well as our selection of programming packages, we engage in television and print advertising, telemarketing and direct mail campaigns, as well as promotions through our Internet site. For example, consumers who subscribe for digital service through our Internet site currently receive rebates and free previews of specialty channels. We also contact our existing subscribers to promote additional services, or promote these services through our call centers when subscribers make customer service calls. Many of our promotional campaigns offer price discounts on certain programming options, which we are often able to offer by negotiating programming fee discounts with programming suppliers. Finally, we promote our digital products through our Rogers Video retail outlets, allowing consumers to get information about, and subscribe for, digital products in our retail locations and the retail locations of certain third party retail partners, and to pick up and return digital set-top terminals.

      Residential Internet Service. We primarily compete for residential Internet subscribers with local telephone service providers who offer digital subscriber line, or DSL, Internet service. In addition, in mid-March 2002, we introduced the Lite service option which, although not as fast as our Rogers Hi-Speed Internet service, offers the advantages of a cable modem Internet connection at a competitive price. Our primary marketing strategy for residential Internet service is to offer the service to our existing subscribers as a complement to their cable television service. We engage in television and print advertising, telemarketing and direct mail campaigns to promote our residential Internet service, as well as through our call centers. We have also been successful in promoting our residential Internet service through our self-install program, whereby subscribers are able to self-install their service for a lower installation fee than that charged when we install the service at the subscriber’s home.

      We have also been able to market our residential Internet service through an extensive national network of over 700 retail locations. Under arrangements with retail outlets such as Future Shop, Best Buy, RadioShack Canada and a variety of computer specialty stores, as well as through our network of Rogers Video stores, subscribers are able to obtain information regarding our residential Internet service, receive in-store demonstrations and subscribe for service. We generally pay our retail partners a fixed commission for each sale made, and pricing for service is fixed by us.

      Commercial Internet Service. We market our commercial Internet services by creating product and service bundles that are tailored for specific business needs. We intend to continue to work closely with the Rogers group of companies to provide small and medium sized businesses with a wide variety of services, from cable and Internet service, as well as Wireless service, and to provide unified billing for these services. In addition, we market our commercial Internet services to telecommuter employees, promoting the speed of cable-based Internet service as a viable method to work from home.

      Rogers Video. We market Rogers Video through traditional marketing channels, from radio, television and print advertising to joint promotional activities with other consumer product companies. In addition, the recent growth in the rentals of DVDs and video games has provided us with additional product promotion vehicles, allowing us to market our extensive inventory and selection of DVD and video game titles.

      We also market our Rogers Video stores through aggressive cross-promotion with the other products and services offered by the Rogers group of companies. For example, we offer discounts on Rogers Video rentals to new subscribers of our cable service and to new subscribers of Wireless service. These promotions encourage consumers to visit our stores and increase the likelihood of return visits. We also promote our Rogers Video stores through call center recordings, inserts and advertisements in Rogers Media magazines and through the Internet site for the Rogers group of companies.

Competition

Cable Television Service

      Our cable television systems generally compete with two Canadian direct-to-home, or DTH, satellite providers, the direct reception by antenna of over-the-air local and regional broadcast television signals, and with other distributors of multi-channel television signals to homes for a fee, including U.S. direct broadcast satellite, or DBS, satellite master antenna television, or SMATV, and microwave multi-point distribution system, or MMDS. The extent of over-the-air competition in a given market depends upon such factors as the number and quality of the signals available by direct antenna reception as compared to the number and quality of signals distributed by the cable system. Our premium services, such as movie networks and superstations, and our PPV services also compete to varying degrees with other communications and entertainment media, including home video, movie theaters and live theater. In particular, the availability of recently released theatrical movies on videocassette and DVD may affect the degree to which we are able to sell premium and PPV services to subscribers.

      The two DTH satellite providers licensed by the CRTC to operate in Canada are Bell ExpressVu LLP, which is 100% owned by BCE Inc., and Star Choice Communications Inc., a subsidiary of Shaw. Since their launch in 1997, DTH satellite providers have become the most aggressive competitors to cable television systems in Canada. As DTH satellite subscriber penetration rates in rural markets have grown, DTH satellite providers have focused increasingly on urban areas for subscriber growth. Through the use of digital video compression technology, these providers offer a broad array of video programming, including basic and tier services, theme based specialty packages, premium television such as movie networks and superstations, PPV services, digital music, HDTV and timeshifted channels. DTH satellite providers deliver programming signals to the home of comparable quality to those of a cable system employing extensive use of fibre optic technology.

      In addition to the two DTH satellite service providers, “grey market” DBS services also attract a number of Canadian subscribers. Grey market DBS services are U.S. based DBS services whose signals are available in Canada but which are not authorized by the CRTC to be distributed in Canada. In addition, other emerging competitors of our cable television business are providers of “black market” pirate systems, which allow Canadian customers to receive, without paying a fee, programming services from U.S. and Canadian DBS providers by defeating the unauthorized access prevention systems of these providers. In April 2002, the Supreme Court of Canada issued a decision clarifying that the decoding of programming signals, except in accordance with the authorization of a licensed Canadian distributor, is prohibited in Canada.

      Our objective is to offer the fullest possible and most widely available range of programming and services to our customers. In September 2001, we launched approximately 70 of the new Category 1 and Category 2 digital services licensed by the CRTC in 2000. We were the only distributor to offer third language Category 2 services and to date offer more third language digital services than any other Canadian distributor. In late 2001, we launched a digital offering consisting of high definition versions of the U.S. networks sourced from Detroit. In early 2002, we launched a timeshifting package that included distant Canadian conventional broadcast signals as well as a version the U.S. networks sourced from Seattle. In March 2002, we began offering high definition versions of selected pay and pay per view programming. We have a highly competitive offering relative to the Canadian DTH providers.

      MMDS delivers premium television programming by line-of-sight microwave transmission to subscribers equipped with a special antenna. In August 1997, the CRTC issued licenses to Look TV (Ontario) Inc. and Look Télé (Quebec) Inc. to operate MMDS undertakings in southern Ontario and in Quebec and eastern Ontario, respectively. Both Look TV and Look Télé operate within our licensed service areas in Ontario. The CRTC has also licensed other MMDS operators to provide service in areas outside our licensed service area. Look TV and Look Télé commenced offering their respective services in 1998.

      To date, four telephone companies have been granted broadcasting distribution licenses — Aliant Inc. (Aliant), Telebec Ltée, MTS Communications Inc. and Saskatchewan Telecommunications Holding Corporation in the provinces of New Brunswick and Nova Scotia, Quebec, Manitoba and Saskatchewan, respectively. A fifth telephone company, Telus, has applied for a license to operate in a region that includes British Columbia and Alberta. One of these companies, Aliant, has been licensed to provide service in our licensed service areas in New Brunswick.

      SMATV systems transmit signals by satellite to receiving facilities located on private property such as condominiums, apartments, office complexes and other private residential developments. These systems are also beginning to offer local and long distance telephone service and Internet access along with video service. The CRTC has exempted SMATV systems from the requirement to be licensed. However, SMATV systems must operate in accordance with terms of an exemption order issued by the CRTC.

      We are facing increased competition from all of these alternative broadcasting distribution systems.

Internet Service

      Our cable modem Internet access service competes generally with a number of other Internet service providers, or ISPs, offering competing residential and commercial Internet access services. These competing ISPs include regional and national basic service ISPs, which provide subscribers with Internet access but which do not provide specifically designed content, such as web-pages or portals, as well as more comprehensive on-line service and content providers, such as AOL Canada Inc., which provide Internet access combined with specifically designed portals.

      We compete directly with Bell Canada’s Sympatico DSL Internet service in Ontario, and with the DSL Internet services of Aliant in some of our service areas in New Brunswick and Newfoundland, respectively. Many other ISPs offer telephone dial-up Internet access services which provide significantly reduced download speed capabilities compared to broadband technologies such as cable modem or DSL services.

Video Stores

      Rogers Video competes with other videocassette, DVD and video games sales and rental store chains, such as Blockbuster Video, as well as individually owned and operated outlets. Competition is principally on the basis of price, location and availability of titles. Rogers Video also competes with alternative communications and entertainment media, including live theater, PPV cable service, movie theaters and traditional broadcast television.

Governmental Regulation

Canadian Radio-television and Telecommunications Commission

      Under the Broadcasting Act (Canada), the CRTC is responsible for regulating and supervising all aspects of the Canadian broadcasting system with a view to implementing certain broadcasting policy objectives enunciated in the Broadcasting Act. Our cable television systems are subject to licensing and regulation by the CRTC under the Broadcasting Act. On December 7, 2001, the CRTC issued an exemption order that exempted those Class 3 systems, serving less than 2,000 subscribers and operating their own local headends, from the requirement to hold a broadcasting license. Sixty-three of our Class 3 systems in Newfoundland and New Brunswick were exempted from licensing under this order. These cable systems, however, must continue to comply with a number of criteria, such as the carriage of local and regional television signals and the continued compliance with Canadian ownership and control requirements, which are contained in the exemption order. On April 30, 2003, the CRTC extended that exemption order to those Class 2 systems serving fewer than 6,000 subscribers and operating their own local headends. This exemption will, when available, apply to three of our systems in Atlantic Canada.

      The CRTC is also responsible under the Telecommunications Act (Canada) for the regulation of telecommunication common carriers, which include cable television distributors when their cable distribution systems are used to provide telecommunications services, such as third-party access to high-speed Internet services.

      We are required to provide access to our competitors to our inside wire in single wired multiple dwelling units (MDU) buildings. In 2002, the CRTC approved a cost-based lease rate for such use in MDU buildings based on existing wiring.

Industry Canada

      Industry Canada administers the Radiocommunication Act (Canada) and certain aspects of the Telecommunications Act and establishes technical requirements and performance standards for cable television systems, as well as other areas of broadcasting and telecommunications.

Restrictions on Non-Canadian Ownership and Control

      The legal requirements relating to Canadian ownership and control of cable television undertakings are embodied in a statutory order from the Governor in Council to the CRTC, issued pursuant to authority contained in the Broadcasting Act. Under this order, non-Canadians are permitted to own and control, directly or indirectly, up to 33 1/3% of the voting shares and 33 1/3% of the votes of a holding company which has a subsidiary operating company licensed under the Broadcasting Act. In addition, up to 20% of the voting shares and 20% of the votes of the operating licensee company may be owned and controlled, directly or indirectly, by non-Canadians. The chief executive officer and 80% of the members of the board of directors of the licensee operating company must be Canadian. In addition, where the holding company is less than 80% Canadian-owned, the holding company and its directors are prohibited from exercising any control or influence over the programming decisions of a subsidiary licensee operating company. There are no restrictions on the number of non-voting shares that may be held by non-Canadians at either the holding company or licensee operating company level. However, the CRTC retains the discretion under this order to determine, as a question of fact, whether a given licensee is controlled by non-Canadians. Our articles give our board of directors the authority to restrict the issue, transfer and voting of our voting shares and the transfer of non-voting shares for the purpose of ensuring that we and our subsidiaries remain qualified to hold or obtain licenses to carry on any cable television, broadcasting or telecommunications businesses.

      On May 10, 2001, the Minister of Canadian Heritage asked a Parliamentary Committee to conduct a review of the Broadcasting Act and examine, among other things, the current restrictions on foreign ownership relating to companies licensed under the Broadcasting Act. The Committee’s report was released on June 12, 2003 and recommended that the current restrictions on foreign ownership relating to broadcasting, cable and telecommunications remain.

      In November 2002, the Minister of Industry initiated a review process of Canada’s current restrictions on foreign ownership of telecommunications carriers in Canada with a view towards the possible relaxation or elimination of such rules. We participated in the review and advocated the position that any such relaxation should apply equally to both telecommunications and cable television providers. A report has now been released and has recommended removal of foreign ownership restrictions for both such providers. We cannot predict what, if any, changes will result from these reports.

Licensing

      The CRTC is empowered under the Broadcasting Act to issue licenses to operate cable television systems. The license gives the cable television operator the right, but not the exclusive right, to provide cable television services in its licensed service area. In 1995, the CRTC began to implement a policy of promoting competition in the delivery of broadcasting services to subscribers, and has therefore licensed a number of DTH satellite, MMDS, telephone companies and competitive cable television providers to operate within the authorized service areas of incumbent cable licensees.

      The CRTC has taken a number of initiatives to ensure that a competitive broadcasting distribution market develops. On April 1, 1999, the CRTC issued a letter to all incumbent cable licensees, including our company, setting out the new marketing rules that apply to those licensees in cases where a customer has chosen to subscribe to a service provided by a competitive distribution operator. These “winback” rules provide that an incumbent cable licensee is prohibited from contacting a customer who has cancelled their cable service through the use of an agent for a period of 90 days following the cancellation. These rules also prohibit us from offering discounts or other inducements not generally offered to the public where a customer personally initiates contact with the cable licensee for the purpose of canceling service. This restriction is in effect for 90 days following the date of cancellation. In October 2002, the Canadian cable industry filed an application with the CRTC seeking the elimination of the winback rules due to changing circumstances in the competitive marketplace. A public proceeding on this matter is currently underway, and we expect a decision from the CRTC before the end of 2003.

      In addition to the cable systems that have been exempted from licensing, we hold separate licenses for 94 cable systems. These licenses have generally been issued for terms of up to five years. The majority of these licenses expire in 2003 with most of the remaining licenses expiring in 2005. We expect to receive one-year renewals for those licenses expiring in 2003. We have never failed to obtain a license renewal for our cable systems.

      The CRTC imposes restrictions on the transfer of ownership and control of cable licenses. Pursuant to regulations promulgated by the CRTC, a holder of a cable license must obtain the prior approval of the CRTC with respect to any act, agreement or transaction that directly or indirectly results in a material change of ownership or effective control of the licensee or of a person that has, directly or indirectly, effective control of the licensee. CRTC approval is contingent upon the purchaser demonstrating that the transfer is in the public interest.

Canadian Content

      The CRTC regulations govern the types of Canadian and non-Canadian programming services that can be distributed by cable television systems as well as other distributors of video programming. In general, each cable television system is required to distribute all of the Canadian programming services that the CRTC has determined are appropriate for the market it serves, which include local television stations, specialty channels, pay television channels and one PPV service, but does not include Category 2 digital services and VOD services.

      The CRTC has determined that it would not be in the interest of the Canadian broadcasting system to permit cable systems to distribute non-Canadian pay television movie channels and specialty programming services that could be considered directly competitive with licensed Canadian pay television and specialty services. For that reason, pay movie channels and certain specialty programming services originating in the United States, such as HBO, Showtime, Cinemax, The Disney Channel, ESPN and Nickelodeon, are not approved for cable distribution in Canada. However, the CRTC has identified a list of non-Canadian specialty services, including certain United States originated satellite services and United States superstations, that are permitted carriage on cable television systems on a discretionary, user-pay basis. These include: The National Network, The Learning Channel, A&E, CNN, CNN Headline News, CNBC/ Financial News Network, WTBS, KTLA, WGN, WSBK and WPIX. The CRTC requires that non-Canadian satellite services be sold to Canadian cable television subscribers in discretionary packages with Canadian pay television services or with Canadian specialty services. Each non-Canadian specialty service must be linked with one Canadian specialty service or up to five non-Canadian specialty services may be linked with one Canadian pay television service. The CRTC also requires that a majority of the video channels and a majority of the audio channels received by a subscriber are devoted to the distribution of Canadian programming services.

Cable Ownership of Analog Canadian Pay and Specialty Services

      On June 7, 2001, the CRTC announced a change in its policy on cable ownership of analog pay and specialty services to allow cable companies, and their related entities, to purchase equity interests, including controlling interests, in these services. The CRTC’s prohibition on cable ownership of analog specialty and pay services stemmed from both the historic position of cable operators as gatekeepers for the delivery of discretionary services to subscribers as well as capacity issues. In recent years, structural changes have occurred within the industry to alleviate these concerns. Major convergence trends have resulted in vertically-integrated providers, such as BCE/ Bell ExpressVu, competing against cable operators. The CRTC noted that in Canada and internationally, increased competition has prompted media companies to seek entry into new markets and, often, to become more vertically integrated, to compensate for erosion of market share in their traditional areas of business.

Digital Cable Services

      The CRTC has licensed 21 digital Category 1 Canadian specialty services for mandatory digital carriage by distribution undertakings that offer programming services to the public using digital technology. More than 270 digital Category 2 Canadian specialty services have been licensed without guaranteed distribution rights. Distribution undertakings must ensure that a majority of services received by subscribers digitally is Canadian. Distribution undertakings are permitted to hold equity interests in new digital services. However, the CRTC requires a distribution undertaking to distribute five non-affiliated digital Category 2 services for each affiliated digital Category 2 service that it distributes. Distribution undertakings are also subject to a general obligation to market and package all digital services on an equitable basis.

      The CRTC has also imposed new distribution requirements on Class 1 and 2 cable distribution undertakings that use digital distribution technology to deliver programming services to subscribers. Class 1 and 2 cable distribution undertakings using high capacity digital technology (more than 750 megahertz) are required to offer all Canadian English- and French-language specialty services (other than Category 2 services) in analog or digital mode. Other Class 1 and 2 cable distribution undertakings are required to distribute one minority official language Canadian specialty service for every ten majority official language services that are distributed by the undertaking.

Rate Regulation

      As of December 31, 2002, we were basic-rate deregulated in all of our Class 1 systems. Under the Broadcasting Distribution Regulations, which came into force on January 1, 1998, our basic rates may be deregulated in a Class 1 system when two conditions are met: (1) there is evidence that 30% or more of the households in our licensed service area have access to the basic service of another broadcasting distribution undertaking and (2) we have lost 5% or more of our subscribers to competitive broadcasting distribution undertakings. The CRTC has, however, retained the authority to disallow a proposal by a Class 1 system to deregulate basic rates if it determines, within 60 days of receiving the proposal, that deregulation is not in the public interest. The CRTC has advised in a public notice that the first of these conditions was satisfied in all licensed cable areas on August 31, 1997. Two of our Class 1 systems serving St. Thomas and Woodstock, Ontario received CRTC approval to deregulate basic rates on October 4, 2001. Our proposal to deregulate basic rates in three of our Class 1 systems, one serving Ottawa and two serving London, Ontario became effective on February 1, 2002. Our proposal to deregulate basic rates in 12 of our Class 1 systems in Ontario, serving the greater Toronto area, Guelph, Kitchener and Georgian Bay became effective on April 1, 2002. Throughout the rest of 2002, we submitted evidence to the CRTC that resulted in deregulation of our basic rates in all of our remaining Class 1 systems.

      The CRTC continues to regulate the fees, on a cost recovery basis, that we charge for the connection of subscriber drop cables to a subscriber’s home. However, fees charged to subscribers for: (1) the incremental rate charged for discretionary services over basic cable service rates, (2) the rental of converters/set-top terminals and (3) pay television services, including PPV and VOD programming, are all unregulated.

Financial Contributions for the Creation and Production of Canadian Programming

      Under the Broadcasting Distribution Regulations, all Class 1 and 2 terrestrial broadcast distribution undertakings, or BDUs, and DTH satellite operators are required to contribute not less than 5% of their gross revenues to the production of Canadian programming. For DTH satellite operators, the full 5% must be contributed to certain qualified production funds. Class 1 BDUs with 20,000 or more subscribers must contribute at least 3% to qualified production funds, while the remaining 2% may be satisfied by funding the operation of community channels. For Class 1 BDUs with less than 20,000 subscribers, the minimum percentage that must be contributed to production funds is 1.5%, while 3.5% may be satisfied by funding community channels. For Class 2 BDUs with less than 6,000 subscribers, the entire 5% requirement may be satisfied by funding the operation of community channels. We meet all of our minimum contribution level requirements by contributing to various qualified production funds and by funding our various community channels. In January 2003, the CRTC indicated that it will amend the Broadcasting Distribution Regulations to allow Class 1 BDUs with less than 20,000 subscribers to retain the full 5% financial contribution to fund the operation of community channels. It also allowed licensees that operate a French and an English-language community channel to apply to retain an additional 2% of their gross revenues to fund community channel operations.

Copyright

      The Copyright Act (Canada) provides for the payment by cable television operators of a royalty fee in respect of the retransmission of distant radio and television broadcast signals (defined as over-the-air television signals originating more than a minimum specified distance from a cable operator’s licensed area). The amounts raised from these royalty fees are paid to copyright collectives representing the owners of the copyright in television programming, including producers, broadcasters and major league sports organizations, as well as authors, composers and publishers of the music in these programs. The level of these compulsory royalty fees, which are subject to the approval of the Copyright Board of Canada (the Copyright Board), is currently $0.70 per month per premise, in respect of distant television signal retransmission, for cable systems with more than 6,000 subscribers. The copyright collectives have applied to increase the royalty fee, in respect of the retransmission of distant television signals, to $1.00 per month per premise for the 2004 to 2008 calendar years.

      On February 16, 2001, the Copyright Board approved performing rights royalties that are payable in respect of the cable transmission of the music component of non-broadcast television services, such as the Canadian pay television and specialty services and U.S. cable networks offered by us. These royalties are payable in relation to the 1996 to 2000 calendar years. Pursuant to the tariffs approved by the Copyright Board, cable television operators must pay a monthly royalty based on the number of premises that they serve in respect of Canadian specialty services. The royalty rates that we were required to pay for the music component of these specialty services did not exceed $0.155 per month, per premise. The royalty rates that we were required to pay for the music component of Canadian pay television services and U.S. cable networks was an amount equal to 2.1% of the monthly affiliation payments payable to these services in 1996, and 1.8% of the monthly affiliation payments payable to these services in the 1997-2000 tariff period. Furthermore, we await the decision of the Copyright Board regarding proposed royalties in respect of the 2001, 2002 and 2003 calendar years. We are compensated from the various pay television and specialty services and U.S. cable networks that we distribute for 50% of the royalties payable under these tariffs.

      On May 1, 2002, the Federal Court of Appeal released a decision allowing, in part, an application for judicial review by the Society of Composers, Authors and Music Publishers of Canada (SOCAN) of a decision of the Copyright Board dated October 27, 1999. The 1999 Copyright Board decision related to a tariff (Tariff 22) proposed by SOCAN for royalties to be paid for the transmission of music works across the Internet. Numerous parties, including our industry association, the Canadian Cable Television Association (CCTA), opposed Tariff 22 and participated in the Copyright Board proceedings. In its decision, the Copyright Board determined that ISPs should not be liable to SOCAN for the payment of royalties.

      While upholding most elements of the Copyright Board’s decision, the Federal Court of Appeal determined that ISPs may have some liability to SOCAN for Tariff 22 royalties, depending on the nature of the ISP’s network configuration. A group of interested industry participants (including the CCTA) has received leave to appeal this judgment to the Supreme Court of Canada. We expect that hearing to take place later in 2003 or 2004. Depending on the outcome of that proceeding, and a further tariff-setting hearing by the Copyright Board, we may ultimately be liable for royalty payments under Tariff 22.

Telecommunications Activities

      On January 30, 1996, the CRTC concluded that the provision of non-programming services by us and other operators comes within the scope of the Telecommunications Act. The rates charged for the distribution of most non-programming services are not regulated. We are currently required to file and receive approval for tariffs for Internet access service for third party Internet service providers. We have filed an application with the CRTC for forbearance from this tariff requirement insofar as it applies to the business market segment.

      The CRTC has forborne from regulating certain other non-programming services, such as retail Internet services and security services. The CRTC has approved cost-based rates for our Internet access service and has initiated a proceeding to consider outstanding terms and conditions for the Internet access service.

Access to Support Structures and Municipal Rights of Way

      Under the Telecommunications Act, if we are unable to obtain rights of way on any highway or other public place for the construction of transmission lines on terms acceptable to us, we may apply to the CRTC to obtain permission to construct transmission lines on terms set by the CRTC.

      On April 8, 1999, the CRTC issued a decision that has the effect of permitting real estate developers to deny cable licensees or telephone companies access to the open trenches in real estate development projects. That decision could have had a significant impact on our ability to install our own cables and facilities in new real estate developments. More recently, however, most municipalities are requiring that all communications companies are provided access to common utility trenches as part of the real estate development approval process.

      Our cable systems require access to support structures, such as poles, strand and conduits and municipal rights of way in order to deploy our facilities. Our cable systems and other Ontario cable systems were not able to reach an agreement with most Ontario municipal hydro-electric companies for pole access following the termination of their previous agreement in December 1996. The cable systems therefore filed an application with the CRTC to gain access to the support structures. In September 1999, the CRTC granted cable operators the right to access poles on the same terms and conditions as are set out in the individual expired agreements, and at a fixed rate of $15.89 per pole per year. However, in a recent decision, the Supreme Court of Canada has determined that the CRTC does not have the jurisdiction to establish the terms and conditions of access to the poles of hydroelectric companies. As a result of this decision, the costs of obtaining access to support structures of hydroelectric companies could be substantially increased. Rates for access to telephone company-owned support structures are regulated by the CRTC by means of a tariff.

      In January 2001, the CRTC issued a decision concerning the appropriate terms and conditions, including rates, of access to municipal property in the city of Vancouver. As part of its decision, the CRTC limited the fees charged by the city of Vancouver for access to the recovery of the casual costs to the city of granting access to municipal property. Although the terms of the decision are limited to the specific dispute before the CRTC, the basic principles set out in the decision are expected to apply generally. A number of municipalities appealed the decision of the CRTC to the Federal Court of Canada, which denied the appeal. The municipalities have now sought leave to appeal the matter to the Supreme Court of Canada, and a decision on that leave application is pending.

Employees

      At March 31, 2003, we had 5,264 full-time equivalent employees, of which 2,317 were employed by Rogers Video. All of our employees are employed in Canada.

Properties

      In most instances, we own the assets essential to our operations. Our major fixed assets are coaxial and fibre optic cables, set-top terminals and cable modems, electronic transmission, receiving, processing, digitizing and distributing equipment, IP routers, data storage servers and network management equipment, microwave equipment and antennae; and radio and television broadcasting equipment (including television cameras and television production facilities). The operating systems and software related to these assets are either owned by us or are used under license.

      We generally lease various distribution facilities from third parties, including space on utility poles and underground ducts for the placement of some of our cable system, roof rights and land leases for the placement of some of our hub sites and headends and space for other portions of our distribution system.

      We generally lease our offices from third parties and, in certain instances, from RCI and RWCI. All of our video store locations are leased from third parties. We own our service vehicles, data processing facilities and test equipment. Substantially all of our assets, with certain exceptions, are subject to various security interests in favor of the trustee under the deed of trust.

      We own or have licensed various brands and trademarks used in our businesses. In January 2000, RCI launched a new logo and brand identity for the Rogers group of companies and, as a result, Wireless, Rogers Cable and Rogers Media share a common brand identity to reflect the Rogers group of companies’ ability to offer a variety of communications, information and entertainment services. In addition, we maintain customer lists for our businesses. Various of our trade names and properties are protected by trademark and/or copyright. Our intellectual property, including our trade names, brands, properties and customer lists, is important to our operations.

      Environmental protection requirements applicable to our operations are not expected to have a significant effect on our capital expenditures, earnings or competitive position in the current or future fiscal years.

Legal Proceedings

      There exist certain legal actions against us arising in the ordinary course of our business, none of which is expected to have a material adverse effect on our consolidated financial position.

MANAGEMENT

Directors and Executive Officers

      Set forth below is a list of our directors and executive officers as of the date of this prospectus.

Name	Position

Edward S. Rogers, O.C.(2)(3)	Director and Chairman
H. Garfield Emerson, Q.C.(1)(2)(3)	Director and Vice-Chairman
Edward Rogers(2)(4)	Director, President and Chief Executive Officer
Dean T. MacDonald(4)	Executive Vice-President and Chief Operating Officer
Robert J. Barker	Senior Vice-President, National Cable Operations
Donald W. Huff	Senior Vice-President, Finance
Dermot J.A. O’Carroll	Senior Vice-President, Engineering & Network Operations
Mark T. Allen	Vice-President, Human Resources
Pamela J. Dinsmore	Vice-President, Regulatory
Charles W. van der Lee	President and Chief Executive Officer, Rogers Video
Thomas M. Vari	Vice-President, IT and Chief Information Officer
Colette Watson	Vice-President, External Relations
Kenneth G. Engelhart	Vice-President, Regulatory Law
M. Lorraine Daly	Vice-President, Treasurer
Alan D. Horn	Vice-President
Philip B. Lind, C.M.	Vice-President
David P. Miller	Vice-President, General Counsel and Secretary
E. Jennifer Warren	Vice-President, Assistant General Counsel
Daphne Evans	Assistant Secretary
Albert Gnat, Q.C.	Director
Robert W. Korthals	Director
John A. MacDonald(1)	Director
Stephen D. McDonald(1)	Director
Heather M. Reisman	Director
Melinda M. Rogers(5)	Director
William T. Schleyer	Director
J. Christopher C. Wansbrough(1)(3)	Director
Colin D. Watson(1)	Director
Daniel E. Williams, Q.C.	Director

(1)	Denotes member of the Audit Committee.

(2)	Denotes member of the Executive Committee.

(3)	Denotes member of the Finance Committee.

(4)	On February 7, 2003 RCI announced changes to the management structure of Cable coincident with the announcement by John H. Tory, formerly Director, President and Chief Executive Officer, to seek public office and the process of transitioning his responsibilities at Rogers. Effective February 7, 2003 Edward Rogers (the son of Edward S. Rogers, O.C.) was appointed President and Co-Chief Executive Officer, John H. Tory was appointed Chairman and Co-Chief Executive Officer and Dean

MacDonald was appointed Executive Vice President and Chief Operating Officer. Mr. John H. Tory has resigned from his positions at Cable and RCI effective May 30, 2003. On June 10, 2003 Edward Rogers was appointed to serve as a director.

(5)	Melinda Rogers is the daughter of Edward S. Rogers, O.C.

      Edward S. Rogers, O.C. has served as Chairman of our Board of Directors since 1999 and has been President, Chief Executive Officer and a director of RCI since 1979. From February 2003 to May 2003, Mr. Rogers served as a director and Vice Chairman of Rogers Cable. Mr. Rogers is also a director and Chairman of Rogers Wireless Communications Inc., Vice Chairman of Rogers Media Inc. and President and Chief Executive Officer of Rogers Telecommunications Limited. Mr. Rogers also serves as a director of a number of other companies, including the Toronto-Dominion Bank, Cable Television Laboratories, Inc. and the Canadian Cable Television Association. Mr. Rogers was appointed an Officer of the Order of Canada in 1990 and inducted into the Canadian Business Hall of Fame in 1994. In 2002, Mr. Rogers was inducted into the U.S. Cable Hall of Fame.

      H. Garfield Emerson, Q.C. was appointed Vice-Chairman of our Board of Directors in 2001. Mr. Emerson has served as Chairman of the board of directors of RCI since 1993 and has been a director of RCI since 1989. Mr. Emerson is also a director of the Canada Deposit Insurance Corporation, CAE Inc., Wittington Investments, Limited, Rogers Wireless Communications Inc., Rogers Media Inc. and Rogers Telecommunications Limited. Mr. Emerson joined Fasken Martineau DuMoulin in August 2001 as senior partner and National Chairman of the mergers and acquisitions practice. Prior to this, Mr. Emerson served as a senior partner with Davies, Ward & Beck from 1969 to 1990. Mr. Emerson joined the Rothschild International Investment Bank in 1990 and, from 1990 to 2001, served as President and Chief Executive Officer of NM Rothschild & Sons Canada Limited.

      Edward Rogers was appointed as a director in June 2003. Mr. Rogers has served as a director of RCI since May 1997 and has also served as a director of Rogers Wireless Communications Inc., Rogers Media Inc., and Futureway Communications Inc. Mr. Rogers was appointed our President and Co-Chief Executive Officer in February 2003 and became President and Chief Executive Officer in June 2003. From 1993 to 1996, Mr. Rogers worked for Comcast Corporation in Philadelphia. From 1996 to 1998, Mr. Rogers served as Vice-President and General Manager, Paging, Data and Emerging Technologies, Rogers Wireless Inc. and, from 1998 to 2000, as our Vice-President and General Manager, Greater Toronto Area. From 2000 to February 2003, Mr. Rogers served as Senior Vice-President, Planning and Strategy for RCI.

      Dean T. MacDonald was appointed our Executive Vice President and Chief Operating Officer in February 2003. Prior to this appointment, Mr. MacDonald served as Senior Vice President, Government Relations of RCI since 2001. Prior to this appointment with RCI in 2001, Mr. MacDonald was associated with Cable Atlantic Inc. (now Rogers Cable Atlantic Inc.) for 18 years, most recently as President.

      Robert J. Barker was appointed our Senior Vice-President, National Cable Operations in 1999. From 1988 to 1999, Mr. Barker was Vice-President and General Manager, English Canada for Cogeco Cable Inc., a cable television company.

      Donald W. Huff has been our Senior Vice-President, Finance since 2002. From 1996 to 2000, Mr. Huff served as Corporate Controller. From 2000 to 2002 Mr. Huff served as Vice President, Controller. Mr. Huff has been associated with us since 1990.

      Dermot J.A. O’Carroll has been our Senior Vice-President, Engineering & Network Operations since 1999. Mr. O’Carroll has been associated with us since 1995.

      Mark T. Allen was appointed as our Vice-President, Human Resources in 1999. From 1989 to 1999, Mr. Allen was Vice-President, Human Resources of Pillsbury Canada Ltd., a manufacturer of consumer foods.

      Pamela J. Dinsmore has served as our Vice-President, Regulatory since 1997. Ms. Dinsmore has been associated with us since 1995.

      Charles W. van der Lee has been our President and Chief Executive Officer of Rogers Video since 1998 and President and Chief Operating Officer of Rogers Video from 1992 to 1998.

      Thomas M. Vari has been our Vice-President, IT and Chief Information Officer since 1998. From 1995 to 1998, Mr. Vari was our Director IT, Digital Project.

      Colette Watson was appointed our Vice-President, External Affairs in 2001. Since March 2001, Ms. Watson has been on secondment to the Cable Public Affairs Channel (CPAC), a national public affairs television channel. Ms. Watson has been associated with us since 1990.

      Kenneth G. Engelhart has been our Vice-President, Regulatory Law since 1998. Mr. Engelhart has also served as Vice-President, Regulatory Law of RCI since 1992 and has been associated with RCI since 1990.

      M. Lorraine Daly has been our Vice-President, Treasurer since 1989. Ms. Daly has also served as Vice-President, Treasurer of RCI since 1989 and has been associated with RCI since 1987.

      Alan D. Horn has served as a Vice-President since 1996. Mr. Horn has served as Vice-President and Chief Financial Officer of RCI since 1996, prior to which Mr. Horn served as Vice-President, Administration of RCI.

      Philip B. Lind, C.M. has been a Vice-President since 1997. Mr. Lind has also served as Vice-Chairman of RCI since 1991, as a director of RCI since 1979 and has been associated with RCI since 1969. Mr. Lind also serves as a director of a number of other companies, including Brascan Corporation, Canadian General Tower Limited, Council for Business and the Arts and Rogers Media Inc.

      David P. Miller has been our Vice-President, General Counsel and Secretary since 1991 and Vice-President, General Counsel since 1988. Mr. Miller has served as Vice-President and General Counsel of RCI since 1987 and as Secretary of RCI since 2002. Mr. Miller has also served as Vice-President, General Counsel and Secretary of Rogers Wireless Communications Inc. since 1991.

      E. Jennifer Warren was appointed our Vice-President, Assistant General Counsel during 2001. Ms. Warren has served as Vice-President and Assistant General Counsel of RCI since 2000. Ms. Warren served as Legal Counsel of RCI from 1996 to 2000.

      Daphne Evans has served as our Assistant Secretary since 1979. Ms. Evans has also served as the Assistant Secretary of RCI since 2002 and as Secretary of RCI from 1993 to 2002. Ms. Evans has been an officer of RCI since 1979.

      Albert Gnat, Q.C. has served as one of our directors since 2000 and a director of RCI since 1986. Mr. Gnat is a senior partner in the law firm of Lang Michener. Mr. Gnat also serves as a director of a number of other companies, including Rogers Wireless Communications Inc., CCL Industries Inc., Ikea Limited, AXA Insurance Group of Companies, Enghouse Systems Limited, Leitch Technology Corporation, SCOR Canada Reinsurance Company, Slater Steel Inc. and Vitran Corporation Inc.

      Robert W. Korthals has served as a director of RCI since 1995 and as one of our directors from 1995 to 1998. Mr. Korthals is currently Chairman of the Ontario Teachers Pension Plan Board and a director of Cognos Inc., Suncor Energy Inc., GerdauAmeristeel, RTO Enterprises Inc. and Jannock Properties Ltd. Mr. Korthals is also a Commissioner of the Ontario Securities Commission. From 1967 to 1995, Mr. Korthals served as an officer of The Toronto-Dominion Bank, a Canadian chartered bank, most recently as President from 1981 until his retirement in 1995.

      John A. MacDonald has served as one of our directors since 2000 and as President and Chief Operating Officer of AT&T Canada Inc., a broadband communications provider, since November 2002. From 1999 to 2001, Mr. MacDonald served as President and Chief Executive Officer of Leitch Technology Corporation, a video and audio signal equipment provider. From 1994 to 1999, Mr. MacDonald served as an executive officer of Bell Canada, a telephone utility, most recently as President and Chief Operating Officer.

      Stephen D. McDonald has served as one of our directors since 2000. Mr. McDonald served as Chief Executive Officer of TD Waterhouse Group, Inc., a securities brokerage firm, from 1999 until 2002, and had been associated with The Toronto-Dominion Bank, a Canadian chartered bank, since 1983, most recently as Vice-Chairman.

      Heather M. Reisman has served as one of our directors since 2000 and Chair and Chief Executive Officer of Indigo Books & Music, Inc., a book and music retailer, since 1996. Ms. Reisman also serves as a director of a number of companies in media, communications, manufacturing and retailing, including Williams-Sonoma Inc. and is a director and officer of Mount Sinai Hospital.

      Melinda M. Rogers has served as one of our directors since 2000. Ms. Rogers was appointed Vice President of Strategic Planning and Venture Investments of RCI in April 2003, prior to which Ms. Rogers served as Vice-President, Venture Investments of RCI from 2000. Ms. Rogers served as a Product Manager with At Home Corporation from 1997 to 1999.

      William T. Schleyer has served as one of our directors since 2000 and as a director of RCI since 1998. Mr. Schleyer was appointed Chairman and Chief Executive Officer of Adelphia Communications Corp., a cable television and Internet access provider in January 2003, prior to which Mr. Schleyer served as President and Chief Executive Officer of AT&T Broadband, a cable television and Internet service provider from 2001 to 2003. From February 2000 to October 2001, Mr. Schleyer was a principal in Pilot House Ventures, an investment firm, where he served as a liaison between investors and entrepreneurs. Prior to February 2000, Mr. Schleyer served as President and Chief Operating Officer of MediaOne, the broadband services arm of U.S. West Media Group, and as President and Chief Operating Officer of Continental Cablevision, Inc. before that Company’s merger with U.S. West in 1996.

      J. Christopher C. Wansbrough was appointed a director in February 2002. Mr. Wansbrough has served as a director of RCI since 1982 and has served as Chairman, Rogers Telecommunications Limited, a private holding company, since 1998. From 1997 to 1998, Mr. Wansbrough served as Vice Chairman of National Trustco Inc., a trust company and, prior to 1997, as Chairman of OMERS Realty Corporation, a real estate management company. Mr. Wansbrough also serves as a director of The Independent Order of Foresters, United Corporations Ltd. and Rogers Media Inc. Other affiliations include Chairman of the Board of the R.S. McLaughlin Foundation.

      Colin D. Watson has served as one of our directors since 2000. Mr. Watson served as Vice-Chairman of Spar Aerospace Limited, an aviation services firm, from January 2000 until January 2002. From 1996 to 1999, Mr. Watson served as President and Chief Executive Officer of Spar Aerospace Limited and from 1999 to 2000, as its Vice-Chairman and Chief Executive Officer. Prior to 1996, Mr. Watson was our President and Chief Executive Officer. Mr. Watson also serves as a director of a number of other companies, including Call-Net Enterprises Inc., Cygnal Technologies Corp., Pelmorex Inc., Derlan Industries Limited and Louisiana-Pacific Corporation.

      Daniel E. Williams, Q.C. has served as one of our directors since 2001. In 2001, Mr. Williams became Leader of the Opposition and Leader of the Progressive Conservative Party of Newfoundland, and a member of the Newfoundland House of Assembly. Since 1972, Mr. Williams has been a senior partner of the law firm of Williams, Roebothan, McKay & Marshall. In 1975, Mr. Williams was a founder of Cable Atlantic Inc., now Rogers Cable Atlantic Inc., our wholly-owned subsidiary, and was its Chairman and Chief Executive Officer from 1985 until its purchase by RCI in February 2001.

      Our Board of Directors has 13 directors. Each director is selected by RCI, our sole shareholder, to serve until a successor director is elected or appointed. Executive officers are appointed annually and serve at the discretion of our Board of Directors.

      Our Board of Directors has established an Executive Committee, an Audit Committee and a Finance Committee. The Executive Committee consists of three directors who are appointed annually by the Board of Directors. The Executive Committee may exercise all of the powers of the Board of Directors in respect of the management and direction of our business and affairs between meetings of the Board of Directors, subject to certain restrictions under applicable laws. The Audit Committee consists of three directors who are appointed annually by our Board of Directors. A majority of the members of the Audit Committee are not officers or employees of us or any of our affiliates. The Audit Committee is responsible for the engagement of our independent auditors and for the review with them of the scope and timing of their audit services and any other services they are asked to perform, their report on our accounts following completion of the audit and our policies and procedures with respect to internal accounting and financial controls. A majority of the members of each of the Executive Committee and the Audit Committee must be Canadian residents.

      The Board of Directors may also establish other committees from time to time to assist in the discharge of its responsibilities.

Compensation of Directors and Executive Officers

      The following table shows the aggregate amount of cash compensation we paid to our directors and executive officers as a group for services in all capacities to us and our subsidiaries for the year ended December 31, 2002.

	Directors’	Salaries &
	Fees	Bonuses	Total

Executive officers (including one director)	$—	$4,742,397	$4,742,397
Directors (not employees)	123,044	—	123,044

Total	$123,044	$4,742,397	$4,865,441

      In 2002, our directors were compensated for their services with a retainer of $15,000 per year and meeting fees of $1,000 per meeting attended, $1,250 per meeting attended for directors traveling more than 100 km but less than 1,000 km to the meeting and $2,000 for directors traveling more than 1,000 km to the meeting. Directors fees are not paid to directors who are executive officers. A director who acts as chairman of a committee of our Board of Directors is paid an additional $5,000 per year and receives fees of $1,500 per committee meeting attended.

      The services of Messrs. E.S. Rogers, O.C., Emerson, Engelhart, Horn, Lind and Miller and of Ms. Daly, Ms. Evans and Ms. Warren, in their capacities as officers, and Messrs. E.S. Rogers, O.C. and Emerson, in their capacities as directors, are not paid for by us. Their services are provided pursuant to the management services agreement between RCI and us. See “Certain Transactions and Relationships — Management Services Agreement”.

      To encourage our directors to align their interests with shareholders, we implemented a Directors’ Deferred Share Unit Plan, which we refer to as the “DDSU Plan”, in December 1999, applicable to the fiscal year commencing January 1, 2000 and subsequent fiscal years. Under the DDSU Plan, non-employee directors may receive all or a percentage of their total directors’ fees in the form of Directors’ Deferred Share Units, or “DDSUs”, each of which has a value equal to the market value of a Class B Non-Voting Share of RCI at the commencement of the relevant fiscal quarter. A DDSU is a bookkeeping entry credited to the account of an individual director, which cannot be converted to cash until the director ceases to be a member of our Board of Directors and the boards of directors of our subsidiaries. The value of a DDSU, when converted to cash, will be equivalent to the market value of a Class B Non-Voting Share of RCI at the time the conversion takes place. DDSUs will attract dividends in the form of additional DDSUs at the same rate as dividends on Class B Non-Voting Shares of RCI.

      In October 2002, our Board of Directors passed a resolution requiring each non-employee director to acquire direct or indirect beneficial ownership of 4,000 of any combination of Class A Voting Shares of RCI, Class B Non-Voting Shares of RCI and DDSUs during his or her term of service as our director.

      From time to time, our directors are granted options to participate in the stock option plans of RCI. Non-employee directors may receive all or a percentage of such stock options in the form of DDSUs.

      All of our directors are entitled, after ten years of service, to a retiring allowance on retirement from our Board of Directors in an amount equal to $15,000 plus $2,000 per year of service as our director.

Directors’ and Officers’ Liability Insurance

      Through coverage obtained by our parent, RCI, we have the benefit of insurance policies for ourselves and our directors and officers against liability incurred by them in the performance of their duties as our directors and officers. The approximate amount of the premiums allocated to us in respect of these policies on account of directors’ and officers’ liability for us and our affiliates was $172,847 for the 12 month period ended December 31, 2002. The aggregate amount of coverage under the policies in 2002 is the sum of US$50,000,000 in respect of any one policy period. By the current terms of the policy, in circumstances where a director or officer has a claim against us in respect of a loss covered by the policies, arising out of a suit or suits brought in Canada, we may claim for 100% of the loss over and above US$500,000 and in circumstances where a director or officer has a claim against us in respect of a loss covered by the policy arising out of a suit or suits brought in the United States of America, we may claim for 100% of the loss over and above US$1,000,000. In addition, where a director or officer has a claim against the insurers in respect of a loss covered by the policies, the director or officer may claim on the policy for 100% of the loss with no deductible applicable under the policies.

Executive Compensation

      The following table sets forth all compensation earned during the last three financial years by the Chief Executive Officer and our four most highly compensated executive officers (Named Executive Officers) other than the Chief Executive Officer, who served as executive officers at the end of 2002.

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards
					Securities Under
				Other Annual	Options/SARs	All Other
		Salary	Bonus	Compensation	Granted	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	(#)	($)(2)

John H. Tory(3)	2002	550,000	566,843	16,847	—	1,871
Former Chairman and Co-Chief	2001	550,000	454,250	14,825	250,000	1,871
Executive Officer	2000	525,000	501,425	—	—	1,985
Alek Krstajic(4)(5)	2002	300,000	428,477	6,877	—	1,021
Former Senior VP, Interactive	2001	300,000	329,520	16,488	350,000	1,021
Services, Sales & Product Development	2000	217,289	278,020	11,643	300,000	612
Dermot O’Carroll(5)	2002	226,600	522,821	1,834	—	771
Senior Vice President,	2001	226,092	115,150	16,488	—	771
Engineering & Network Operations	2000	219,808	77,500	23,005	35,000	748
Charles van der Lee(5)	2002	265,000	347,973	3,548	—	902
President & Chief Executive	2001	264,654	362,633	16,543	—	902
Officer, Rogers Video	2000	246,865	175,000	24,508	35,000	840
Robert Barker(6)	2002	250,000	115,706	3,184	—	851
Senior Vice President,	2001	249,135	106,045	—	—	851
National Cable Operations	2000	205,000	174,938	—	—	775

(1)	The value of perquisites and benefits for each Named Executive Officer does not exceed the lesser of $50,000 and 10% of the total of the annual salary and bonus and is not reported herein. The amounts quoted in this column represent the taxable benefits on interest free loans.

(2)	The amounts quoted in this column represent premiums paid by us for group term life insurance for each officer.

(3)	Mr. Tory resigned effective May 30, 2003.

(4)	Mr. Krstajic resigned effective January 2003.

(5)	The bonuses paid to Messrs. Krstajic, O’Carroll and van der Lee include a special bonus in furtherance of our retention arrangements.

(6)	The bonus paid to Mr. Barker includes a special bonus relating to the integration of the cable systems purchased from Shaw Cable Inc.

Option/ SAR Grants during the Year Ended December 31, 2002

      There were no stock options granted by us during the last financial year to the Named Executive Officers. We have not granted any Stock Appreciation Rights (SARs).

Aggregated Option/ SAR Exercises during the Year Ended December 31, 2002 and Financial Year-End Option/ SAR Values

      The following table sets forth each exercise of options during the last fiscal year by the Named Executive Officers:

					Value of Unexercised
	Securities		Unexercised		in-the-Money
	Acquired	Aggregate	Options/ SARs at		Options/SARs at
	On	Value	December 31, 2002		December 31, 2002(3)
Name	Exercise	Realized	# Exercisable/ Unexercisable		$ Exercisable/Unexercisable

	(#)	($)
John H. Tory	12,750	209,109	1,050,000/ 200,000	(1)	5,022,000/ NIL

Alek Krstajic	38,335	496,533	150,000/ 150,000	(1)	NIL/ NIL

Dermot O’Carroll	45,000	787,300	49,450/ 20,650	(1)	48,375/ NIL

Charles van der Lee	NIL	NIL	124,200/ 20,150	(1)	575,313/ NIL
	6,860	91,028	1,503/ 1,001	(2)	NIL/ NIL

Robert Barker	NIL	NIL	120,000/ 80,000	(1)	NIL/ NIL

(1)	These amounts represent options granted between 1994 and 2002 for Class B Non-Voting Shares of RCI at exercise prices ranging from $6.29 to $34.14 per share.

(2)	These amounts represent convertible preferred shares of RCI issued in 1994 pursuant to the 1991 Management Convertible Preferred Share Plan in the case of Mr. van der Lee, with a conversion price of $17.10 per Class B Non-Voting Share of RCI. An amount equal to the purchase price for shares acquired under the 1991 Plan is provided by us (or an affiliate) to the designated employee by an interest-free loan, repayable in installments over a ten-year period. The shares purchased by the employee are pledged as security for the loan.

(3)	The closing price of Class B Non-Voting Shares of RCI on the Toronto Stock Exchange on December 31, 2002 was $14.66.

Pension Benefits

      The Named Executive Officers are members of a defined benefit plan which credits annual pension, payable at retirement, equal to 2% of career average earnings for each year of credited service, except that earnings for years before 1997 are replaced by 1997 earnings. The pension benefits under the Rogers Pension Plan are limited to a maximum of $1,722.22 per annum multiplied by years of credited service. The expected years of service at normal retirement date and the estimated annual pensions (based on current levels of remuneration), including the benefits under the supplemental retirement plans described below, are:

	Projected	Estimated
Executive Officers	Service	Benefit

John H. Tory	N/A	N/A
Alek Krstajic	N/A	N/A
Dermot O’Carroll	19 years	$32,700
Charles van der Lee	28 years	$48,500
Robert Barker	13 years	$67,500

      The estimated aggregate cost to us for the year ended December 31, 2002 of pension benefits to directors and senior officers under our registered defined benefit pension plan was nil.

      In conjunction with his pension, Mr. Barker has a supplemental plan effective the first day of his employment with us. Both plans combined will pay an amount equal to 2% of the average of the last five years base salary multiplied by the number of years of service.

Employment Contracts

      Each of Messrs. Tory and Krstajic had an employment contract with us. These contracts encompassed the compensation arrangements noted in this section. Mr. Tory resigned effective May 2003. Mr. Tory’s contract extended to his 65th birthday. In the event of death prior to retirement, we were required to pay a death benefit of $100,000 per annum, for ten (10) years to his spouse or to a designated beneficiary.

      If we terminated the employment of Mr. Tory other than for cause, we were required to provide notice (or payment in lieu thereof), in an amount equal to the greater of one month for every year of employment and two years, but in no event to exceed the number of months by which the date of termination preceded his 65th birthday.

      Mr. Krstajic resigned effective January 2003; he received a lump sum equal to twelve months salary. He also became eligible to receive continuing bi-weekly payments based on the average of the bonuses earned by him in 2001 and 2002. Such payments will cease on the earlier of January 31, 2004 and the date on which Mr. Krstajic secures alternative employment.

Composition of the Compensation Committee

      During the year ended December 31, 2002, the Compensation Committee of RCI carried out the duties of our Compensation Committee. The Compensation Committee consisted of Thomas I. Hull (Chairman), Ronald D. Besse, H. Garfield Emerson, Q.C., Albert Gnat, Q.C., Robert W. Korthals, William T. Schleyer and John A. Tory, Q.C. Mr. Emerson is Vice-Chairman of Cable and Chairman of RCI.

Report on Executive Compensation

      As we are a wholly owned subsidiary of RCI, our executive compensation programme is administered by the RCI Compensation Committee, comprised of seven members of the RCI Board of Directors, none of whom are members of our management. A majority of the members of the RCI Compensation Committee are our directors. The Compensation Committee reviews and recommends to the Board of Directors for approval our executive compensation policies. The Compensation Committee also reviews the design and competitiveness of our compensation and benefit programmes generally. The Compensation Committee met five times in 2002.

Compensation Philosophy

      Our executive compensation programme is designed to provide incentives for the enhancement of shareholder value, the successful implementation of our business plans and improvement in corporate and personal performance and the retention of key employees. The programme is based on a pay-for-performance philosophy and consists of several components: base salary, annual incentive (bonus) paid in cash, long-term equity based incentive and other employee benefits including, in the past, the provision of loans to employees.

      Its overall objectives are:

(1)	to attract and retain qualified executives critical to our success,

(2)	to provide fair and competitive compensation,

(3)	to integrate compensation with our business plans,

(4)	to align the interests of management with those of shareholders, and

(5)	to reward both business and individual performance.

      The Compensation Committee annually reviews with the Chief Executive Officer the compensation packages and the performances of all our senior executives and our principal business units. The Compensation Committee recommends to the Board for approval, the salary levels, bonus potential and entitlement and participation in equity based long-term incentives of all senior executives.

Base Salary

      An executive’s base salary is determined by an assessment of his/her sustained performance and consideration of competitive compensation levels for the markets in which we operate.

Annual Incentives

      Our executive officers are eligible for annual cash bonuses. Annual bonus awards are based on attainment of specified performance levels, principally related to our achievement of targeted operating income levels. This establishes a direct link between executive compensation and our operating performance. Specific additional bonus opportunities for exceptional individual or business unit success are also provided and are set by the Compensation Committee at the beginning of the fiscal year. Our targeted operating income levels overall and for each operating division for each fiscal year are based on the budgeted operating income, approved by the Board at the beginning of that financial year.

      An individual executive’s annual incentive opportunity is established at the beginning of a financial year. Actual bonuses are determined principally by applying a formula based on overall or division performance to each individual’s bonus opportunity.

      Applying this formula results in payments at the targeted opportunity level when budgeted operating income is achieved, payments below the targeted level when operating income is below budget and payments above the targeted level when operating income is over budget.

Long-Term Incentives

      Key employees and officers are able to participate in the RCI stock option plans. In prior years we have provided a management share purchase plan to permit senior executives to acquire preferred shares convertible into RCI Class B Non-Voting Shares. In addition, we have in the past provided loans to key employees and officers as described elsewhere in this document.

      An important objective of these plans is to encourage executives to acquire a meaningful equity ownership interest in us over a period of time and, as a result, focus executives’ attention on the long-term interests of us and our shareholders.

      The share purchases under the share purchase plans are financed by the provision of non-interest bearing loans repayable by the executive in required annual installments over ten years. The shares held under the Plan are released to the executive only at such time and in such proportions as the executive repays the loan. Should the executive leave us prior to the end of the ten year period, a proportional number of the preferred shares are redeemed and cancelled.

      All stock options granted under stock option plans are awarded at exercise prices equal to the market price of the shares under option at the date the option was awarded.

Chief Executive Officer’s Compensation

      The Compensation Committee reviews the Chief Executive Officer’s performance each year. Mr. Tory’s base salary was established in a manner consistent with that established for other senior executives.

      Mr. Tory’s annual incentive was based on our attainment of budgeted operating income level and specific individual and corporate successes identified at the beginning of the fiscal year.

      Mr. Tory participated in the stock option plans on the same basis as other senior executive officers.

Indebtedness of Directors and Executive Officers

      All indebtedness described below was incurred prior to July 30, 2002, the date the United States Sarbanes-Oxley Act of 2002 came into effect. In compliance with that legislation, no new personal loans to directors or executive officers were made or arranged, and no existing personal loans were renewed or modified, after July 30, 2002.

      The following table sets forth the particulars of loans made by or outstanding to us during the year ended December 31, 2002 to our present or former directors, executive officers or senior officers and associates of such persons in connection with the purchase of securities of RCI.

      As of April 1, 2003 the aggregate indebtedness to us or any subsidiary of our present or former directors, officers and employees or of those of any subsidiary in connection with the purchase of securities of RCI totalled $2,242,575.

Table of Indebtedness of Directors, Executive Officers

and Senior Officers under Securities Purchase Programs

Financially
Assisted
		Largest Amount		Securities
		Outstanding		Purchases
		During the		During The
		Financial Year	Amount	Financial
		Ended	Outstanding	Year Ended
	Involvement of	December 31,	as at	December 31,
	Corporation or	2002	April 1, 2003	2002	Security for
Name and Principal Position	Subsidiary(1)	($)	($)	(#)	Indebtedness

Charles van der Lee	Loan from Corporation	131,504	42,818	NIL	RCI Convertible Preferred Shares

(1)	This loan is non-interest bearing and is repayable over ten years with mandatory repayments of 5% on the first to sixth anniversaries of the loan, 10% on the seventh and eighth anniversaries, 15% on the ninth anniversary and 35% on the tenth anniversary. At any time Mr. van der Lee may prepay an amount equal to 10% of the principal amount for each complete year the loan has been outstanding less any mandatory repayments.

      As of April 1, 2003 the aggregate indebtedness to us of all present or former officers, directors and employees that was not entered into in connection with the purchase of securities was $2,576,197.

Table of Indebtedness of Directors, Executive Officers and Senior Officers

Other Than Under Securities Purchase Programs

Largest Amount
Outstanding During
the Financial Year
		Ended	Amount Outstanding
	Involvement of	December 31, 2002	as at April 1, 2003
Name and Principal Position	Corporation or Subsidiary	($)	($)

John H. Tory(1)	Loan from Corporation	500,000	475,000

(1)	The loan to Mr. Tory was made to provide assistance in purchasing a residence and is non-interest bearing and owed to RCI. Mr. Tory’s loan is due on demand.

PRINCIPAL SHAREHOLDER

      As of March 31, 2003, the only person or company who holds any of our voting shares is RCI. The following table contains information with respect to the holdings of RCI of our securities.

		Number of
Name and Jurisdiction	Designation of Class	Securities Owned

Rogers Communications Inc.	Class A Common Shares	100,000,000
(British Columbia)	Class B Common Shares	118,166,003
	First Preferred Shares(1)	100,000
	Fourth Preferred Shares	306,904
	Seventh Preferred Shares	151,800

(1)	The First Preferred Shares are held through Rogers Cable Investments Limited, a direct wholly-owned subsidiary of RCI.

      To our knowledge, the only person or company beneficially owning, directly or indirectly, or exercising control or direction over, more than 10% of the outstanding voting shares of RCI is Edward S. Rogers, O.C., the President and Chief Executive Officer and a director of RCI and a director and the Chairman of Rogers Cable Inc., and certain companies owned or controlled by him and trusts for the benefit of Mr. Rogers and his family.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Management Services Agreements

      We are party to management services agreements with RCI under which RCI provides to us support services related to executive, administrative, financial, strategic planning, information technology and various additional services. These services relate to, among other things, tax advice, Canadian regulatory advice, financial advice (including the preparation of business plans and financial projections for us and the evaluation of PP&E expenditure proposals), treasury advice and services (relating to, among other things, dealings with financial institutions, investments, hedging of interest rates and foreign exchange exposure), service on our Board of Directors and on committees of our Boards of Directors, advice and assistance in relationships with employee groups, internal audits, purchasing assistance and various legal matters.

      We have agreed to pay RCI a fee under the management services agreement equal to 2% of our actual consolidated gross revenue for each fiscal quarter. We have also agreed to reimburse RCI for all out-of-pocket expenses incurred in respect of additional services not specifically covered by the management services agreement provided to us. For the year ended December 31, 2002, and the three-month period ended March 31, 2003, payments to RCI by us pursuant to these management service agreements aggregated $31.7 million and $8.6 million, respectively. The management services agreement is automatically renewed annually unless we give RCI 30 days’ notice of intention not to renew, and is subject to termination by RCI at any time effective at the end of any fiscal quarter in which notice of termination was given. To the extent payment of the above fees would result in a default by us under an agreement with a lending institution, we may defer payment of such fees until such time, but only until such time, as the payment would not result in our being in default under such agreement.

Cost Sharing Agreements

      In order to take advantage of economies of scale and reduce our overall costs, we share with RCI in the costs of purchasing, human resources, customer call centers, real estate administration, accounts payable processing, remittance processing, payroll processing, e-commerce and the RCI data center. Generally, these shared services are conducted in a division of RCI, being Rogers Shared Services (RSS). Generally, to the extent RSS incurs expenses, these expenses are reimbursed by us on a cost recovery basis, in accordance with the services provided on our behalf by RSS.

      For similar reasons, we have entered into agreements with RWCI to share on a pro rata basis the cost of certain microwave and fibre optic transmission facilities. Since there are significant fixed costs associated with these transmission links, we are able to achieve economies of scale by sharing these facilities with our affiliated companies. We have experienced reduced capital costs as a result of these agreements, which include a long term services arrangement with RWCI for transmission services on fibre optic facilities owned by our affiliates.

      We, as a subcontractor of the RSS division of RCI, provide payroll, remittance and accounts payable processing services for RCI’s affiliates. We and RCI are currently working on arrangements whereby RCI would provide those services directly on behalf of its subsidiaries, including us. In addition, we act as purchasing agent for RCI for the bulk purchase of dedicated telecommunications services. The costs to us of providing these services are reimbursed. In addition, we share common office space with RCI and certain of its affiliates.

      Pursuant to an agreement with us, RWCI, another subsidiary of RCI, invoices and provides collection services for those customers who receive services from both us and RWCI and choose to receive a consolidated invoice.

      Certain office space is leased by us from RWCI and certain space is leased from RCI.

      We and RWCI have also entered into agreements to co-operate in the offering of their respective products and services, including, in particular, through the Rogers Video retail outlets.

      The agreements and arrangements described above between us and our affiliates are on substantially the same terms as could be obtained in arms length third-party agreements. The primary factors in our management’s decisions to engage in these affiliate arrangements are cost, level of experience and expertise and the availability elsewhere of the services obtained through these arrangements. Most of the arrangements are on a cost recovery basis and provide economies of scale through efficiencies in the use of facilities, manpower and other resources which likely could not be realized in a third party agreement. We intend to continue to enter into additional such affiliate arrangements in the future, where appropriate, particularly where we believe economies of scale and related cost savings can be realized.

Related Party Transactions

      During the year, we entered into various related party transactions that are described in Note 17 to our audited consolidated financial statements.

DESCRIPTION OF OTHER INDEBTEDNESS

Bank Credit Facility

      Effective January 31, 2002, we entered into an amended and restated bank credit facility with a group of financial institutions that provides for a total credit facility of up to $1.075 billion. This bank credit facility replaced our previous bank credit facility. The following summary describes certain provisions of the bank credit facility as set out in the second amended and restated loan agreement as of January 31, 2002 for the bank credit facility, although the following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the loan agreement.

      The bank credit facility provides for two separate facilities: (1) a $600.0 million senior secured revolving credit facility, which we refer to as the “tranche A credit facility” and which will mature on January 2, 2009, and (2) a $475.0 million senior secured reducing/ revolving credit facility, which we refer to as the “tranche B credit facility”. Subject to the following paragraph, the tranche B bank credit facility is available on a revolving/ reducing basis, with the original amount of credit available under the tranche B credit facility scheduled to reduce as follows:

Percentage Reduction
Date of Reduction	of Original
on each January 2,	Commitment Amount

2006	25%
2007	25%
2008	25%
2009	25%

      The tranche B credit facility will mature on January 2, 2009 unless previously terminated (1) voluntarily by us, (2) by the lenders upon an event of default, (3) on March 14, 2005 if our 10% senior secured second priority notes due 2005 are not repaid, by refinancing or otherwise, on or prior to October 14, 2004, or (4) on November 30, 2007 if our 10% senior secured second priority debentures due 2007 are not repaid, by refinancing or otherwise, on or prior to June 30, 2007.

      The interest rates charged for borrowings under the bank credit facility are based on the ratio of our consolidated total debt to annualized operating cash flow. The interest rate increases as this ratio increases. Borrowings under the tranche A credit facility bear interest at a rate equal to, at our option, (1) the bank’s prime rate or base rate plus the applicable margin of 0% to 1.75% per year or (2) the London inter-bank offered rate or the bankers’ acceptance rate plus the applicable margin of 0.875% to 2.75% per year. Borrowings under the tranche B credit facility bear interest at a rate equal to, at our option, (1) the bank’s prime rate or base rate plus the applicable margin of 0% to 2.25% per year or (2) the London inter-bank offered rate or the bankers’ acceptance rate plus the applicable margin of 1.0% to 3.25% per year. The lenders under the bank credit facility are paid stand-by fees on the unutilized commitments under each of the tranche A credit facility and tranche B credit facility ranging from 25% to 35% of the applicable margin for the London inter-bank offered rate or the bankers’ acceptance rate for each facility as described above, with the stand-by fee decreasing as the level of unutilized commitments decreases.

      Our obligations under the bank credit facility are secured by a bond issued by us under a deed of trust and pledged to the agent bank for itself and for the other bank lenders as security for the satisfaction of these obligations. This bond ranks equally with the bonds that secure our other senior secured debt, including the notes. However, pursuant to the terms of an inter-creditor agreement and the terms of the indentures governing our existing senior secured second priority securities, the proceeds of any enforcement of the security under the deed of trust will be applied first to repay any of our obligations under the tranche A credit facility and any other debt that ranks equally under the deed of trust with outstanding debt under the tranche A credit facility. All additional proceeds will then be applied pro rata to repay all of our other obligations secured by senior bonds.

      The bank credit facility contains covenants that restrict our ability to, among other things:

•	incur additional debt;

•	create liens;

•	pay dividends or make other restricted payments;

•	make asset sales;

•	enter into transactions with affiliates;

•	make investments; and

•	merge, amalgamate or consolidate with any other person.

      The bank credit facility also requires us to comply with a number of financial ratios on a quarterly basis and provides for various events of default, including, among other things:

•	a default in the payment of interest or principal;

•	a breach of any term, condition or covenant that is not cured within 30 days after receipt of notice of the breach, or the breach of any financial covenant that is not cured within 15 days after receipt of notice of the breach;

•	an acceleration of, or default on payment of, our other indebtedness or certain indebtedness of our subsidiaries in excess of $25.0 million;

•	the rendering of any final judgment against us our any of our restricted subsidiaries in an amount in excess of $25.0 million which remains in effect for more than 30 days;

•	a change in control of us; and

•	various events relating to the bankruptcy or insolvency of us or any of our restricted subsidiaries.

      At March 31, 2003, we had $131.0 million of outstanding indebtedness under our bank credit facility.

Existing Senior Secured Second Priority Securities

      In 1994, we issued Cdn$300.0 million aggregate principal amount of 9.65% senior secured second priority debentures due 2014. The 9.65% senior secured second priority debentures due 2014 were issued pursuant to an indenture dated as of January 15, 1994, among us, certain subsidiary guarantors and Chemical Bank, as trustee.

      In 1995, we issued US$450.0 million aggregate principal amount of 10% senior secured second priority notes due 2005 and US$150.0 million aggregate principal amount of 10% senior secured second priority debentures due 2007. The 10% senior secured second priority notes due 2005 were issued pursuant to an indenture dated as of March 20, 1995, among us, certain subsidiary guarantors and Chemical Bank, as trustee, and the 10% senior secured second priority debentures due 2007 were issued pursuant to an indenture dated as of November 30, 1995, among us, certain subsidiary guarantors and Chemical Bank, as trustee.

      In February 2002, we issued Cdn$450.0 million aggregate principal amount of 7.60% senior (secured) second priority notes due 2007. The 7.60% senior (secured) second priority notes due 2007 were issued pursuant to an indenture dated as of February 5, 2002, among us and CIBC Mellon Trust Company, as trustee.

      In April 2002, we issued US$350.0 million aggregate principal amount of 7.875% senior (secured) second priority notes due 2012 and US$200.0 million aggregate principal amount of 8.750% senior (secured) second priority debentures due 2032. The 7.875% senior (secured) second priority notes due 2012 were issued pursuant to an indenture dated April 30, 2002 between us and JPMorgan Chase Bank, as trustee. The 8.750% senior (secured) second priority debentures due 2032 were issued pursuant to an indenture dated April 30, 2002 between us and JPMorgan Chase Bank, as trustee.

      At March 31, 2003, we had Cdn$300.000 million outstanding under the 9.65% senior secured second priority debentures due 2014, US$291.533 million outstanding under the 10% senior secured second priority notes due 2005, US$74.808 million outstanding under the 10% senior secured second priority debentures due 2007, Cdn$450.000 million outstanding under the 7.60% senior (secured) second priority notes due 2007, US$350.000 million outstanding under the 7.875% senior (secured) second priority notes due 2012 and US$200.000 million outstanding under the 8.750% senior (secured) second priority debentures due 2032.

      The 9.65% senior secured second priority debentures due 2014, the 10% senior secured second priority notes due 2005, the 10% senior secured second priority debentures due 2007 the 7.60% senior (secured) second priority notes due 2007, the 7.875% senior (secured) second priority notes due 2012 and the 8.750% senior (secured) second priority debentures due 2032 are referred to in this prospectus as the “existing senior secured second priority securities”.

      The existing senior secured second priority securities are senior secured obligations, and rank equally with all of our other senior debt, including debt outstanding under our bank credit facility and the notes. The existing senior secured second priority securities are secured by senior bonds issued under the deed of trust in the same manner and to the same extent as the notes. However, pursuant to the terms of an inter-creditor agreement and the terms of the indentures governing our existing senior secured second priority securities, the proceeds of any enforcement of the security under the deed of trust will be applied first to repay any of our obligations under the tranche A credit facility of our bank credit facility and any other debt that ranks equally under the deed of trust with outstanding debt under the tranche A credit facility. All additional proceeds will then be applied pro rata to repay all of our other obligations secured by senior bonds.

      The existing senior secured second priority securities are guaranteed on a secured basis by certain subsidiary guarantors. Each subsidiary guarantor has pledged all its assets to secure our obligations under the senior bonds issued under the deed of trust, in each case subject to certain exceptions and prior liens.

      Interest on the existing senior secured second priority securities is payable semiannually on:

•	January 15 and July 15 of each year with respect to the 9.65% senior secured second priority debentures due 2014;

•	March 15 and September 15 of each year with respect to the 10% senior secured second priority notes due 2005;

•	June 1 and December 1 of each year with respect to the 10% senior secured second priority debentures due 2007;

•	February 6 and August 6 of each year with respect to the 7.60% senior (secured) second priority notes due 2007;

•	May 1 and November 1 of each year with respect to the 7.875% senior (secured) second priority notes due 2012; and

•	May 1 and November 1 of each year with respect to the 8.750% senior (secured) second priority debentures due 2032.

      The 9.65% senior secured second priority debentures due 2014 bear interest at a rate of 9.65% and mature on January 15, 2014. The 10% senior secured second priority notes due 2005 bear interest at a rate of 10% and mature on March 15, 2005. The 10% senior secured second priority debentures due 2007 bear interest at a rate of 10% and mature on December 1, 2007. The 7.60% senior (secured) second priority notes due 2007 bear interest at a rate of 7.60% and mature on February 6, 2007. The 7.875% senior (secured) second priority notes due 2012 bear interest at a rate of 7.875% and mature on May 1, 2012.

The 8.750% senior (secured) second priority debentures bear interest at a rate of 8.750% and mature on May 1, 2032.

      The 10% senior secured second priority notes due 2005 are not redeemable at our option prior to maturity, except in certain circumstances as set forth in the respective indentures. The 9.65% senior secured second priority debentures due 2014 and the 10% senior secured second priority debentures due 2007 are redeemable at our option, in whole or in part, at any time on or after January 15, 2004 and December 1, 2002, respectively. The 7.60% senior (secured) second priority notes due 2007, the 7.875% senior (secured) second priority notes due 2012 and the 8.750% senior (secured) second priority debentures due 2032 are redeemable at our option, in whole or in part, at any time on not fewer than 30 nor more than 60 days’ prior notice. Such securities are redeemable at the redemption prices set forth in the respective indentures, plus accrued interest to the date of redemption.

      If we experience a change in control, we will be obligated, subject to certain conditions, to offer to purchase all of the outstanding existing senior secured second priority securities, other than the 7.60% senior (secured) second priority notes due 2007, the 7.875% senior (secured) second priority notes due 2012 and the 8.750% senior (secured) second priority debentures due 2032, at a purchase price of 101% of the principal amount of such securities plus accrued interest to the date of purchase. In addition, in the case of the 7.60% senior (secured) second priority notes due 2007, the 7.875% senior (secured) second priority notes due 2012 and the 8.750% senior (secured) second priority debentures due 2032, if we experience a change in control and two of the three rating agencies stipulated in the various indentures governing such securities downgrade such securities in the manner set forth in those indentures, we will be obligated, subject to certain conditions, to offer to purchase such securities at a purchase price of 101% of the principal amount thereof plus accrued interest to the date of purchase. Under the indentures pursuant to which the 7.60% senior (secured) second priority notes due 2007, the 7.875% senior (secured) second priority notes due 2012 and the 8.750% senior (secured) second priority debentures due 2032 were issued, securities are downgraded if two of the following three rating agencies — S&P, Moody’s and Fitch IBCA — either rate the securities below an investment grade rating or, if the securities are not so rated, two of the three rating agencies decrease the rating for the securities by one or more rating levels. Under the indentures pursuant to which the existing senior secured second priority securities were issued, a “change in control” is deemed to occur on the first day on which the family of Edward S. Rogers and RCI collectively cease, directly or indirectly, to have the power to control voting securities representing a majority of the total voting power of all of our classes of capital stock.

      The indentures pursuant to which the existing senior secured second priority securities were issued contain covenants that restrict our ability to, among other things:

•	incur additional debt;

•	create liens;

•	pay dividends or make other restricted payments;

•	make asset sales;

•	enter into transactions with affiliates;

•	make investments; and

•	merge, amalgamate or consolidate with, or sell substantially all of our assets to, any other person.

      The indentures pursuant to which the existing senior secured second priority securities were issued provide for various events of default, including, among other things:

•	a default in the payment of interest or principal;

•	a breach of any covenant that is not cured within 60 days after receipt of notice of the breach;

•	an acceleration of, or default on payment of, our other indebtedness or certain indebtedness of our restricted subsidiaries in excess of $20.0 million (in our most restrictive indentures);

•	the rendering of any final judgment against us our any of our restricted subsidiaries in an amount in excess of $20.0 million (in our most restrictive indentures) which remains in effect for more than 60 days;

•	a change in control of us; and

•	various events relating to the bankruptcy or insolvency of our company or one of our restricted subsidiaries.

      The foregoing summary describes certain provisions of the indentures pursuant to which the existing senior secured second priority securities were issued and the terms of the notes. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to each of the respective indentures.

Existing Senior Subordinated Guaranteed Debentures

      In 1995, we issued US$125.0 million aggregate principal amount of 11% senior subordinated guaranteed debentures due 2015. The 11% senior subordinated guaranteed debentures due 2015 were issued pursuant to an indenture dated as of November 30, 1995, among us, certain subsidiary guarantors and Chemical Bank, as trustee. At March 31, 2003, we had US$113.675 million outstanding under the 11% subordinated guaranteed debentures due 2015. We refer to the 11% subordinated guaranteed debentures due 2015 in this prospectus as the “existing senior subordinated guaranteed debentures”.

      The existing senior subordinated guaranteed debentures are senior subordinated unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt, including debt under our bank credit facility, the existing senior secured second priority securities and the notes. The existing senior subordinated guaranteed debentures are unconditionally guaranteed on a senior unsecured basis by a number of our subsidiaries.

      The existing senior subordinated guaranteed debentures bear interest at a rate of 11% per year payable semiannually on June 1 and December 1 of each year and mature on December 1, 2015. The existing senior subordinated guaranteed debentures are redeemable at our option, in whole or in part, at any time on or after December 1, 2005 at the redemption prices set forth in the indenture pursuant to which the existing senior subordinated guaranteed debentures were issued, plus accrued interest to the date of redemption.

      If we experience a change in control, we will be obligated, subject to certain conditions, to offer to purchase all of the outstanding existing senior subordinated guaranteed debentures at a purchase price of 101% of the principal amount of the securities plus accrued interest to the date of purchase. Under the indenture pursuant to which the existing senior subordinated guaranteed debentures were issued, a “change in control” is deemed to occur on the first day on which the family of Edward S. Rogers and RCI collectively cease, directly or indirectly, to have the power to control voting securities representing a majority of the total voting power of all of our classes of capital stock.

      The indentures pursuant to which the existing senior subordinated guaranteed debentures were issued contain covenants and events of default that are substantially similar to those contained in the indentures governing the existing senior secured second priority securities.

      The foregoing summary describes certain provisions of the indenture pursuant to which the existing senior subordinated guaranteed debentures were issued and the terms of the notes. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to such indenture.

Inter-Company Debt

      The terms of our outstanding indebtedness permit us to have outstanding debt to RCI and its affiliates under certain circumstances and subject to certain conditions. This debt may be “inter-company subordinated debt” or “inter-company deeply subordinated debt” and may be interest bearing or non-interest bearing and payable on demand or otherwise.

      Inter-company subordinated debt is unsecured and ranks junior to debt issued under our bank credit facility, as well as to the existing senior secured second priority securities, the existing senior subordinated guaranteed debentures and the notes. We may make payments of principal or interest on inter-company subordinated debt as long as there is no event of default under our debt instruments. Inter-company subordinated debt is generally included in debt for purposes of financial covenant calculations under the terms of the bank credit facility, the existing senior secured second priority securities, the existing senior subordinated guaranteed debentures and the notes.

      Inter-company deeply subordinated debt is unsecured and also ranks junior to debt issued under our bank credit facility, as well as to the existing senior secured second priority securities, the existing senior subordinated guaranteed debentures and the notes. Inter-company deeply subordinated debt is not treated as debt for purposes of financial covenant calculations as all payments on inter-company deeply subordinated debt are restricted payments, generally treated in the same manner as dividends on our capital stock.

      During the fourth quarter of 2001, RCI advanced an aggregate $485.6 million of inter-company subordinated debt to us which we used to repay amounts outstanding under our previous bank credit facility. As a result, at December 31, 2001 we had $485.6 million of inter-company subordinated debt outstanding, all of which was owing to RCI, and no inter-company deeply subordinated debt outstanding. During the first quarter of 2002, we repaid all of the inter-company subordinated debt outstanding at December 31, 2001 from a drawdown under our bank credit facility. In addition, during the fourth quarter of 2002, RCI advanced a further $216.5 million of inter-company subordinated debt to us, and we repaid $12.0 million in the quarter. As a result, we had $204.5 million of inter-company subordinated debt outstanding at December 31, 2002. At March 31, 2003, there was $150.0 million of inter-company subordinated debt outstanding and no inter-company deeply subordinated debt outstanding. See Note 11 to our audited consolidated financial statements.

DESCRIPTION OF NOTES

      The old 6.25% senior (secured) second priority notes due 2013 (referred to as the “Notes” throughout this section) were issued, and the new Notes will be issued, under an indenture dated as of June 19, 2003 (the “Indenture”), between Rogers Cable and JPMorgan Chase Bank as trustee (the “Trustee”). The old Notes and the new Notes will be treated as a single series of debt securities under the Indenture. The terms of the new Notes will be identical in all material respects to the terms of the old Notes, except that the new Notes will have been registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the old Notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates. Upon the effectiveness of the registration statement of which this prospectus forms a part, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summary of material terms of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of capitalized terms used in the following summary are set forth below under the subsection entitled “— Certain Definitions”. Capitalized terms that are used in this section but not otherwise defined in this section have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference. Section references herein are to sections of the Indenture. As used in this Description of Notes, “Rogers Cable” means Rogers Cable Inc. and its successors under the Indenture, but not any of its subsidiaries.

General

      The Notes will mature on June 15, 2013. The Notes will be senior obligations of Rogers Cable secured as described below. Each Note will bear interest at the rate set forth on the cover page hereof from and including June 19, 2003 or from the most recent interest payment date to which interest has been paid, payable semiannually on June 15 and December 15 of each year (the “Regular Record Dates”), to the person in whose name the Notes (or any predecessor Note) is registered at the close of business on the June 1 or December 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      Subject to compliance with the “Limitation on Debt” and “Limitation on Senior Debt” covenants if applicable, Rogers Cable may from time to time without notice to, or the consent of, the Holders of the Notes, create and issue additional Notes under the Indenture, equal in rank to the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new Notes or except for the first payment of interest following the issue date of the new Notes) so that the new Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes, as applicable. In the event that additional Notes are issued, Rogers Cable will prepare a new offering memorandum or prospectus.

      Principal of and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of Rogers Cable in The City of New York (which initially will be the corporate trust office of the Trustee, JPMorgan Chase Bank); provided, however, that payment of interest may be made at the option of Rogers Cable by check mailed to the person entitled thereto as shown on the Security Register; provided further that all payments of the principal (and premium, if any) and interest on the Notes, the Holders of which have given wire transfer instructions to the Company or its agent at least 10 business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders in such instructions. Any such wire transfer instructions received by the Company or its agent shall remain in effect until revoked by such holder. Notwithstanding the foregoing, the final payment of principal shall be payable only upon surrender of the Note to the Paying Agent. (Sections 301, 305 and 1002) The Notes will be issued only in fully registered form without coupons, in denominations of US$1,000 or any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange or redemption of Notes, except for certain taxes or other governmental charges that may be imposed in connection with any registration of transfer or exchange. (Section 305)

      The Notes will not be entitled to the benefit of any sinking fund.

      In the event that either (a) the Exchange Offer registration statement is not declared effective on or prior to the 180th day following the date of original issue of the old Notes or (b) the Exchange Offer is not consummated or a shelf registration statement with respect to the old Notes is not declared effective on or prior to the 210th day following the date of original issue of the old Notes, the rate per annum at which the old Notes bear interest will be increased temporarily. See the section entitled “Exchange Offer; Registration Rights”.

Ranking

      The Notes will be senior obligations of Rogers Cable and will rank pari passu with all other existing and future senior indebtedness of Rogers Cable, including Rogers Cable’s indebtedness under our bank credit facility and the Existing Senior Secured Second Priority Securities, and will rank senior to all existing and future subordinated indebtedness of Rogers Cable, including indebtedness under the Existing Senior Subordinated Guaranteed Debentures. However, in the event of the enforcement of the security under the Deed of Trust, the Notes will be second in right of payment to certain of our other senior secured indebtedness. See the subsection entitled “— Prior Security Interests to the Security for the Notes”.

Security

      The Notes initially will be secured by a Trust Bond issued by Rogers Cable and pledged to the Trustee pursuant to a Pledge Agreement between Rogers Cable and the Trustee. The Trust Bond is, in turn, secured by security interests in substantially all the assets of Rogers Cable, subject to certain exceptions and prior liens, pursuant to the Deed of Trust and related documents. Rogers Cable’s obligations under the Deed of Trust Bonds are guaranteed by the Restricted Subsidiaries. Each of the Restricted Subsidiaries has pledged substantially all its assets, subject to certain exceptions and prior liens, to secure its respective guarantee. See the section entitled “Description of Collateral for Notes”.

      In the event that (i) on a pro forma basis giving effect to the release of the security for the Notes and any other Debt of Rogers Cable with similar release provisions, (A) no Debt of Rogers Cable would be outstanding and (B) there would be no availability to Rogers Cable under any bank credit facilities or operating credit facilities or swap agreements, in the case of each of (A) and (B) that is or are secured by a Lien of the Pledge Agreement or any Collateral Document or any other Lien on the Deed of Trust Collateral, (ii) the ratings assigned to the Notes of any series by at least two of the three Rating Agencies are Investment Grade Ratings and (iii) no Default or Event of Default has occurred and is continuing under the Indenture governing such series of Notes, then, without the consent of the Holders of such Notes, Rogers Cable may permanently release the collateral securing such Notes and such Notes will thereafter be senior unsecured obligations of Rogers Cable and subject to the covenants described below under the subsection entitled “— Certain Covenants as Senior Unsecured Notes”. Rogers Cable shall notify the Rating Agencies and the Trustee of its intention to exercise its option to release the collateral at least 45 days prior to the proposed date of such release (the “Release Date”). If on the proposed Release Date each of the conditions specified above has been satisfied and Rogers Cable has not been notified by the Rating Agencies that the ratings assigned to the Notes by at least two of the three Rating Agencies will be below Investment Grade, then Rogers Cable may permanently terminate the Liens of the Pledge Agreement or any Collateral Document and any other Lien on the Deed of Trust Collateral. (Section 1026)

Prior Security Interests to the Security for the Notes

      The proceeds of any enforcement of the security under the Deed of Trust and any proceeds of the liquidation, dissolution and winding up of Rogers Cable or any Restricted Subsidiary prior to the Release

Date will be applied first to repay any obligations of Rogers Cable under the tranche A credit facility of any bank credit facility and any other Tranche A-Type Debt. All additional proceeds will be applied pro rata to repay all other obligations of Rogers Cable secured by Deed of Trust Bonds, including the Notes, debt under the tranche B credit facility of any bank credit facility, the Existing Senior Secured Second Priority Securities and certain interest rate and currency swaps.

      At March 31, 2003, after giving effect to the issuance of the old Notes and the application of the net proceeds from the issuance of the old Notes as described under the section entitled “Use of Proceeds”, we would have had (i) no amount outstanding under the tranche A credit facility of our bank credit facility and (ii) $2,539.8 million of senior secured debt outstanding.

      Under the Indenture, Rogers Cable may in the future create Tranche A-Type Debt, provided that (i) the aggregate amount committed under the tranche A credit facility of any bank credit facility plus the aggregate amount of all outstanding or committed Tranche A-Type Debt may not exceed $600.0 million and (ii) the ratio of all such debt to Rogers Cable’s Annualized Operating Cash Flow for the most recent fiscal quarter prior to the creation of such Tranche A-Type Debt may not exceed 3.0 to 1.

Optional Redemption

      The Notes will be redeemable, in whole or in part, at the option of Rogers Cable at any time at a redemption price equal to the greater of:

(1) 100% of the principal amount of such Notes, and

(2)	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (not including any portion of the payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, plus accrued interest thereon to the date of redemption.

      “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt of comparable maturity to the remaining term of the Notes.

      “Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for the redemption date.

      “Quotation Agent” means Citigroup Global Markets Inc. or such other Reference Treasury Dealer appointed by Rogers Cable.

      “Reference Treasury Dealer” means (1) Citigroup Global Markets Inc. or its successor; provided, however, that if it shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Rogers Cable shall substitute for it another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by Rogers Cable.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed.

      Unless Rogers Cable defaults in payment of the redemption price, on and after the redemption date, with respect to any series of Notes, interest will cease to accrue on such Notes or portions of such Notes called for redemption.

      In the case of a partial redemption of Notes, selection of such Notes for redemption will be made on a pro rata basis. If any Note is redeemed in part, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed; provided that no Note in an aggregate principal amount of US$1,000 or less shall be redeemed in part. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. (Sections 1104 and 1108)

Redemption Upon Changes in Withholding Taxes

      The Notes will also be subject to redemption as a whole, but not in part, at the option of Rogers Cable at any time, on not less than 30 nor more than 60 days’ prior written notice, at 100% of the principal amount, together with accrued interest thereon to the redemption date, in the event Rogers Cable has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes of any series, any Additional Amounts with respect to such Notes as a result of a change in the laws (including any regulations promulgated thereunder) or treaties of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws, rulings, treaties or regulations, which change is announced or becomes effective on or after the date of this prospectus. (Sections 1101 and 1105) See the subsection entitled “— Additional Amounts”.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

      “Acquired Debt” means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

      “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Annualized Operating Cash Flow” means, for any fiscal quarter, the Operating Cash Flow for such fiscal quarter multiplied by four.

      “Asset Sale” means any sale, issuance, conveyance, transfer or lease, directly or indirectly, in one or a series of related transactions, of (i) any Common Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of Rogers Cable and its Restricted Subsidiaries taken as a whole; or (iii) any other properties or assets (other than Excluded Assets) of Rogers Cable or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include (a) any sale, issuance, conveyance, transfer or lease of properties and assets that is governed by the provisions described under “Mergers, Amalgamations and Sales of Assets by Rogers Cable”, (b) any sale, issuance, conveyance, transfer or lease in any one transaction or series of related transactions between Rogers Cable and any Restricted Subsidiaries or between any Restricted Subsidiaries, (c) any sale, conveyance, transfer or lease in the ordinary course of business of not more than five Rogers Video stores in any one transaction or series of related transactions or (d) in the event of any substantially contemporaneous exchange (including by way of a substantially contemporaneous purchase and sale) of operating properties or assets of, or investments held by, Rogers Cable or any of its Restricted Subsidiaries for one or more properties, assets or investments used for similar purposes or of a substantially similar nature, or any combination thereof, that portion of the properties, assets or investments so exchanged by Rogers Cable or such Restricted Subsidiary in respect of which properties, assets or investments used for similar purposes or of a substantially similar nature, or any combination thereof, were received in the exchange.

      “Attributable Debt” means, as of the date of its determination, the present value (discounted semiannually at the interest rate implicit in the terms of the lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rates (such as those based on sales), provided, however, that in the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, Attributable Debt shall mean the lesser of the present value of (i) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (ii) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

      “bank credit facility” means any credit agreement or working capital facility among Rogers Cable and/or its Subsidiaries and one or more lenders, as such credit agreement or working capital facility may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified (including with other lenders) from time to time, regardless of whether any other credit agreement or working capital facility or any portion thereof was outstanding or in effect at the time of such amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or modification.

      “Capital Lease Obligation” means, with respect to any Person, an obligation incurred or assumed in the ordinary course of business under or in connection with any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or equivalents (however designated) of such Person’s capital stock whether now outstanding or issued after the date of the Indenture, including, without limitation, all common stock and preferred stock.

      “Collateral Documents” means, collectively, the Trust Bond, the Deed of Trust, the Pledge Agreement, the Inter-Creditor Agreement and each other agreement or instrument executed and delivered pursuant to or in connection with any thereof or which otherwise contains a guarantee of, or grants a Lien to secure, the Trust Bond or any guarantee thereof.

      “Commission” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the U.S. Trust Indenture Act of 1939, then the body performing such duties at such time.

      “Consolidated Debt to Annualized Operating Cash Flow Ratio” means, at any date of determination, the ratio of (i) the aggregate amount of the Debt of Rogers Cable and the Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination to (ii) the Annualized Operating Cash Flow for the most recently completed fiscal quarter of Rogers Cable. For purposes of this definition, the term “Debt” includes Inter-Company Subordinated Debt.

      “Consolidated Net Tangible Assets” means the Consolidated Tangible Assets of any Person, less such Person’s current liabilities.

      “Consolidated Senior Debt to Annualized Operating Cash Flow Ratio” means, at any date of determination, the ratio of (i) the aggregate amount of Senior Debt of Rogers Cable and the Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination to (ii) the Annualized Operating Cash Flow for the most recently completed fiscal quarter of Rogers Cable.

      “Consolidated Tangible Assets” means the Tangible Assets of any Person after eliminating inter-company items, determined on a Consolidated basis in accordance with GAAP including appropriate deductions for any minority interest in Tangible Assets of such Person’s Restricted Subsidiaries.

      “Consolidation” means the consolidation of the accounts of the Restricted Subsidiaries with those of Rogers Cable, if and to the extent the accounts of each such Restricted Subsidiary would normally be consolidated with those of Rogers Cable, all in accordance with GAAP; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary. For purposes of clarification, it is understood that the accounts of Rogers Cable or any Restricted Subsidiary include the accounts of any partnership, the beneficial interests in which are controlled (in accordance with GAAP) by Rogers Cable or any such Restricted Subsidiary. The term “Consolidated” has a correlative meaning.

      “Debt” means, with respect to any Person, without duplication and (except as provided in clause (i) below) without regard to any interest component thereof (whether actual or imputed) that is not due and payable:

(i) money borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable and drafts accepted representing extensions of credit;

(ii) the face amount of any drafts of a corporation in Canadian dollars and accepted by a Canadian lender for discount in Canada;

(iii) all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debentures, notes or other similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money in accordance with GAAP;

(iv) all liabilities upon which interest charges are customarily paid by such Person;

(v) shares of Disqualified Stock not held by Rogers Cable or a wholly-owned Restricted Subsidiary;

(vi) Capital Lease Obligations and Purchase Money Obligations, determined in each case in accordance with GAAP; and

(vii) any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in clauses (i) through (vi) above;

provided that “Debt” shall not include (A) trade payables and accrued liabilities which are current liabilities incurred in the ordinary course of business, (B) Inter-Company Deeply Subordinated Debt and (C) except as otherwise expressly provided in the Indentures, Inter-Company Subordinated Debt.

      “Deed of Trust” means the Restated Deed of Trust and Mortgage dated as of January 31, 1995, between Rogers Cable and the Deed Trustee as in effect on the date hereof and as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

      “Deed of Trust Bonds” means, collectively, the Trust Bond and any other bonds from time to time issued and outstanding under the Deed of Trust.

      “Deed of Trust Collateral” means, collectively, all of the property and assets that are intended from time to time to secure the Deed of Trust Bonds or any guarantee thereof pursuant to the Collateral Documents.

      “Deed Trustee” means National Trust Company, a trust company subsisting under the laws of the Province of Ontario, Canada and its successors and assigns, as trustee under the Deed of Trust.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Deferred Management Fees” means, for any period, any Management Fees that were payable during any prior period, the payment of which was not effected when due.

      “Disqualified Stock” means any Capital Stock of Rogers Cable or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes for cash or securities constituting Debt; provided that shares of Preferred Stock of Rogers Cable or any Restricted Subsidiary that are issued with the benefit of provisions requiring a change in control offer to be made for such shares in the event of a change in control of Rogers Cable or such Restricted Subsidiary, which provisions have substantially the same effect as the relevant provisions of the Indenture described under the subsection entitled “— Change in Control”, shall not be deemed to be “Disqualified Stock” solely by virtue of such provisions. For purposes of this definition, the term “Debt” includes Inter-Company Subordinated Debt.

      “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and as in force at the date as of which the Indenture is executed.

      “Exchange Notes” means the Notes issued pursuant to the Exchange Offer evidencing the same indebtedness as the Notes.

      “Exchange Offer” means the exchange offer that may be effected pursuant to the Registration Rights Agreement.

      “Excluded Assets” means (i) all Existing Excluded Assets; (ii) all assets of any Person other than Rogers Cable or a Restricted Subsidiary; (iii) Investments in the Capital Stock of an Unrestricted Subsidiary held by Rogers Cable or a Restricted Subsidiary; (iv) any Investment by Rogers Cable or a Restricted Subsidiary to the extent paid for with cash or other property that constitutes Excluded Assets or Excluded Securities, so long as at the time of acquisition thereof and after giving effect thereto there exists no Default or Event of Default; and (v) proceeds of the sale of any Excluded Assets or Excluded Securities received by Rogers Cable or any Restricted Subsidiary from a Person other than Rogers Cable or a Restricted Subsidiary.

      “Excluded Securities” means any Debt, Preferred Stock or Common Stock issued by Rogers Cable, or any Debt or Preferred Stock issued by any Restricted Subsidiary, in either case to an Affiliate thereof other than Rogers Cable or a Restricted Subsidiary; provided that, at all times, such Excluded Securities shall:

(i) in the case of Debt not owed to Rogers Cable or a Restricted Subsidiary, constitute Inter-Company Deeply Subordinated Debt;

(ii) in the case of Debt, not be guaranteed by Rogers Cable or any Restricted Subsidiary unless such guarantee shall constitute Inter-Company Deeply Subordinated Debt;

(iii) in the case of Debt, not be secured by any assets or property of Rogers Cable or any Restricted Subsidiary;

(iv) provide by its terms that interest or dividends thereon shall be payable only to the extent that, after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing; and

(v) provide by its terms that, except and to the extent otherwise permitted as a Restricted Payment, no payment (other than payments in the form of Excluded Securities) on account of principal (at maturity, by operation of sinking fund or mandatory redemption or otherwise) or other payment on account of redemption, repurchase, retirement or acquisition of such Excluded Security shall be permitted until the earlier of (x) the final Stated Maturity of the Notes or (y) the date on which all principal of and interest on Notes shall have been duly paid or provided for in full.

      “Existing Excluded Assets” means (i) all assets of 1093216 Ontario Ltd., 969056 Ontario Limited, Rogers Cablesystems Investments Inc., 3782 Investments Limited, 1443358 Ontario Inc. and Solv Signals Limited, (ii) the shares of Capital Stock of 1093216 Ontario Ltd., 969056 Ontario Limited, Rogers Cablesystems Investments Inc., 3782 Investments Limited, 1443358 Ontario Inc. and Solv Signals Limited, owned directly or indirectly by Rogers Cable and in each case as such shares may be subdivided, consolidated or reclassified, and including any additional shares of any such issues received as a stock dividend on such shares and (iii) the proceeds of the sale of any assets or shares referred to in the foregoing clause (i) or (ii) received by Rogers Cable or any Restricted Subsidiary from a Person other than Rogers Cable or a Restricted Subsidiary.

      “Existing Senior Secured Second Priority Securities” means securities evidencing indebtedness under Rogers Cable’s 9.65% senior secured second priority debentures due 2014, 10% senior secured second priority notes due 2005, 7.60% senior (secured) second priority notes due 2007, 7.875% senior (secured) second priority notes due 2012 and 8.750% senior (secured) second priority debentures due 2032.

      “Existing Senior Subordinated Guaranteed Debentures” means securities evidencing indebtedness under Rogers Cable’s 11% senior subordinated guaranteed debentures due 2015.

      “Fitch IBCA” means Fitch IBCA or any successor to the rating agency business thereof.

      “Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles, in effect in Canada, as applied from time to time by Rogers Cable in the preparation of its consolidated financial statements.

      “Independent Director” means a director of Rogers Cable other than (i) a director who (apart from being a director of Rogers Cable or any of its subsidiaries) is an employee, insider, associate (as the terms insider and associate are defined in the Securities Act (Ontario) as in force on the date of the Indenture) or Affiliate of RCI or one of its subsidiaries, or has held any such position during the previous five years and (ii) a director who is an employee, insider, associate (as the terms insider and associate are defined in the Securities Act (Ontario) as in force on the date of the Indenture) or Affiliate of another party to the transaction in question.

      “Inter-Company Deeply Subordinated Debt” means all indebtedness of Rogers Cable or any of the Restricted Subsidiaries (except from one to the other) for money borrowed from Rogers Entities under which payments by Rogers Cable or such Restricted Subsidiary, as the case may be, with respect thereto are subordinated to the Notes in the manner and to the extent set forth in Exhibit A to the Indenture and in respect of which the agreement or instrument evidencing such indebtedness contains or incorporates by reference the provisions of Exhibit A to the Indenture for the benefit of the Trustee and the Holders of the Notes.

      “Inter-Company Subordinated Debt” means all indebtedness of Rogers Cable or any of the Restricted Subsidiaries (except from one to the other) for money borrowed from Rogers Entities and under which payments by Rogers Cable or such Restricted Subsidiary, as the case may be, with respect thereto are subordinated to the Notes in the manner and to the extent set forth in Exhibit B to the Indenture and in respect of which the agreement or instrument evidencing such indebtedness contains or incorporates by reference the provisions of Exhibit B to the Indenture for the benefit of the Trustee and the Holders of the Notes.

      “Inter-Creditor Agreement” means the amended and restated inter-creditor agreement dated as of August 1, 1992, among Rogers Cable, certain of its subsidiaries and the lender parties thereto.

      “Investment” means (i) directly or indirectly, any advance, loan or capital contribution to, the purchase of any stock, bonds, notes, debentures or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or making of any investment in any Person, (ii) the designation of any

Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the transfer of any assets or properties from Rogers Cable or a Restricted Subsidiary to any Unrestricted Subsidiary, other than the transfer of assets or properties made in the ordinary course of business. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

      “Investment Grade Rating” means a rating equal to or higher than BBB — (or the equivalent) by S&P, Baa3 (or the equivalent) by Moody’s or BBB — (or the equivalent) by Fitch IBCA.

      “Lien” means any mortgage, charge, pledge, lien, privilege, security interest, hypothecation and transfer, lease of real property or other encumbrance upon or with respect to any property of any kind of Rogers Cable or any of the Restricted Subsidiaries, real or personal, moveable or immoveable, now owned or hereafter acquired.

      “Management Fees” means any amounts payable by Rogers Cable or any Restricted Subsidiary in respect of management or similar services.

      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to Rogers Cable or any Restricted Subsidiary), net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel, appraisers, auditors and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire indebtedness (other than Debt secured by a pledge of a Deed of Trust Bond) where payment of such indebtedness is required in connection with such Asset Sale and (iv) appropriate amounts to be provided by Rogers Cable or any Restricted Subsidiary, as the case may be, as a reserve in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Rogers Cable or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

      “Operating Cash Flow” means, for any period, all as determined on a Consolidated basis in accordance with GAAP, (i) the net income or loss of Rogers Cable and its Restricted Subsidiaries for such period, adjusted, to the extent included in calculating such net income or loss, by excluding (a) any gain or loss attributable to the sale, conversion or other disposition of assets other than in the ordinary course of business, (b) any gains resulting from the write-up of assets and any loss resulting from the write-down of assets, (c) any gain or loss on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Debt), (d) any foreign exchange gain or loss, (e) any other extraordinary, non-recurring or unusual items incurred by Rogers Cable or any Restricted Subsidiary and (f) all income or losses of Unrestricted Subsidiaries and Persons (other than Subsidiaries) accounted for by Rogers Cable using the equity method of accounting, except to the extent of cash dividends, cash interest or other cash distributions received directly or indirectly from any such Unrestricted Subsidiary or Person, plus (ii) all amounts deducted in making the calculation pursuant to clause (i) for interest expense and other financing costs, depreciation and amortization, all Management Fees and all income taxes, whether or not deferred, applicable to such period, less (iii) the aggregate amount of Management Fees (including Deferred Management Fees) actually paid in such period; provided that such deduction shall not be required to the extent that such Management Fees (including Deferred Management Fees) are designated by Rogers Cable to be a Restricted Payment. For purposes of clarification, the components of “Operating Cash Flow” listed above shall be determined by including the accounts of Rogers Cable, any Restricted Subsidiary and any partnership, the beneficial interests in which are controlled (in accordance with GAAP) by Rogers Cable or any such Restricted Subsidiary.

      For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed prior to any date on which an action is taken that requires a calculation of the Consolidated Debt to Annualized Operating Cash Flow Ratio or the Consolidated Senior Debt to Annualized Operating Cash Flow Ratio, (1) any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) shall be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter, (2) any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) shall be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter and (3) if Rogers Cable or any Restricted Subsidiary shall have in any manner acquired or disposed of any operating business during or subsequent to the most recently completed fiscal quarter, such calculation shall be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter.

      “Permitted Debt” means:

(i) Debt under any bank credit facility in an aggregate principal amount not to exceed $1.2 billion at any time outstanding;

(ii) Debt under one or more operating credit facilities in an aggregate principal amount not to exceed $10.0 million in the aggregate at any time outstanding;

(iii) Debt, not covered by any other clause of this definition, outstanding on the date of the Indenture, including (but not limited to) Debt under the Existing Senior Secured Second Priority Securities and the Existing Senior Subordinated Guaranteed Debentures;

(iv) Debt under the Notes;

(v) any amendment or refinancing of any Permitted Debt referred to in clauses (i) through (iv) above or any successive amendment or refinancing thereof, including any such amendment or refinancing (x) extending the maturity of all or any portion of the Debt thereunder and (y) adding additional borrowers or guarantors thereunder or changing the borrowers or guarantors thereunder; provided that such amendment or refinancing (or successive amendment or refinancing) shall constitute Permitted Debt only (A) to the extent that it does not result in an increase in the aggregate principal amount of such Permitted Debt, (B) if it does not have the effect of shortening the then aggregate average weighted maturity of all Permitted Debt outstanding or committed to be outstanding (taking into account the effect of substantially contemporaneous amendments or refinancings of other Permitted Debt) and (C) if the Debt to be amended or refinanced is Debt of Rogers Cable or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the senior indebtedness of such Restricted Subsidiary, the new Debt is subordinated in right of payment to the Notes or the senior indebtedness of such Restricted Subsidiary at least to the same extent as the Debt to be amended or refinanced; and

(vi) Debt not covered by any of the foregoing clauses of this definition not to exceed an aggregate principal amount at any time outstanding of $100.0 million.

      “Permitted Distributions” means:

(i) so long as no Default or Event of Default has occurred and is continuing or would thereby result:

(A) payments on Inter-Company Subordinated Debt;

(B) payments of any kind from Rogers Cable or any of the Restricted Subsidiaries to any one of the other of them;

(C) payments of dividends and other distributions on shares of Rogers Cable’s Capital Stock in the form of Inter-Company Deeply Subordinated Debt, Excluded Securities or Existing Excluded Assets;

(D) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at such declaration date such dividend would not have been prohibited by the “Limitation on Restricted Payments” covenant for the Notes;

(E) the redemption, repurchase, defeasance or other acquisition or retirement for value of Debt of Rogers Cable or any Restricted Subsidiary, that is subordinated in right of payment to the Notes or the senior indebtedness of such Restricted Subsidiary, as the case may be, provided that such Debt (a) has a final maturity before the final Stated Maturity of the Notes, and (b) such Debt is not Debt that was issued on or before the date of the Indenture, or Debt constituting an amendment or refinancing (including any successive amendment or refinancing) of Debt that was issued on or before the date of the Indenture (other than, in each case with respect to clauses (a) and (b), the Existing Senior Subordinated Guaranteed Debentures);

(F) the redemption, repurchase, defeasance or other acquisition or retirement for value of Debt of Rogers Cable or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the senior indebtedness of such Restricted Subsidiary, as the case may be (other than any such Debt covered by the preceding clause (E), which may be redeemed, repurchased, defeased or otherwise acquired or retired for value in any manner, as provided in the preceding clause (E)), in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, either (a) Capital Stock of Rogers Cable (other than Disqualified Stock) or Inter-Company Deeply Subordinated Debt of Rogers Cable or Excluded Securities of Rogers Cable or (b) Debt of Rogers Cable or such Restricted Subsidiary that is subordinated in right of payment to the Notes or the senior indebtedness of such Restricted Subsidiary, as the case may be, at least to the same extent as the Debt that is redeemed, repurchased, defeased or otherwise acquired or retired for value; provided that, in the case of this clause (b), such transaction shall not have the effect of shortening the then aggregate average weighted maturity of all Debt of Rogers Cable or such Restricted Subsidiary that is subordinated in right of payment to the Notes or the senior indebtedness of such Restricted Subsidiary, as the case may be (taking into account the effect of substantially contemporaneous amendments or refinancings of other Debt subordinated in right of payment to the Notes or the senior indebtedness of such Restricted Subsidiary, as the case may be);

(G) the payment of any amount of Management Fees (including Deferred Management Fees) that has not been designated as a Restricted Payment and is therefore deducted when determining Operating Cash Flow; and

(ii) payments made in the ordinary course of business and on commercially reasonable terms in regard to fixed assets and/or operating expenses and operating and capital leases pursuant to sharing and/or service agreements with Affiliates of Rogers Cable.

      “Permitted Investment” means:

(i) Investments by Rogers Cable or any of the Restricted Subsidiaries in any one of the other of them;

(ii) Investments in the Notes;

(iii) Investments in assets owned or used in the ordinary course of business;

(iv) Temporary Cash Investments;

(v) Investments for which the payment is made using Excluded Assets, Excluded Securities, Capital Stock of Rogers Cable (other than Disqualified Stock) or Inter-Company Deeply Subordinated Debt;

(vi) direct or indirect loans to employees, or to a trustee for the benefit of such employees, of Rogers Cable or any Restricted Subsidiary in an aggregate amount outstanding at any time not exceeding $25.0 million;

(vii) Investments by Rogers Cable or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, Rogers Cable or a Restricted Subsidiary; and

(viii) other Investments that do not exceed $25.0 million at any time outstanding.

      “Permitted Restricted Payment” means payments in cash in an amount equal to the compound portion of interest on any Inter-Company Deeply Subordinated Debt.

      “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or any other entity.

      “Pledge Agreement” means the agreement between Rogers Cable and the Trustee, dated as of the date of the Indenture and substantially in the form attached as Exhibit C to the Indenture, pursuant to which Rogers Cable has pledged the Trust Bond to and in favor of the Trustee for and on behalf of the Trustee and each of the Holders.

      “Principal Property” means, as of any date of determination, any cable system and equipment related to operating and monitoring any cable system and any equipment related to distributing and offering any of the products and services offered by Rogers Cable and any of its Restricted Subsidiaries and any land, land improvements, building and associated laboratory and office constituting a manufacturing, development, warehouse, service, office or operating facility owned by or leased to Rogers Cable or a Restricted Subsidiary, located within Canada and having an acquisition cost plus capitalized improvements in excess of 0.25% of Consolidated Net Tangible Assets as of such date of determination, other than any such property (i) which our Board of Directors determines is not of material importance to Rogers Cable and its Restricted Subsidiaries taken as a whole, (ii) which is not used in the ordinary course of business or (iii) in which the interest of Rogers Cable and all its Subsidiaries does not exceed 50%.

      “Purchase Money Obligations” means, with respect to any Person, obligations, other than Capital Lease Obligations, incurred or assumed in the ordinary course of business in connection with the purchase of property to be used in the business of such Person.

      “Rating Agencies” means S&P, Moody’s and Fitch IBCA, and each of such Rating Agencies is referred to individually as a “Rating Agency”.

      “Rating Date” means the date which is 90 days prior to the earlier of (i) a Change in Control and (ii) public notice of the occurrence of a Change in Control or of the intention of Rogers Cable to effect a Change in Control.

      “Rating Decline” means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change in Control or of the intention by Rogers Cable to effect a Change in Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies): (a) in the event the Notes are assigned an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of the Notes by at least two of the three Rating Agencies shall be below an Investment Grade Rating; or (b) in the event the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of the Notes by at least two of the three Rating Agencies shall be decreased by one or more gradations (including gradation within rating categories as well as between rating categories).

      “RCI” means Rogers Communications Inc., a corporation continued under the laws of the Province of British Columbia, and its successors and assigns.

      “Registration Rights Agreement” means the agreement among Rogers Cable and the Initial Purchasers in respect of the Notes dated the date of the Indenture, as described under “Exchange Offer; Registration Rights”.

      “Restricted Subsidiary” means (a) prior to the Release Date, any Subsidiary that is a restricted subsidiary under the Deed of Trust, and includes any Unrestricted Subsidiary or other Person, in either case, that becomes a Restricted Subsidiary in accordance with the “Restricted Subsidiaries” covenant for the Notes and excludes any Person (including any of the foregoing), that ceases to be a Restricted Subsidiary in accordance with the “Restricted Subsidiaries” covenant for the Notes or (b) on or after the Release Date, any subsidiary of Rogers Cable other than an Unrestricted Subsidiary.

      “Rogers Entities” means RCI and its Affiliates.

      “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

      “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by Rogers Cable or any Restricted Subsidiary of any Principal Property (whether such Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by us or such Restricted Subsidiary to such Person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (ii) leases between Rogers Cable and a Restricted Subsidiary or between Restricted Subsidiaries and (iii) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property which will result in such property becoming Principal Property), or the commencement of commercial operation of such Principal Property.

      “Secured Debt” means:

•	Debt of Rogers Cable or any Restricted Subsidiary secured by any Lien upon any Principal Property or the stock or Debt of a Restricted Subsidiary; or

•	any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary;

but does not include any Debt secured by any Lien or any conditional sale or other title retention agreement:

•	incurred or entered into on or after the Release Date to finance the acquisition, improvement or construction of such property and either secured by Purchase Money Obligations or Liens placed on such property within 180 days of acquisition, improvement or construction and securing Debt not to exceed $50.0 million at any time outstanding;

•	on Principal Property or the stock or Debt of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or Debt;

•	owing to Rogers Cable or any other Restricted Subsidiary; and

•	existing at the time a corporation becomes a Restricted Subsidiary;

each of the foregoing being referred to as “Exempted Secured Debt”.

      “Senior Debt” means any Debt of Rogers Cable or any Restricted Subsidiary other than Debt the repayment of which or any security for which has been expressly subordinated to the obligations under the Notes or to the senior indebtedness of such Restricted Subsidiary, as the case may be.

      “Subsidiary” means any firm, partnership, corporation or other legal entity in which Rogers Cable, Rogers Cable and one or more Subsidiaries, or one or more Subsidiaries owns, directly or indirectly, a majority of the Voting Shares or has, directly or indirectly, the right to elect a majority of the board of directors, if it is a corporation, or the right to make or control its management decisions, if it is some other Person.

      “Tangible Assets” means, at any date, the gross book value as shown by the accounting books and records of any Person of all its property both real and personal, less (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (ii) unamortized Debt discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (iv) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by such Person.

      “Temporary Cash Investments” means any of the following:

(i) Investments in marketable, direct obligations issued or guaranteed by Canada or the United States, or of any governmental entity or agency or political subdivision thereof, maturing within 365 days of the date of purchase;

(ii) Investments in commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $100.0 million or the equivalent amount in United States Dollars, maturing within 180 days from the date of the original issue thereof, and rated “R-1 low” or better by the Dominion Bond Rating Service Limited, “P-2” or better by Moody’s, or “A-2” or better by S&P or an equivalent rating by any other recognized rating agency; or

(iii) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by a bank to which the Bank Act (Canada) applies or by any company licensed to carry on the business of a trust company in one or more provinces of Canada or by any bank or trust company organized under the laws of the United States or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $100.0 million or the equivalent amount in United States Dollars, maturing within 365 days of the date of purchase.

      “Tranche A-Type Debt” means any Debt of Rogers Cable secured by the pledge of a Deed of Trust Bond, which ranks in right of payment, as among Senior Secured Bondholders (as defined in the Deed of Trust), prior to or pari passu with Debt under the tranche A credit facility under any bank credit facility, whether or not any Debt under any tranche A credit facility exists at the time of creation of such Tranche A-Type Debt.

      “Trust Bond” means a senior secured bond in the principal amount of US$700 million in respect of the Notes, issued by Rogers Cable under the Deed of Trust and pledged to and in favor of the Trustee for and on behalf of the Trustee and each of the Holders of the Notes pursuant to the Pledge Agreement.

      “Unrestricted Subsidiary” means (a) prior to the Release Date, any Subsidiary that is not a Restricted Subsidiary and includes any Restricted Subsidiary that becomes an Unrestricted Subsidiary in accordance with the “Restricted Subsidiaries” covenant for the Notes or (b) on or after the Release Date, (i) any Subsidiary of Rogers Cable that at the time of determination shall be designated an Unrestricted Subsidiary in accordance with the “Restricted Subsidiaries” covenant and (ii) any Subsidiary of an Unrestricted Subsidiary.

      “Voting Shares” means any Capital Stock having voting power under ordinary circumstances to vote in the election of a majority of the directors of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Change in Control

      Under the Indenture, a Change in Control Triggering Event is deemed to occur upon both a Change in Control and a Rating Decline with respect to the Notes.

      A “Change in Control” means (i) any transaction (including an amalgamation, merger or consolidation or the sale of Capital Stock of Rogers Cable) the result of which is that any Person or group of Persons (as the term “group” is used in Rule 13d-5 under the Exchange Act), other than Members of the Rogers Family or RCI or a Person or group controlled by one or more of the Members of the Rogers

Family or RCI, acquires, directly or indirectly, more than 50% of the total voting power of all classes of Voting Shares of Rogers Cable or (ii) any transaction (including an amalgamation, merger or consolidation or the sale of Capital Stock of Rogers Cable) the result of which is that any Person or group, other than (A) Members of the Rogers Family or RCI or a Person or group controlled by one or more of the Members of the Rogers Family or RCI or (B) for so long as the only primary beneficiaries of a Qualifying Trust established under the last will and testament of Edward S. Rogers are one or more Individuals or Additional Spouses, any Person designated by the trustees of such Qualifying Trust to exercise voting rights attaching to the shares held by such trustees, has elected to the Board of Directors of Rogers Cable such number of its or their nominees so that such nominees so elected shall constitute a majority of the number of the directors comprising the Board of Directors of Rogers Cable; provided that to the extent that one or more regulatory approvals are required for any of the transactions or circumstances described in clauses (i) or (ii) above to become effective under applicable law, such transactions or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law. The Indenture provides that, notwithstanding anything to the contrary, a “Change in Control” will not occur so long as either Members of the Rogers Family or RCI control the Voting Shares of, or elect directors to the Board of Directors of, Rogers Cable as and to the extent provided in the preceding sentence. (Section 501)

      The occurrence of any Change in Control Triggering Event will constitute an Event of Default under the Indenture. (Section 501(k)) Such Event of Default may be cured under the Indenture if, (i) within 20 business days after the occurrence of the Change in Control Triggering Event, Rogers Cable notifies the Trustee in writing of such event and an offer is made to all Holders of the Notes governed thereby to purchase all outstanding Notes properly tendered (a “Change in Control Offer”) at a purchase price (the “Change in Control Purchase Price”) equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the Change in Control Purchase Date (as defined below) and (ii) on the date that is 40 business days after the occurrence of the Change in Control (the “Change in Control Purchase Date”) all Notes properly tendered into the Change in Control Offer are purchased. (Sections 516 and 1109)

      In order to effect such Change in Control Offer, Rogers Cable shall, within 20 business days after the occurrence of the Change in Control Triggering Event, notify the Trustee, who shall mail to each Holder of Notes a copy of the Change in Control Offer, which shall state, among other things, the procedures that Holders of Notes must follow to accept the Change in Control Offer.

      The Event of Default arising upon a Change in Control Triggering Event will also be cured if a third party makes the Change in Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change in Control Offer to be made by Rogers Cable, including the obligations of Rogers Cable described under the subsection entitled “— Additional Amounts”, and purchases all Notes properly tendered under such Change in Control Offer. (Section 516(c)) The failure of Rogers Cable (or the third party, in the case of a Change in Control Offer made by a third party) to make or consummate the Change in Control Offer or pay the Change in Control Purchase Price on the Change in Control Purchase Date will give the Trustee and the Holders of Notes the rights described under the subsection entitled “— Events of Default”.

      An Event of Default arising from a Change in Control Triggering Event may only be waived with the consent of the Holders of all outstanding Notes.

      “Member of the Rogers Family” means Edward S. Rogers who was born on May 27, 1933, such individual being referred to as “Edward S. Rogers”, his spouse, his widow, his issue (including adoptees adopted prior to their age of majority and their issue), any half-sister of Edward S. Rogers, the issue of any such half-sister and any trust in which any one or more of the foregoing individuals (“Individuals”) or the spouse of the issue (whether surviving or not) of Edward S. Rogers or his half-sister (“Additional Spouses”) have a beneficial interest (a “Qualifying Trust”) but, in the case of a Qualifying Trust, the voting rights of securities of Rogers Cable controlled, directly or indirectly, by the Qualifying Trust shall be included in the computation of the voting rights held by Members of the Rogers Family only to the extent that it is reasonable to regard such securities as being held, directly or indirectly, for the benefit of Individuals and Additional Spouses. (Section 501)

      Our bank credit facility, the Existing Senior Secured Second Priority Securities and the Existing Senior Subordinated Guaranteed Debentures also contain similar provisions regarding changes in control. See “Description of Other Indebtedness”. In the event of a change in control, the total debt under our bank credit facility, the Existing Senior Secured Second Priority Securities, the Existing Senior Subordinated Guaranteed Debentures and the Notes could become due and payable.

Certain Covenants as Senior Secured Second Priority Notes

      During any period of time (a “Suspension Period”) that (i) the ratings assigned to the Notes by at least two of the three Rating Agencies are Investment Grade Ratings and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, Rogers Cable and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described below under the subsections entitled “— Limitation on Debt” (except to the extent applicable under the “— Restricted Subsidiaries” covenant), “— Limitation on Senior Debt”, “— Limitation on Restricted Payments”, “— Limitation on Investments” (except to the extent applicable under the “— Restricted Subsidiaries” covenant), “— Limitation on Management Fees”, “— Transactions with Affiliates”, “— Disposition of Proceeds of Asset Sale” and clause (c) of the first paragraph of the “Mergers, Amalgamations and Sales of Assets by Rogers Cable” covenant (collectively, the “Suspended Covenants”). (Section 1025) The Notes currently have an Investment Grade Rating from S&P. The Notes do not have an Investment Grade Rating from Moody’s and have not been assigned a rating by Fitch IBCA.

      If Rogers Cable and its Restricted Subsidiaries are not subject to these Suspended Covenants for any period of time as a result of a Suspension Period and, subsequently, at least two of the three Rating Agencies withdraw their ratings on the Notes or assign the Notes a rating below the required Investment Grade Rating, then the Suspension Period shall terminate and Rogers Cable and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. Compliance with the Suspended Covenants following their reinstatement with respect to Restricted Payments made after the time of such withdrawal or assignment will be calculated in accordance with the terms of the “— Limitation on Restricted Payments” covenant described below as if such covenant had been in effect during the entire period of time from the date of the Indenture.

      Notwithstanding the foregoing, neither (a) the continued existence following the termination of the Suspension Period of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, including the consummation of any transaction pursuant to, and on materially the same terms as, a contractual agreement in existence prior to the termination of the Suspension Period, shall constitute a breach of any covenant set forth in the Indenture or cause a Default or Event of Default thereunder; provided that (1) Rogers Cable and its Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade below an Investment Grade Rating and (2) Rogers Cable did not reasonably believe that such incurrence or actions would result in such withdrawal or downgrade. For purposes of clause (b) above, any increase in the consideration to be paid by Rogers Cable or any Restricted Subsidiary pursuant to an amendment or modification to the terms of an existing obligation following the termination of the Suspension Period that does not exceed 10% of the consideration that was to be paid prior to such amendment or modification shall not be deemed to be a “material” amendment or modification. For purposes of clauses (1) and (2) above, anticipation and reasonable belief may be determined by Rogers Cable and shall be conclusively evidenced by a board resolution to such effect adopted by the Board of Directors of Rogers Cable. The Board of Directors of Rogers Cable in making its determination may, but need not, consult with the Rating Agencies. (Section 1025)

      Limitation on Debt. Rogers Cable will not, and will not permit any Restricted Subsidiary to, create, incur or assume, or directly or indirectly guarantee or in any other manner become directly or indirectly liable for the payment of, any Debt (including Acquired Debt), other than Permitted Debt, if, on the date of such incurrence and after giving effect to the incurrence of such Debt or Acquired Debt and the receipt and application of the proceeds thereof (and, if the proceeds of such new Debt are used to acquire a Person that becomes a Restricted Subsidiary or an operating business, after giving effect to all terms of such acquisition, including all reorganizations of indebtedness effected prior to or at the time of completion of such acquisition), the Consolidated Debt to Annualized Operating Cash Flow Ratio would be greater than 7.0 to 1.

      For purposes of this “Limitation on Debt” covenant, the transfer of Debt of Rogers Cable or a Restricted Subsidiary held by Rogers Cable or a Restricted Subsidiary to any Person (other than Rogers Cable or a Restricted Subsidiary) shall be deemed to be an incurrence of Debt. For purposes of this “Limitation on Debt” covenant, the term “Debt” includes Inter-Company Subordinated Debt. (Section 1008)

      At March 31, 2003, after giving effect to the issuance of the old Notes and the application of the net proceeds from the issuance of the old Notes as described under the section entitled “Use of Proceeds”, the Consolidated Debt to Annualized Operating Cash Flow Ratio would have been 4.1 to 1.

      Limitation on Senior Debt. Rogers Cable will not, and will not permit any Restricted Subsidiary to, create, incur or assume, or directly or indirectly guarantee or in any other manner become directly or indirectly liable for the payment of, any Senior Debt (including Acquired Debt constituting Senior Debt), other than Permitted Debt, if, on the date of such incurrence and after giving effect to the incurrence of such Senior Debt or Acquired Debt constituting Senior Debt and the receipt and application of the proceeds thereof (and, if the proceeds of such new Senior Debt are used to acquire a Person that becomes a Restricted Subsidiary or an operating business, after giving effect to all terms of such acquisition, including all reorganizations of indebtedness effected prior to or at the time of completion of such acquisition), the Consolidated Senior Debt to Annualized Operating Cash Flow Ratio would be greater than 6.0 to 1.

      For purposes of this “Limitation on Senior Debt” covenant, the transfer of Senior Debt of Rogers Cable or a Restricted Subsidiary held by Rogers Cable or a Restricted Subsidiary to any Person (other than Rogers Cable or a Restricted Subsidiary) shall be deemed to be an incurrence of Senior Debt. (Section 1009)

      At March 31, 2003, after giving effect to the issuance of the old Notes and the application of the net proceeds from the issuance of the old Notes as described under the section entitled “Use of Proceeds”, the Consolidated Senior Debt to Annualized Operating Cash Flow Ratio would have been 3.8 to 1.

      Limitation on Restricted Payments. Rogers Cable will not:

(i) declare or pay any dividend on, or make any distribution to the holders of, any shares of Rogers Cable’s Capital Stock (other than dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase its Capital Stock (other than Disqualified Stock)), or permit any Restricted Subsidiary to declare or pay any dividend on, or make any distribution to the holders of, any shares of such Restricted Subsidiary’s Capital Stock, or

(ii) directly or indirectly purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value, any Capital Stock of Rogers Cable or any Restricted Subsidiary (including options, warrants or other rights to acquire such Capital Stock), or

(iii) pay, or permit any Subsidiary to pay, any interest, principal, penalty or other amount in respect of any Inter-Company Deeply Subordinated Debt or Excluded Securities of Rogers Cable or any Restricted Subsidiary (other than any such payment made in additional Inter-Company Deeply Subordinated Debt, Excluded Securities or Excluded Assets), or

(iv) redeem, repurchase, defease or otherwise acquire or retire for value, or permit any Subsidiary to, directly or indirectly, redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Debt of Rogers Cable or any Restricted Subsidiary that is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the Notes or the senior indebtedness of such Restricted Subsidiary, as the case may be, or

(v) pay or permit any Restricted Subsidiary to pay any amount of Management Fees (including Deferred Management Fees) designated as a Restricted Payment

(each of the foregoing actions set forth in clauses (i) through (v), other than any such action that is a Permitted Distribution, being referred to as a “Restricted Payment”) unless:

(a) at the time of such Restricted Payment no Default or Event of Default shall have occurred and be continuing, or shall occur as a consequence of such Restricted Payment,

(b) after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments made after the date of the Indenture shall not exceed the sum (without duplication) of:

(1) $200.0 million plus

(2) if greater than zero, the amount determined by subtracting (x) 1.2 times the aggregate interest expense (excluding interest on Inter-Company Deeply Subordinated Debt) of Rogers Cable and its Restricted Subsidiaries (determined on a Consolidated basis in accordance with GAAP) for the period (taken as one accounting period) from October 1, 1995 to the last day of the fiscal quarter preceding the date of the proposed Restricted Payment (the “Computation Period”) from (y) Operating Cash Flow for the Computation Period, plus

(3) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors of Rogers Cable, whose good faith determination shall be conclusive), received by Rogers Cable from the issuance and sale (other than to a Restricted Subsidiary) on or after the date of the Indenture of shares of its Capital Stock (other than Disqualified Stock), of any options, warrants or other rights to purchase its Capital Stock (other than Disqualified Stock) or of Inter-Company Deeply Subordinated Debt of Rogers Cable, plus

(4) the aggregate net proceeds received by Rogers Cable from the issuance or sale (other than to a Restricted Subsidiary) on or after the date of the Indenture of any Capital Stock (other than Disqualified Stock) of Rogers Cable or of Inter-Company Deeply Subordinated Debt of Rogers Cable upon the conversion of, or exchange for, Debt of Rogers Cable or a Restricted Subsidiary or from the exercise after the date of the Indenture of any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of Rogers Cable, and

(c) after giving effect to such Restricted Payment, Rogers Cable could have incurred at least $1.00 of additional Debt in accordance with the provisions of the “Limitation on Debt” covenant for the Notes.

      For purposes of subclause (4) above, the net proceeds received by Rogers Cable from any such issuance or sale of its Capital Stock (other than Disqualified Stock) or Inter-Company Deeply Subordinated Debt of Rogers Cable upon the conversion of, or exchange for, Debt of Rogers Cable or any Restricted Subsidiary shall be deemed to be in an amount equal to (A) the sum of (i) the accreted value of such Debt on the date of such conversion or exchange and (ii) the additional cash consideration, if any, received by Rogers Cable upon such conversion or exchange, less any payment on account of fractional shares minus (B) all expenses incurred in connection with such issuance or sale.

      For purposes of this “Limitation on Restricted Payments” covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be in an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment as determined by the Board of Directors of Rogers Cable, whose good faith determination shall be conclusive.

      Notwithstanding the foregoing, and so long as no Default or Event of Default shall have occurred and be continuing, Rogers Cable may (1) make any Permitted Distribution, and a Permitted Distribution shall not thereafter be counted as a Restricted Payment, and (2) make any Permitted Restricted Payment; provided, however, that such Permitted Restricted Payment shall thereafter be counted as a Restricted Payment. (Section 1010)

      For the purposes of this “Limitation on Restricted Payments” covenant, if Rogers Cable or any Restricted Subsidiary ceases to be the obligor under any Inter-Company Deeply Subordinated Debt or any Excluded Security (other than any Excluded Security constituting Common Stock) and a Person other than Rogers Cable or a Restricted Subsidiary becomes the obligor thereunder (or the issuer of any Excluded Security constituting Preferred Stock), Rogers Cable or such Restricted Subsidiary shall be deemed to have made a Restricted Payment in an amount equal to the accreted value of such Inter-Company Deeply Subordinated Debt or Excluded Security constituting indebtedness (or the redemption price of any Excluded Security constituting Preferred Stock) at the time of the assumption thereof by such other Person.

      At March 31, 2003, Rogers Cable would have been permitted to make $2.425 billion in Restricted Payments under this “Limitation on Restricted Payments” covenant without reliance on the exceptions for Permitted Distributions or Permitted Restricted Payments, if it had been in effect at such time.

      Limitation on Investments. Rogers Cable will not, and will not permit any Restricted Subsidiary to, make any Investment (other than a Permitted Investment) unless, immediately before and after giving effect thereto:

(a) no Default or Event of Default shall have occurred and be continuing; and

(b) Rogers Cable could have incurred at least $1.00 of additional Debt in accordance with the provisions of the “Limitation on Debt” covenant for the Notes. (Section 1011)

      Limitation on Management Fees. Rogers Cable will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any payment in respect of Management Fees (including Deferred Management Fees but excluding Management Fees treated as Restricted Payments in compliance with the “Limitation on Restricted Payments” covenant for the Notes) unless, immediately before and after giving effect thereto:

(a) no Default or Event of Default shall have occurred and be continuing;

(b) Rogers Cable could have incurred at least $1.00 of additional Debt in accordance with the provisions of the “Limitation on Debt” covenant for the Notes; and

(c) the sum of the amount of such payment and the amount of all other payments made in respect of Management Fees (including Deferred Management Fees) on or after October 1, 1995 would not exceed an amount equal to 5% of Consolidated Gross Revenues for the period (taken as one accounting period) from October 1, 1995 to the date of such proposed payment.

      For the purpose of this “Limitation on Management Fees” covenant, “Consolidated Gross Revenues” means the gross revenues of Rogers Cable and its Restricted Subsidiaries determined on a Consolidated basis in accordance with GAAP; provided that (i) any portion of gross revenues derived directly or indirectly from Excluded Assets or from Unrestricted Subsidiaries, including dividends or distributions from Unrestricted Subsidiaries, shall be excluded from such calculation and (ii) any portion of gross revenues derived directly or indirectly from a Person (other than a Subsidiary) accounted for by the equity method of accounting shall be included in such calculation only to the extent of the amount of dividends or distributions actually paid to Rogers Cable or a Restricted Subsidiary by such Person. (Section 1013)

      Transactions with Affiliates. Rogers Cable will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) or series of related transactions with any Affiliate of Rogers Cable on terms that are less favorable to Rogers Cable or such Restricted Subsidiary, as the case may be, than those which might be obtained at the time of such transaction or series of related transactions from a Person who is not such an Affiliate; provided, however, that this “Transactions with Affiliates” covenant for the Notes shall not limit, or be applicable to, (i) any transaction or series of related transactions between Rogers Cable and any Restricted Subsidiary or between Restricted Subsidiaries, (ii) any transaction or series of related transactions involving an aggregate consideration of less than $5.0 million, (iii) any Permitted Distribution or Permitted Restricted Payment, (iv) any payment in respect of Management Fees made in compliance with the “Limitation on Management Fees” covenant for the Notes or (v) certain existing inter-company agreements and cost sharing arrangements including those described under the section entitled “Material Contracts”. In addition, any transaction or series of related transactions between Rogers Cable or any Restricted Subsidiary and any Affiliate of Rogers Cable that is covered by this “Transactions with Affiliates” covenant and that involves an aggregate consideration of $10.0 million or more must be approved by Rogers Cable’s Board of Directors. For purposes of this “Transactions with Affiliates” covenant, any transaction or series of related transactions between Rogers Cable or any Restricted Subsidiary and an Affiliate of Rogers Cable that is approved by a majority of the Independent Directors shall be deemed to be on terms as favorable as those that might be obtained at the time of such transaction (or series of related transactions) from a Person who is not such an Affiliate and thus shall be permitted under this covenant. (Section 1014)

      Limitation on Liens. Prior to the Release Date, Rogers Cable will not, and will not permit any Restricted Subsidiary to, create, affirm, incur, or suffer to exist any Lien of any kind upon any of its property or assets now owned or hereafter acquired, other than:

(i) Liens on Excluded Assets;

(ii) Liens securing Debt under Capital Lease Obligations and/or Purchase Money Obligations not exceeding at any time an aggregate amount equal to 10% of Rogers Cable’s Consolidated Tangible Assets; provided that no assets or property of Rogers Cable or any Restricted Subsidiary (other than the property acquired in connection with such Capital Lease Obligation or Purchase Money Obligation) are subject to any Lien securing such Debt;

(iii) Liens securing Debt of a Person outstanding on the date such Person becomes a Restricted Subsidiary, provided that such Liens (A) were not incurred in contemplation of such Person becoming a Restricted Subsidiary and (B) are not applicable to Rogers Cable or any other Restricted Subsidiary, or the properties or assets of Rogers Cable or any other Restricted Subsidiary;

(iv) Liens on property or assets acquired by Rogers Cable or any Restricted Subsidiary from another Person which are existing at the time of such acquisition, provided that such Liens (1) were not incurred in contemplation of the acquisition of such property or assets and (2) are applicable only to such property or assets;

(v) Liens on the property and assets of Rogers Cable or any Restricted Subsidiary provided or granted to the Deed Trustee pursuant to the Deed of Trust, including, for greater certainty, Liens securing Debt (and other related obligations) under any bank credit facility, provided that (1) such Debt was incurred in compliance with the provisions of the Indenture, (2) such Liens are limited to a pledge of Deed of Trust Bonds and (3) the aggregate amount of Debt committed under the Tranche A credit facility of any bank credit facility plus the aggregate amount of all outstanding or committed Tranche A-Type Debt (collectively, “Superior Debt”) does not exceed $600.0 million;

(vi) Liens securing Debt (and other related obligations) if (A) such Debt was incurred in compliance with the provisions of the Indenture, (B) such Liens are limited to a pledge of a Deed of

Trust Bond and (C) if such Debt is Tranche A-Type Debt then immediately prior thereto, and immediately thereafter and after giving effect thereto, (x) no Default or Event of Default shall exist, (y) the aggregate amount of Superior Debt does not exceed $600.0 million and (z) the ratio of Superior Debt to Rogers Cable’s Annualized Operating Cash Flow for the most recently completed fiscal quarter of Rogers Cable does not exceed 3.0 to 1;

(vii) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases or deposits of cash or bonds or other direct obligations of the United States, Canada or any Canadian province to secure surety or appeal bonds or deposits as security for contested taxes or import duties or for the payment of rents;

(viii) Liens imposed by law, such as carriers, warehousemen’s, and mechanics’ liens or other liens arising out of judgments or awards with respect to which an appeal or other proceeding for review is being prosecuted (and as to which any foreclosure or other enforcement proceeding shall have been effectively stayed);

(ix) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings (and as to which foreclosure or other enforcement proceedings shall have been effectively stayed);

(x) Liens in favor of issuers of surety bonds issued in the ordinary course of business;

(xi) minor survey exceptions, minor encumbrances, easements or reservations of or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of the Person incurring them or the ownership of its properties which were not incurred in connection with Debt or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

(xii) Liens in favor of Bell Canada under any partial system agreement or related agreement providing for the construction and installation by Bell Canada of cables, attachments, connectors, support structures, closures and other equipment in accordance with the plans and specifications of Rogers Cable or any Restricted Subsidiary and the lease by Bell Canada of such equipment to Rogers Cable or any Restricted Subsidiary in accordance with tariffs published by Bell Canada from time to time as approved by regulatory authorities, the absence of which would materially and adversely affect Rogers Cable and its Restricted Subsidiaries considered as a whole;

(xiii) any other Lien existing on the date of the Indenture; and

(xiv) Liens, other than Liens incurred pursuant to the foregoing clauses (i) to (xiii), securing or otherwise in respect of up to $20.0 million aggregate amount of obligations of Rogers Cable or any Restricted Subsidiary at any time outstanding. (Section 1012)

      Restricted Subsidiaries. (a) The Board of Directors of Rogers Cable may designate any Restricted Subsidiary or any Person that is to become a Subsidiary as an Unrestricted Subsidiary if (i) such action is in compliance with the “Limitation on Investments” covenant for the Notes and (ii) prior to the Release Date, such Restricted Subsidiary becomes an unrestricted subsidiary under the Deed of Trust. (Section 1015)

      (b) The Board of Directors of Rogers Cable may not designate (1) any Unrestricted Subsidiary as a Restricted Subsidiary or (2) prior to the Release Date, any Person that is to become a Subsidiary as a Restricted Subsidiary, unless:

(i) such Unrestricted Subsidiary or such Person is incorporated or organized in Canada or a Province or territory thereof, or in the United States or any State thereof or the District of Columbia;

(ii) immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing;

(iii) immediately after giving effect to such designation on a pro forma basis (and if such designation is made in connection with the acquisition of a Person or an operating business that is about to become a Subsidiary, after giving effect to all terms of such acquisition, including all reorganizations of indebtedness effected prior to or at the time of the completion of such acquisition), Rogers Cable could have incurred at least $1.00 of additional Debt in accordance with the provisions of the “Limitation on Debt” covenant for the Notes; and

(iv) prior to the Release Date, such Unrestricted Subsidiary or such Person becomes a restricted subsidiary under the Deed of Trust. (Section 1015)

      Disposition of Proceeds of Asset Sale. Rogers Cable will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale if the Net Cash Proceeds of such Asset Sale, together with the Net Cash Proceeds of any other Asset Sales that have occurred since the date of the Indenture, exceed 15% of the book value (determined in accordance with GAAP) of the total Consolidated assets of Rogers Cable as of the end of Rogers Cable’s fiscal quarter next preceding such Asset Sale (all Net Cash Proceeds other than Net Cash Proceeds in an aggregate amount up to such 15% amount being referred to as “Covered Net Cash Proceeds”), unless (i) such Asset Sale is for not less than the fair market value of the assets sold (as determined by the Board of Directors of Rogers Cable), (ii) at least 75% of the proceeds from such Asset Sale consist of cash or cash equivalents, (iii) immediately before and after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing and (iv) Rogers Cable could have incurred at least $1.00 of additional Debt in accordance with the “Limitation on Debt” covenant for the Notes.

      Within 12 months of any Asset Sale, Rogers Cable may (i) use the Covered Net Cash Proceeds of such Asset Sale, or a portion thereof, as working capital in the ordinary course of business or (ii) invest, or enter into a legally binding agreement to invest, such Covered Net Cash Proceeds, or a portion thereof, in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that (as determined by the Board of Directors of Rogers Cable, whose good faith determination shall be conclusive and evidenced by a Board Resolution) will be used in businesses of Rogers Cable and its Restricted Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto. If any such legally binding agreement to invest any Covered Net Cash Proceeds is terminated, then Rogers Cable may invest such Covered Net Cash Proceeds, prior to the end of such 12-month period or within 60 days from such termination, whichever is later, in the business of Rogers Cable and its Restricted Subsidiaries as provided in clauses (i) and (ii) of the preceding sentence. The amount of such Covered Net Cash Proceeds not applied, used or invested as set forth in the foregoing two sentences multiplied by the Security Factor constitutes “Excess Proceeds”. The “Security Factor” is a fraction, the numerator of which is the aggregate principal amount of Notes outstanding on the date of such Asset Sale and the denominator of which is (i) prior to the Release Date, the aggregate principal amount of Debt of Rogers Cable, including the Notes, that is outstanding on the date of such Asset Sale and that is secured by a pledge of Deed of Trust Bonds and (ii) on or after the Release Date, the sum of (A) the aggregate principal amount of Notes outstanding on the date of such Asset Sale and (B) the aggregate principal amount of other Debt of Rogers Cable that is pari passu with the Notes, to the extent the terms of such Debt require Rogers Cable to make an offer to purchase such Debt upon the occurrence of such Asset Sale.

      For the purposes of the preceding paragraph, the assumption of Senior Debt of Rogers Cable or any Restricted Subsidiary and the release of Rogers Cable and the Restricted Subsidiaries from all liability on such Senior Debt in connection with such Asset Sale shall be deemed to constitute cash in an amount equal to the principal amount outstanding or accreted value of such Senior Debt.

      When the aggregate amount of Excess Proceeds equals $10.0 million or more, Rogers Cable shall make an offer to purchase (an “Offer”) from all Holders of the Notes, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased using such amount of Excess Proceeds (subject to proration in the event that such amount is less than the aggregate Offered Price of all Notes tendered). The offer price (the “Offered Price”) shall be payable in cash in an amount equal to 100% of the principal amount of each Note plus accrued and unpaid interest, if any, to the date of purchase. To the extent that the aggregate Offered Price of all Notes tendered pursuant to an Offer is less than the Excess Proceeds relating thereto (such shortfall constituting a “Deficiency”), Rogers Cable may use such Deficiency for general corporate purposes. Upon the completion of the purchase of all Notes tendered pursuant to an Offer, the amount of Excess Proceeds shall be reset at zero; provided that the amount of 25% Excess Proceeds (as defined below) shall constitute Excess Proceeds for purposes of the first Offer that is made after the fifth anniversary of the date of the original issuance of the Notes (the “Fifth Anniversary”).

      Notwithstanding the foregoing, in no event shall Rogers Cable be required on or prior to the Fifth Anniversary to use Excess Proceeds to purchase Notes that, together with amounts required to be used to repay Notes as described under the “— Limitation on Sale and Leaseback Transactions” covenant, would result in the purchase of Notes with an aggregate principal amount in excess of 25% of the original aggregate principal amount of the Notes. If the aggregate Excess Proceeds (disregarding any resetting to zero as described above) resulting from Asset Sales occurring on or prior to the Fifth Anniversary, plus any amounts used, or required to be used, to retire Notes under the “— Limitation on Sale and Leaseback Transactions” covenant for the Notes, less any Deficiencies resulting from any Offers made by Rogers Cable on or prior to such date, exceed 25% of the original aggregate principal amount of the Notes (such excess being the “25% Excess Proceeds”), then Rogers Cable shall make an Offer at the Offered Price in accordance with the foregoing provisions (i) promptly after the Fifth Anniversary, in the event the amount of the 25% Excess Proceeds exceeds $10.0 million or (ii) at such time as the amount of the 25% Excess Proceeds together with the Excess Proceeds received after the Fifth Anniversary exceeds $10.0 million, in the event the amount of the 25% Excess Proceeds is less than $10.0 million.

      If and for as long as Rogers Cable shall be prohibited from purchasing any Note from a Holder of Notes in an Offer because of provisions of applicable law, Rogers Cable need not make such Offer with respect to such Note. If such prohibition shall continue for a period of 180 days after such Offer should have been commenced, as described above, Rogers Cable shall then be obligated to utilize the Excess Proceeds in the business of Rogers Cable and its Restricted Subsidiaries.

      Whenever Excess Proceeds (other than 25% Excess Proceeds) received by Rogers Cable exceed $20.0 million, such Excess Proceeds shall, prior to the purchase of Notes, be set aside by Rogers Cable in a separate account pending (i) deposit with the depositary of the amount required to repay the Notes tendered in an Offer or (ii) delivery by Rogers Cable of the Offered Price to the Holders of the Notes tendered in an Offer. Such Excess Proceeds may be invested in Temporary Cash Investments the maturity date of which is not later than the Offer Date. Rogers Cable shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments. Such Excess Cash Proceeds, or any portion thereof, need not be set aside in a separate account but may instead be used to repay Debt if (i) the Trustee shall have received a Board Resolution to the effect that, based on cash and cash equivalents on hand and existing revolving credit facilities, the Board of Directors of Rogers Cable believes that there is no reasonable circumstance under which Rogers Cable will not have access to sufficient funds in order to consummate the Offer and (ii) such repayment of Debt complies with all other conditions of the Indenture. (Section 1016)

      As a result of the foregoing provisions, if Rogers Cable or a Restricted Subsidiary engages in an Asset Sale, Rogers Cable may use the net cash proceeds to pay its operating expenses for the 12 months after the Asset Sale, but would not be required to invest the net cash proceeds in productive assets or to repay Debt.

      Provision of Financial Statements. (a) Rogers Cable shall supply without cost to each Holder of the Notes, and file with the Trustee within 30 days after Rogers Cable is required to file the same with the Commission, copies of the annual reports and quarterly reports and of the information, documents and other reports which Rogers Cable may be required to file with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

      (b) If Rogers Cable is not required to file with the Commission such reports and other information, Rogers Cable shall furnish without cost to each Holder of the Notes and file with the Trustee (i) within 140 days after the end of each fiscal year, audited year-end financial statements prepared in accordance with GAAP and substantially in the form prescribed by applicable Canadian regulatory authorities for Canadian public reporting companies (whether or not Rogers Cable is a public reporting company at the time), (ii) within 75 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly financial statements prepared in accordance with GAAP and substantially in the form prescribed by applicable Canadian regulatory authorities for Canadian public reporting companies (whether or not Rogers Cable is a public reporting company at the time). Rogers Cable shall also make such reports available to prospective purchasers of the Notes, securities analysts and broker-dealers upon their request. (Section 1020)

Certain Covenants as Senior Unsecured Notes

      If the collateral securing the Notes is released, the Notes will be senior unsecured obligations of Rogers Cable. The Release Date can only occur during a Suspension Period, at which time Rogers Cable and its Subsidiaries will be subject only to the covenants described below under the subsections entitled “— Limitation on Secured Debt”, “— Limitation on Sale and Leaseback Transactions” and “— Limitation on Restricted Subsidiary Debt”, the covenants described above under the subsections entitled “Certain Covenants as Senior Secured Second Priority Notes — Limitation on Debt” (only to the extent applicable under the “— Restricted Subsidiaries” covenant), “— Limitation on Investments” (only to the extent applicable under the “— Restricted Subsidiaries” covenant), “— Restricted Subsidiaries” and “— Provision of Financial Statements” and the “Mergers, Amalgamations and Sales of Assets by Rogers Cable” covenant, except for clause (c) of the first paragraph under such covenant.

      If Rogers Cable and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of a Suspension Period and, subsequently, at least two of the three Rating Agencies withdraw their ratings on the Notes or assign the Notes a rating below the required Investment Grade Rating, then the Suspension Period shall terminate and Rogers Cable and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. Compliance with the Suspended Covenants following their reinstatement with respect to Restricted Payments made after the time of such withdrawal or assignment will be calculated in accordance with the terms of the “Certain Covenants as Senior Secured Second Priority Notes — Limitation on Restricted Payments” covenant described above as of such covenant had been in effect during the entire period of time from the date of the Indenture. (Section 1025)

      Limitation on Secured Debt. On or after the Release Date, Rogers Cable will not, and Rogers Cable will not permit any of its Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Debt unless and for so long as Rogers Cable secures the Notes equally and ratably with (or prior to) such Secured Debt. However, Rogers Cable may incur Secured Debt without securing the Notes if, immediately after incurring the Secured Debt, the aggregate amount of all Secured Debt plus the aggregate amount of the Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions would not exceed 15% of Rogers Cable’s Consolidated Net Tangible Assets. The aggregate amount of all Secured Debt in the preceding sentence excludes Secured Debt which is secured equally and ratably with the Notes and Secured Debt that is being repaid concurrently. Any Lien which is granted to secure the Notes under this covenant shall be discharged at the same time as the discharge of the Lien securing the Secured Debt that gave rise to the obligation to secure the Notes under this covenant. (Section 1017)

      Limitation on Sale and Leaseback Transactions. On or after the Release Date, Rogers Cable will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless either (a) immediately thereafter, the sum of (1) the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into by

Rogers Cable or a Restricted Subsidiary on or after the Release Date (or, in the case of a Restricted Subsidiary, the date on which it became a Restricted Subsidiary, if on or after the Release Date) and (2) the aggregate amount of all Secured Debt, excluding Secured Debt which is secured equally and ratably with the Notes, would not exceed 15% of Rogers Cable’s Consolidated Net Tangible Assets or (b) an amount equal to the greater of the net proceeds to Rogers Cable or a Restricted Subsidiary from such sale and the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, is used within 180 days to retire Debt of Rogers Cable or a Restricted Subsidiary, provided that such retirement of Debt complies with all other conditions of the Indenture and, provided further that, in no event shall Rogers Cable be required on or prior to the Fifth Anniversary to retire Notes pursuant to this covenant that, together with Notes that have been or are required to be repaid pursuant to the “Disposition of Proceeds of Asset Sale” covenant, have an aggregate principal amount in excess of 25% of the original aggregate principal amount of the Notes, and provided further that, promptly after the Fifth Anniversary, Rogers Cable will retire any Notes that would have been retired under this covenant but for the foregoing proviso. However, Debt which is subordinate to the Notes or which is owed to Rogers Cable or a Restricted Subsidiary may not be retired. (Section 1018)

      Limitation on Restricted Subsidiary Debt. On or after the Release Date, Rogers Cable will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Debt (other than Debt to the extent that the Notes are secured equally and ratably with (or prior to) such Debt), unless (1) the obligations of Rogers Cable under the Notes are guaranteed (which guarantee may be on an unsecured basis) by such Restricted Subsidiary such that the claim of the Holders of the Notes under such guarantee ranks prior to or pari passu with such Debt or (2) after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the sum of (without duplication) (x) the aggregate principal amount of Debt (other than Exempted Secured Debt) of all Restricted Subsidiaries, (y) the then outstanding principal amount of Secured Debt of Rogers Cable (not on a Consolidated basis) and (z) Attributable Debt relating to then outstanding Sale and Leaseback Transactions, would not exceed 15% of Consolidated Net Tangible Assets; provided, however, that this restriction will not apply to, and there will be excluded from, any calculation hereunder, (A) Debt owing by a Restricted Subsidiary to Rogers Cable or to another Restricted Subsidiary and (B) Debt secured by Liens that would otherwise be permitted under clauses (i) and (vii) to (xiii) of the “Limitation on Liens” covenant for the Notes; and provided, further, that this restriction will not prohibit the incurrence of Debt in connection with any extension, renewal or replacement (including successive extensions, renewals or replacements), in whole or in part, of any Debt of the Restricted Subsidiaries (provided that the principal amount of such Debt immediately prior to such extension, renewal or replacement is not increased). (Section 1019)

Mergers, Amalgamations and Sales of Assets by Rogers Cable

      Rogers Cable may not amalgamate or consolidate with or merge with or into any other Person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person by liquidation, winding-up or otherwise (in one transaction or a series of related transactions) unless: (a) either (1) Rogers Cable shall be the continuing corporation or (2) the Person (if other than Rogers Cable) formed by such amalgamation or consolidation or into which Rogers Cable is merged or the Person which acquires by conveyance, transfer, lease or other disposition the properties and assets of Rogers Cable substantially as an entirety (i) shall be a corporation, partnership or trust organized and validly existing under (A) the laws of the United States or any State thereof or the District of Columbia or (B) the federal laws of Canada or any Province thereof, and (ii) shall expressly assume, by a supplemental indenture, all of the obligations of Rogers Cable under the Notes, the Indenture and, prior to the Release Date, the Collateral Documents; (b) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of Rogers Cable or a Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (c) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of Rogers Cable or a Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), Rogers Cable or such Person could incur at least $1.00 of additional Debt pursuant to the “Limitation on Debt” covenant for the Notes, determined in either case on a Consolidated basis. (Section 801)

      Notwithstanding the foregoing, without complying with the above clause (c), (i) Rogers Cable may amalgamate or consolidate with or merge with or into any Restricted Subsidiary or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Restricted Subsidiary and (ii) Rogers Cable may amalgamate or consolidate with or merge with or into a corporation that directly or indirectly owns all the outstanding Capital Stock of Rogers Cable (a “Parent Company”) or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to a Parent Company if, at the time of such transaction (or series of transactions), such Parent Company and any other Parent Company that is a subsidiary of such Parent Company together have (A) assets that in the aggregate have a fair value (as determined by the Board of Directors, whose good faith determination shall be conclusive) of less than $1.0 million (other than Capital Stock or Debt of Rogers Cable or any Parent Company that is a subsidiary of such Parent Company) and (B) an aggregate principal amount of Debt and other liabilities of less than $1.0 million (other than Debt and other liabilities of Rogers Cable, any Restricted Subsidiary or any Parent Company that is a subsidiary of such Parent Company). For purposes of the provisions concerning mergers, amalgamations and sales of assets, the term “Debt” includes Inter-Company Subordinated Debt. (Section 801)

      In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which Rogers Cable is not the continuing corporation, the successor Person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, Rogers Cable under the Indenture, and thereafter Rogers Cable will, except in the case of a lease, be discharged from all obligations and covenants under the Indenture and the Notes. (Section 802)

     Events of Default

      An Event of Default will occur with respect to the Notes pursuant to the Indenture if:

(a) there shall be a failure to pay when due the principal of (or premium, if any, on) any of such Notes; or

(b) there shall be a failure to pay any interest or any Additional Amounts on any of such Notes for 30 days after the date when due; or

(c) Rogers Cable or any Restricted Subsidiary shall fail to perform or observe any other covenant or warranty contained in such Indenture or any Collateral Document for a period of 60 days after written notice of such failure shall have been given to Rogers Cable by the Trustee or to Rogers Cable and the Trustee by the Holders of 25% in aggregate principal amount of such Notes then outstanding; or

(d) (i) there shall have occurred one or more defaults of Rogers Cable or any Restricted Subsidiary in the payment of the principal of or premium on any Debt aggregating $25.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall continue after any applicable grace period and have not been cured or waived or (ii) there shall occur and be continuing any acceleration of the maturity of any Debt aggregating $25.0 million or more and, in any case referred to in the foregoing clause (i) the Debt has not been paid or in any case referred to in the foregoing clause (ii), such acceleration has not been rescinded or annulled, in each case within 10 days of such nonpayment or acceleration; or

(e) any judgments or orders aggregating $25.0 million or more rendered against Rogers Cable or any Restricted Subsidiary remain unsatisfied and unstayed for 60 consecutive days; or

(f) certain events of bankruptcy, insolvency or reorganization affecting Rogers Cable or any Restricted Subsidiary shall occur; or

(g) prior to the Release Date, any Collateral Document shall, at any time, cease to be in full force and effect for any reason (other than the termination thereof pursuant to such Indenture or the satisfaction in full of all obligations under such Indenture and discharge of such Indenture) or shall be declared invalid or unenforceable; or if Rogers Cable or any Restricted Subsidiary shall assert, in any pleading filed in a court of competent jurisdiction, that any Collateral Document is invalid or unenforceable; or

(h) prior to the Release Date, there shall have occurred one or more defaults of Rogers Cable in payment on demand of any principal or interest owing under or secured by any Deed of Trust Bond; or

(i) a Change in Control Triggering Event shall occur; or

(j) prior to the Release Date, the whole or substantially the whole of the Specifically Mortgaged Property or of the Mortgaged Property (as such terms are defined in the Deed of Trust) shall be taken by exercise of certain powers referred to in the Deed of Trust or shall be sold or otherwise disposed of in anticipation thereof. (Section 501)

      If an Event of Default (other than an Event of Default specified in clause (f) or (i) above) shall occur and be continuing or an Event of Default specified in clause (i) above shall occur and be continuing and Rogers Cable (or a third party) shall fail to make a Change in Control Offer or to purchase the Notes properly tendered in response to the Change in Control Offer at the times and in the manner specified in the Indenture, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of all Notes due and payable. If an Event of Default specified in clause (f) above occurs and is continuing, then the principal of all the Notes shall become due and payable without any declaration or other act on the part of the Trustee or any Holder. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Notes, by written notice to Rogers Cable and the Trustee, may rescind and annul such declaration and its consequences if (a) Rogers Cable has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of (and premium, if any, on) any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the nonpayment of principal of such Notes which have become due solely by such declaration of acceleration, have been cured or waived. (Section 502)

      The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the Holders of Notes before proceeding to exercise any right or power under the Indenture at the request of such Holders. The Indenture provides that the Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. (Section 507 and 512)

      During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

      Rogers Cable will be required to furnish to the Trustee annually a statement as to any default by Rogers Cable in the performance and observance of its obligations under the Indenture. (Section 1022)

Defeasance and Covenant Defeasance of Indenture

      Rogers Cable may, at its option, and at any time, elect to have the obligations of Rogers Cable discharged with respect to all outstanding Notes (“defeasance”). Such defeasance means that Rogers Cable shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding

Notes and to have satisfied its other obligations under the Indenture, except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any) and interest on such Notes when such payments are due, (ii) Rogers Cable’s obligations with respect to the Notes relating to the issuance of temporary Notes, the registration, transfer and exchange of Notes, the replacement of mutilated, destroyed, lost or stolen Notes, the payment of Additional Amounts, the maintenance of any office or agency in the City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture, (iii) its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee, (iv) the defeasance provisions of such Indenture and (v) Rogers Cable’s right of redemption in the event of Additional Amounts becoming payable under certain circumstances. (Sections 401 and 402) In addition, Rogers Cable may, at its option and at any time, elect to be released from its obligations with respect to certain of its covenants under the Indenture (including those described under the subsection entitled “— Certain Covenants as Senior Secured Second Priority Notes” and “— Certain Covenants as Senior Unsecured Notes” (“covenant defeasance”) and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under the subsection entitled “— Events of Default” will no longer constitute Events of Default with respect to the Notes. (Section 403)

      In order to exercise either defeasance or covenant defeasance, (i) Rogers Cable must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of Notes, cash in U.S. dollars, certain U.S. government obligations or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding Notes on the Stated Maturity (or Redemption Date, if applicable) of such principal (and premium, if any) or installment of interest; (ii) in the case of defeasance, Rogers Cable shall have delivered to the Trustee an Opinion of Counsel in the United States stating that (x) Rogers Cable has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, Rogers Cable shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the Holders of the outstanding Notes will not recognize income, gains or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) in the case of defeasance or covenant defeasance, Rogers Cable shall have delivered to the Trustee an Opinion of Counsel in Canada to the effect that Holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred (which condition may not be waived by any Holder or the Trustee); and (v) Rogers Cable must comply with certain other conditions. (Section 404)

Additional Amounts

      All payments made by Rogers Cable under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless Rogers Cable is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If Rogers Cable is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, Rogers Cable will pay as interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of such Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder of Notes (an “Excluded Holder”) (i) with which Rogers Cable does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of Notes or the receipt of payments thereunder, (iii) if the Notes are presented for payment more than 15 days after the date on which such payment or such Notes became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to such Additional Amounts had the Notes been presented on the last day of such 15-day period) or (iv) where withholding is imposed on a payment to an individual pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive. Rogers Cable will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. Upon the written request of the Holders of Notes, Rogers Cable will furnish to such Holders of Notes certified copies of tax receipts evidencing such payment by Rogers Cable. Rogers Cable will indemnify and hold harmless each Holder of Notes (other than an Excluded Holder) and, upon written request of any Holder of Notes (other than an Excluded Holder), reimburse such Holder for the amount of (i) any such Taxes so levied or imposed and paid by such Holder as a result of any failure of Rogers Cable to withhold, deduct or remit to the relevant tax authority, on a timely basis, the full amounts required under applicable law; and (ii) any such Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i), so that the net amount received by such Holder after such reimbursement would not be less than the net amount such Holder would have received if such Taxes on such reimbursement had not been imposed.

      At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if Rogers Cable will be obligated to pay Additional Amounts with respect to such payment, Rogers Cable will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable, stating the amounts so payable and setting forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders of Notes on the payment date. Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, Change in Control Purchase Price, Offered Price, interest or any other amount payable under or with respect to any Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. (Section 1021)

      For a discussion of the exemption from Canadian withholding taxes that should be applicable to payments under or with respect to the Notes, see the section entitled “Income Tax Consequences — Canadian Federal Income Tax Consequences”.

      In the event that Rogers Cable has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Notes, any Additional Amounts as a result of certain changes affecting Canadian withholding tax laws, Rogers Cable may redeem all, but not less than all, the Notes of any series at any time at 100% of the principal amount, together with accrued interest thereon to the redemption date. See the subsection entitled “— Redemption Upon Changes in Withholding Taxes”.

Modification and Waiver

      Modifications and amendments of the Indenture and the Pledge Agreement relating to the Notes may be entered into by Rogers Cable and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any such Note, or reduce the principal amount thereof or the rate of interest thereon, or change the coin or currency in which any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change in Control Purchase Price or the Offered Price; (iii) reduce the percentage in principal amount of outstanding Notes the consent of whose Holders is necessary to amend or waive compliance with certain provisions of the Indenture governing the Notes or to waive certain defaults; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of Holders of outstanding Notes or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes of such series the consent of whose Holders is required for such actions or to provide that certain other provisions of the Indenture governing the Notes cannot be modified or waived without the consent of the Holder of each Note affected thereby; or (v) permit the creation of any Lien (other than the Lien of the Pledge Agreement) on the Trust Bond or terminate the Lien of the Pledge Agreement as to any part thereof. (Section 903)

      The Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance with certain restrictive covenants and provisions of the Indenture. (Sections 513 and 1024)

      Modifications and amendments of the Collateral Documents other than the Pledge Agreement may be approved by Rogers Cable and the Trustee with the consent of Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note (i) modify certain provisions of the Deed of Trust (including provisions relating to the ranking of the Deed of Trust Bonds, requirements for actions of holders of Deed of Trust Bonds and the rights of holders of Deed of Trust Bonds following an event of default under the Deed of Trust); (ii) modify any provisions of the Inter-Creditor Agreement except as permitted under the Indenture governing the Notes; or (iii) except as permitted under the Indenture governing the Notes and by the Deed of Trust, permit the creation of any Lien ranking prior to or on a parity with the Lien securing the Trust Bond or any guarantee thereof or terminate such Lien as to any part of the Deed of Trust Collateral. (Section 904)

      Notwithstanding the foregoing, Rogers Cable, the Restricted Subsidiaries and the Trustee, without the consent of any Holder, may modify and amend the Indenture and the Collateral Documents to terminate the Lien of the Pledge Agreement and any other Lien on the Deed of Trust Collateral if all of the conditions listed in the second paragraph under the subsection entitled “— Security” have been satisfied. (Section 1023)

Form Denomination, Book-Entry Procedures and Transfer

      The old Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The Notes also were offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”).

      Rule 144A Notes are initially represented by one or more Notes in registered, global form (collectively, the “Restricted Global Notes”). The Restricted Global Notes were deposited on issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Rule 144A Notes (including beneficial interests in the Restricted Global Notes) are subject to certain restrictions on transfer set forth therein and in the Indenture and bear a restrictive legend.

      The Regulation S Notes are initially represented by one or more Notes in global form (collectively, the “Regulation S Global Notes”). The Regulation S Global Notes were registered in the name of a nominee of DTC and deposited with the Trustee as custodian for DTC for credit to Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société

anonyme (“Clearstream, Luxembourg”), for credit to the respective beneficial owners thereof in accordance with the rules thereof.

      Each Restricted Global Note and Regulation S Global Note (collectively, the “Global Notes”) will be held by DTC on behalf of its account holders. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See the subsection entitled “— Exchange of Book-Entry Notes for Certificated Notes”. Beneficial interests in the Restricted Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes or vice versa except in accordance with the transfer and certification requirements described below under the subsection entitled “— Exchanges between Regulation S Global Notes and Restricted Global Notes”.

     Depositary Procedures

      DTC has advised Rogers Cable that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including Citigroup Global Markets Inc.), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised Rogers Cable that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with the respective principal amount of the individual beneficial interests represented by such Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

      Investors in the Restricted Global Notes may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are Participants in such system. Investors in the Regulation S Global Notes may hold their interests therein through Euroclear or Clearstream, Luxembourg, if they are participants in such systems, or indirectly through organizations that are participants in such systems, or through organizations other than Euroclear and Clearstream, Luxembourg that are Participants in the DTC system. Euroclear and Clearstream, Luxembourg will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream, Luxembourg. The depositories, in turn, will hold such interests in the Regulation S Global Notes in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such system. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see the subsections entitled “— Exchange of Book-Entry Notes for Certificated Notes” and “— Exchanges between Regulation S Notes and Rule 144A Notes”.

      Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

      Payments in respect of the Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised Rogers Cable that its current practice, upon receipt of any payment in respect of securities such as the Notes, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Rogers Cable. Neither Rogers Cable nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and Rogers Cable and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary or take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

      Because of the time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interest in a Global Note by or through a Euroclear or Clearstream, Luxembourg participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

      DTC has advised Rogers Cable that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect to such portion of the principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form and to distribute such Notes to its Participants.

      The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that Rogers Cable believes to be reliable, but Rogers Cable takes no responsibility for the accuracy thereof.

      Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interest in the Regulation S Global Notes and in the Restricted Global Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Rogers Cable nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchanges between Regulation S Global Notes and Restricted Global Notes

      Beneficial interests in the Restricted Global Notes may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Notes, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 under the Securities Act (if available).

      Until and including the 40th day after the later of the commencement of the offering of the old Notes and the original issue date of the Notes (such period, the “Restricted Period”), beneficial interests in the Regulation S Global Note may be held only through Euroclear or Clearstream, Luxembourg, unless delivery is made through the Restricted Global Note in accordance with the certification requirements described below.

      Prior to the expiration of the Restricted Period, a beneficial interest in the Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the Restricted Global Note only upon receipt by the Trustee of a written certification from the transferor (in the form provided in the Indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person and each such account is a Qualified Institutional Buyer, in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After the expiration of the Restricted Period, such certification requirement will no longer apply to such transfers. Any beneficial interest in the Regulation S Global Note that is transferred to a person who takes delivery in the form of an interest in the Restricted Global Note will, upon transfer, cease to be an interest in the Regulation S Global Note and will become an interest in the Restricted Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in the Restricted Global Note for as long as it retains such an interest.

      A beneficial interest in a Regulation S Note may be transferred to a person who takes delivery in the form of a Restricted Global Note without any certification.

      Transfers involving an exchange of a beneficial interest in Regulation S Global Notes for a beneficial interest in the Restricted Global Notes or vice versa, will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/ Withdraw at Custodian (“DWAC”) system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Notes and a corresponding increase in the principal amount of the Restricted Global Notes or vice versa, as applicable.

      Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Notes will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to a beneficial interest in such other Global Note for so long as it remains such an interest.

Exchange of Book-Entry Notes for Certificated Notes

      A beneficial interest in a Global Note may not be exchanged for a Note in certificated form unless (i) DTC (x) notifies Rogers Cable that it is unwilling or unable to continue as Depositary for such Global Notes or (y) has ceased to be a clearing agency registered under the Exchange Act, and in either case Rogers Cable thereupon fails to appoint a successor Depositary, (ii) Rogers Cable, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes of any series in certificated form or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes of any series. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any certificated Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the applicable security registrar to reflect a decrease in the principal amount of the relevant Global Note.

Concerning the Trustee

      JPMorgan Chase Bank is the Trustee under the Indenture. JPMorgan Chase Bank also acts as trustee under the indentures governing Rogers Cable’s other U.S. dollar-denominated debt securities and under several indentures of RCI and an affiliate of RCI.

Governing Law

      The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York. The Pledge Agreement will be governed by the laws of the Province of Ontario, Canada and the federal laws of Canada applicable therein.

Enforceability of Judgments

      Since substantially all of the assets of Rogers Cable are outside the United States, any judgment obtained in the United States against Rogers Cable, including judgments with respect to the payment of principal, redemption price, Change in Control Purchase Price or Offered Price on the Notes, may not be collectible within the United States.

      Rogers Cable has been informed by its Canadian counsel, Torys LLP, that the laws of the provinces of Ontario, New Brunswick and Newfoundland and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the provinces of Ontario, New Brunswick and Newfoundland (a “Canadian Court”) on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in The City of New York (“New York Court”) that is subsisting and unsatisfied and that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Canadian Court (and submission by Rogers Cable in the Indenture to the jurisdiction of the New York Court will be sufficient for the purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the provinces of Ontario, New Brunswick and Newfoundland and the federal laws of Canada applicable therein, as the case may be; (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; and (iv) the action to enforce such judgment is commenced within six years from the date of that judgment. In the opinion of such counsel, a Canadian Court would not avoid enforcement of judgments of a New York Court respecting the Indenture or the Notes on the basis of public policy, as that term is understood under the laws of the provinces of Ontario, New Brunswick and Newfoundland and the federal laws of Canada applicable therein.

Consent to Jurisdiction and Service

      Pursuant to the Indenture, Rogers Cable has appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes issued thereunder and for actions brought under federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in The City of New York and submits to such jurisdiction.

Ratings

      The Notes have been assigned a rating of BBB- by S&P and a rating of Ba2 by Moody’s. Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. Ratings for debt instruments range from AAA, in the case of S&P, or Aaa in the case of Moody’s, which represent the highest quality of securities rated, to D, in the case of S&P, and C, in the case of Moody’s, which represent the lowest quality of securities rated.

      The credit ratings accorded to the Notes by the Rating Agencies are not recommendations to purchase, hold or sell the Notes inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a Rating Agency in the future if in its judgment circumstances so warrant.

DESCRIPTION OF COLLATERAL FOR NOTES

General

      The old Notes are, and the new Notes will be, secured by the Trust Bond issued by Rogers Cable Inc. under the Deed of Trust and pledged to the Trustee as security for the satisfaction of Rogers Cable Inc.’s liabilities and obligations under the Notes and the Indenture. As used in this “Description of Collateral for Notes”, “Rogers Cable Inc.” means Rogers Cable Inc. and its successors under the Indenture, but not any of its subsidiaries. Capitalized terms that are used in this section but not otherwise defined in this section have the meanings assigned to them in the section entitled “Description of Notes”.

      In Canada, corporations commonly secure obligations by granting fixed and floating charges on their assets. These charges create security interests similar to those granted by corporations in the United States. The Trust Bond is secured by fixed and floating charges which provide the Deed Trustee with a security interest in substantially all the assets of Rogers Cable Inc., subject to certain exceptions and prior liens described below. These security interests include charges on all of the outstanding capital stock of existing “Designated Subsidiaries” of Rogers Cable Inc. under the Deed of Trust and will include charges on the capital stock of any future “Designated Subsidiary” of Rogers Cable Inc. under the Deed of Trust. Each Restricted Subsidiary under the Indenture will be required to be a Designated Subsidiary under the Deed of Trust. Accordingly, in this “Description of Collateral for Notes” the term “Restricted Subsidiary” will be used to refer to both a Restricted Subsidiary under the Indenture and a Designated Subsidiary under the Deed of Trust.

      Rogers Cable Inc.’s obligations under the Trust Bond are guaranteed by the existing Restricted Subsidiaries, and will be guaranteed by all future Restricted Subsidiaries. Each of the existing Restricted Subsidiaries has pledged, and each future Restricted Subsidiary will pledge, substantially all its assets, subject to certain exceptions and prior liens, to secure its respective guarantee. The proceeds of any enforcement of the security under the Deed of Trust will be subject to the priority described under the subsection entitled “— Classes of Bonds and Ranking”.

Classes of Bonds and Ranking

      The Deed of Trust provides for the issuance of (i) senior bonds (“Senior Secured Bonds”) and (ii) subordinated bonds (“Deferred Payment Bonds”). Senior Secured Bonds and Deferred Payment Bonds are collectively referred to herein as the “Deed of Trust Bonds”. Prior to the date of the issuance of the Notes, Senior Secured Bonds had been issued to secure the obligations of Rogers Cable Inc. under our bank credit facility and the existing senior secured second priority securities. Rogers Cable Inc. has secured all of its existing, and may secure certain of its future, obligations arising from time to time in connection with interest rate and currency exchange agreements entered into or guaranteed by Rogers Cable Inc. (“Swaps”) by the issue of Senior Secured Bonds.

      The Trust Bond is a Senior Secured Bond. The Senior Secured Bonds rank pari passu with each other and are equally and ratably secured under the Deed of Trust according to the aggregate amount of indebtedness, liabilities and obligations of Rogers Cable Inc. for which such Senior Secured Bonds are pledged as security. However, pursuant to the terms of an inter-creditor agreement and the terms of the indentures governing our existing senior secured second priority securities, the proceeds of any enforcement of the security under the Deed of Trust, and any proceeds of the liquidation, dissolution or winding up of Rogers Cable Inc. or any Restricted Subsidiary, will be applied first to repay any obligations of Rogers Cable Inc. under the tranche A credit facility of our bank credit facility, and any other debt that ranks pari passu with outstanding debt under the tranche A credit facility (“Tranche A-Type Debt”). All additional proceeds will be applied pro rata to repay all other obligations of Rogers Cable Inc. secured by other Senior Secured Bonds, including the Notes, the existing senior secured second priority securities, debt under the tranche B credit facility of our bank credit facility and the Swaps.

      Under the Indenture, Rogers Cable Inc. may in the future create Tranche A-Type Debt, provided that (1) the aggregate amount committed under the tranche A credit facility of any bank credit facility plus the aggregate amount of all outstanding or committed Tranche A-Type Debt may not exceed $600.0 million and (2) the ratio of all such debt to our annualized operating cash flow for the most recent fiscal quarter prior to the creation of such Tranche A-Type Debt may not exceed 3.0 to 1.

      In the event that Rogers Cable has no Debt outstanding that is secured by any Bond issued under the Deed of Trust, debt under a tranche A credit facility and Tranche A-Type Debt, if any, would rank pari passu with the other senior indebtedness of Rogers Cable, including the Notes.

Voting Rights

      A holder of a Senior Secured Bond is entitled to voting rights under the Deed of Trust according to the greater of (i) the aggregate principal amount of debt of Rogers Cable Inc. outstanding at the time secured by such Senior Secured Bond and (ii) the maximum aggregate principal amount of credit which such holder is obliged to make available to Rogers Cable Inc. (including all amounts of debt of Rogers Cable Inc. outstanding at such time) at the time secured by such Senior Secured Bond (such greater amount, the “Available Commitment”).

      The holders of the Senior Secured Bonds securing the Swaps have agreed, however, that they will not have voting rights under the Deed of Trust unless no other Senior Secured Bonds are outstanding (other than a Related Corporation Bond (as defined in the Deed of Trust) or a Senior Secured Bond issued to secure Swaps).

      The following table illustrates the voting rights of holders of Senior Secured Bonds issued under the Deed of Trust at March 31, 2003, after giving effect to the issuance of the old Notes and the application of the net proceeds from the issuance of the old Notes as described under the section entitled “Use of Proceeds”.

		Voting
	Available Commitment	Rights

Lenders under the bank credit facility	Cdn$1,075.000 million	30.0%
Holders of 10% senior secured second priority notes due 2005	US$291.533 million	12.0	%(1)
Holders of 7.60% senior (secured) second priority notes due 2007	Cdn$450.000 million	12.6%
Holders of 7.875% Senior (secured) second priority notes due 2012	US$350.000 million	14.4	%(1)
Holders of 9.65% senior secured second priority notes due 2014	Cdn$300.000 million	8.4%
Holders of 8.750% Senior (secured) second priority debentures due 2032	US$200.000 million	8.2	%(1)
Holders of Notes	US$350.000 million	14.4	%(1)

Total		100%

(1)	Assumes such U.S. dollar denominated debt is translated into Canadian dollars based on the noon rate of exchange as reported by the Bank of Canada on March 31, 2003 of US$1.00 = Cdn$1.4693.

      Voting rights under the Deed of Trust are generally exercised pursuant to Bondholders’ Resolutions and Unanimous Bondholders’ Resolutions. A Bondholders’ Resolution is an instrument approving, requesting or consenting to certain actions by the Deed Trustee, which is approved by the holders of Senior Secured Bonds representing at least two-thirds of the aggregate Available Commitments or is adopted by holders of Senior Secured Bonds representing at least two-thirds of the aggregate Available Commitments that are present or represented at a meeting. A Unanimous Bondholders’ Resolution is an instrument approving, requesting or consenting to certain actions by the Deed Trustee, which is approved by the holders of Senior Secured Bonds representing all of the Available Commitments or is adopted by holders of Senior Secured Bonds representing all of the Available Commitments that are present or represented at a meeting. As stated above, the holders of Senior Secured Bonds securing the Swaps will not, except in the limited circumstance described, have any voting rights under the Deed of Trust.

      If a default in payment of any principal or interest owing under or secured by a Deed of Trust Bond has occurred, any holder of a Senior Secured Bond may require the Deed Trustee to proceed to enforce the liens securing the Deed of Trust Bonds. Holders of Senior Secured Bonds may, by Bondholders’ Resolution, waive a default (other than a default in payment under a Senior Secured Bond) under the Deed of Trust and direct and control enforcement actions by the Deed Trustee. A Bondholders’ Resolution is also necessary under the Deed of Trust in order to, among other things, (i) approve the issuance of additional Deed of Trust Bonds, (ii) authorize the Deed Trustee to refrain from enforcing any covenant of Rogers Cable Inc., (iii) authorize the removal of the Deed Trustee, (iv) authorize modifications and alterations to certain provisions of the Deed of Trust that do not require a Unanimous Bondholders’ Resolution, (v) authorize application or release of the expropriation proceeds, insurance proceeds and certain other proceeds of the security received by the Deed Trustee (provided that under the Pledge Agreement by which the Trust Bond is pledged to the Trustee, if such proceeds are released to the Trustee, they must be repaid to the Deed Trustee unless an Event of Default under the Indenture shall have occurred and be continuing), (vi) authorize the reorganization or amalgamation of Rogers Cable Inc. (unless otherwise permitted without a Bondholders’ Resolution) and (vii) approve certain matters relating to the guarantee and security therefor required to be given to the Deed Trustee by a restricted subsidiary. Certain actions are subject to Unanimous Bondholders’ Resolutions and thus may not be undertaken without the affirmative vote of the holder of the Trust Bond. See the subsection entitled “— Modification and Governing Law”.

Issuance of Additional Deed of Trust Bonds

      Deed of Trust Bonds may be issued under the Deed of Trust only by way of pledge as security for the indebtedness, liabilities and obligations of Rogers Cable Inc. specified in the applicable pledge instrument. Rogers Cable Inc. may issue additional Deed of Trust Bonds under the Deed of Trust only if authorized by a Bondholders’ Resolution. Under the Indenture, the Trustee is required to vote in favor of the issuance of additional Deed of Trust Bonds if the debt to be secured thereby is permitted under the Indenture and each other financing instrument secured by Deed of Trust Bonds.

Security

      The Deed of Trust Bonds are secured by fixed and floating charges in favor of the Deed Trustee on substantially all of the assets of Rogers Cable Inc., including outstanding stock of each Restricted Subsidiary. The fixed and floating charges are subject to certain exceptions and prior liens as described below. Rogers Cable Inc.’s obligations under the Deed of Trust Bonds are guaranteed by the Restricted Subsidiaries. Each of the Restricted Subsidiaries has pledged substantially all its assets, subject to certain exceptions and prior liens, to secure its respective guarantee.

      Rogers Cable Inc. and the Restricted Subsidiaries may, until the Deed Trustee has become bound to enforce its security under the Deed of Trust and subject to any applicable restrictions under the Indenture or other financing arrangements, dispose of, encumber or otherwise deal with the assets subject to these charges.

      The security interests under the Deed of Trust are subject to certain exceptions and prior liens. The exceptions to these security interests include certain excluded assets and any proceeds thereof, and any investments made with such excluded assets and any proceeds of any such investments. At the date hereof, the excluded assets consist of the shares and assets of our Unrestricted Subsidiaries, which are listed below. In addition, under relevant Canadian law, it is uncertain whether Rogers Cable Inc.’s cable television licenses may be made subject to a charge under the Deed of Trust.

      Under the Deed of Trust, if Rogers Cable Inc. wishes to designate a subsidiary as a Restricted Subsidiary, it must grant the Deed Trustee a pledge of all of the issued and outstanding shares of such subsidiary owned by Rogers Cable Inc. or any Restricted Subsidiary and such Subsidiary must provide a guarantee of the Deed of Trust Bonds secured by substantially all its assets. Although the guarantees by each Restricted Subsidiary of Rogers Cable Inc.’s obligations under the Senior Secured Bonds, including the Trust Bond, are not limited, the ability of any future Restricted Subsidiary to guarantee the Deed of Trust Bonds may be limited by the statute under which such Restricted Subsidiary is subsisting. A subsidiary that is a Restricted Subsidiary ceases to have that status only if approved by a Unanimous Bondholders’ Resolution. Currently, the only Restricted Subsidiaries under the Deed of Trust are Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cablesystems Georgian Bay Limited and Rogers Cable Atlantic Inc. Currently, Rogers Cable Inc.’s Unrestricted Subsidiaries are 1093216 Ontario Ltd., 969056 Ontario Limited, Rogers Cablesystems Investments Inc., 3782 Investments Limited, 1443358 Ontario Inc. and Solv Signals Limited.

Event of Default Under Deed of Trust

      Failure by Rogers Cable Inc. to satisfy a demand for payment under a Trust Bond would constitute an event of default under the Deed of Trust. Although the Trust Bond are stated to be payable on demand, the Trustee may not demand payment of the Trust Bond unless or until an Event of Default under the Indenture (other than an Event of Default arising as a result of a Change in Control Triggering Event) occurs and is continuing or an Event of Default arising as a result of a Change in Control occurs and is continuing and Rogers Cable Inc. fails to make a Change in Control Offer or to purchase the Notes properly tendered into the Change in Control Offer at the times and in the manner specified in the Indenture.

      Upon the occurrence of an event of default under the Deed of Trust, the Deed Trustee must, if so required in writing by any Senior Secured Bondholder, proceed to enforce the liens under the Deed of Trust by any or all of the following procedures: (a) entry and possession in accordance with the Deed of Trust, (b) the appointment of a receiver in accordance with the Deed of Trust, (c) sale of all or any part of the security under the Deed of Trust, (d) lease or sublease of all or any part of the security, (e) proceeding in a court of competent jurisdiction for the appointment of a receiver or for sale of all or any part of the security or foreclosure and (f) any other remedy or proceeding authorized by the Deed of Trust or by law. Upon receipt by the Deed Trustee of such a written request to realize upon the security, the Deed Trustee is required to give notice thereof to all of the holders of the Deed of Trust Bonds. If the Deed Trustee has been instructed to enforce the liens securing the Deed of Trust Bonds, only the Senior Secured Bondholders who have demanded payment of their Senior Secured Bonds may, acting unanimously, instruct the Deed Trustee to cease enforcement.

      If any holder of a Senior Secured Bond requests the Deed Trustee to proceed to realize upon the security granted pursuant to the Deed of Trust, one or more of the holders of Senior Secured Bonds may initiate proceedings in any court of competent jurisdiction seeking an order appointing a receiver to take possession of such security granted pursuant to the Deed of Trust unless such holder rescinds such request. No holder of a Senior Secured Bond is otherwise entitled to proceed directly against Rogers Cable Inc. or any Restricted Subsidiary unless the Deed Trustee, having become obligated to proceed, fails to do so.

      Except as may be required by law or by the order of a court, the proceeds from any realization of the security granted pursuant to the Deed of Trust will be applied in the following order: (a) firstly, if the Deed Trustee deems it in the interests of the holders of the Deed of Trust Bonds, to pay prior ranking liens on the charged assets, (b) secondly, to pay all amounts due to the Deed Trustee, (c) thirdly, to pay all amounts due on the Senior Secured Bonds, pro rata, first, for principal, then for interest, including interest on overdue interest, and then for all other amounts owing thereunder (provided that the proceeds will be applied first to repay obligations under the tranche A credit facility under our bank credit facility and any other Tranche A-Type Debt), (d) fourthly, to pay all amounts due on the Deferred Payment Bonds and (e) fifthly, to pay any surplus to Rogers Cable Inc. or its assigns. In determining the ratable and proportionate amounts due on the Senior Secured Bonds, the amounts due on U.S. dollar denominated Senior Secured Bonds will be calculated by applying the spot rate of exchange used by a specified Canadian chartered bank at its main branch in Toronto on the second banking day prior to the date of payment.

Modification and Governing Law

      The Deed of Trust provides that modifications or alterations thereto and to the Deed of Trust Bonds may be made if authorized by a Bondholders’ Resolution. However, a Unanimous Bondholders’ Resolution is required in order to amend or otherwise vary, among other things (a) the definitions of “Bondholders’ Resolution”, “Event of Default”, “Permitted Lien” and “Unanimous Bondholders’ Resolution” set out in the Deed of Trust, (b) any power exercisable by written direction of a Senior Secured Bondholder, (c) any Senior Secured Bond, including the Trust Bond, (d) any guarantee of Deed of Trust Bonds and security therefor granted to the Deed Trustee, (e) any security granted to the Deed Trustee by Rogers Cable Inc., (f) any provision of the Deed of Trust which expressly requires a Unanimous Bondholders’ Resolution, (g) the ranking of the Deed of Trust Bonds, (h) provisions of the Deed of Trust concerning application of the proceeds from realization on the security and (i) provisions of the Deed of Trust which enable a bondholder in certain circumstances to seek judicial remedies upon an event of default. In addition, no modification or alteration may be made to any of the Deed of Trust Bonds that materially adversely affects the rights of the holders of Deferred Payment Bonds relative to the rights of the holders of Senior Secured Bonds without the approval, by unanimous resolution, of the holders of Deferred Payment Bonds.

      The Deed of Trust and the Deed of Trust Bonds, including the Trust Bond, are governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

EXCHANGE OFFER; REGISTRATION RIGHTS

      We have entered into a registration rights agreement, with respect to the old notes, with the initial purchasers, under which we have agreed, for the benefit of the holders of the old notes, to use commercially reasonable efforts, at our cost, to:

•	not later than 120 days after the date of original issuance of the old notes, file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the old notes for new notes, which we refer to in this section as the exchange notes, having terms substantially identical in all material respects to the old notes, except that, among other things, the exchange notes will not contain terms with respect to transfer restrictions; and

•	cause the exchange offer registration statement to be declared effective under the Securities Act not later than 180 days after the date of original issuance of the old notes.

      Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for surrender of the old notes. We will keep the exchange offer open for not less than 30 days (or longer if required by applicable laws) after the date of notice of the exchange offer is mailed to the holders of the old notes. For each old note surrendered to us pursuant to the exchange offer, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered old note and evidencing the same indebtedness as the surrendered old note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange thereof or, if no interest has been paid on the note surrendered, from the date of its original issue. Under existing SEC interpretations as set forth in some letters issued by the SEC known as “no-action” letters, the exchange notes will be freely transferable by holders without further registration under the Securities Act only if the holder acquires the exchange notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the exchange notes. This does not apply, however, to a holder who is an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

      Any holder of old notes using the exchange offer to participate in a distribution of the exchange notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired old notes directly from us, but not as a result of market-making activities or other trading activities. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

      Each broker-dealer that receives exchange notes for its own account in exchange for old notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes, other than a resale of an unsold allotment from the original sale of old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement with the initial purchasers, we will be required to allow broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes.

      Each holder of old notes who wishes to exchange those notes for exchange notes in the exchange offer will be required to represent to us that, among other things:

•	the exchange notes to be received in the exchange offer will be acquired in the ordinary course of business of the person receiving the exchange notes;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such new notes; and

•	neither the holder nor any such other person is our “affiliate” as defined in Rule 405 under the Securities Act.

      If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes, it will acknowledge that it acquired such old notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such exchange notes.

      Under the registration rights agreement, we have agreed to use commercially reasonable efforts to file with the SEC a shelf registration statement to cover resales of the old notes in the event that:

•	applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

•	for any other reason the exchange offer registration statement is not declared effective within 180 days after the date of the original issuance of the old notes or the exchange offer is not consummated within 210 days after the original issuance of the old notes;

•	following the consummation of the exchange offer, any initial purchaser so requests with respect to old notes that, pursuant to applicable law, such initial purchaser was not permitted to exchange in the exchange offer; or

•	any holder of old notes, other than an initial purchaser, is not eligible to participate in the exchange offer or does not receive freely tradeable exchange notes in the exchange offer other than by reason of the holder being an affiliate of ours.

      If we are obligated, we will, at our cost, file a shelf registration statement, as promptly as practicable after becoming so obligated and use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act. We will use commercially reasonable efforts to keep the shelf registration statement effective until two years after its effective date or until one year after its effective date if the shelf registration statement is filed at the request of an initial purchaser. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the old notes or the exchange notes, as the case may be. A holder selling old notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the registration rights agreement which are applicable to that holder, including certain indemnification obligations.

      If:

•	on or prior to the 120th day following the date of original issuance of the old notes, neither the exchange offer registration statement nor a shelf registration statement has been filed with the SEC;

•	on or prior to the 180th day following the date of original issuance of the old notes, neither the exchange offer registration statement nor a shelf registration statement has been declared effective; or

•	on or prior to the 210th day following the date of original issuance of the old notes, neither the exchange offer has been consummated nor a shelf registration statement has been declared effective;

each event referred to in the above clauses being a registration default, the stated interest on the old notes will be increased by 0.25% per annum, provided that the aggregate increase in the interest rate shall in no event exceed 0.25% per annum. Upon the cure of any such registration default, the interest rate will be reduced to the stated interest rate. The summary herein of provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, copies of which are available upon request.

INCOME TAX CONSEQUENCES

      Holders of the notes should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign (including Canadian) tax laws to which they may be subject.

Canadian Federal Income Tax Consequences

      This section summarizes the material Canadian tax consequences to holders of notes. It represents the views of our tax counsel, Torys LLP. This section applies to you if you are not, and are not deemed to be, a resident of Canada.

      The discussion is limited in the following ways:

•	The discussion only covers you if you bought your notes in the initial offering and exchange them pursuant to this exchange offer.

•	The discussion does not apply to you if you use or hold, or are deemed to use or hold, the notes in carrying on a business in Canada.

•	The discussion does not apply to you if you are a non-resident insurer who carries on business in Canada and elsewhere.

•	The discussion is based on current law and administrative practice of the Canadian taxation authorities.

•	The discussion does not cover provincial, territorial or foreign law.

•	The discussion is of a general nature only. We suggest that you consult your own tax advisor about the consequences of holding the notes in your particular situation.

      A holder of notes will not be subject to Canadian withholding tax in respect of interest, principal or premium paid or credited on the notes by us provided the holder deals with us at arm’s length within the meaning of the Canadian Income Tax Act at the time of such payment or credit. For purposes of the Canadian Income Tax Act, related persons, as defined therein, are deemed not to deal with each other at arm’s length and it is a question of fact whether persons not related to each other deal with each other at arm’s length.

      No other tax on income, including taxable capital gains, is payable under the Canadian Income Tax Act in respect of the holding, redemption or disposition of the notes, or any interest or premium received on the notes by a holder.

U.S. Federal Income Tax Consequences

General

      This section summarizes the material U.S. federal income tax consequences to holders of notes. It represents the views of our tax counsel, Cravath, Swaine & Moore LLP. However, the discussion is limited in the following ways:

•	The discussion only covers you if you bought your notes in the initial offering and exchange them pursuant to this exchange offer.

•	The discussion only covers you if you hold your notes as capital assets (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes, such as if you are a tax-exempt entity, insurance company, or financial institution, you are a dealer or trader in securities or currencies, you hold the notes as a hedge against, or the notes are hedged against, currency risk or as part of a straddle or conversion transaction, or your functional currency is not the U.S. dollar. We suggest that you consult your tax advisor about the consequences of holding notes in your particular situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes, possibly with retroactive effect.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (IRS) on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

      We suggest that you consult your tax advisor about the tax consequences of holding or exchanging the notes in your particular situation.

     Tax Consequences to U.S. Holders

      This section applies to you if you are a “U.S. Holder”. A “U.S. Holder” is:

•	an individual U.S. citizen or resident alien;

•	a corporation or entity taxable as a corporation for U.S. federal income tax purposes that was created under U.S. law (federal or state);

•	an estate whose world-wide income is subject to U.S. federal income tax; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

      If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

  Exchange of Notes

      The exchange of notes pursuant to this exchange offer will not constitute a taxable event to U.S. holders. Consequently, no gain or loss will be recognized by a U.S. holder upon receipt of an exchange note. The holding period and tax basis of an exchange note will be the same as the holding period and tax basis, immediately before the exchange, in the note so exchanged.

     Interest

•	If you are a cash method taxpayer (including most individual holders), you must report interest on the notes, including any Additional Amounts that we may pay to cover any Canadian taxes withheld, in your income as ordinary interest income when you receive it.

•	If you are an accrual method taxpayer, you must report interest on the notes, including any Additional Amounts that we may pay to cover any Canadian taxes withheld, in your income as ordinary interest income as it accrues.

•	Such interest will constitute foreign source income for U.S. foreign tax credit limitation purposes, but, with certain exceptions, will be treated separately, together with other items of “passive income” or, in the case of certain holders, “financial services income” for purposes of computing the foreign tax credit allowable under U.S. federal income tax laws.

•	Subject to certain conditions and limitations, Canadian tax withheld on interest payments may be deducted from your taxable income or credited against your U.S. federal income tax liability.

     Additional Interest

      If you receive additional interest on your notes upon a registration default (see the section entitled “— Exchange Offer; Registration Rights”):

•	We believe it should be treated in the same manner as regular interest on the notes.

•	However, you might instead be required to report it as income when it accrues or becomes fixed, even if you are a cash method taxpayer.

     Sale, Exchange, Redemption or Retirement of Notes

      On your sale, exchange, redemption or retirement of your note:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note is your cost, subject to certain adjustments.

•	Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the note for more than one year. For noncorporate taxpayers, including individuals, the maximum tax rate on long term capital gains is 15% for taxable years beginning before January 1, 2009 and 20% thereafter. Deductibility of capital losses is subject to limitations.

•	If you sell the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

•	Your gain or loss generally will be treated as U.S. source income for U.S. foreign tax credit limitation purposes.

•	You will not have taxable gain or loss on the exchange of your old notes for the exchange notes.

     Information Reporting and Backup Withholding

      Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your notes, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number on IRS Form W-9 for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	If you are subject to these requirements but do not comply, the intermediary must withhold 28% of all amounts payable to you on the notes (including principal payments) or the proceeds from the sale or disposition of the notes. This is called “backup withholding”. If the intermediary withholds payments, you may use the withheld amount as a credit against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

     Tax Consequences to Non-U.S. Holders

      This section applies to you if you are a “Non-U.S. Holder”. A “Non-U.S. Holder” is:

•	an individual that is a nonresident alien;

•	a corporation or entity taxable as a corporation for U.S. federal tax purposes created under non-U.S. law; or

•	an estate or trust that is not taxable in the United States on its worldwide income.

     Interest

      Subject to the discussion of backup withholding below, a Non-U.S. Holder will not be subject to any U.S. federal income tax on interest paid with respect to the notes unless:

•	the Non-U.S. Holder has an office or other fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the United States; or

•	the interest is received by a corporation the principal business of which is trading in stock or securities for its own account.

     Sale or Retirement of Notes

      If you sell a note or it is redeemed, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

•	the gain is effectively connected with a trade or business that you conduct in the United States;

•	you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the note, and a number of other conditions are satisfied; or

•	the gain represents accrued interest, in which case the rules for interest would apply.

     U.S. Trade or Business

      If you hold your note in connection with a trade or business that you are conducting in the United States:

•	Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a U.S. Holder.

•	If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is at a rate of 30%, but may be reduced or eliminated by an applicable income tax treaty.

     Estate Taxes

      If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not effectively connected to a trade or business that you were conducting in the United States.

     Information Reporting and Backup Withholding

      Rules concerning information reporting and backup withholding that apply to Non-U.S. Holders are as follows:

•	Sales proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file IRS Form W-8BEN or IRS Form W-8ECI to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding.

European Union Requirements

      The European Union has adopted a Directive on the taxation of savings income. Subject to a number of important conditions being met, the Directive will require Member States to provide to the tax or other relevant authorities of another Member State details of payments of interest or other similar income made by a person within its jurisdiction to an individual resident in that other Member State, except that certain Member States have opted instead for a withholding system for a transitional period in relation to such payments. Certain non-Member States may adopt similar reporting or withholding rules pursuant to such Directive. Investors should rely on their own analysis of the proposals and should take advice from appropriate legal or taxation professionals.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that to the extent any broker-dealer participates in the exchange offer, we will use our reasonable best efforts to maintain the effectiveness of the registration statement on Form F-4 filed in connection with the exchange offer for a period of 180 days following the completion of the exchange offer.

      We will not receive any proceeds from any sales of the new notes by broker-dealers. The new notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay the expenses incident to the exchange offer, other than commission or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of old notes, and will indemnify the holders of the new notes (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.

      The new notes have not been and will not be qualified for sale under the securities laws of Canada or any province or territory of Canada.

LEGAL MATTERS

      Legal matters in connection with the exchange offer will be passed upon for us by Torys LLP, Toronto, with respect to matters of Canadian law and by Cravath, Swaine & Moore LLP, New York, with respect to matters of U.S. law.

EXPERTS

      Our consolidated financial statements and schedule as of December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002 have been included herein in reliance upon the report of KPMG LLP, independent chartered accountants, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2002 consolidated financial statements included Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences, which referred to changes in accounting principles relating to our adoption of Goodwill and Other Intangible Assets, Foreign Currency Translation and Stock-based Compensation and Other Stock-based Payments.

AUDITORS’ REPORT

To the Board of Directors of Rogers Cable Inc.

      We have audited the consolidated balance sheets of Rogers Cable Inc. as at December 31, 2001 and 2002 and the consolidated statements of income, deficit and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada

January 31, 2003, except
as to note 24 which is as
of June 16, 2003

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES

      In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company’s consolidated financial statements, such as the changes to the consolidated financial statements relating to the adoption by the Company of Goodwill and Other Intangible Assets (note 2(d)), Foreign Currency Translation (note 2(e)) and Stock-based Compensation and Other Stock-based Payments (note 2(m)). Our report to the Board of Directors of Rogers Cable Inc. dated January 31, 2003, except as to note 24 which is as of June 16, 2003, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada

January 31, 2003

ROGERS CABLE INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	December 31,
			March 31,
	2001	2002	2003

			(Unaudited)
ASSETS
Property, plant and equipment (note 4)	$2,373,625	$2,556,847	$2,539,134
Goodwill (note 5(a))	926,445	926,445	926,445
Other intangible assets (note 5(b))	1,560	1,040	910
Investments (note 6)	111,935	100,799	100,799
Cash and cash equivalents	—	3,696	—
Accounts receivable, net of allowance for doubtful accounts of $7,465 and $10,120 at December 31, 2001 and 2002, respectively and $9,814 at March 31, 2003	111,365	91,616	87,183
Deferred charges (notes 2(e) and 7)	47,151	50,063	46,818
Other assets (note 8)	89,641	76,272	76,716

	$3,661,722	$3,806,778	$3,778,005

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Bank advances, arising from outstanding cheques	$8,427	$—	$20,759
Long-term debt (note 10)	1,617,143	2,353,055	2,430,831
Notes payable to parent company (note 11)	485,600	204,500	150,000
Accounts payable and accrued liabilities	369,147	288,143	235,258
Due to parent and affiliated companies (note 17(a))	34,907	23,783	9,187
Unearned revenue	27,280	35,256	43,853
Future income taxes (note 15)	28,302	—	—

	2,570,806	2,904,737	2,889,888
Shareholders’ equity (notes 2(e) and 12)	1,090,916	902,041	888,117

	$3,661,722	$3,806,778	$3,778,005

Commitments (note 19)

Contingent liabilities (note 20)
Canadian and United States accounting policy differences (note 23)
Subsequent events (note 24)

See accompanying notes to consolidated financial statements.

ROGERS CABLE INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of Canadian dollars, except per share amounts)

				Three Months Ended
	Years Ended December 31,			March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
Revenue	$1,291,161	$1,433,029	$1,596,401	$380,473	$428,007
Operating, general and administrative expenses	833,379	916,224	1,032,921	249,159	270,719
Management fees (note 17(b)(i))	25,949	28,781	31,745	7,588	8,560

Operating income before the following	431,833	488,024	531,735	123,726	148,728
Workforce reduction (note 14)	—	—	5,850	—	—
Cable system integration and At Home termination costs (note 13)	10,612	60,436	—	—	—
Depreciation and amortization	343,082	433,829	484,224	117,573	119,346

Operating income (loss)	78,139	(6,241)	41,661	6,153	29,382

Interest:
Long-term debt	158,124	162,590	208,645	39,994	56,426
Notes payable to Rogers Communications Inc. (note 11)	33,901	12,036	4,687	3,409	2,110

	192,025	174,626	213,332	43,403	58,536

	(113,886)	(180,867)	(171,671)	(37,250)	(29,154)
Dividend income from affiliated company (note 6(b)(ii))	39,380	32,228	5,447	1,243	1,436
Write-down of investments (note 6(a)(ii) and (c))	—	(26,000)	(11,136)	(2,000)	—
Gain on sale of a subsidiary (note 3(b)(ii))	—	17,807	—	—	—
Gain on sale of investments (note 6(a)(i))	30,891	16,195	—	—	—
Loss on repayment of long-term debt (note 10(i))	—	—	(20,880)	—	—
Foreign exchange (loss) gain (note 2(e))	(3,460)	(1,452)	(3,090)	(593)	16,991
Other income (expense)	(792)	698	(3,887)	187	618

Loss before income taxes	(47,867)	(141,391)	(205,217)	(38,413)	(10,109)

Income tax expense (reduction) (note 15):
Current	4,789	5,314	6,515	2,370	2,379
Future	(37,286)	—	(152,902)	—	—

	(32,497)	5,314	(146,387)	2,370	2,379

Loss for the period	$(15,370)	$(146,705)	$(58,830)	$(40,783)	$(12,488)

Basic and diluted loss per share (note 16)	$(0.28)	$(0.82)	$(0.29)	$(0.19)	$(0.06)

See accompanying notes to consolidated financial statements.

ROGERS CABLE INC.

CONSOLIDATED STATEMENTS OF DEFICIT

(In thousands of Canadian dollars)

	Years Ended December 31,			Three Months Ended March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
Deficit, beginning of period:
As previously reported	$(1,371,976)	$(1,449,690)	$(1,640,234)	$(1,640,234)	$(1,894,412)
Adjustment related to change in accounting for foreign currency translation (note 2(e))	(23,639)	(19,312)	(7,701)	(7,701)	—

As restated	(1,395,615)	(1,469,002)	(1,647,935)	(1,647,935)	(1,894,412)
Loss for the period	(15,370)	(146,705)	(58,830)	(40,783)	(12,488)
Dividends on preferred shares	(39,380)	(32,228)	(5,447)	(1,243)	(1,436)
Dividends on common shares	—	—	(57,600)	—	—
Distribution to parent company on sale of investment in Canadian Satellite Communications Inc. (note 6(b)(i))	(18,637)	—	—	—	—
Distribution to 610829 British Columbia Ltd. (note 6(b)(iii))	—	—	(124,600)	—	—

Deficit, end of period	$(1,469,002)	$(1,647,935)	$(1,894,412)	$(1,689,961)	$(1,908,336)

See accompanying notes to consolidated financial statements.

ROGERS CABLE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

				Three Months Ended
	Years Ended December 31,			March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
Cash provided by (used in):
Operating activities:
Loss for the period	$(15,370)	$(146,705)	$(58,830)	$(40,783)	$(12,488)
Adjustments to reconcile the loss for the period to net cash flows from operating activities:
Depreciation and amortization	369,621	466,592	540,749	128,990	135,864
Future income taxes	(37,286)	—	(152,902)	—	—
Foreign exchange loss (gain)	894	1,452	(1,162)	15	(16,169)
Loss on sale of property, plant and equipment	—	—	1,560	—	260
Loss on repayment of long-term debt	—	—	20,880	—	—
Write-down of investments	—	26,000	11,136	2,000	—
Equity loss in At Home Canada, net	175	244	—	—	—
Gain on sale of a subsidiary and investments	(30,891)	(34,002)	—	—	—

	287,143	313,581	361,431	90,222	107,467
Change in non-cash working capital items (note 9(a))	35,109	38,474	(55,162)	(125,606)	(59,249)

	322,252	352,055	306,269	(35,384)	48,218

Financing activities:
Issue of long-term debt	807,000	515,500	2,282,130	1,114,000	94,000
Repayment of long-term debt	(508,533)	(519,519)	(1,674,078)	(420,060)	(57)
Premium on repayment of long-term debt (note 10(l))	—	—	(21,773)	—	—
Proceeds on termination of cross-currency interest rate exchange agreements (note 10(l))	—	—	141,380	—	—
Issue of capital stock to parent company (note 12(c)(ii))	—	—	57,602	—	—
Issue of notes payable to parent company (note 11)	724,095	981,000	216,500	—	9,000
Repayment of notes payable to parent company (note 11)	(641,995)	(495,400)	(497,600)	(485,600)	(63,500)
Dividends paid	(39,380)	(32,228)	(63,047)	(1,243)	(1,436)
Capital contribution by parent company (note 12(a)(i))	9,233	—	—	—	—

	350,420	449,353	441,114	207,097	38,007

Investing activities:
Additions to property, plant and equipment	(650,349)	(749,747)	(650,871)	(134,272)	(98,270)
Proceeds from cablesystem exchange	46,709	—	—	—	—
Proceeds on sale of property, plant and equipment	—	—	4,296	—	229
Additions to video rental inventory	(30,988)	(36,880)	(59,304)	(12,631)	(12,639)
Additions to deferred charges	(8,943)	(5,910)	(29,381)	(15,037)	—
Acquisition of Rogers Cable Atlantic Inc. (note 3(b)(i))	—	(88,856)	—	—	—
Proceeds on sale of a subsidiary (note 3(b)(ii))	—	29,366	—	—	—
Proceeds on sale of investments (note 6(a)(i))	30,891	16,195	—	—	—
Other investments	(26,339)	—	—	—	—

	(639,019)	(835,832)	(735,260)	(161,940)	(110,680)

Increase (decrease) in cash and cash equivalents	33,653	(34,424)	12,123	9,773	(24,455)
Cash and cash equivalents (deficiency), beginning of period	(7,656)	25,997	(8,427)	(8,427)	3,696

Cash and cash equivalents (deficiency), end of period	$25,997	$(8,427)	$3,696	$1,346	$(20,759)

Cash and cash equivalents (deficiency) are defined as cash and short-term deposits, which have an original maturity of less than 90 days, less bank advances.

For supplemental cash flow information and disclosure of non-cash transactions see note 9.

See accompanying notes to consolidated financial statements.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

1.     Nature of Business

      Rogers Cable Inc. (“RCAB”) is a wholly-owned subsidiary of Rogers Communications Inc. (“RCI”). RCAB owns and operates cable television systems and a chain of video stores. RCAB and its subsidiary companies are collectively referred to herein as the “Company”.

2.     Significant Accounting Policies

(a) Basis of Presentation

      The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and, except as outlined in note 23, are, in all material respects, in accordance with United States GAAP. The consolidated financial statements include the accounts of RCAB and its subsidiary companies. Material inter-company transactions and balances are eliminated on consolidation.

      Other investments are recorded at cost and are written down when there is evidence that a decline in value that is other than temporary has occurred.

      The consolidated financial position as at March 31, 2003 and the results of operations and cash flows for the three months ended March 31, 2002 and 2003 are unaudited. The unaudited consolidated financial statements, in the opinion of management, contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information for such unaudited periods and the accounting policies applied therein are consistent with those described below.

(b) Property, Plant and Equipment

      Property, plant and equipment (“PP&E”) are recorded at purchased cost. During construction of new cable areas or during the rebuilding of cable television systems, direct costs plus a portion of applicable overhead costs are capitalized. Repairs and maintenance expenditures are charged to operating expense as incurred.

      The cost of the initial subscriber installation is capitalized. Costs of all other connections and disconnections are expensed.

      The Company reviews the recoverability of property, plant and equipment annually or more frequently if events or circumstances indicate that the carrying amount may not be recoverable. Recoverability is measured by comparing the carrying amounts of a group of assets to future undiscounted net cash flows expected to be generated by that group of assets. As at December 31, 2001 and 2002, no impairment in the carrying amount had occurred.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

(c) Depreciation

      Property, plant and equipment and video rental inventory are depreciated annually over their estimated useful lives as follows:

Asset	Basis	Rate

Buildings	Diminishing balance	5%
Towers and headends	Straight line	10%
Distribution cable and subscriber drops	Straight line	6 2/3% - 10%
Converters, modems and set-top terminals	Straight line	20% - 33 1/3%
Programming and other equipment	Diminishing balance	Mainly 20% and 30%
Computer equipment	Straight line	25%
Leasehold improvements	Straight line	Over term of lease
Video rental inventory	Diminishing balance	6 months

      Depreciation expense for video rental inventory is charged to operating expenses and amounted to $26,539,000, $32,215,000 and $56,525,000 in the years ended December 31, 2000, 2001 and 2002, respectively. Depreciation expense for video rental inventory for the three months ended March 31, 2002 and 2003 amounted to $11,493,000 and $16,518,000, respectively.

(d) Business Combinations, Goodwill and Other Intangible Assets

      In 2001, The Canadian Institute of Chartered Accountants (“CICA”) issued Handbook Sections 1581, “Business Combinations”, and 3062, “Goodwill and Other Intangible Assets”. The new standards mandate the purchase method of accounting for business combinations initiated on or after July 1, 2001 and also establish criteria for identifying and measuring intangible assets acquired in business combinations that are recorded and reported apart from goodwill. Goodwill and intangible assets with indefinite useful lives are no longer amortized, but instead are tested for impairment at least annually by comparing their fair values with their book values.

      The new standards do not change the accounting for intangible assets with determinable lives, which continue to be amortized over their estimated useful lives and are tested for impairment by comparing their book values with the undiscounted cash flow expected to be received from their use.

      On January 1, 2002, the Company discontinued amortization of all existing goodwill on a prospective basis and evaluated existing intangible assets to determine whether reclassifications were required in order to conform to the new criteria for recognition of intangible assets apart from goodwill and test for impairment in accordance with the new standards. The Company evaluated its subscribers and licences and concluded that they should continue to be accounted for apart from goodwill. The Company also determined that there are no other intangible assets that should be recognized apart from goodwill as a result of adoption of these standards.

      Under the new standards, as of January 1, 2002, goodwill was tested to determine if there was any indication that this goodwill was impaired. To accomplish this, the Company identified its “reporting units” and determined the book value of each reporting unit by assigning assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. Had the reporting unit’s book value exceeded its fair value, the Company would have been required to perform the second step of the

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

transitional impairment test, by calculating the “implied fair value” of the reporting unit’s goodwill, and comparing it to the book value of the goodwill. The Company identified its reporting units and the book and fair values of each and determined that no impairment in the carrying value of the goodwill in any of the reporting units existed as at January 1, 2002.

      In accordance with the new standards, the Company has calculated the fair value of each reporting unit as at December 31, 2002 and compared this amount to the reporting unit’s book value and determined that no impairment of the goodwill exists in any of the Company’s reporting units as at December 31, 2002.

      The following table presents the effect on the December 31, 2000 and 2001 consolidated statements of income as though the Company had retroactively adopted the change in accounting policy of not amortizing goodwill:

	Years Ended December 31,

	2000	2001

Loss for the year, as reported	$(15,370)	$(146,705)
Amortization of goodwill	20,489	25,518

Net income (loss) for the year before amortization of goodwill	$5,119	$(121,187)

Basic and diluted loss per share, as reported	$(0.28)	$(0.82)
Amortization of goodwill	0.10	0.12

Loss per share for the year before amortization of goodwill	$(0.18)	$(0.70)

      Goodwill acquired prior to July 1, 2001 was amortized over a period of 40 years on a straight-line basis from the date of acquisition.

(e) Foreign Currency Translation

      Long-term debt denominated in U.S. dollars is translated into Canadian dollars at the period-end rate of exchange or at the hedge rate of exchange when cross-currency interest rate exchange agreements are in effect. Effective January 1, 2002, exchange gains or losses on translating long-term debt are recognized in the consolidated statement of income as a result of adoption of the amendments to CICA Handbook Section 1650, “Foreign Currency Translation”. Previously, foreign exchange gains and losses on long-term monetary items had been deferred and amortized over the life of the item.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

      Upon adoption of the amended standard on January 1, 2002, the 2001 consolidated balance sheet and the 2000 and 2001 consolidated statements of income were restated by the following amounts:

Consolidated Balance Sheet

December 31,
2001

Total assets, as previously reported	$3,669,423
Reduction in deferred foreign exchange	(7,701)

Total assets, as restated	$3,661,722

Total liabilities and shareholders’ equity, as previously reported	$3,669,423
Increase in deficit	(7,701)

Total liabilities and shareholders’ equity, as restated	$3,661,722

Consolidated Statements of Income

	Years Ended December 31,

	2000	2001

Loss for the year, as previously reported	$(19,697)	$(158,316)
Decrease in amortization expense	5,221	13,063
Increase in foreign exchange loss	(894)	(1,452)

Loss for the year, as restated	$(15,370)	$(146,705)

Basic and diluted loss per share for the year, as previously reported	$(0.30)	$(0.87)
Restatement, as a result of change in accounting policy for foreign exchange translation	0.02	0.05

Basic and diluted loss per share for the year, as restated	$(0.28)	$(0.82)

      The effect of the adoption of the amended standard was to decrease the Company’s loss for the years ended December 31, 2000 and 2001 by approximately $4,327,000 and $11,611,000, respectively ($0.02 and $0.05 per share, respectively), and to increase the Company’s loss for the year ended December 31, 2002 by approximately $9,635,000 ($0.04 per share).

(f) Deferred Charges

      The costs of obtaining bank and other debt financing are deferred and amortized on a straight-line basis over the effective life of the debt to which they relate.

      During the development and pre-operating phases of new products and businesses, related incremental costs are deferred and amortized on a straight-line basis over periods up to five years.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

(g) Inventories

      Inventories are valued at the lower of cost, on a first-in, first-out basis, and net realizable value. Video rental inventory, which includes videocassettes, DVDs and videogames, is depreciated to a pre-determined residual value. The residual value of the video rental inventory is recorded as a charge to operating expense on the sale of the video rental inventory. Depreciation of video rental inventory is charged to operating expense on a diminishing-balance basis over a six-month period.

(h) Pension Benefits

      Substantially all of the Company’s employees are provided defined benefit pensions through the RCI Pension Plan. The Company accounts for its participation in the RCI Pension Plan as a defined contribution plan and, accordingly, pension expense for the year is recognized for the contributions required to be made to the RCI Pension Plan in the year. No contributions were required in the years ended December 31, 2000, 2001 and 2002 and for the three months ended March 31, 2002 and 2003 and, accordingly, no pension expense was recorded for any of these periods. The Company does not provide its employees with post-retirement benefits other than pensions.

     (i) Income Taxes

      Future income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized. Income tax expense is the sum of the Company’s provision for current income taxes and the difference between opening and ending balances of future income tax assets and liabilities.

     (j) Financial Instruments

      The Company uses derivative financial instruments to manage risks from fluctuations in exchange rates and interest rates. These instruments include cross-currency interest rate exchange agreements, interest rate exchange agreements and, from time to time, foreign exchange option agreements and foreign exchange forward contracts. All such instruments are only used for risk management purposes and are designated as hedges of specific debt instruments. The Company accounts for these financial instruments as hedges and, as a result, the carrying values of the financial instruments are not adjusted to reflect their current market value. The net receipts or payments arising from financial instruments relating to interest are recognized in interest expense on an accrual basis. Upon redesignation or amendment of a derivative financial instrument, the carrying value of the instrument is adjusted to fair value. If the related debt instrument that was hedged has been repaid, then the gain or loss is recorded as a component of the gain or loss on repayment of the debt. Otherwise, the gain or loss is deferred and amortized over the remaining life of the original debt instrument.

      These instruments, that have been entered into by the Company to hedge exposure to interest rate risk and foreign exchange risk, are periodically examined by the Company to ensure that the instruments are highly effective at reducing or modifying interest rate or foreign exchange risk associated with the

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

hedged item. For those instruments that do not meet the above criteria, variations in their fair value are marked-to-market on a current basis in the Company’s consolidated statements of income.

     (k) Revenue Recognition

      The Company earns revenue from several sources. The principal sources of revenue to the Company and recognition of these revenues for financial statement purposes are as follows:

(i) Installation revenues in connection with cable and internet services are recorded as revenue to the extent of direct selling costs incurred.

(ii) Monthly fees in connection with cable and internet services are recorded as revenue on a pro rata basis over the month.

(iii) Revenue from pay-per-view and video-on-demand services, video rentals and other transactional sales of products are recorded as revenue as the services or products are provided.

      Unearned revenue includes subscriber deposits and amounts received from subscribers related to services and subscriptions to be provided in future periods.

     (l) Subscriber Acquisition Costs

      The Company expenses commissions and equipment subsidies related to the acquisition of new cable subscribers upon activation.

     (m) Stock-based Compensation

      RCI has a stock option plan for its employees and directors, including those of the Company. All stock options issued under this plan have an exercise price equal to the fair market value of the underlying RCI Class B Non-Voting shares on the date of grant. As a result, the Company records no compensation expense on the grant of options to the Company’s employees under the plan. Consideration paid by employees on exercise of stock options is recorded as share capital in RCI.

      Effective January 1, 2002, the Company adopted CICA Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments”, which establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services provided by employees and non-employees. The standard requires that a fair value-based method of accounting be applied to all stock-based payments to non-employees and to employee awards that are direct awards of stock that call for settlement in cash or other assets or are stock appreciation rights that call for settlement by the issuance of equity instruments. However, the new standard permits the Company to continue its existing policy of recording no compensation cost on the grant of stock options to employees. Accordingly, no restatement of prior periods was required as a result of the adoption of the new standard. See note 12(d) for the pro forma disclosure required by this standard.

      RCI has an employee share purchase plan in which the Company participates. Under the terms of the plan, participating employees with the Company at the end of the term of the plan, which is usually one year, receive a bonus based on a percentage of their purchase. Compensation expense is recognized in connection with the employee share purchase plan to the extent of the bonus provided to employees from the market price of the Class B Non-Voting shares of RCI on the date of issue. Consideration paid by

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

employees on the exercise of stock options or the purchase of shares is recorded as share capital and contributed surplus in RCI. The employee share purchase plan is more fully described in note 12(e).

     (n) Earnings Per Share

      The Company uses the treasury stock method for calculating diluted earnings per share. The diluted loss per share calculation considers the impact of employee stock options and other potentially dilutive instruments.

     (o) Use of Estimates

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

      The Company has estimated the useful lives of all depreciable assets and the recoverability of property, plant and equipment, goodwill and intangible assets using estimates of future cash flows. In addition, the Company has investments some of which have experienced recent declines in market valuation. Significant changes in the assumptions with respect to future business plans could result in impairment of property, plant and equipment, goodwill or intangible assets. In addition, continuing declines in market valuations could result in impairment of these investments.

     (p) Recent Canadian Accounting Pronouncements

     (i) Hedging Relationships

      In November 2001, the CICA issued Accounting Guideline 13, “Hedging Relationships” (“AcG 13”), and in November 2002, the CICA amended the effective date of the guideline. AcG 13 establishes new criteria for hedge accounting and will apply to all hedging relationships in effect on or after January 1, 2004. Effective January 1, 2004, the Company will re-assess all hedging relationships to determine whether the criteria are met or not and will apply the new guideline on a prospective basis. To qualify for hedge accounting, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. Effectiveness requires a high correlation of changes in fair values or cash flows between the hedged item and the hedging item. The Company plans to comply with the requirements of AcG 13, such that all of its current hedging relationships will continue to qualify for hedge accounting when AcG 13 becomes effective.

     (ii) Impairment or Disposal of Long-Lived Assets

      In December 2002, the CICA issued Handbook Section 3063, “Impairment of Long-Lived Assets”, and revised Section 3475, “Disposal of Long-Lived Assets and Discontinued Operations”. Together, these two Sections supersede the write-down and disposal provisions of Section 3061, “Property, Plant and Equipment”, as well as Section 3475, “Discontinued Operations”. These new standards are consistent with the U.S. Financial Accounting Standard Board’s Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which the Company adopted for U.S. GAAP purposes effective January 1, 2002. Section 3063 amends existing guidance on long-lived asset impairment measurement and

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets held for use by the Company. It requires that an impairment loss be recognized when the carrying amount of an asset to be held and used exceeds the sum of the undiscounted cash flows expected from its use and disposal; the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. Revised Section 3475 provides a single accounting model for long-lived assets to be disposed of by sale. Revised Section 3475 provides specified criteria for classifying an asset as held-for-sale and requires assets classified as held-for-sale to be measured at the lower of their carrying amounts or fair value, less costs to sell. Revised Section 3475 also broadens the scope of businesses that qualify for reporting as discontinued operations to include any disposals of a component of an entity, which comprises operations and cash flows that can be clearly distinguished from the remainder of the Company, and changes the timing of recognizing losses on such operations. The new standards contained in Section 3063 on the impairment of long-lived assets held for use are applicable for years beginning on or after April 1, 2003; however, early application is permitted. The revised standards contained in Section 3475 on disposal of long-lived assets and discontinued operations are applicable to disposal activities initiated by the Company’s commitment to a plan on or after May 1, 2003; however, early application is permitted. The Company has adopted these standards as of January 1, 2003 with no material impact on its financial position, results of operations or cash flows.

     (iii) Disclosure of Guarantees

      In February 2003, the CICA issued Accounting Guideline 14, “Disclosure of Guarantees” (“AcG 14”). AcG 14 requires certain disclosures to be made by a guarantor in its interim and annual financial statements for periods beginning after January 1, 2003. See note 22 for disclosure of guarantees.

3.     Acquisitions and Divestitures

      The Company completed the following acquisitions and divestitures. The acquisition has been accounted for by the purchase method and the results of operations of the acquired business are included in the consolidated statements of income from the effective date of acquisition. Similarly, the results of operations of the divested business have been excluded from the consolidated statements of income from the effective date of divestiture.

     (a) 2000

      Effective November 1, 2000, the Company entered into an agreement with Shaw Communications Inc. (“Shaw”) to exchange certain cable television and internet assets. The Company exchanged its existing cable and internet assets in British Columbia, with approximately 623,000 basic cable subscribers, for Shaw’s cable television and internet assets in southern Ontario and New Brunswick, having approximately 601,000 basic cable subscribers. The cablesystems exchange was recorded at book value, with Shaw to pay the Company approximately $3,300 per incremental basic cable subscriber gained in the exchange plus, subject to certain adjustments, reimburse the working capital exchanged between the cablesystems. No gain or loss was recorded in this exchange of assets, as the transaction was considered to be a non-monetary exchange of similar productive assets. Cash proceeds received from Shaw totalled $75,988,000, which includes amounts for incremental basic cable subscribers transferred in the exchange, interest, net working capital exchanged and sales taxes (note 13(a)).

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

(b) 2001

      (i) Acquisition of Rogers Cable Atlantic Inc. (formerly Cable Atlantic Inc.):

On February 7, 2001, RCI acquired 100% of the issued and outstanding shares of Rogers Cable Atlantic Inc. (“RCAI”) (formerly Cable Atlantic Inc.), which has cable television systems serving approximately 75,000 basic subscribers in Newfoundland. On February 12, 2001, the Company acquired from RCI, at RCI’s cost, all of the outstanding shares of RCAI for a total consideration of $251,499,000, including costs of acquisition, consisting of cash of $88,856,000, net of cash acquired, and the issuance of 151,800 seventh preferred shares in the amount of $162,643,000 (notes 12(b)(i) and 13(a)).

Details of the net assets acquired, at fair value, were as follows:

Property, plant and equipment	$42,497
Other assets	10,546
Goodwill	216,733

269,776
Accounts payable and accrued liabilities	15,400
Future income taxes	2,877

18,277

Total consideration, net of cash	$251,499

      (ii) Sale of Rogers American Cablesystems, Inc.:

On November 19, 2001, the Company sold all of the shares of Rogers American Cablesystems, Inc. (“American Cablesystems”), a wholly owned subsidiary, to General Communication Inc. American Cablesystems’ wholly owned subsidiary, Rogers Cablesystems of Alaska, Inc., owned and operated cable systems in Alaska which, at the time of the sale, served approximately 7,400 basic cable subscribers. Total cash proceeds on the sale amounted to $29,366,000, which resulted in a gain on sale of $17,807,000 before income taxes.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

4.     Property, Plant and Equipment

      Details of property, plant and equipment are as follows:

	December 31, 2001		December 31, 2002		March 31, 2003

		Net Book		Net Book		Net Book
	Cost	Value	Cost	Value	Cost	Value

					(Unaudited)
Land and buildings	$55,898	$44,672	$60,137	$47,019	$60,378	$46,762
Towers and headends	458,659	263,873	507,470	264,759	510,563	255,099
Distribution cable and subscriber drops	2,738,109	1,582,916	3,136,545	1,785,510	3,203,214	1,796,936
Converters, modems and set-top terminals	504,480	242,271	534,201	231,171	549,985	222,292
Programming and other equipment	72,343	22,471	79,796	24,973	79,925	23,525
Computer equipment	362,519	146,642	394,331	135,629	397,541	127,822
Leasehold improvements	91,582	26,979	97,246	26,449	97,992	25,672
Other equipment	166,078	43,801	176,865	41,337	180,263	41,026

	$4,449,668	$2,373,625	$4,986,591	$2,556,847	$5,079,861	$2,539,134

      Depreciation expense for the years ended December 31, 2000, 2001 and 2002 amounted to $310,507,000, $389,461,000 and $461,793,000, respectively. Depreciation expense for the three months ended March 31, 2002 and 2003 amounted to $109,566,000 and $115,971,000, respectively.

      Property, plant and equipment not yet in service and therefore not depreciated at December 31, 2001 and 2002 and March 31, 2003 amounted to $253,000,000, $113,800,000 and $76,066,000, respectively.

      The Company has a significant ongoing PP&E capital expenditure program including the expansion and improvement of its networks and the provision of internet and digital services to subscribers. The Company estimates that its PP&E expenditure program for 2003 will be in the range of approximately $500,000,000 to $525,000,000.

5.	Goodwill and Other Intangible Assets

(a) Goodwill

	December 31,
			March 31,
	2001	2002	2003

			(Unaudited)
Goodwill	$1,091,068	$1,091,068	$1,091,068
Less accumulated amortization	164,623	164,623	164,623

	$926,445	$926,445	$926,445

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

      Amortization of goodwill for the years ended December 31, 2000, 2001 and 2002 amounted to $20,489,000, $25,518,000 and nil, respectively. Amortization of goodwill for the three months ended March 31, 2002 and 2003 amounted to nil.

(b) Other Intangible Assets

	December 31,
			March 31,
	2001	2002	2003

			(Unaudited)
Subscribers	$5,200	$5,200	$5,200
Less accumulated amortization	3,640	4,160	4,290

	$1,560	$1,040	$910

      Subscribers are being amortized on a straight-line basis over 10 years. Amortization of subscribers for the years ended December 31, 2000, 2001 and 2002 amounted to $520,000 per annum. Amortization of subscribers for the three months ended March 31, 2002 and 2003 amounted to $130,000 and $130,000, respectively.

6.	Investments

			December 31, 2001		December 31, 2002		March 31, 2003

			Quoted		Quoted		Quoted
			Market	Book	Market	Book	Market	Book
	Number	Description	Value	Value	Value	Value	Value	Value

							(Unaudited)
Publicly traded companies:
Liberate Technologies		Common
Inc. (“Liberate”)	220,222	shares	$3,793	$11,631	$495	$495	$676	$495
	200,000	Warrants	1,374	—	—	—	—	—
Terayon Communication Systems, Inc.		Common
(“Terayon”)	580,000	shares	7,197	1	1,878	1	1,457	1

			$12,364	11,632	$2,373	496	$2,133	496

Affiliated companies:
Rogers Cable		First
Investments Limited		Preferred
(“RCIL”)	100,000	shares		100,000		100,000		100,000
Other investments, at cost, net of write-downs				303		303		303

				$111,935		$100,799		$100,799

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

(a) Publicly Traded Companies

      (i) In 2000, RCI transferred 2,000,000 common shares of Terayon to the Company. The transaction was valued at a nominal amount which represented RCI’s carrying value of the investment in Terayon. In consideration for the sale of the shares, the Company issued 306,904 fourth preferred shares to RCI (note 12(a)(ii)). In 2000, the Company sold 450,000 common shares of Terayon for proceeds and a gain on sale of $30,891,000 before income taxes. In 2001, the Company sold 970,000 common shares of Terayon for proceeds and a gain on sale of $16,195,000 before income taxes.

      (ii) In 2002, the Company wrote down its investment in Liberate by $11,136,000 due to a decline in the quoted market value that was considered to be other than temporary.

(b) Affiliated Companies

      (i) In March 2000, RCI transferred 4,070,422 common shares of Canadian Satellite Communications Inc. (“Cancom”) to the Company in exchange for 95,654 fifth preferred shares of RCAB. The transaction was valued at $95,655,000 (note 12(a)(i)). The Company subsequently sold the 4,070,422 common shares of Cancom to Shaw and received a demand non-interest bearing promissory note as consideration. This demand non-interest bearing promissory note was then assigned to RCI as consideration for the redemption of the 95,654 fifth preferred shares of the Company. This transaction utilized available tax losses of approximately $42,746,000, the benefit of which had previously been recorded at a value of $18,637,000. The utilization of these losses has been recorded as a distribution to RCI.

      (ii) The first preferred shares of RCIL entitle the Company to dividends at the bank prime rate plus 1.25% per annum, payable quarterly. RCIL is an affiliate of the Company and a wholly-owned subsidiary of RCI. Dividends earned from RCIL for the years ended December 31, 2000, 2001 and 2002 amounted to $39,380,000, $32,228,000 and $5,447,000, respectively. Dividends earned from RCIL for the three months ended March 31, 2002 and 2003 amounted to $1,243,000 and $1,436,000, respectively.

      The investment in the first preferred shares of RCIL was completed in connection with transactions that have the effect of transferring tax losses of the Company to subsidiaries of the Company.

      During 2001, the redemption of 363,000 first preferred shares of RCIL, held by the Company valued at $363,000,000, were offset by the redemption of 363,000 of its first preferred shares held by RCIL (note 12(b)(ii)). This reduced the investment held by the Company in the first preferred shares of RCIL to $100,000,000.

      (iii) In July 2002, 610829 British Columbia Ltd. (“610 Ltd.”), a wholly-owned subsidiary company of RCI, transferred 19,328,795 Deposit Receipts of AT&T Canada Inc., a public company (“DR’s”) to the Company in exchange for 1,000,000 eighth preferred shares. The transaction was valued at $934,692,000, representing the fair market value of these DR’s based upon the quoted market value of the DR’s at the time of transfer. The Company subsequently sold the DR’s to 610 Ltd. and received 1,000,000 first preferred shares of 610 Ltd. The eighth preferred shares of the Company were redeemed for a demand promissory note payable to 610 Ltd. Following these transfers, the first preferred shares of 610 Ltd. were redeemed and the Company received a demand promissory note receivable from 610 Ltd. The note receivable from 610 Ltd. was then satisfied by the set off against the demand promissory note payable to 610 Ltd. (note 12(c)(i)).

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

      This transaction utilized available tax losses of the Company of approximately $413,786,000, the benefit of which had previously been recorded at a value of $124,600,000. For accounting purposes, the utilization of these losses has been recorded as a distribution to 610 Ltd. (note 15).

(c) Other Investments

      In 2001, the Company wrote down other investments by $26,000,000 due to a decline in value that was considered to be other than temporary.

7.	Deferred Charges

	December 31,
			March 31,
	2001	2002	2003

			(Unaudited)
Financing costs	$18,090	$34,225	$32,960
Pre-operating costs	25,237	15,838	13,858
Other	3,824	—	—

	$47,151	$50,063	$46,818

      Amortization of deferred charges for the years ended December 31, 2000, 2001 and 2002 amounted to $18,092,000, $18,878,000 and $21,911,000, respectively. Amortization of deferred charges for the three months ended March 31, 2002 and 2003 amounted to $7,877,000 and $3,245,000, respectively. Accumulated amortization as at December 31, 2001 and 2002 and March 31, 2003 amounted to $57,660,000 and $31,846,000 and $35,091,000, respectively.

      In connection with the repayment of certain long-term debt in 2002, the Company wrote off the carrying value of cross-currency interest rate exchange agreements relating to the debt of $2,290,000 and deferred financing costs of $2,268,000 (note 10(1)).

8.     Other Assets

	December 31,
			March 31,
	2001	2002	2003

			(Unaudited)
Amounts receivable from employees under RCI share purchase plans, including $263 and $83 at December 31, 2001 and 2002, respectively, and $83 at March 31, 2003 from officers, secured by the underlying shares of RCI	$3,463	$2,976	$2,244
Mortgages and loans receivable, including $2,585 and $1,164 at December 31, 2001 and 2002, respectively, and $599 at March 31, 2003 from officers	5,354	3,277	2,575
Inventories	39,272	26,611	27,544
Video rental inventory	30,778	33,557	29,678
Prepaid expenses and other assets	10,774	9,851	14,675

	$89,641	$76,272	$76,716

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

9.     Consolidated Statements of Cash Flows Supplemental Information

      (a) Change in non-cash working capital items:

				Three Months
	Years Ended December 31,			Ended March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
Accounts receivable	$(27,219)	$1,446	$12,842	$5,839	$4,433
Accounts payable and accrued liabilities	91,188	12,246	(81,004)	(131,525)	(53,360)
Unearned revenue	15,011	(17,845)	7,976	9,193	8,597
Other assets	(61,068)	46,787	16,148	4,401	(4,323)
Due to parent and affiliated companies	17,197	(4,160)	(11,124)	(13,514)	(14,596)

	$35,109	$38,474	$(55,162)	$(125,606)	$(59,249)

      (b) Supplemental cash flow information:

				Three Months
	Years Ended December 31,			Ended March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
Interest paid	$145,310	$166,430	$192,740	$57,659	$53,252
Income taxes paid	4,789	5,314	6,515	2,370	2,379

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

      (c) Supplemental disclosure of non-cash financing and investing activities:

				Three Months
				Ended
	Years Ended December 31,			March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
Distribution to 610 Ltd. on sale of investment in AT&T Deposit Receipts (note 6(b)(iii))	$—	$—	$(124,600)	$—	$—
Seventh preferred shares issued in consideration for acquisition of RCAI (note 3(b)(i))	—	162,643	—	—	—
Redemption of first preferred shares held by RCIL (note 6(b)(ii))	—	(363,000)	—	—	—
Conversion of notes payable and accrued and unpaid interest on the notes payable to RCI to Class B common shares (note 12(a)(iii))	632,100	—	—	—	—
Fifth preferred shares issued to RCI in consideration for acquisition of investment in Cancom (note 6(b)(i))	95,655	—	—	—	—
Promissory note receivable from sale of investment in Cancom (note 6(b)(i))	95,655	—	—	—	—
Redemption of fifth preferred shares through the assignment of the promissory note receivable to RCI (note 6(b)(i))	95,655	—	—	—	—
Distribution to RCI on sale of investment in Cancom (note 6(b)(i))	(18,637)	—	—	—	—
Fourth preferred shares issued to RCI in consideration for acquisition of investment in Terayon (note 6(a)(i))	1	—	—	—	—

      As further described in notes 6(b)(iii) and 12(c)(i), in 2002, the Company completed a series of non-cash transactions with a subsidiary of RCI.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

10.     Long-Term Debt

			December 31,		March 31,
		Interest
		Rate	2001	2002	2003

					(Unaudited)
(a)	Bank credit facilities	Floating	$—	$37,000	$131,000
(b)	Senior Secured Second Priority Notes, due 2002	9 5/8%	116,389	—	—
(c)	Senior Secured Notes, due 2002	Floating	300,000	—	—
(d)	Senior Secured Second Priority Notes, due 2005	10%	412,894	412,789	411,896
(e)	Senior Secured Second Priority Notes, due 2007	7.60%	—	450,000	450,000
(f)	Senior Secured Second Priority Debentures, due 2007	10%	146,223	118,167	109,915
(g)	Senior Secured Second Priority Notes, due 2012	7.875%	—	547,430	547,430
(h)	Senior Secured Second Priority Debentures, due 2012	10 1/8%	172,867	—	—
(i)	Senior Secured Second Priority Debentures, due 2014	9.65%	300,000	300,000	300,000
(j)	Senior Secured Second Priority Debentures, due 2032	8.75%	—	312,700	312,700
(k)	Senior Subordinated Guaranteed Debentures, due 2015	11%	164,968	171,406	164,383
Obligations under capital leases		Various	3,802	3,563	3,507

			$1,617,143	$2,353,055	$2,430,831

Further details of long-term debt are as follows:

      The Company’s bank credit facilities described in (a)(i) below were replaced effective January 31, 2002 with a new amended and restated bank credit facility described in (a)(ii) below:

(a) Bank Credit Facilities

      (i) No amounts were outstanding at December 31, 2001 under a bank loan agreement which provided for two separate credit facilities: (a) a senior secured reducing/revolving credit facility (the “Tranche A Credit Facility”) of up to $510,600,000 and (b) a senior secured reducing/revolving credit facility (the “Tranche B Credit Facility”) of up to $4,255,000 (collectively, the “Bank Facilities”).

      The Bank Facilities required, among other things, that the Company satisfy certain financial covenants, including the maintenance of certain financial ratios. The interest rates charged on the Bank Facilities ranged from nil to 2.25% per annum over the bank prime rate or base rate or 0.75% to 3.00% per annum over the bankers’ acceptance rate or London Inter-Bank Offered Rate (“LIBOR”).

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

      The Bank Facilities were secured by the pledge of a senior bond issued under a deed of trust which was secured by substantially all of the assets of the Company and the majority of the Company’s wholly-owned subsidiary companies, subject to certain exceptions and prior liens. In addition, under the terms of an inter-creditor agreement, the proceeds of any enforcement of the security under the deed of trust would be applied first to repay any obligations outstanding under the Tranche A Credit Facility. Additional proceeds would be applied pro rata to repay all other obligations of the Company secured by senior bonds, including the Tranche B Credit Facility and the Company’s senior secured notes and debentures.

      In addition, RCI agreed to provide a guarantee of the Bank Facilities, with recourse limited to the pledge of shares of Rogers Wireless Communications Inc. (“RWCI”) or other marketable securities having a value of at least $200,000,000.

      (ii) Effective January 31, 2002, the Company entered into a new amended and restated bank credit facility (the “New Bank Credit Facility”) providing up to $1,075.0 million. This New Bank Credit Facility replaced the Bank Facilities described above. At December 31, 2002 and March 31, 2003, $37,000,000 and $131,000,000, respectively, was outstanding under the New Bank Credit Facility. The New Bank Credit Facility provides for two separate facilities: (a) a $600,000,000 senior secured revolving credit facility (the “New Tranche A Credit Facility”) which will mature on January 2, 2009, and (b) a $475,000,000 senior secured reducing/revolving credit facility (the “New Tranche B Credit Facility”) which is subject to reduction on an annual basis and is scheduled to reduce to nil on January 2, 2009, as outlined below. The Company’s obligations under the New Bank Credit Facility are secured by a bond issued under a deed of trust in the same manner as the previous Bank Facilities. Upon cancellation of the Company’s previous Bank Facilities, the RCI guarantee and pledge of shares of RWCI were released.

      The New Tranche B Credit Facility is available on a reducing/revolving basis, with the schedule of reduction being as follows:

Reduction
at Each
Date of Reduction (or *)	Date

On January 2:
2006	$118,750
2007	118,750
2008	118,750
2009	118,750

*	The New Tranche B Credit Facility will mature as described above unless previously terminated on March 14, 2005 if the Company’s 10% Senior Secured Second Priority Notes due 2005 are not repaid, by refinancing or otherwise, on or prior to October 14, 2004, or on November 30, 2007 if the Company’s 10% Senior Secured Second Priority Debentures due 2007 are not repaid, by refinancing or otherwise, on or prior to June 30, 2007.

      The New Bank Credit Facility requires, among other things, that the Company satisfy certain financial covenants, including the maintenance of certain financial ratios. The interest rate charged on the New Bank Credit Facility ranges from nil to 2.25% per annum over the bank prime rate or base rate or 0.875% to 3.25% per annum over the bankers’ acceptance rate or LIBOR.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

(b) Senior Secured Second Priority Notes, Due 2002

      The Company’s U.S. $98,103,000 Senior Secured Second Priority Notes were repaid during 2002, of which U.S. $36,402,000 principal amount was repurchased on April 30, 2002 and the balance was repaid at maturity on August 1, 2002 (note 10(l)).

(c) Senior Secured Notes, Due 2002

      The Company’s $300,000,000 Senior Secured floating rate notes were issued on November 21, 2000. In June 2001, the Company entered into an amending agreement extending the maturity date of the notes by six months to November 21, 2002. The interest rate charged on the notes ranged from 1.25% to 3.75% per annum over the bankers’ acceptance rate. These notes were prepaid in full in February 2002 with a portion of the net proceeds received on the issuance of the 7.60% Senior Secured Second Priority Notes, due 2007 (note 10(e)).

(d) Senior Secured Second Priority Notes, Due 2005

      The Company’s U.S. $291,533,000 Senior Secured Second Priority Notes mature on March 15, 2005.

(e) Senior Secured Second Priority Notes, Due 2007

      On February 5, 2002, the Company issued $450,000,000 7.60% Senior Secured Second Priority Notes due on February 6, 2007. The notes are redeemable at the option of the Company, in whole or in part, at any time with at least 30 days and not more than 60 days prior notice subject to a certain prepayment premium.

(f) Senior Secured Second Priority Debentures, Due 2007

      The Company’s U.S. $110,775,000 at December 31, 2001 and U.S. $74,808,000 at December 31, 2002 Senior Secured Second Priority Debentures mature on December 1, 2007. During 2002, the Company repurchased U.S. $35,967,000 principal amount of the debentures (note 10(l)). The debentures are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2002, at 105% of the principal amount, declining rateably to 100% of the principal amount on or after December 1, 2005, plus, in each case, interest accrued to the redemption date.

(g) Senior Secured Second Priority Notes, Due 2012

      On April 30, 2002, the Company issued U.S. $350,000,000 7.875% Senior Secured Second Priority Notes due on May 1, 2012. The notes are redeemable at the option of the Company, in whole or in part, at any time with at least 30 days and not more than 60 days prior notice subject to a certain prepayment premium.

(h) Senior Secured Second Priority Debentures, Due 2012

      The Company’s U.S. $134,785,000 Senior Secured Second Priority Debentures were scheduled to mature on September 1, 2012. During 2002, U.S. $110,186,000 principal amount was repurchased with the balance of U.S. $24,599,000 being redeemed on September 3, 2002 (note 10(l)). The debentures were redeemable at the option of the Company, in whole or in part, at any time on or after September 1, 2002,

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

at 104% of the principal amount, declining rateably to 100% of the principal amount on or after September 1, 2006, plus, in each case, interest accrued to the redemption date.

(i) Senior Secured Second Priority Debentures, Due 2014

      The Company’s $300,000,000 Senior Secured Second Priority Debentures mature on January 15, 2014. The debentures are redeemable at the option of the Company, in whole or in part, at any time on or after January 15, 2004, at 104.825% of the principal amount, declining rateably to 100% of the principal amount on or after January 15, 2008, plus, in each case, interest accrued to the redemption date.

(j) Senior Secured Second Priority Debentures, Due 2032

      On April 30, 2002, the Company issued U.S. $200,000,000 8.75% Senior Secured Second Priority Debentures due on May 1, 2032. The debentures are redeemable at the option of the Company, in whole or in part, at any time with at least 30 days and not more than 60 days prior notice subject to a certain prepayment premium.

      Each of the Company’s senior secured notes and debentures described above is secured by the pledge of a senior bond which is secured by the same security as the security for the New Bank Credit Facility described in note 10(a)(ii) above and rank equally in regard to the proceeds of any enforcement of security with the New Tranche B Credit Facility.

(k) Senior Subordinated Guaranteed Debentures, Due 2015

      The Company’s U.S. $125,000,000 at December 31, 2001 and U.S. $113,675,000 at December 31, 2002 Senior Subordinated Guaranteed Debentures mature on December 1, 2015. During 2002, the Company repurchased U.S. $11,325,000 principal amount of the debentures (note 10(l)). The subordinated debentures are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2005, at 105.5% of the principal amount, declining rateably to 100% of the principal amount on or after December 1, 2009 plus, in each case, interest accrued to the redemption date. The subordinated debentures are subordinated in right of payment to all existing and future senior indebtedness of the Company (including the New Bank Credit Facility and the senior secured notes and debentures) and are not secured by the pledge of a senior bond.

      Interest is paid semi-annually on all of the Company’s notes and debentures.

(l) Debt Repayment

      During 2002, an aggregate of U.S. $411,045,000 notional amount of cross-currency interest rate exchange agreements were terminated either by unwinding or maturity, resulting in total net cash proceeds of $141,380,000. The Company used these proceeds to assist in the repurchase or redemption of an aggregate of U.S. $280,180,000 principal amount of notes and debentures as reflected in the reduction of outstanding long-term debt in note 10(b), (f), (h) and (k). As a result, the Company recorded a gain on the unwinding and maturity of cross-currency interest rate exchange agreements of $3,161,000, paid a prepayment premium of $21,773,000 and wrote off deferred financing costs of $2,268,000, resulting in a net loss on the repayment of long-term debt of $20,880,000.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

(m) Hedging Agreements

      The hedging position described below reflects the year-to-date changes in U.S. dollar denominated long-term debt and cross-currency interest rate exchange agreements described in note 10(l).

(i) At December 31, 2001 and 2002 and March 31, 2003, total U.S. dollar denominated long-term debt amounted to U.S. $760,196,000, U.S. $1,030,016,000 and U.S. $1,030,016,000, respectively. The Company has entered into several cross-currency interest rate exchange agreements in order to reduce the Company’s exposure to changes in the exchange rate of the U.S. dollar as compared to the Canadian dollar. At December 31, 2001 and 2002 and March 31, 2003, U.S. $744,482,000, $883,437,000 and $883,437,000, respectively, or 97.9%, 85.8% and 85.8%, respectively, is hedged through cross-currency interest rate exchange agreements at an average rate at December 31, 2001 and 2002 and March 31, 2003 of Cdn. $1.3275, Cdn. $1.5066 and Cdn. $1.5066, respectively, to U.S. $1.00.

(ii) The cross-currency interest rate exchange agreements have the effect of converting the interest rate on U.S. $883,437,000 of long-term debt from an average U.S. dollar fixed interest rate of 8.875% per annum to an average Canadian dollar fixed interest rate of 9.735% per annum on $1,330,955,000. In addition, the Company assumed an interest rate exchange agreement upon completion of an acquisition during 2001 that has the effect of converting $30,000,000 of floating rate obligations of the Company to a fixed interest rate of 7.72% per annum.

The total long-term debt at fixed interest rates at December 31, 2001 and 2002 and March 31, 2003 was $829,653,000, $2,346,055,000 and $2,329,831,000, respectively, or 51.3%, 99.7% and 95.8%, respectively, of total long-term debt.

The Company’s effective weighted average interest rate on all long-term debt as at December 31, 2001 and 2002 and March 31, 2003, including the effect of the interest exchange agreements and cross-currency interest rate exchange agreements, was 8.36%, 9.39% and 9.21%, respectively.

The obligations of the Company to the counterparties under these cross-currency interest rate exchange agreements and interest exchange agreements are secured by a pledge of certain senior bonds, each of which is secured by the same security as the security for the New Bank Credit Facility and the senior secured notes and debentures described above.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

     (n) Principal Repayments

      At December 31, 2002, principal repayments due within each of the next five years and in total thereafter on all long-term debt pursuant to their contractual terms are as follows:

2003	$2,854
2004	26
2005	412,815
2006	657
2007	568,167

984,519
Thereafter	1,368,536

$2,353,055

      The provisions of the long-term debt agreements described above impose, in most instances, restrictions on the operations and activities of the Company. Generally, the most significant of these restrictions are debt incurrence and maintenance tests, restrictions upon additional investments, sales of assets and payment of dividends. At December 31, 2002, the Company is in compliance with all terms of the long-term debt agreements. In addition, the repayment dates of certain debt agreements may be accelerated if there is a change in control of the Company.

11.     Notes Payable to Rogers Communications Inc.

	December 31,
			March 31,
	2001	2002	2003

			(Unaudited)
Inter-company subordinated demand promissory notes payable to RCI, unsecured, bearing interest at December 31, 2001 and 2002 and March 31, 2003 at 6.25% per annum, 5.00% per annum, and 5.00% per annum, respectively	$485,600	$204,500	$150,000

      During 2000, the Company issued $724,095,000 in inter-company subordinated demand promissory notes payable to RCI, bearing interest at 9% per annum and repaid $641,995,000 of these notes during the same period.

      During 2000, the Company converted $632,100,000 of inter-company subordinated demand promissory notes bearing interest at 9% per annum into 33,198,529 Class B common shares of the Company (note 12(a)(iii)).

      During 2001, the Company issued $981,000,000 in inter-company subordinated demand promissory notes payable to RCI, of which the interest rate on $495,400,000 of the notes was 9% per annum and the interest rate on $485,600,000 of the notes was at 6.25% per annum. During 2001, the Company repaid $495,400,000 of these notes.

      During 2002, the Company issued $216,500,000 in inter-company subordinated demand promissory notes payable to RCI at an interest rate of 5.00% per annum. During 2002, the Company repaid

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

$12,000,000 of these notes. The Company also repaid during 2002, $485,600,000 of the inter-company subordinated demand promissory notes payable at an interest rate of 6.25% per annum that were outstanding at December 31, 2001.

      During the three months ended March 31, 2003, the Company issued $9,000,000 in inter-company subordinated demand promissory notes payable to RCI bearing interest at 5.00% per annum. During the three months ended March 31, 2003, the Company repaid to RCI $63,500,000 inter-company subordinated demand promissory notes bearing interest at 5.00% per annum.

      The demand promissory notes payable to RCI are subordinated to the bank indebtedness and other long-term debt, with the exception of obligations under capital leases.

12.     Shareholders’ Equity

Capital stock:
Authorized:
Unlimited Class A common shares, voting
Unlimited Class B common shares, voting
100,000,000 Class B preferred shares
Unlimited prime plus 1.25%, cumulative, first preferred shares, redeemable at $1,000 per share
Unlimited 9.625%, cumulative, third preferred shares, redeemable at $1,000 per share
Unlimited 9.65%, non-cumulative, fourth preferred shares, redeemable at $1,000 per share
Unlimited 9.7%, non-cumulative, fifth preferred shares, redeemable at $1,000 per share
Unlimited 9.75%, non-cumulative, sixth preferred shares, redeemable at $1,000 per share
Unlimited 9.8%, non-cumulative, seventh preferred shares, redeemable at $1,000 per share
Unlimited 8.0%, cumulative, eighth preferred shares, redeemable at fair market value per share of consideration received

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

	December 31,
			March 31,
	2001	2002	2003

			(Unaudited)
Issued:
100,000,000 Class A common shares	$229,014	$229,014	$229,014
118,166,003 Class B common shares (2001 — 118,166,002)	2,237,206	2,294,808	2,294,808
100,000 first preferred shares	100,000	100,000	100,000
306,904 fourth preferred shares	1	1	1
151,800 seventh preferred shares	162,643	162,643	162,643

	2,728,864	2,786,466	2,786,466
Contributed surplus	9,987	9,987	9,987
Deficit	(1,647,935)	(1,894,412)	(1,908,336)

	$1,090,916	$902,041	$888,117

     (a) During 2000, the Company Completed the Following Capital Stock Transactions

      (i) RCI transferred 4,070,422 common shares of Cancom to the Company in exchange of 95,654 fifth preferred shares. The shares were issued at a value $95,655,000. The Company sold the 4,070,422 common shares of Cancom to Shaw and, in consideration, received a demand, non-interest bearing promissory note for total proceeds of $95,655,000. The Company assigned the promissory note due from Shaw in the amount of $95,655,000 to RCI as consideration for the redemption of the 95,654 fifth preferred shares. RCI invested additional capital of $9,233,000 in the Company which was allocated to the contributed capital of the Class A common shares (note 6(b)(i)).

      (ii) The Company issued 306,904 fourth preferred shares of RCI as consideration for the purchase of Terayon shares from RCI. The transaction was valued at a nominal amount which represented RCI’s carrying value of the investment in Terayon (note 6(a)(i)).

      (iii) RCI converted $632,100,000 of the Company’s inter-company subordinated demand promissory notes payable owing to RCI into 33,198,529 Class B common shares of the Company (note 11).

     (b) During 2001, the Company Completed the Following Capital Stock Transactions

      (i) The Company issued 151,800 seventh preferred shares to RCI for partial consideration for the acquisition of RCAI (note 3(b)(i)). The seventh preferred shares were issued at a value of $162,643,000.

      (ii) The Company redeemed 363,000 of its first preferred shares held by RCIL valued at $363,000,000, satisfied by an offsetting redemption of 363,000 first preferred shares in RCIL, held by the Company (note 6(b)(ii)).

     (c) During 2002, the Company Completed the Following Capital Stock Transactions

      (i) 610 Ltd. transferred 19,328,795 AT&T DR’s to the Company in exchange for 1,000,000 eighth preferred shares. The shares were issued at a value of $934,692,000, representing the fair market value of these DR’s. The Company subsequently sold the DR’s to 610 Ltd. and in exchange received first preferred

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

shares of 610 Ltd. The eighth preferred shares were subsequently redeemed for a demand promissory note payable to 610 Ltd. The first preferred shares of 610 Ltd. were subsequently redeemed for a demand promissory note receivable from 610 Ltd. The demand promissory note payable to 610 Ltd. was subsequently set off against the demand promissory note receivable from 610 Ltd. (note 6(b)(iii)).

      (ii) RCI subscribed to one Class B common share for $57,602,000 representing the estimated fair market value of the tax losses of approximately $413,786,000 used in the transaction with 610 Ltd. (note 15).

     (d) Stock-based Compensation

      For stock options granted to employees, had the Company determined compensation expense based on the “fair value” method at the grant date of such stock option awards consistent with the method prescribed under CICA Handbook Section 3870, the Company’s loss for the period and loss per share would have been reported as the pro forma amounts indicated below. This compensation expense takes into account all options, including those granted prior to January 1, 2002. The fair value of the options is amortized on a straight-line basis over the vesting period.

				Three Months Ended
	Years Ended December 31,			March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
Loss for the period, as reported	$(15,370)	$(146,705)	$(58,830)	$(40,783)	$(12,488)
Stock-based compensation expense	(7,889)	(11,696)	(14,590)	(2,817)	(2,509)

Pro forma loss for the period	$(23,259)	$(158,401)	$(73,420)	$(43,600)	$(14,997)

Basic and diluted loss per share, as reported	$(0.28)	$(0.82)	$(0.29)	$(0.19)	$(0.06)
Effect of stock-based compensation expense	(0.04)	(0.05)	(0.07)	(0.01)	(0.01)

Pro forma basic and diluted loss per share	$(0.32)	$(0.87)	$(0.36)	$(0.20)	$(0.07)

      Under the transitional rules, CICA Handbook Section 3870 allows companies to only include options issued subsequent to December 31, 2001 in the pro forma calculation of loss for the period. Based on stock options issued subsequent to December 31, 2001, stock-based compensation expense for 2002 would have been $297,000 and the pro forma loss for 2002 would have been $59,127,000 ($0.30 per share basic and diluted). For the three months ended March 31, 2002 and 2003, stock-based compensation expense would have been $100,000 and $200,000, respectively, and the pro forma loss for the three-month periods then ended would have been $40,883,000 and $12,688,000, respectively ($0.19 and $0.06 per share basic and diluted, respectively).

      The weighted average estimated fair value at the date of the grant for the RCI options granted in the years ended December 31, 2000, 2001 and 2002 was $13.08, $12.02 and $10.39, respectively, and for the three months ended March 31, 2002 and 2003 was $10.78 and $7.19, respectively.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

      The fair value of each option granted was estimated on the date of the grant using the Black-Scholes fair value option pricing model with the following assumptions:

				Three Months Ended
	Years Ended December 31,			March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
Risk-free interest rate	5.61%	5.17%	4.86%	4.67%	4.18%
Dividend yield	—	—	—	—	—
Volatility factor of the future expected market price of RCI’s common shares	47.67%	49.08%	48.82%	48.98%	48.88%
Weighted average expected life of the options	5 years	5 years	5 years	5 years	6.7 years

     (e) Employee Share Purchase Plan

      The employee share purchase plan is provided to enable certain employees of the Company an opportunity to obtain an equity interest in RCI by permitting them to acquire RCI Class B Non-Voting shares. A total of 1,180,000 RCI Class B Non-Voting shares have been set aside and reserved for allotment and issuance pursuant to the employee share purchase plan.

      Under the terms of the employee share purchase plan, participating employees of the Company receive a bonus at the end of the term of the plan. The bonus is calculated as the difference between the RCI share price at the date the employee receives the loan and the lesser of 85% of the closing price at which the shares traded on The Toronto Stock Exchange on the trading day immediately prior to the purchase date or the closing price on a date that is approximately one year subsequent to the original issue date.

      Compensation expense recorded for Company’s portion of RCI’s employee share purchase plan for the years ended December 31, 2000, 2001 and 2002 was $89,000, $396,000 and $1,090,000, respectively, and for the three months ended March 31, 2002 and 2003 was $110,000 and $144,000, respectively.

13.     Cable System Integration and At Home Termination Costs

      The cable system integration and At Home termination costs consisted of the following:

	Years Ended
	December 31,

	2000	2001

Cable system integration costs(a)	$10,612	$16,462
At Home termination costs(b)	—	43,974

	$10,612	$60,436

     (a) Cable System Integration Costs

      During 2000 and 2001, the Company incurred integration costs related to the exchange of cable systems with Shaw (note 3(a)) and the acquisition of RCAI (note 3(b)(i)).

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

     (b) At Home Termination Costs

      In 2001 and prior years, the Company offered its subscribers internet service through an exclusive agreement with At Home Corporation (“At Home”), a U.S. based broadband access provider. In exchange for royalty payments by the Company, At Home provided the Company’s internet subscribers with broadband content, access to the internet and applications, including e-mail service. On September 28, 2001, At Home filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. During 2001, the Company accelerated plans to develop its own internet network as an alternative to the network provided by At Home and to transition all of its internet subscribers to the Company’s own network. As a result, during 2001, the Company incurred incremental operating expenses of $43,974,000, which primarily comprised a U.S. $15,000,000 payment to At Home under a transitional agreement and identifiable incremental customer service and customer communication expenses.

14.     Workforce Reduction

      During 2002, the Company reduced its workforce by 187 employees in the technical service, network operations and engineering departments of the cable services segment. The Company incurred $5,850,000 in costs primarily related to severance and other employee termination benefits. Of this amount, $3,993,000 and $2,214,000 had not been paid at December 31, 2002 and March 31, 2003, respectively. The change in the provision for the year ended December 31, 2002 and for the three months ended March 31, 2003 related to cash payments and the balance will be paid in 2003.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

15.     Income Taxes

      The income tax effects of temporary differences that give rise to significant portions of future income tax assets and liabilities are as follows:

	December 31,
			March 31,
	2001	2002	2003

			(Unaudited)
Future income tax assets:
Non-capital income tax loss carryforwards	$261,713	$211,474	$216,510
Future income tax deductions relating to long-term debt and other transactions denominated in foreign currencies	29,775	29,372	25,158
Future income tax deductions relating to investments	5,476	5,593	5,593
Future income tax deductions relating to accrued liabilities	2,991	4,686	3,779

Total future income tax assets	299,955	251,125	251,040
Less valuation allowance	97,562	41,010	46,105

	202,393	210,115	204,935
Future income tax liabilities:
PP&E and video rental inventory	(148,063)	(153,016)	(148,476)
Goodwill	(39,830)	(39,474)	(39,435)
Financing costs	(7,604)	(2,506)	(2,590)
New service pre-operating costs	(9,747)	(5,119)	(4,434)
Other	(25,451)	(10,000)	(10,000)

Total future income tax liabilities	(230,695)	(210,115)	(204,935)

Net future income tax liability	$(28,302)	$—	$—

      In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences are deductible. Management considers the scheduled reversals of future income tax liabilities, the character of the income tax asset, and the tax planning strategies in place making this assessment. To the extent that management believes that the realization of future income tax assets does not meet the more likely than not realization criterion, a valuation allowance is recorded against the future tax assets.

      During 2002, the Company completed an inter-company transaction with 610 Ltd., a wholly owned subsidiary company of RCI, resulting in the utilization of approximately $413,786,000 of income tax loss carryforwards of the Company (note 6(b)(iii)). For accounting purposes, a valuation allowance previously recorded against certain of these loss carryforwards in the amount of $124,600,000 was no longer required as the Company met the more likely than not criterion of realizing the benefit of these future income

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

assets. As required by GAAP, the valuation allowance for certain of these loss carryforwards was eliminated and recorded as a reduction of income tax expense in the consolidated statements of income.

      Income tax expense (reduction) varies from the amounts that would be computed by applying the statutory income tax rate to the loss before income taxes for the following reasons:

				Three Months Ended
	Years Ended December 31,			March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
Statutory income tax rate	43.6%	42.1%	38.6%	38.6%	36.6%

Income tax reduction on the loss before income taxes	$(20,870)	$(59,526)	$(79,255)	$(14,827)	$(3,702)
Decrease (increase) in income tax reduction resulting from:
Change in the valuation allowance for future income tax assets	3,280	43,831	(56,552)	16,871	5,095
Adjustments to future income tax assets and liabilities for changes in substantively enacted tax rates	9,949	32,416	(170)	(2,373)	387
Non-deductible depreciation and amortization	5,442	10,125	201	50	48
Non-taxable dividend income	(17,170)	(13,574)	(2,103)	(469)	(526)
Non-deductible long-term debt repayment costs	—	—	4,007	—	—
Non-taxable portion of capital loss (gain)	(5,100)	(6,499)	2,150	—	(95)
Other items	(12,817)	(6,773)	(21,180)	748	(1,207)
Large Corporations Tax	4,789	5,314	6,515	2,370	2,379

Income tax expense (reduction)	$(32,497)	$5,314	$(146,387)	$2,370	$2,379

      As at December 31, 2002, the Company has the following non-capital income tax losses available to reduce future periods’ income for income tax purposes:

      Income tax losses expiring in the year ending December 31:

2003	$118,509
2004	216,332
2005	73,482
2006	51,044
2007	26,280
2008	216,459

$702,106

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

16.     Loss Per Share

      The following table sets forth calculation of basic and diluted loss per share:

				Three Months
	Years Ended December 31,			Ended March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
Numerator for basic and diluted loss per share:
Loss for the period	$(15,370)	$(146,705)	$(58,830)	$(40,783)	$(12,488)
Less dividends on preferred shares	(39,380)	(32,228)	(5,447)	(1,243)	(1,436)

	$(54,750)	$(178,933)	$(64,277)	$(42,026)	$(13,924)

Denominator for basic and diluted loss per share:
Weighted average number of Class A common shares and Class B common shares (in thousands)	196,034	218,166	218,166	218,166	218,166

Basic and diluted loss per share	$(0.28)	$(0.82)	$(0.29)	$(0.19)	$(0.06)

      The Company did not have any dilutive securities during any of the periods presented.

17.	Related Party Transactions

      (a) The amount due to (from) RCI and its subsidiaries is comprised of the following:

	December 31,
			March 31,
	2001	2002	2003

			(Unaudited)
RCI	$33,017	$23,288	$8,472
RWCI	105	(28)	(77)
Rogers Media Inc.	645	523	792
Other affiliated companies	1,140	—	—

	$34,907	$23,783	$9,187

      The above amounts reflect short-term inter-company charges for capital and operating expenditures.

      (b) The Company has entered into certain transactions and agreements with RCI and its subsidiaries as follows:

(i) Management fees:

The Company has entered into a management agreement under which RCI agrees to provide supplemental executive, administrative, financial, strategic planning, information technology and various other services to the Company. The Company has agreed to pay RCI a monthly fee equal to 2% of the Company’s consolidated gross revenue.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

Interest is charged by RCI on unpaid management fees at the bank prime rate plus 1% per annum.

(ii) Cost-sharing arrangements:

The Company has entered into agreements with RWCI to share, on a pro rata basis, the cost of certain microwave and fibre optic transmission facilities. In addition, long-term service arrangements exist with RWCI for transmission services on fibre optic facilities owned by the Company.

The Company has entered into an agreement with RWCI whereby RWCI invoices and collects service fees from those customers who receive services from both the Company and RWCI.

The Company and RWCI have also entered into an agreement to cooperate in the offering of RWCI products and services through the Company’s video stores operations.

In addition, the Company leases certain office space from RWCI.

(iii) Other charges:

The Company incurs certain costs from other RCI subsidiary companies and companies accounted for by RCI using the equity method at the exchange amounts agreed to between the parties.

A summary of all significant charges from (to) related parties, which have been accounted for at exchange amounts, is as follows:

				Three Months
	Years Ended December 31,			Ended March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
RCI:
Management fees	$25,949	$28,781	$31,745	$7,588	$8,560
Interest on notes payable	33,901	12,036	4,687	3,409	2,110
Interest related to capital leases	1,079	318	300	75	69
RCIL:
Dividends earned	(39,380)	(32,228)	(5,447)	(1,243)	(1,436)
Dividends paid	39,380	32,228	5,447	1,243	1,436
RWCI:
Wireless services	2,053	2,131	2,214	2,570	2,467
Wireless products and services for resale	—	3,800	10,116	564	396
Transmission facilities purchased	(266)	(442)	(440)	(110)	(110)
Rent expense	3,487	3,552	3,587	871	902
Subscriber activation commissions and customer service	—	(381)	(8,817)	(1,170)	(2,441)

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

				Three Months
	Years Ended December 31,			Ended March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
Rogers Media Inc.:
Access fees	(4,667)	(4,885)	(5,534)	(1,352)	(1,416)
Advertising and production costs	674	2,679	3,000	750	95
Sales commissions	321	349	646	162	274
Programming fees	15,003	16,277	17,303	4,291	4,531
Other:
Programming fees paid to broadcasters, accounted for by the equity method	9,098	13,559	16,949	4,305	4,195

	$86,632	$77,774	$75,756	$21,953	$19,632

      (c) The Company has entered into certain transactions with companies, the partners or senior officers of which are directors of the Company. During the years ended December 31, 2000, 2001 and 2002 and for the three months ended March 31, 2002 and 2003, the total amounts paid by the Company to these related parties aggregated approximately $3,401,000, $3,400,000, $1,860,000, $588,000 and $2,800,000, respectively, and included charges for legal services and commissions on premiums for insurance coverage.

18.	Financial Instruments

     (a) Fair Values

      The Company has determined the fair value of its financial instruments as follows:

(i) Cash and cash equivalents, accounts receivable, amounts receivable from employees under RCI share purchase plans, mortgages and loans receivable, bank advances, accounts payable and accrued liabilities and due to parent and affiliated companies:

The carrying amounts in the consolidated balance sheets approximate fair values because of the short-term nature of these instruments.

(ii) Investments:

The fair values of the investments in affiliated companies approximate their carrying values as the dividend rates on these investments approximate current rates.

The fair value of investments which are publicly traded are determined by the quoted market values for each of the investments (note 6). Management believes that the fair values of other investments is not significantly different from their carrying amounts.

(iii) Long-term debt:

The fair values of each of the Company’s long-term debt instruments are based on the period-end trading values.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

(iv) Notes payable to RCI:

The fair values of the inter-company subordinated demand promissory notes payable to RCI approximate their carrying values due to the demand repayment terms of the notes and the Company’s current borrowing rate being approximately the same as the interest rate on the notes.

(v) Interest exchange agreements:

The fair values of the Company’s interest exchange agreements and cross-currency interest rate exchange agreements are based on values quoted by the counterparties to the agreements.

The estimated fair values of the Company’s long-term debt and related interest exchange agreements as at December 31, 2001 and 2002 and March 31, 2003 are as follows:

	December 31, 2001		December 31, 2002		March 31, 2003

	Carrying	Estimated	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value

					(Unaudited)
Liability (asset):
Long-term debt	$1,814,489	$1,907,715	$2,417,577	$2,387,145	$2,397,910	$2,453,003
Cross-currency interest rate exchange agreements	(197,346)	(204,796)	(64,522)	(109,794)	32,921	(19,074)

	$1,617,143	$1,702,919	$2,353,055	$2,277,351	$2,430,831	$2,433,929

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(b)	Other Disclosures

      (i) The credit risk of the interest exchange agreements and cross-currency interest rate exchange agreements arises from the possibility that the counterparties to the agreements may default on their obligations under the agreements in instances where these agreements have positive fair value to the Company. The Company assesses the creditworthiness of the counterparties in order to minimize the risk of counterparty default under the agreements. All of the portfolio is held by financial institutions with a Standard & Poors rating (or the equivalent) ranging from A+ to AA-.

      (ii) The Company does not require collateral or other security to support the credit risk associated with the interest exchange agreements and cross-currency interest rate exchange agreements due to the Company’s assessment of the creditworthiness of the counterparties.

      (iii) The Company does not have any significant concentrations of credit risk related to any financial asset.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

19.     Commitments

      (a) The future minimum lease payments under operating leases for the rental of premises, distribution facilities, equipment and microwave towers and commitments for other contracts at December 31, 2002 are as follows:

      Year ending December 31:

2003	$70,822
2004	66,502
2005	61,169
2006	54,708
2007	46,868
2008 and thereafter	43,539

$343,608

      Rent expense for the years ended December 31, 2000, 2001 and 2002 amounted to $57,903,000, $64,245,000 and $69,689,000, respectively. Rent expense for the three months ended March 31, 2002 and 2003 amounted $17,199,000 and $17,557,000, respectively.

      (b) Pursuant to Canadian Radio-television and Telecommunications Commission (“CRTC”) regulation, the Company is required to make contributions to the Canadian Television Fund (“CTF”), which is a cable industry fund designed to foster the production of Canadian television programming. Contributions to the CTF are based on a formula, including gross broadcast revenues and the number of subscribers. The Company may elect to spend a portion of the above amount for local television programming and may also elect to contribute a portion to another CRTC-approved independent production fund. The Company estimates that its total contribution for 2003 will amount to approximately $32,000,000.

20.	Contingent Liabilities

      There exist certain claims and potential claims against the Company, none of which are expected to have a material adverse effect on the consolidated financial position of the Company.

21.	Segmented Information

      (a) Operating segments:

      The Company provides cable services through its cable television systems and operates a chain of video stores. All of these operations are in Canada. Accounting policies for these operating segments are the same as those described in the summary of significant accounting policies. Performance of the segments is evaluated based on operating income before management fees, depreciation and amortization and certain other charges.

      The cable services segment includes basic and extended basic services, digital specialty services, which include premium, specialty and pay-per-use services, installation and access fees, subscriber equipment rentals and residential and commercial internet services.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

      The video stores segment includes the sale and rental of videocassettes, DVDs and video games, and the sales of other products and accessories.

      Prior to January 1, 2003, the Company maintained three operating segments; core cable services, internet services and video stores operations. With the migration from At Home to the Company’s own infrastructure in 2002, internet service has become another service that leverages the Company’s cable infrastructure and which, for the most part, shares the same physical infrastructure and sales, marketing and support resources as other cable offerings. This, combined with the Company’s expanded bundling of cable television and internet services, has increasingly led to allocations of bundled revenues and network and operating costs between the core cable and internet operations and a change in the way in which core cable and internet services are evaluated and reported. As a result, commencing January 1, 2003, reporting of the core cable and internet segments has been combined into one segment, being cable services. The segmented information for the years ended December 31, 2000, 2001 and 2002 and for the three months ended March 2002 has been restated to comply with the presentation adopted in 2003.

      Information by operating segment for the years ended December 31, 2000, 2001 and 2002 and for the three months ended March 31, 2002 and 2003, is as follows:

		Video	Corporate
Year Ended	Cable	Stores	Items and	Consolidated
December 31, 2000	Services	Operations	Eliminations	Totals

Revenue	$1,091,822	$203,583	$(4,244)	$1,291,161
Operating, general and administrative expenses	648,536	189,087	(4,244)	833,379

Operating income before the following	$443,286	$14,496	$—	457,782

Management fees				25,949
Cable system integration costs				10,612
Depreciation and amortization				343,082

Operating income				78,139
Interest expense				158,124
Inter-company:
Interest expense				33,901
Dividends				(39,380)
Gain on sale of investments				(30,891)
Other items, net				4,252
Income tax reduction				(32,497)

Loss for the year				$(15,370)

PP&E expenditures	$638,564	$11,785	$—	$650,349

Total assets	$3,476,891	$80,153	$—	$3,557,044

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

		Video	Corporate
Year Ended	Cable	Stores	Items and	Consolidated
December 31, 2001	Services	Operations	Eliminations	Totals

Revenue	$1,209,597	$228,301	$(4,869)	$1,433,029
Operating, general and administrative expenses	711,330	209,763	(4,869)	916,224

Operating income before the following	$498,267	$18,538	$—	516,805

Management fees				28,781
Cable system integration and At Home termination costs				60,436
Depreciation and amortization				433,829

Operating loss				(6,241)
Interest expense				162,590
Inter-company:
Interest expense				12,036
Dividends				(32,228)
Gain on sale of a subsidiary and investments				(34,002)
Write-down of investments				26,000
Other items, net				754
Income tax expense				5,314

Loss for the year				$(146,705)

PP&E expenditures	$733,712	$16,035	$—	$749,747

Goodwill acquired	$216,733	$—	$—	$216,733

Total assets	$3,573,373	$88,349	$—	$3,661,722

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

		Video	Corporate
Year Ended	Cable	Stores	Items and	Consolidated
December 31, 2002	Services	Operations	Eliminations	Totals

Revenue	$1,338,371	$262,995	$(4,965)	$1,596,401
Operating, general and administrative expenses	796,424	241,462	(4,965)	1,032,921

Operating income before the following	$541,947	$21,533	$—	563,480

Management fees				31,745
Workforce reduction				5,850
Depreciation and amortization				484,224

Operating income				41,661
Interest expense				208,645
Inter-company:
Interest expense				4,687
Dividends				(5,447)
Loss on repayment of long-term debt				20,880
Write-down of investments				11,136
Other items, net				6,977
Income tax reduction				(146,387)

Loss for the year				$(58,830)

PP&E expenditures	$642,878	$7,993	$—	$650,871

Total assets	$3,713,318	$93,460	$—	$3,806,778

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

		Video	Corporate
Three Months Ended	Cable	Stores	Items and	Consolidated
March 31, 2002 (Unaudited)	Services	Operations	Eliminations	Totals

Revenue	$319,355	$61,907	$(789)	$380,473
Operating, general and administrative expenses	191,666	58,282	(789)	249,159

Operating income before the following	$127,689	$3,625	$—	131,314

Management fees				7,588
Depreciation and amortization				117,573

Operating income				6,153
Interest expense				39,994
Inter-company:
Interest expense				3,409
Dividends				(1,243)
Write-down of investments				2,000
Other items, net				406
Income tax expense				2,370

Loss for the period				$(40,783)

PP&E expenditures	$133,372	$900	$—	$134,272

Total assets	$3,595,505	$88,273	$—	$3,683,778

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

		Video	Corporate
Three Months Ended	Cable	Stores	Items and	Consolidated
March 31, 2003 (Unaudited)	Services	Operations	Eliminations	Totals

Revenue	$359,231	$69,570	$(794)	$428,007
Operating, general and administrative expenses	205,887	65,626	(794)	270,719

Operating income before the following	$153,344	$3,944	$—	157,288

Management fees				8,560
Depreciation and amortization				119,346

Operating income				29,382
Interest expense				56,426
Inter-company:
Interest expense				2,110
Dividends				(1,436)
Other items, net				(17,609)
Income tax expense				2,379

Loss for the period				$(12,488)

PP&E expenditures	$96,238	$2,032	$—	$98,270

Total assets	$3,685,798	$92,207	$—	$3,778,005

      (b) Product revenue:

      Revenue from external customers is comprised of the following:

				Three Months Ended
	Years Ended December 31,			March 31,

	2000	2001	2002	2002	2003

				(Unaudited)
Core cable services	$980,346	$1,043,069	$1,095,736	$267,941	$283,889
Internet services	111,476	166,528	242,635	51,414	75,342
Video stores	199,339	223,432	259,030	61,118	68,776

	$1,291,161	$1,433,029	$1,596,401	$380,473	$428,007

22.     Guarantees and Indemnities

      The Company has made certain warranties and indemnities with respect to the sale of shares of Rogers American Cablesystems Inc. in 2001. These warranties and indemnifications expire in 2005 and are limited to the total purchase price paid of $29,366,000. To date, there have been no claims under the warranties and indemnities and the Company does not anticipate that any will occur.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

23.     Canadian and United States Accounting Policy Differences

      The consolidated financial statements of the Company have been prepared in accordance with GAAP as applied in Canada. In the following respects, GAAP as applied in the United States differs from that applied in Canada.

      If United States GAAP were employed, the net income (loss) in each year would be adjusted as follows:

	Years Ended December 31,

	2000	2001	2002

Loss for the year based on Canadian GAAP	$(15,370)	$(146,705)	$(58,830)
Year 2000 costs capitalized(a)	2,951	2,893	1,926
Pre-operating costs(b)	(857)	741	9,399
Gain on sale of cable systems(c)	36,696	(7,605)	(4,028)
Capitalized interest(d)	3,824	1,831	5,267
Goodwill amortization(e)	—	(775)	—
Income taxes(g)	(10,086)	40,215	—
Impact of adoption of SFAS 133(h)	—	(34,551)	—
Financial instruments(h)	—	38,170	41,654

Net income (loss) for the year based on United States GAAP	$17,158	$(105,786)	$(4,612)

Basic and diluted loss per share based on United States GAAP	$(0.11)	$(0.63)	$(0.05)

      The cumulative effect of these adjustments on the consolidated shareholders’ equity of the Company is as follows:

	December 31,

	2001	2002

Shareholders’ equity based on Canadian GAAP	$1,090,916	$902,041
Year 2000 costs capitalized(a)	(2,433)	(507)
Pre-operating costs(b)	(25,237)	(15,838)
Gain on sale of cable systems(c)	133,021	128,993
Capitalized interest(d)	5,655	10,922
Acquisition of RCAI(e)	34,673	34,673
Unrealized holding gain on investments(f)	1,692	1,877
Income taxes(g)	—	—
Financial instruments(h)	3,619	45,273

Shareholders’ equity based on United States GAAP	$1,241,906	$1,107,434

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

      The areas of material difference between Canadian and United States GAAP and their impact on the consolidated financial statements of the Company are described below:

(a) Year 2000 Costs Capitalized

      Under Canadian GAAP, the Company capitalized certain costs incurred to modify its computer systems to ensure these systems continue to operate beyond the year 2000. Under United States GAAP, these costs were expensed as incurred. As a result, under United States GAAP, depreciation expense in subsequent periods is reduced due to the Company expensing the Year 2000 costs under United States GAAP.

(b) Pre-Operating Costs

      Under Canadian GAAP, the Company defers the incremental costs relating to the development and pre-operating phases of new businesses and amortizes these costs on a straight-line basis over periods up to five years. Under United States GAAP, these costs are expensed as incurred.

(c) Gain on Sale of Cable Systems

      Under Canadian GAAP, the cash proceeds on the non-monetary exchange of the cable assets in 2000 were recorded as a reduction in the carrying value of property, plant and equipment. Under United States GAAP, a portion of the cash proceeds received must be recognized as a gain in the consolidated statements of income on an after-tax basis. The gain amounted to $40,274,000 before income taxes.

      Under Canadian GAAP, the after-tax gain arising on the sale of certain of the Company’s cable systems in prior years was recorded as a reduction of the carrying value of goodwill acquired in a contemporaneous acquisition of certain cable systems. Under United States GAAP, the Company included the gain on sale of the cable systems in income, net of related deferred income taxes.

      As a result of these transactions, amortization expense under United States GAAP is increased in subsequent years.

(d) Capitalized Interest

      United States GAAP requires capitalization of interest costs as part of the historical cost of acquiring certain qualifying assets that require a period of time to prepare for their intended use. This is not required under Canadian GAAP.

(e) Acquisition of RCAI

      United States GAAP requires that shares issued in connection with a purchase business combination be valued based on the market price at the announcement date of the acquisition. Canadian GAAP required that shares issued in connection with a purchase business combination be valued based on the market price at the consummation date of the acquisition. Accordingly, the seventh preferred shares issued in respect of the acquisition of RCAI are recorded at $35,448,000 more under United States GAAP than under Canadian GAAP. This resulted in an increase to goodwill in this amount, with a corresponding increase in the value of seventh preferred shares in the amount of $35,448,000. Further, goodwill amortization under United States GAAP in 2001 was increased by $775,000.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

(f) Unrealized Holding Gain on Investments

      United States GAAP requires that certain investments in equity securities that have a readily determinable fair value be recorded in the consolidated balance sheets at their fair value. The unrealized holding gains and losses from these investments, which are considered to be “available-for-sale securities” under United States GAAP, are included as a separate component of shareholders’ equity and comprehensive income, net of related future income taxes.

      As at December 31, 2001 and 2002, this amount represents the Company’s accumulated other comprehensive income.

(g) Income Taxes

      Included in the caption “income taxes” is the tax effect of various adjustments where appropriate and the impact of substantively enacted rate changes that would not have been recorded under United States GAAP until enacted. Under Canadian GAAP, future income tax assets and liabilities are remeasured for substantively enacted rate changes, whereas under United States GAAP, future income tax assets and liabilities are only remeasured for enacted tax rates.

(h) Financial Instruments

      Under Canadian GAAP, the Company accounts for its cross-currency interest rate exchange agreements and interest exchange agreements as hedges of specific debt instruments. Under United States GAAP, these instruments are not accounted for as hedges as a result of adopting the new pronouncement entitled “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), effective January 1, 2001. As a result, the Company has recorded the net excess of the fair values of the cross-currency interest rate exchange agreements and interest exchange agreements over the carrying values of these instruments as at December 31, 2000, being $25,144,000, as a cumulative transition adjustment to net income under United States GAAP. The Company has also recorded a cumulative transition adjustment to write off the net balance of the deferred foreign exchange as at December 31, 2000, being $9,407,000, that arose upon redesignation of certain of the Company’s cross-currency interest rate exchange agreements. Therefore, the net cumulative transition adjustment under SFAS 133 to the loss for the year ended December 31, 2001 under United States GAAP was a charge to the net loss of $34,551,000.

      Therefore, for the years ended December 31, 2001 and 2002 under United States GAAP, the Company has recorded the change in the fair values of the cross-currency interest rate exchange agreements since January 1, 2001 and the change in long-term debt due to changes in foreign currency as discussed above.

(i) Operating Income Before Undernoted

      United States GAAP requires that workforce reduction, cable system integration and At Home termination costs and depreciation and amortization be included in the determination of operating income and does not permit the disclosure of subtotals of the amounts of operating income before these items. Canadian GAAP permits the subtotals of the amounts of operating income before these items.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

(j) Statements of Cash Flows

      (i) Canadian GAAP permits the disclosure of a subtotal of the amount of funds provided by operations before changes in non-cash working capital items in the consolidated statements of cash flows. United States GAAP does not permit this subtotal to be included.

      (ii) Canadian GAAP permits bank advances to be included in the determination of cash and cash equivalents in the consolidated statements of cash flows. United States GAAP requires that bank advances be reported as financing cash flows. As a result, under United States GAAP, the increase in bank advances of $7,224,000 in 2000, the decrease in bank advances of $6,453,000 in 2001 and the decrease in bank advances of $8,427,000 in 2002, reflected in the consolidated statements of cash flows would be reported as a source (use) of cash in 2000, 2001 and 2002, under the heading “Financing activities” in the cash flow statements.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

(k) Statement of Changes in Shareholders’ Equity

      United States GAAP requires the inclusion of a consolidated statement of changes in shareholders’ equity for each statement of income period presented as follows:

			Accumulated
			Other
	Capital	Contributed	Comprehensive
	Stock	Surplus	Income	Deficit	Total

Balance, December 31, 1999	2,287,887	$9,987	$—	$(1,355,212)	$942,662
Net income	—	—	—	17,158	17,158
Capital contribution by RCI	9,233	—	—	—	9,233
Issuance of Class B common shares	632,100	—	—	—	632,100
Issuance of fourth preferred shares	1	—	—	—	1
Unrealized gains on securities	—	—	6,326	—	6,326
Dividends on preferred and common shares	—	—	—	(39,380)	(39,380)
Distributions to RCI on sale of investment in Cancom	—	—	—	(18,637)	(18,637)

Balance, December 31, 2000	2,929,221	9,987	6,326	(1,396,071)	1,549,463
Loss for the year	—	—	—	(105,786)	(105,786)
Redemption of first preferred shares	(363,000)	—	—	—	(363,000)
Issuance of seventh preferred shares	198,091	—	—	—	198,091
Dividends on preferred shares	—	—	—	(32,228)	(32,228)
Unrealized loss on securities	—	—	(4,634)	—	(4,634)

Balance, December 31, 2001	2,764,312	9,987	1,692	(1,534,085)	1,241,906
Loss for the year	—	—	—	(4,612)	(4,612)
Issuance of Class B common shares	57,602	—	—	—	57,602
Dividends on preferred shares	—	—	—	(5,447)	(5,447)
Dividends on common shares	—	—	—	(57,600)	(57,600)
Distribution to 610829 British Columbia Ltd.	—	—	—	(124,600)	(124,600)
Unrealized gains on securities	—	—	185	—	185

Balance, December 31, 2002	2,821,914	$9,987	$1,877	$(1,726,344)	$1,107,434

(l) Statement of Comprehensive Income

      United States GAAP requires disclosure of a statement of comprehensive income. Comprehensive income generally encompasses all changes in shareholders’ equity, except those arising from transactions with shareholders.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

	Years Ended December 31,

	2000	2001	2002

Net income (loss) for the year based on United States GAAP	$17,158	$(105,786)	$(4,612)
Other comprehensive income (loss):
Unrealized gains (losses) on securities	6,326	(4,634)	185

Comprehensive loss based on United States GAAP	$23,484	$(110,420)	$(4,427)

(m) Other Disclosures

      United States GAAP requires the Company to disclose accrued liabilities, which is not required under Canadian GAAP. Accrued liabilities included in accounts payable and accrued liabilities as at December 31, 2001 and 2002 were $275,077,000 and $218,153,000, respectively. At December 31, 2001 and 2002, there were no accrued liabilities that individually exceeded 5% of current liabilities.

      Effective January 1, 2002, the Company adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 145, which rescinded SFAS No. 4. Accordingly, gains and losses from the extinguishment of debt are no longer classified as extraordinary items under United States GAAP.

(n) Stock-based Compensation Disclosures

      The Company measures compensation expense relating to employee stock option plans for United States GAAP purposes using the intrinsic value method specified by APB Opinion No. 25, which in the Company’s circumstances would not be materially different from compensation expense as determined under Canadian GAAP.

      For options granted by RCI to the Company’s employees, had the Company determined compensation costs based on the fair values at grant dates of the stock options granted by RCI consistent with the method prescribed under SFAS No. 123, the Company’s loss for the year and loss per share would have been reported as the pro forma amounts indicated below:

	Years Ended December 31,

	2000	2001	2002

Net income (loss) for the year in accordance with United States GAAP, as reported	$17,158	$(105,786)	$(4,612)
Stock-based compensation expense	(7,889)	(11,696)	(14,590)

Pro forma loss for the year	$9,269	$(117,482)	$(19,202)

Basic and diluted loss per share, as reported	$(0.11)	$(0.64)	$(0.05)
Effect of stock-based compensation expense	(0.04)	(0.05)	(0.07)

Pro forma basic and diluted loss per share	$(0.15)	$(0.69)	$(0.12)

See note 12(d) for further details of stock-based compensation.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

(o) Recent United States Accounting Pronouncements

      In June 2001, the U.S. Financial Accounting Standards Board issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company is required and plans to adopt the provisions of SFAS 143 for the year ending December 31, 2003. To accomplish this, the Company must identify all legal obligations for asset retirement obligations, if any, and determine the fair value of these obligations on the date of adoption. The determination of fair value is complex and will require the Company to gather market information and develop cash flow models. Additionally, the Company will be required to develop processes to track and monitor these obligations. Because of the effort necessary to comply with the adoption of SFAS 143, it is not practicable for management to estimate the impact of adopting this Statement at the date of this report.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which is effective for exit or disposal activities that are initiated after December 31, 2002. SFAS 146 requires that a liability be recognized for exit or disposal costs only when the liability is incurred, as defined in the FASB’s conceptual framework rather than when a company commits to an exit plan, and that the liability be initially measured at fair value. The Company expects the adoption of this standard will affect the timing of recognizing liabilities, and the amount recognized, in respect of future exit activities, if any.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of certain guarantees; that is, it requires the recognition of a liability for the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The Company is currently estimating the impact of adopting the recognition requirements of FIN 45.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). Its consolidation provisions are applicable for all newly created entities created after January 31, 2003, and is applicable to existing variable interest entities as of the beginning of the Company’s third quarter beginning July 1, 2003. With respect to entities that do not qualify to be assessed for consolidation based on voting interests, FIN 46 generally requires a company that has a variable interest(s) that will absorb a majority of the variable interest entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both to consolidate that variable interest entity. For periods prior to FIN 46’s effective date, certain disclosures will be required if it is

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Tabular amounts in thousands of Canadian dollars, except per share amounts)

Years ended December 31, 2000, 2001 and 2002

(Information as at March 31, 2003 and for the three months ended
March 31, 2002 and 2003 is unaudited)

reasonably possible that the company will have a significant variable interest in or be the primary beneficiary of a variable interest entity when FIN 46 guidance is effective. The Company is currently estimating the impact of adopting the requirements of FIN 46.

      In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus regarding EITF Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate units of accounting but also how the arrangement’s consideration should be allocated among separate units. The pronouncement is effective for the Company commencing with its 2003 fiscal year. The Company is currently estimating the impact of adopting EITF 00-21.

      (p) Reconciliation of United States GAAP for the three months ended March 31, 2003 (unaudited):

      The interim financial statements of the Company as at March 31, 2003 and for the three month periods ended March 31, 2002 and 2003 have been prepared in accordance with Canadian GAAP which differs from United States GAAP in some respects. For further information on material differences between Canadian and United States GAAP affecting the financial statements as at March 31, 2003 and for the three month periods ended March 31, 2002 and 2003, refer to the differences described in note 23 (a) to (n) above. Note 23(o) describes certain recently issued accounting pronouncements that were not effective for the year ended December 31, 2002 but would have been effective for the three month period ended March 31, 2003 had the Company prepared its interim consolidated financial statements in accordance with United States GAAP. The Company is evaluating the impact of adopting the recently issued United States accounting pronouncements and has not yet quantified the effect.

24.     Subsequent Events

      (a) In May 2003, RCI directed the Company to distribute $72 million in 2003 as a return on capital.

      (b) On June 19, 2003, the Company completed an offering of U.S.$350,000,000 aggregate principal amount of Senior Secured Second Priority Notes, due 2013. The Company intends to use approximately U.S. $74,808,000 of the net proceeds to retire certain of its existing Senior Secured Second Priority Debentures. The Company intends to use the balance of the net proceeds to repay its bank debt and inter-company subordinated debt owing to RCI and for general corporate purposes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Under the Business Corporations Act (Ontario), the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Registrant, provided that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

      In accordance with the Business Corporations Act (Ontario), the By-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request, as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal or administrative proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful.

      A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers of the Registrant for losses as a result of claims based upon their acts or omissions as directors and officers, including liabilities arising under the Securities Act of 1933, and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Business Corporations Act (Ontario).

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.     Exhibits and Financial Statement Schedules

Exhibit
Number		Description

†3.1	—	Certificate and Articles of Amalgamation of Rogers Cable Inc. and Certificates and Articles of Amendment thereof
*3.2	—	By-laws of Rogers Cable Inc.
4.1	—	Indenture dated as of June 19, 2003, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, as Trustee, relating to the 6.250% Senior (Secured) Second Priority Notes due 2013
4.2	—	Form of 6.250% Senior (Secured) Second Priority Note due 2013 (included in Exhibit 4.1)

Exhibit
Number		Description

4.3	—	Registration Rights Agreement dated as of June 19, 2003, among Rogers Cable Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, RBC Dominion Securities Corporation, Scotia Capital (USA) Inc., TD Securities (USA) Inc., CIBC World Markets Corp., BMO Nesbitt Burns Corp. and SG Cowen Securities Corporation, relating to the 6.250% Senior (Secured) Second Priority Notes due 2013
4.4	—	Pledge Agreement dated as of June 19, 2003, between Rogers Cable Inc. and JPMorgan Chase Bank, as Trustee, relating to the 6.250% Senior (Secured) Second Priority Notes due 2013
4.5	—	Subordination Agreement dated as of June 19, 2003, among Rogers Cable Inc., Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cablesystems Georgian Bay Limited, Rogers Cable Atlantic and JPMorgan Chase Bank, as Trustee under the Subordinated Debt Indenture (as defined therein), as Trustee under the Note Indenture (as defined therein) and as Trustee under the Debenture Indenture (as defined therein)
**4.6	—	Restated Deed of Trust and Mortgage dated as of January 31, 1995 (the “Deed of Trust”), between Rogers Cablesystems Limited (now Rogers Cable Inc.) and National Trust Company
4.7	—	United States Dollar Bond issued under the Deed of Trust relating to the 6.250% Senior (Secured) Second Priority Notes due 2013
4.8	—	Amended and Restated Inter-Creditor Agreement dated as of August 1, 1992, among Rogers Cablesystems Limited (now Rogers Cable Inc.) and the holders of Senior Secured Bonds (as defined in The Deed of Trust) and certain other lenders named therein (the “Inter-Creditor Agreement”) (included as Exhibit C to Exhibit 10.8)
4.9	—	Counterparty Agreement dated as of June 19, 2003, to the Inter-Creditor Agreement, entered into by JPMorgan Chase Bank, as Trustee under the Indenture relating to the 6.250% Senior (Secured) Second Priority Notes due 2013
5.1	—	Opinion of Torys LLP
5.2	—	Opinion of Cravath, Swaine & Moore LLP
*10.1	—	Second Amended and Restated Loan Agreement, dated as of January 31, 2002, among Rogers Cable Inc., as Borrower, The Toronto-Dominion Bank, as Administration Agent, and the lenders named therein
***10.2	—	Indenture, dated as of January 15, 1994, among Rogers Cablesystems Limited (now Rogers Cable Inc.), as Issuer, Rogers Cable T.V. Limited (now Rogers Cable Inc.) and Rogers Ottawa Limited/ Limitée, as Guarantors, and Chemical Bank, as Trustee, relating to the issuance of Rogers Cable Inc.’s 9.65% Senior Secured Second Priority Debentures due 2014
**10.3	—	Indenture, dated as of March 20, 1995, among Rogers Cablesystems Limited (now Rogers Cable Inc.), as Issuer, Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cablesystems Georgian Bay Limited, Rogers Cablesystems North Bay Limited, Rogers Cablesystems Huntsville Limited and Rogers Canguard Inc., as Guarantors, and Chemical Bank, as Trustee, relating to the issuance of Rogers Cable Inc.’s 10% Senior Secured Second Priority Notes due 2005
****10.4	—	Indenture, dated as of November 30, 1995, among Rogers Cablesystems Limited (now Rogers Cable Inc.), as Issuer, Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cablesystems Georgian Bay Limited, Rogers Cablesystems North Bay Limited, Rogers Cablesystems Huntsville Limited and Rogers Canguard Inc., as Guarantors, and Chemical Bank, as Trustee, relating to the issuance of Rogers Cable Inc.’s 10% Senior Secured Second Priority Debentures due 2007

Exhibit
Number		Description

****10.5	—	Indenture, dated as of November 30, 1995, among Rogers Cablesystems Limited (now Rogers Cable Inc.), as Issuer, Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cablesystems Georgian Bay Limited, Rogers Cablesystems North Bay Limited, Rogers Cablesystems Huntsville Limited and Rogers Canguard Inc., as Guarantors, and Chemical Bank, as Trustee, relating to the issuance of Rogers Cable Inc.’s 11% Senior Subordinated Guaranteed Debentures due 2015
*10.6	—	Indenture, dated as of February 5, 2002 between Rogers Cable Inc., as Issuer, and CIBC Mellon Trust Company, as Trustee, relating to the issuance of Rogers Cable Inc.’s 7.60% Senior (Secured) Second Priority Notes due 2007
*10.7	—	Indenture dated as of April 30, 2002, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, as Trustee, relating to the 7.875% Senior (Secured) Second Priority Notes due 2012
*10.8	—	Indenture dated as of April 30, 2002, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, as Trustee, relating to the 8.750% Senior (Secured) Second Priority Debentures due 2032
*****10.9	—	Amended and Restated Management Agreement dated as of January 1, 1988, between Rogers Canada Inc. (formerly Canadian Cablesystems Limited) and Rogers Communications Inc., Assignment thereof by Rogers Canada Inc. to Rogers Cablesystems Limited (now Rogers Cable Inc.), dated as of April 30, 1990, and Memorandum of Agreement dated as of July 16, 1991 between Rogers Cablesystems Limited (now Rogers Cable Inc.) and Rogers Communications Inc.
12.1	—	Computation of Deficiency of Earnings to Fixed Charges (under Canadian GAAP and U.S. GAAP)
12.2	—	Computation of Pro Forma Deficiency of Earnings to Fixed Charges (under Canadian GAAP and U.S. GAAP)
12.3	—	Computation of Financial Ratios (under Canadian GAAP)
12.4	—	Schedule of Valuation and Qualifying Accounts
21.1	—	Subsidiaries of Rogers Cable Inc.
23.1	—	Consent of Torys LLP (included in Exhibit 5.1)
23.2	—	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.2)
23.3	—	Report and Consent of KPMG LLP, Independent Chartered Accountants
24.1	—	Power of Attorney (included on signature pages of this Registration Statement)
25.1	—	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, as Trustee, relating to the 6.250% Senior (Secured) Second Priority Notes due 2013, on Form T-1
99.1	—	Form of Letter of Transmittal
99.2	—	Form of Notice of Guaranteed Delivery
99.3	—	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4	—	Form of Letter to Clients

†	To be filed by subsequent amendment.

*	Filed as an exhibit to Registration Statement No. 33-87972 and incorporated herein by reference thereto

**	Filed as an exhibit to Registration Statement No. 33-90714 and incorporated herein by reference thereto

***	Filed as an exhibit to Registration Statement No. 33-73092 and incorporated herein by reference thereto

****	Filed as an exhibit to Registration Statement No. 33-98044 and incorporated herein by reference thereto

*****	Filed as an exhibit to Registration Statement No. 33-48588 and incorporated herein by reference thereto

Item 22.     Undertakings

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests.

      (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on June 20, 2003.

ROGERS CABLE INC.
(Registrant)

By:	/s/ M. LORRAINE DALY

M. LORRAINE DALY
Vice-President, Treasurer

By:	/s/ ALAN D. HORN

ALAN D. HORN
Vice-President

      Each person whose individual signature appears below hereby appoints Edward S. Rogers, O.C., H. Garfield Emerson, Q.C., M. Lorraine Daly, Alan D. Horn and David P. Miller, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date Signed

Edward S. Rogers, O.C.	Director and Chairman	June , 2003

/s/ H. GARFIELD EMERSON, Q.C. H. Garfield Emerson, Q.C.	Director and Vice-Chairman	June 20, 2003

/s/ EDWARD ROGERS Edward Rogers	Director, President and Chief Executive Officer (principal executive officer)	June 20, 2003

/s/ DONALD W. HUFF Donald W. Huff	Senior Vice President, Finance (principal financial officer and principal accounting officer)	June 20, 2003

/s/ ALBERT GNAT, Q.C. Albert Gnat, Q.C.	Director	June 20, 2003

/s/ ROBERT W. KORTHALS Robert W. Korthals	Director	June 20, 2003

/s/ JOHN A. MACDONALD John A. MacDonald	Director	June 20, 2003

Stephen D. McDonald	Director	June , 2003

/s/ HEATHER M. REISMAN Heather M. Reisman	Director	June 20, 2003

/s/ MELINDA M. ROGERS Melinda M. Rogers	Director	June 20, 2003

/s/ WILLIAM T. SCHLEYER William T. Schleyer	Director	June 20, 2003

Signature	Title	Date Signed

/s/ J. CHRISTOPHER C. WANSBROUGH J. Christopher C. Wansbrough	Director	June 20, 2003

/s/ COLIN D. WATSON Colin D. Watson	Director	June 20, 2003

Daniel E. Williams, Q.C	Director	June , 2003

AUTHORIZED REPRESENTATIVE

IN THE UNITED STATES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Rogers Cable Inc. and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Delaware, on this 20th day of June, 2003.

PUGLISI & ASSOCIATES,

By:	/s/ DONALD J. PUGLISI

Donald J. Puglisi
Managing Director

EXHIBIT INDEX

Exhibit
Number		Description

†3.1	—	Certificate and Articles of Amalgamation of Rogers Cable Inc. and Certificates and Articles of Amendment thereof
*3.2	—	By-laws of Rogers Cable Inc.
4.1	—	Indenture dated as of June 19, 2003, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, as Trustee, relating to the 6.250% Senior (Secured) Second Priority Notes due 2013
4.2	—	Form of 6.250% Senior (Secured) Second Priority Note due 2013 (included in Exhibit 4.1)
4.3	—	Registration Rights Agreement dated as of June 19, 2003, among Rogers Cable Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, RBC Dominion Securities Corporation, Scotia Capital (USA) Inc., TD Securities (USA) Inc., CIBC World Markets Corp., BMO Nesbitt Burns Corp. and SG Cowen Securities Corporation, relating to the 6.250% Senior (Secured) Second Priority Notes due 2013
4.4	—	Pledge Agreement dated as of June 19, 2003, between Rogers Cable Inc. and JPMorgan Chase Bank, as Trustee, relating to the 6.250% Senior (Secured) Second Priority Notes due 2013
4.5	—	Subordination Agreement dated as of June 19, 2003, among Rogers Cable Inc., Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cablesystems Georgian Bay Limited, Rogers Cable Atlantic and JPMorgan Chase Bank, as Trustee under the Subordinated Debt Indenture (as defined therein), as Trustee under the Note Indenture (as defined therein) and as Trustee under the Debenture Indenture (as defined therein)
**4.6	—	Restated Deed of Trust and Mortgage dated as of January 31, 1995 (the “Deed of Trust”), between Rogers Cablesystems Limited (now Rogers Cable Inc.) and National Trust Company
4.7	—	United States Dollar Bond issued under the Deed of Trust relating to the 6.250% Senior (Secured) Second Priority Notes due 2013
4.8	—	Amended and Restated Inter-Creditor Agreement dated as of August 1, 1992, among Rogers Cablesystems Limited (now Rogers Cable Inc.) and the holders of Senior Secured Bonds (as defined in The Deed of Trust) and certain other lenders named therein (the “Inter-Creditor Agreement”) (included as Exhibit C to Exhibit 10.8)
4.9	—	Counterparty Agreement dated as of June 19, 2003, to the Inter-Creditor Agreement, entered into by JPMorgan Chase Bank, as Trustee under the Indenture relating to the 6.250% Senior (Secured) Second Priority Notes due 2013
5.1	—	Opinion of Torys LLP
5.2	—	Opinion of Cravath, Swaine & Moore LLP
*10.1	—	Second Amended and Restated Loan Agreement, dated as of January 31, 2002, among Rogers Cable Inc., as Borrower, The Toronto-Dominion Bank, as Administration Agent, and the lenders named therein
***10.2	—	Indenture, dated as of January 15, 1994, among Rogers Cablesystems Limited (now Rogers Cable Inc.), as Issuer, Rogers Cable T.V. Limited (now Rogers Cable Inc.) and Rogers Ottawa Limited/ Limitée, as Guarantors, and Chemical Bank, as Trustee, relating to the issuance of Rogers Cable Inc.’s 9.65% Senior Secured Second Priority Debentures due 2014

Exhibit
Number		Description

**10.3	—	Indenture, dated as of March 20, 1995, among Rogers Cablesystems Limited (now Rogers Cable Inc.), as Issuer, Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cablesystems Georgian Bay Limited, Rogers Cablesystems North Bay Limited, Rogers Cablesystems Huntsville Limited and Rogers Canguard Inc., as Guarantors, and Chemical Bank, as Trustee, relating to the issuance of Rogers Cable Inc.’s 10% Senior Secured Second Priority Notes due 2005
****10.4	—	Indenture, dated as of November 30, 1995, among Rogers Cablesystems Limited (now Rogers Cable Inc.), as Issuer, Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cablesystems Georgian Bay Limited, Rogers Cablesystems North Bay Limited, Rogers Cablesystems Huntsville Limited and Rogers Canguard Inc., as Guarantors, and Chemical Bank, as Trustee, relating to the issuance of Rogers Cable Inc.’s 10% Senior Secured Second Priority Debentures due 2007
****10.5	—	Indenture, dated as of November 30, 1995, among Rogers Cablesystems Limited (now Rogers Cable Inc.), as Issuer, Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cablesystems Georgian Bay Limited, Rogers Cablesystems North Bay Limited, Rogers Cablesystems Huntsville Limited and Rogers Canguard Inc., as Guarantors, and Chemical Bank, as Trustee, relating to the issuance of Rogers Cable Inc.’s 11% Senior Subordinated Guaranteed Debentures due 2015
*10.6	—	Indenture, dated as of February 5, 2002 between Rogers Cable Inc., as Issuer, and CIBC Mellon Trust Company, as Trustee, relating to the issuance of Rogers Cable Inc.’s 7.60% Senior (Secured) Second Priority Notes due 2007
*10.7	—	Indenture dated as of April 30, 2002, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, as Trustee, relating to the 7.875% Senior (Secured) Second Priority Notes due 2012
*10.8	—	Indenture dated as of April 30, 2002, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, as Trustee, relating to the 8.750% Senior (Secured) Second Priority Debentures due 2032
*****10.9	—	Amended and Restated Management Agreement dated as of January 1, 1988, between Rogers Canada Inc. (formerly Canadian Cablesystems Limited) and Rogers Communications Inc., Assignment thereof by Rogers Canada Inc. to Rogers Cablesystems Limited (now Rogers Cable Inc.), dated as of April 30, 1990, and Memorandum of Agreement dated as of July 16, 1991 between Rogers Cablesystems Limited (now Rogers Cable Inc.) and Rogers Communications Inc.
12.1	—	Computation of Deficiency of Earnings to Fixed Charges (under Canadian GAAP and U.S. GAAP)
12.2	—	Computation of Pro Forma Deficiency of Earnings to Fixed Charges (under Canadian GAAP and U.S. GAAP)
12.3	—	Computation of Financial Ratios (under Canadian GAAP)
12.4	—	Schedule of Valuation and Qualifying Accounts
21.1	—	Subsidiaries of Rogers Cable Inc.
23.1	—	Consent of Torys LLP (included in Exhibit 5.1)
23.2	—	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.2)
23.3	—	Report and Consent of KPMG LLP, Independent Chartered Accountants
24.1	—	Power of Attorney (included on signature pages of this Registration Statement)
25.1	—	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, as Trustee, relating to the 6.250% Senior (Secured) Second Priority Notes due 2013, on Form T-1
99.1	—	Form of Letter of Transmittal

Exhibit
Number		Description

99.2	—	Form of Notice of Guaranteed Delivery
99.3	—	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4	—	Form of Letter to Clients

†	To be filed by subsequent amendment.

*	Filed as an exhibit to Registration Statement No. 33-87972 and incorporated herein by reference thereto

**	Filed as an exhibit to Registration Statement No. 33-90714 and incorporated herein by reference thereto

***	Filed as an exhibit to Registration Statement No. 33-73092 and incorporated herein by reference thereto

****	Filed as an exhibit to Registration Statement No. 33-98044 and incorporated herein by reference thereto

*****	Filed as an exhibit to Registration Statement No. 33-48588 and incorporated herein by reference thereto